 Exhibit 1.1
No securities tendered to the Offer (as defined herein) will be taken up until (a) more than 50% of the outstanding securities of the class sought (excluding those securities beneficially owned, or over which control or direction is exercised, by the Offeror (as defined herein) or any person acting jointly or in concert with the Offeror) have been tendered to the Offer, (b) the minimum deposit period under the applicable securities laws has elapsed, and (c) any and all other conditions of the Offer have been complied with or waived, as applicable. If these criteria are met, the Offeror will take up securities deposited under the Offer in accordance with applicable securities laws and extend the Offer for an additional minimum period of 10 U.S. Business Days (as defined herein) to allow for further deposits of securities.
The information in this Offer to Purchase and Circular (as defined herein) may change. A registration statement relating to these securities has been filed with the SEC (as defined herein). The Offeror may not complete the Offer and issue the securities issuable hereunder until the registration statement filed with the SEC is effective. This document does not constitute an offer or a solicitation to any person in any state in which such offer or solicitation would be unlawful prior to registration or qualification under the securities laws of any such state. Company Shareholders (as defined herein) in the United States should read the “Notice to Shareholders in the United States” beginning on page ix of this Offer to Purchase and Circular.
This document is important and requires your immediate attention. If you are in doubt as to how to deal with it, you should consult your investment advisor, broker, bank manager, trust company manager, accountant, lawyer or other professional advisor. See “Questions and Answers about the Offer” in this Offer to Purchase and Circular.
If you have any questions, please contact Carson Proxy Advisors, the Information Agent (as defined herein) in connection to the Offer, by North American toll free phone at 1-800-530-5189, local and text: 416-751-2066 or by email at info@carsonproxy.com.
The Offer has not been approved or disapproved by any securities regulatory authority, nor has any securities regulatory authority in any manner expressed an opinion or passed judgment upon the fairness or merits of the Offer, the securities offered pursuant to the Offer or the adequacy of the information contained in this document. Any representation to the contrary is an offence. Information has been incorporated by reference in this document from documents filed with securities commissions or similar authorities in Canada. Copies of the documents of Curaleaf Holdings, Inc. incorporated herein by reference may be obtained on request without charge from the Chief Financial Officer of Curaleaf Holdings, Inc. at 250 Harbor Drive, Third Floor, Stamford, CT 06902, Telephone: 781-451-0150, and are also available electronically at www.sedarplus.ca and www.sec.gov.
This document does not constitute an offer or a solicitation to any person in any jurisdiction in which such offer or solicitation is unlawful. The Offer is not being made to, nor will deposits be accepted from or on behalf of, Company Shareholders (as defined herein) in any jurisdiction in which the making or acceptance of the Offer would not be in compliance with the Laws (as defined herein) of such jurisdiction. However, the Offeror may, in its sole discretion, take such action as it may deem necessary to extend the Offer to Company Shareholders in any such jurisdiction.
August 18, 2026
OFFER TO PURCHASE
ALL OF THE OUTSTANDING COMMON SHARES OF
AURORA CANNABIS INC.
by
CURALEAF HOLDINGS, INC.
for consideration per common share of US$0.75 in cash and 0.3463 of a subordinate voting share of
Curaleaf Holdings, Inc., subject to adjustment as provided herein
Curaleaf Holdings, Inc. (“Curaleaf” or the “Offeror”) hereby offers to purchase (the “Offer”), on the terms and subject to the conditions of the Offer, all of the issued and outstanding common shares (the “Common Shares”) in the capital of Aurora Cannabis Inc. (“Aurora” or the “Company”), together with the associated rights to purchase Common Shares (the “SRP Rights”) issued and outstanding under the Shareholder Rights Plan (as defined herein), including any Common Shares that may become issued and outstanding after the date of the Offer but prior to the Expiry Time (as defined herein). The Offeror has structured the Offer to meet the requirements of a “Permitted Bid” under the Shareholder Rights Plan.
The Offer is made only for Common Shares and the accompanying SRP Rights and is not made for any Convertible Securities (as defined herein).
The Offer is open for acceptance until 5:00 p.m. (Mountain Time) on December 1, 2026 (the “Expiry Time”), unless the Offer is extended, accelerated or withdrawn by the Offeror in accordance with its terms.
All references to “$” in this Offer to Purchase and Circular mean Canadian dollars and all references to “US$” in this Offer to Purchase and Circular mean United States dollars, except where otherwise indicated.
All cash payments under the Offer will be made in United States dollars.
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The Consideration
Upon acceptance of the Offer, each holder of Common Shares (each, a “Company Shareholder” and, collectively, the “Company Shareholders”) whose Common Shares are taken up by the Offeror will be entitled to receive, for each Common Share, US$0.75 in cash (the “Cash Consideration”) and 0.3463 (the “Base Exchange Ratio”) of a subordinate voting share in the capital of the Offeror (each whole share, an “Offeror Share”), subject to a maximum value per Common Share of US$5.00 (the “Cap Price”). If, on the earlier of the Expiry Time and the date on which all conditions of the Offer have been satisfied or waived by the Offeror, the 20-day volume weighted average price (“VWAP”) of the Offeror Shares (“Calculation Date VWAP”) traded on the Toronto Stock Exchange (“TSX”) is greater than $17.05 (assuming an exchange rate for U.S. dollars of $1.00 = US$0.7200) per Offeror Share (“Cap VWAP Price”), the number of Offeror Shares that a Company Shareholder will receive for each Common Share will be calculated by dividing the Cap Price of US$5.00 (less the Cash Consideration of US$0.75) by the Calculation Date VWAP (the “Cap Exchange Ratio”). The number of Offeror Shares to be issued in consideration for the Common Shares, whether as a result of the application of the Base Exchange Ratio or the Cap Exchange Ratio, is referred to herein as the “Share Consideration” and, together with the Cash Consideration, the “Consideration”. The following table provides an analysis of the changes in price of Offeror Shares on the Consideration.
Calculation Date VWAP (Price of Offeror Shares in $)	Calculation Date VWAP (Price of Offeror Shares in US$)	Number of Offeror Shares Issued per Common Share	Share Consideration (US$)	Cash Consideration (US$)	Total Consideration per Common Share (US$)
$13.75	$9.90	0.34630000	$3.43	$0.75	$4.18
$14.50	$10.44	0.34630000	$3.62	$0.75	$4.37
$15.25	$10.98	0.34630000	$3.80	$0.75	$4.55
$16.00	$11.52	0.34630000	$3.99	$0.75	$4.74
$16.75	$12.06	0.34630000	$4.18	$0.75	$4.93
$17.50	$12.60	0.33730159	$4.25	$0.75	$5.00
$18.25	$13.14	0.32343988	$4.25	$0.75	$5.00
$19.00	$13.68	0.31067251	$4.25	$0.75	$5.00
$19.75	$14.22	0.29887482	$4.25	$0.75	$5.00

Note: Assumed exchange rate for U.S. dollars of $1.00 = US$0.7200.
The Consideration, including the Cap VWAP Price, is subject to fluctuation based on the exchange rate between Canadian and United States dollars. See Section 23 of the Circular, “Risk Factors”.
The Offeror Shares are “restricted securities” within the meaning of applicable Canadian securities Laws. The Offeror Shares do not have all of the rights available to the Offeror Multiple Voting Shares (as defined herein). See Section 8 of the Circular (as defined herein), “Certain Other Information Regarding the Offeror”.
An investment in the Offeror Shares offered pursuant to the Offer involves certain risks. For a discussion of risk factors you should consider when evaluating the Offer, refer to Section 23 of the Circular, “Risk Factors”.
Company Shareholders who have deposited Common Shares will be deemed to have deposited the SRP Rights associated with such Common Shares. No additional payment will be made for the SRP Rights and no amount of the Consideration to be paid by the Offeror will be allocated to the SRP Rights. See Section 1 of the Offer to Purchase (as defined herein), “The Offer”.
Offer Premium
The Offeror Shares are listed for trading on the TSX under the symbol “CURA” and quoted on the OTCQX (as defined herein) under the symbol “CURLF”. The Common Shares are listed for trading on the TSX and Nasdaq (as defined herein) under the symbol “ACB” and on the Frankfurt Stock Exchange under the symbol “21P”. The Offer represents a value of US$4.00 per Common Share and a premium of approximately 45%, in each case based on the 30-day VWAP of the Common Shares on the TSX on August 10, 2026, the date prior to the Offeror announcing its intention to make the Offer.
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Conditions
The Offer is subject to the conditions set forth in the Offer to Purchase being satisfied or, where permitted, waived at 5:00 p.m. (Mountain Time) on December 1, 2026, or such earlier or later time during which Common Shares may be deposited under the Offer, excluding the mandatory 10-U.S. Business Day extension period or any extension thereafter, which include: (a) there having been validly deposited under the Offer and not withdrawn that number of Common Shares, together with the associated SRP Rights, that represent more than 50% of the outstanding Common Shares, excluding any Common Shares beneficially owned, or over which control or direction is exercised, by the Offeror or any other Non-Independent Shareholder (as defined herein), which condition cannot be waived by the Offeror; (b) there having been validly deposited under the Offer and not withdrawn that number of Common Shares, together with the associated SRP Rights, which represent, together with the Common Shares held by the Offeror at the Expiry Time, at least 66 2∕3% of the outstanding Common Shares (on a fully-diluted basis); (c) the Offeror having determined, in its reasonable judgment, that there does not exist and there shall not have occurred or been publicly disclosed since the date of the Offer, a Material Adverse Effect (as defined herein); (d) Regulatory Approvals (as defined herein) having been obtained; (e) the Registration Statement (as defined herein) having become effective under the U.S. Securities Act (as defined herein) and not becoming subject to a stop order or a proceeding seeking a stop order; and (f) the Company not having taken certain actions that could reasonably be expected to reduce the anticipated economic value to the Offeror of the acquisition of the Common Shares or impair the ability of the Offeror to proceed with the Offer, including with respect to the sale, disposition or other dealing with certain assets of the Company, each as more particularly described herein.
The conditions of the Offer are described in Section 4 of the Offer to Purchase, “Conditions of the Offer”. See Section 16 of the Circular, “Regulatory Matters”, for a summary of certain Regulatory Approvals in connection with the Offer.
The Offer is not subject to any due diligence or financing conditions.
Subject to applicable Law, the Offeror reserves the right to withdraw or extend the Offer and to not take up and pay for any Common Shares deposited under the Offer unless each of the conditions of the Offer is satisfied or, where permitted, waived by the Offeror at or prior to the Expiry Time. Notwithstanding the foregoing, in no circumstances will the Offeror waive the Statutory Minimum Condition (as defined herein).
Advisors
Canaccord Genuity Corp. has been engaged to act as financial advisor to the Offeror in connection with the Offer. The Offeror has engaged Carson Proxy Advisors to act as strategic communications advisor and information agent (the “Information Agent”) and Odyssey Trust Company to act as depositary (the “Depositary”) for the Offer.
Acceptance of Offer
Company Shareholders who wish to accept the Offer must properly complete and execute the accompanying Letter of Transmittal (as defined herein) (printed on YELLOW paper) and deposit it, at or prior to the Expiry Time, together with Certificate(s) (as defined herein) representing their Common Shares and all other required documents, with the Depositary at its office at one of the addresses specified in the Letter of Transmittal, in accordance with the instructions in the Letter of Transmittal. Alternatively, Company Shareholders may accept the Offer by following the procedures for: (a) book-entry transfer of Common Shares set forth in Section 3 of the Offer to Purchase, “Manner of Acceptance — Acceptance by Book-Entry Transfer”, or (b) guaranteed delivery set forth in Section 3 of the Offer to Purchase, “Manner of Acceptance — Procedure for Guaranteed Delivery”, using the accompanying Notice of Guaranteed Delivery (as defined herein) (printed on PINK paper), or a manually executed facsimile thereof or LOG option (as defined herein).
Company Shareholders whose Common Shares are registered in the name of an investment dealer, broker, bank, trust company or other intermediary should immediately contact that intermediary for assistance if they wish to accept the Offer, in order to take the necessary steps to be able to deposit such Common Shares under the Offer. Intermediaries likely have established tendering cut-off times that are prior to the Expiry Time. Such Company Shareholders must instruct their brokers or other intermediaries promptly if they wish to deposit their Common Shares under the Offer.
Questions and requests for assistance may be directed to the Information Agent by North American toll free phone at 1-800-530-5189, local and text: 416-751-2066 or by email at info@carsonproxy.com. Additional copies of this document, the Letter of Transmittal and the Notice of Guaranteed Delivery may be obtained without charge on request from the Information Agent and are available on SEDAR+ (as defined herein) at www.sedarplus.ca and on EDGAR (as defined herein) at www.sec.gov. Website addresses are provided for informational purposes only and no information contained on, or accessible from, such websites is incorporated by reference herein unless expressly incorporated by reference.
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No broker, dealer, salesperson or other person has been authorized to give any information or make any representation other than those contained in this document, and, if given or made, such information or representation must not be relied upon as having been authorized by the Offeror, the Depositary or the Information Agent.
Company Shareholders should be aware that during the period of the Offer, the Offeror or any of its affiliates, and any broker, advisor or other person acting as the agent for, or on behalf of or in concert with, the Offeror or its affiliates, may, directly or indirectly, bid for and make purchases of Common Shares other than through the Offer, as permitted by applicable Law. See Section 13 of the Offer to Purchase, “Market Purchases and Sales of Common Shares”.
Company Shareholders will not be required to pay any fee or commission if they accept the Offer by depositing their Common Shares directly with the Depositary or if they make use of the services of a Soliciting Dealer (as defined herein), if any, to accept the Offer. However, an investment dealer, broker, bank, trust company or other intermediary through whom Company Shareholders own Common Shares may charge a fee to deposit any such Common Shares on their behalf. Company Shareholders should consult their investment advisor, broker, bank, trust company or other intermediary to determine whether other charges will apply. Notwithstanding the foregoing, if a Company Shareholder is a Non-Exempt Shareholder (as defined herein), the proceeds resulting from any sale of Offeror Shares by a registered broker retained by the Depositary or its nominee on behalf of such Non-Exempt Shareholder may be subject to deductions in respect of brokerage commissions and other expenses. See “Notice to Shareholders in the United States”.
This Offer to Purchase and Circular qualifies the distribution of securities of an entity that currently directly derives approximately 86% of its revenues from the cannabis industry in certain U.S. states. Following the April 2026 federal rescheduling order (the “Rescheduling Order”), medical cannabis is legal under U.S. federal law; however, adult-use cannabis remains illegal at the federal level. As at the date hereof, Curaleaf is involved (through its licensed subsidiaries and legal entities in which it has a controlling financial interest) in both medical and adult-use cannabis activities in the U.S. where local state laws permit such activities. Currently, its subsidiaries or controlled entities are directly engaged in the cultivation, manufacture, processing, sale and distribution of cannabis and hold licenses in the adult-use and/or medical cannabis marketplace in the states of Arizona, Connecticut, Florida, Illinois, Maine, Maryland, Massachusetts, Missouri, Nevada, New Jersey, New York, North Dakota, Ohio, Pennsylvania and Utah; and have partnered with an accredited medical school and obtained a “clinical registrant” license in Pennsylvania.
The U.S. federal government regulates drugs through the federal Controlled Substances Act (21 U.S.C. § 811) (the “CSA”), which places controlled substances, including cannabis, in one of five different schedules. On December 20, 2018, President Donald Trump signed the Agriculture Improvement Act of 2018, Pub. L. 115-334, (the “2018 Farm Bill”) into law. Under the 2018 Farm Bill, industrial and commercial hemp is no longer classified as a Schedule I controlled substance in the U.S. In November 2025, the U.S. enacted the Continuing Appropriations and Extensions Act of 2026 (H.R. 5371), which includes a provision amending the definition of hemp in the 2018 Farm Bill to effectively eliminate hemp-derived THC products (the “Hemp Amendments”), although the change does not become effective for 365 days from the date of enactment (i.e., December 11, 2026). Non-compliant products will be classified as “marijuana” under the CSA as of the effective date.
Separate from the hemp regulatory framework, the federal government has also taken action regarding cannabis scheduling. On April 23, 2026, Acting Attorney General Todd Blanche signed the Rescheduling Order transferring (i) U.S. Food and Drug Administration-approved cannabis products and (ii) cannabis subject to a qualifying state-issued medical cannabis license from Schedule I to Schedule III of the CSA, effective immediately. This action was taken under the Attorney General’s authority, pursuant to 21 U.S.C. § 811(d)(1), to reschedule drugs to carry out U.S. treaty obligations under the 1961 Single Convention on Narcotic Drugs. As a result, the federal legal treatment of cannabis (excluding hemp) is now bifurcated: FDA-approved cannabis products and state-licensed medical cannabis are classified as Schedule III controlled substances, while adult-use cannabis and cannabis not subject to a qualifying state medical license remain classified as Schedule I controlled substances.
The rescheduling represents a significant, formal acknowledgement by the federal government that cannabis has medical value and less potential for abuse than Schedule I and II controlled substances. The Rescheduling Order established an expedited Drug Enforcement Administration (“DEA”) registration pathway for state-licensed medical cannabis manufacturers, distributors, and dispensers. Applications submitted within 60 days of the Federal Register publication date (i.e., by June 26, 2026) benefit from an expedited review process, and applicants that filed within that window may continue operating under their state licenses during the pendency of their application. The Offeror has timely submitted DEA registration applications for each of its licensed medical facilities. Per the Rescheduling Order, those locations may now engage in the manufacture, distribution, and/or dispensing of marijuana or products containing marijuana for medical purposes during the pendency of such applications in compliance with the CSA.
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The DEA held an expedited administrative hearing from June 29, 2026 through July 15, 2026 to consider whether adult-use cannabis should be rescheduled from Schedule I to Schedule III through the formal rulemaking process. While timing for a recommendation from the Administrative Law Judge (“ALJ”) is uncertain, the parties are required to submit closing argument briefs by August 17, 2026. The outcome of that proceeding is not guaranteed, and any final rule extending rescheduling beyond the medical-only category could take several months (or longer) after the hearing concludes. The ALJ decision is a non-binding recommendation, and following the ALJ’s recommendation, the DEA Administrator will issue a decision, which may include a final rule. Neither the ALJ’s nor the DEA Administrator’s decision-making process is subject to a mandatory timeline.
The rescheduling may have far-reaching implications that are not yet fully understood. Of significant note, the Rescheduling Order does not address the role of the U.S. Food and Drug Administration (“FDA”) and the treatment of cannabis sold as foods, dietary supplements, or unapproved drugs under the Federal Food, Drug, and Cosmetic Act (“FDCA”). Moreover, the Rescheduling Order faces meaningful litigation risk. Among other things, opponents have already challenged the use of treaty-obligation authority to bypass formal rulemaking and the rescheduling’s underlying scientific bases.
The federal position is not necessarily consistent with democratic approval of cannabis at the state government level in the U.S. Unlike in Canada, which has federal legislation uniformly governing the cultivation, distribution, sale and possession of cannabis under the Cannabis Act (as defined herein) and its regulations, cannabis currently remains largely regulated at the state and local level in the U.S. For adult-use cannabis, state laws regulating such cannabis still conflict with the CSA, and the possession, use, cultivation, and transfer of adult-use cannabis and any related drug paraphernalia remains illegal under U.S. federal law. Although the Offeror’s medical cannabis activities may now benefit from federal legality through the rescheduling, the Offeror’s adult-use cannabis activities remain subject to federal prohibition. Furthermore, although the Offeror’s activities are compliant with applicable state and local laws, strict compliance with state and local laws with respect to adult-use cannabis may neither absolve the Offeror of liability under U.S. federal law nor provide a defense to federal criminal charges that may be brought against the Offeror with respect to such activities. The United States operates under a system of dual sovereignty, in which both state and federal governments possess independent authority to enact and enforce their own criminal laws. As a result, conduct that is lawful under state law may nonetheless constitute a federal crime, and the Offeror could be subject to federal prosecution for violations of the CSA notwithstanding full compliance with applicable state cannabis laws. The Supremacy Clause of the U.S. Constitution establishes that the U.S. Constitution and federal laws made pursuant to it are paramount and, in case of a direct conflict between federal and state law, federal law may pre-empt state law.
Nonetheless, 48 U.S. states, the District of Columbia, and the territories of Puerto Rico, the U.S. Virgin Islands, Guam, and the Northern Mariana Islands have legalized some form of cannabis for medical use, while 24 states and the District of Columbia have legalized the adult-use of cannabis for recreational purposes. While the April 2026 Rescheduling Order represents a significant shift in federal cannabis policy for medical cannabis, adult-use cannabis remains classified as a Schedule I controlled substance under the CSA pending the outcome of the DEA’s ongoing administrative rulemaking proceeding.
Curaleaf’s objective is to capitalize on the opportunities presented as a result of the evolving regulatory environment governing the cannabis industry in the United States. With respect to medical cannabis, the Rescheduling Order has created new opportunities for interstate commerce and federal compliance through DEA registration. A key tax implication of the Rescheduling Order is that state-licensed medical cannabis operators will no longer be subject to the deduction disallowance imposed by Section 280E of the Code (“Section 280E”), which only applies to businesses dealing in Schedule I or II controlled substances. However, there remain significant risks associated with the business of the Offeror, particularly with respect to its adult-use cannabis activities. Unless and until the DEA’s administrative rulemaking proceeding results in rescheduling of adult-use cannabis, or the United States Congress amends the CSA with respect to adult-use cannabis (and as to the timing or scope of any such potential amendments there can be no assurance), there is a significant risk that federal authorities may enforce current U.S. federal law with respect to adult-use cannabis, and the adult-use business of the Offeror may be deemed to be producing, cultivating, extracting, or dispensing cannabis or aiding or abetting or otherwise engaging in a conspiracy to commit such acts in violation of federal law in the United States. If the U.S. federal government begins to enforce U.S. federal laws relating to adult-use cannabis in states where the sale and use of such cannabis is currently legal, or if existing applicable state laws are repealed or curtailed, the Offeror’s business, results of operations, financial condition and prospects would be materially adversely affected.
Turning to the intoxicating hemp market, efforts are underway to repeal, replace, or delay the Hemp Amendments, but whether any change will occur is uncertain. State legislative and regulatory responses are ongoing, though uneven with broad uncertainty. Certain states (for example, New Jersey, Illinois, and Missouri) have enacted legislation aligning state law with the new federal definition of hemp, though with differing implementation timelines for such changes. The majority of states’ hemp laws and related regulatory regimes remain unchanged.
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v

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As of the date of this Offer to Purchase and Circular, no legislative proposals have been enacted, and there is no assurance that any repeal, delay, or replacement legislation will be adopted before or after the December 11, 2026 effective date. Recent federal and state legislative changes have materially restricted the legal definition of hemp and curtailed the sale and distribution of hemp-derived THC products. These developments eliminated viable legal markets and eroded demand, leading the Offeror to exit the hemp-derived THC space and shelve initial plans to utilize this pathway for cannabis-infused beverages. While the Offeror continues to view cannabis beverages as a long-term opportunity, future initiatives will be pursued within regulated cannabis frameworks where regulatory clarity and scalability are more predictable. Accordingly, the primary risk to the Offeror is that the Hemp Amendments are repealed, delayed, or otherwise reversed, which could permit hemp-derived THC products to remain lawfully available in the U.S. market and increase competition for the Offeror’s regulated cannabis products. Such competition could adversely impact the Offeror’s business, operating results, financial condition, brand and reputation.
In light of the political and regulatory uncertainty surrounding the treatment of United States cannabis-related activities, on February 8, 2018, the Canadian Securities Administrators published CSA Staff Notice 51-352 — (Revised) Issuers with U.S. Marijuana-Related Activities (“Staff Notice 51-352”) setting out the Canadian Securities Administrators’ disclosure expectations for specific risks facing issuers with cannabis-related activities in the United States. Staff Notice 51-352 includes additional disclosure expectations that apply to all issuers with United States cannabis-related activities, including those with direct and indirect involvement in the cultivation and distribution of cannabis, as well as issuers that provide goods and services to third parties involved in the United States cannabis industry.
The Offeror has obtained legal advice, although not in the form of a legal opinion, regarding (a) compliance with applicable state regulatory frameworks in each U.S. state in which the Offeror’s subsidiaries and controlled entities conduct cannabis-related activities, and (b) the potential exposure and implications arising from U.S. federal law.
For the foregoing reasons, the Offeror’s investments in the United States cannabis market may subject the Offeror to heightened scrutiny by regulators, stock exchanges, clearing agencies and other United States and Canadian authorities. There are a number of risks associated with the business of the Offeror. See Section 23 of the Circular, “Risk Factors” and the documents incorporated by reference herein. See also Section 24 of the Circular, “United States Regulatory Environment”.
Each of the Offeror’s directors, namely Boris Jordan, who is also the Chief Executive Officer of Curaleaf, Joseph Lusardi, Karl Johansson, Faith Charles, Torsten Greif, Michelle Bodner and Shasheen Shah, as well as the Chief Financial Officer of the Offeror, Ed Kremer, reside outside of Canada and have appointed SE Corporate Services Ltd., at 666 Burrard Street, Suite 2700, Vancouver, British Columbia, V6C 2X8, as his or her agent for service of process in Canada. Investors are advised that it may not be possible for investors to enforce judgments obtained in Canada against any person or company that resides outside of Canada or is incorporated, continued or otherwise organized under the laws of a foreign jurisdiction, even if the party has appointed an agent for service of process.
The Information Agent for the Offer is:
North American Toll Free Phone: 1-800-530-5189
Local (Collect outside North America): 416-751-2066
Email: info@carsonproxy.com
The Depositary for the Offer is:
Direct Dial (All Regions): 1-587-885-0960
Canada and United States (Toll-Free): 1-888-290-1175
Email: corp.actions@odysseytrust.com

NOTICE TO SHAREHOLDERS IN THE UNITED STATES
This Offer is made in the United States by a foreign issuer that is permitted, under a multi-jurisdictional disclosure system adopted by Canada and the United States (the “MJDS”), to prepare this Offer to Purchase and Circular and related documents in accordance with Canadian disclosure requirements. Prospective investors should be aware that such requirements are different than those of the United States. The financial statements included or incorporated herein, if any, have been prepared in accordance with foreign generally accepted accounting principles, and may be subject to foreign auditing and auditor independence standards, and, thus, may not be comparable to financial statements of United States companies.
This Offer to Purchase and Circular are subject to applicable disclosure requirements under Canadian securities Laws. Company Shareholders resident in the United States should be aware that such requirements are different from those of the United States applicable to prospectuses and circulars for tender offers of United States domestic issuers registered under the U.S. Securities Act and under the United States Securities Exchange Act of 1934 (the “U.S. Exchange Act”), and the respective rules and regulations promulgated thereunder.
The Offeror has filed with the SEC a registration statement on Form F-80 (the “Registration Statement”) under the U.S. Securities Act, including this Offer to Purchase and Circular, a Tender Offer Statement on Schedule 14D-1F (the “Schedule 14D-1F”) under the U.S. Exchange Act, and other documents and information, and expects to mail this Offer to Purchase and Circular to Company Shareholders. COMPANY SHAREHOLDERS ARE URGED TO READ THE REGISTRATION STATEMENT, SCHEDULE 14D-1F, THIS OFFER TO PURCHASE AND CIRCULAR, ALL DOCUMENTS INCORPORATED BY REFERENCE HEREIN AND ANY OTHER RELEVANT DOCUMENTS AND ANY AMENDMENTS OR SUPPLEMENTS TO ANY SUCH DOCUMENTS FILED OR TO BE FILED WITH THE SEC, BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE OFFEROR, THE COMPANY AND THE OFFER. When they become available, investors and Company Shareholders will be able to obtain such documents free of charge at the SEC’s website, www.sec.gov. In addition, documents filed with the SEC by the Offeror will be available free of charge from the Offeror and the Information Agent. You may direct requests for documents to the Information Agent by North American toll free phone at 1-800-530-5189, local and text: 416-751-2066 or by email at info@carsonproxy.com. To obtain timely delivery, such documents should be requested no later than five Business Days before the Expiry Time.
Company Shareholders should be aware that the disposition of their Common Shares and the acquisition, holding and disposition of Offeror Shares by them may have tax consequences both in the United States and in Canada. Such consequences for Company Shareholders who are resident in, or citizens of, the United States may not be described fully in this Offer to Purchase and Circular and Company Shareholders are encouraged to consult their tax advisors. See Section 19 of the Circular, “Certain Canadian Federal Income Tax Considerations” and Section 20 of the Circular, “United States Federal Income Tax Considerations”.
Your ability to enforce civil liabilities under the United States federal securities laws may be affected adversely by the fact that the Offeror is incorporated in British Columbia, Canada, some or all of the Offeror’s officers and directors and some or all of the experts named in this Offer to Purchase and Circular reside outside of the United States, and all or a substantial portion of the Offeror’s assets and of the assets of such persons are located outside the United States. Company Shareholders in the United States may not be able to sue the Offeror or the Offeror’s officers or directors in a non-U.S. court for violation of United States federal securities laws. It may be difficult to compel such parties to subject themselves to the jurisdiction of a court in the United States or to enforce a judgment obtained from a court of the United States.
THE OFFEROR SHARES AND THE OFFER HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SEC OR ANY U.S. STATE SECURITIES COMMISSION NOR HAS THE SEC OR ANY U.S. STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS OFFER TO PURCHASE AND CIRCULAR. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
Company Shareholders should be aware that, during the period of the Offer, the Offeror or its affiliates, and any broker, advisor or other person acting as the agent for, or on behalf of or in concert with, the Offeror or its affiliates, may, directly or indirectly, bid for, make purchases of or make arrangements to purchase Common Shares or Offeror Shares, or certain related securities, as permitted by applicable Laws of Canada or its provinces or territories and the United States. Such bids, purchases or arrangements to purchase will be made in compliance with applicable Laws. See Section 13 of the Offer to Purchase, “Market Purchases and Sales of Common Shares”.
The Offer is made for the securities of a Canadian company. The Offer is subject to Canadian disclosure requirements and Shareholders should be aware that these disclosure requirements are different from those of the United States. The Offer is being conducted in accordance with Section 14(e) of the U.S. Exchange Act and Regulation 14E promulgated thereunder, as applicable.
THESE SECURITIES HAVE NOT BEEN REGISTERED OR OTHERWISE QUALIFIED FOR OFFER AND SALE IN CERTAIN U.S. STATES WHERE SHAREHOLDERS MAY RESIDE.
No Offer to Sell or Solicitation of an Offer in Certain States
No offer to sell or solicitation of an offer to buy Offeror Shares pursuant to the Offer is made in the U.S. states, districts and territories of Alabama, Arizona, Arkansas, Colorado, Connecticut, Delaware, the District of Columbia, Guam, Illinois, Kentucky, Louisiana, Maryland, Massachusetts, Montana, Nebraska, New Jersey, North Carolina, North Dakota, Ohio, Oklahoma, Oregon, Pennsylvania, Puerto Rico, Tennessee, Texas, Utah, Virginia, Washington and West Virginia (collectively, the “Restricted States”) except only to a person who qualifies as an “exempt institutional investor” in the applicable Restricted State.
Any Company Shareholders who reside in one of the Restricted States and who wish to deposit their Common Shares in exchange for Offeror Shares as part of the consideration under the Offer must qualify as an “exempt institutional investor” in such Restricted State. The criteria that must be satisfied to qualify as an exempt institutional investor in each of the Restricted States is generally set forth below, and unless otherwise specified, the term “investment company” means an investment company as defined in the Investment Company Act of 1940 (the “U.S. Investment Company Act”):
Alabama
Any dealer, bank, savings institution, credit union, trust company, insurance company, investment company, pension or profit-sharing trust or other financial institution or institutional buyer. Although the relevant statute contains an exemption for sales to “other institutional buyers,” the Supreme Court of Alabama has held that institutional buyers not specified in the exemption must be of the same type as those institutions specified in the preceding sentence.

Arizona	Any dealer, bank, savings institution, trust company, insurance company, investment company, pension or profit-sharing trust or other financial institution or institutional buyer.
Arkansas	Any broker-dealer, bank, savings institution, trust company, insurance company, investment company, pension or profit-sharing trust or other financial institution or institutional buyer.
Colorado
Any broker-dealer, depository institution, insurance company or separate account of an insurance company, investment company registered under the U.S. Investment Company Act, business development company as defined in the U.S. Investment Company Act, private business development company as defined in the Investment Advisers Act of 1940 (the “U.S. Investment Advisers Act”), employee pension, profit-sharing, or benefit plan if (a) the plan has total assets in excess of US$5,000,000 or (b) investment decisions are made by a named fiduciary, as defined in ERISA (as defined herein), that is a broker-dealer registered under the U.S. Exchange Act, an investment adviser registered or exempt from registration under the U.S. Investment Advisers Act, a depository institution or an insurance company, an entity a substantial part of whose business activities consist of investing, purchasing, selling or trading in securities of more than one issuer and not of its own issue and that has total assets in excess of US$5,000,000 as of the end of its latest fiscal year, a small business investment company licensed under the Small Business Investment Act of 1958 or any other institutional buyer.

Connecticut	Any broker-dealer, bank and trust company, national banking association, savings bank, savings and loan association, credit union, trust company, insurance company, investment company, pension or profit-sharing trust or other financial institution or institutional buyer (including any Qualified Institutional Buyer (as defined herein)).

Delaware
Any broker-dealer, bank, savings institution, trust company, insurance company, investment company, pension or profit-sharing trust, accredited investor as defined in Rule 501(a)(1) – (4), (7)  – (8) under the U.S. Securities Act (other than a self-directed employee benefit plan with investment decisions made solely by persons that are accredited investors as defined in Rule 501(a)(5) – (6) under the U.S. Securities Act), Qualified Institutional Buyer, corporation, partnership, trust, estate, or other entity (excluding individuals) not formed for the purpose of acquiring the securities having a net worth of at least US$5,000,000 and any wholly-owned subsidiary of such an entity, or other financial institution or institutional buyer.

Dist. of Columbia
Any broker-dealer, depository institution, insurance company or separate account of an insurance company; investment company or business development company as defined in the U.S. Investment Company Act; employee pension, profit-sharing, or benefit plan if (a) the plan has total assets in excess of US$5,000,000 or (b) its investment decisions are made by a named fiduciary, as defined in ERISA, that is either a broker-dealer registered under the U.S. Exchange Act, an investment adviser registered or exempt from registration under the U.S. Investment Advisers Act, a depository institution, or an insurance company, Qualified Institutional Buyer, accredited investor as defined in Rule 501(a) under the U.S. Securities Act, or limited liability company with net assets of at least US$500,000.

Guam	Any broker-dealer, bank, savings institution, trust company, insurance company, investment company, pension or profit-sharing trust or other financial institution or institutional buyer.
Illinois
Any dealer, corporation, bank, savings bank, savings institution, trust company, insurance company, savings and loan association, building and loan association, pension fund or pension trust, employees’ profit-sharing trust, any government or political subdivision or instrumentality thereof, any partnership or other association engaged as a substantial part of its business or operations in purchasing or holding securities, any trust in respect of which a bank or trust company is trustee or co-trustee, any employee benefit plan within the meaning of Title I of ERISA if (a) the investment decision is made by a plan fiduciary as defined in ERISA and such plan fiduciary is either a bank, savings and loan association, insurance company, or an investment adviser registered under the U.S. Investment Advisers Act or the Illinois Securities Law, or (b) the plan has total assets in excess of US$5,000,000, any plan established and maintained by, and for the employees of, any state or political subdivision or agency or instrumentality thereof if such plan has total assets in excess of US$5,000,000, any organization described in Section 501(c)(3) of the Code (as defined herein), any Massachusetts or similar business trust, any partnership, if such organization, trust or partnership has total assets in excess of US$5,000,000, any entity 90% of the equity of which is owned by any of the foregoing, any investment company, university or other organization whose primary purpose is to invest its own assets or those held in trust by it for others, or other financial institution or institutional investor.

Kentucky	Any broker-dealer, bank, savings institution, trust company, insurance company, investment company, pension or profit-sharing trust or other financial institution or institutional buyer.
Louisiana
Any dealer, bank, savings institution, trust company, insurance company, investment company, real estate investment trust, small business investment corporation, pension or profit-sharing plan or trust or other financial institution.

Maryland	Any broker-dealer, bank, savings and loan association, trust company, insurance company, investment company, investment adviser with assets under management of not less than US$1,000,000, employee benefit plan with assets of not less than US$1,000,000, government agency or instrumentality, institutional accredited investor as defined in SEC Rule 501(a)(1) – (3), (7) or (8) under the U.S. Securities Act, Qualified Institutional Buyer, or any other institutional investor designated by rule or order of the Securities Commissioner of Maryland.

Massachusetts
Any broker-dealer, bank, savings institution, trust company, insurance company, investment company, pension or profit-sharing trust, small business investment company licensed under the Small Business Investment Act of 1958, private business development company as defined in the U.S. Investment Advisers Act, business development company as defined in the U.S. Investment Company Act, any corporation, Massachusetts or similar business trust, partnership, limited liability company or limited liability partnership not formed for the specific purpose of acquiring the securities and a substantial part of whose business consists of investing, purchasing, selling or trading in securities issued by another person if (a) investment decisions are made by persons who are reasonably believed to have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of the investment and (b) having total assets in excess of US$5,000,000, any organization described in Section 501(c)(3) of the Code with total assets in excess of US$5,000,000, Qualified Institutional Buyer or other financial institution or institutional buyer.

Montana	Any broker-dealer, bank, savings institution, trust company, insurance company, investment company, pension or profit-sharing trust or other financial institution or institutional buyer.
Nebraska
Any bank, savings institution, credit union, trust company, or other financial institution; insurance company; investment company; pension or profit-sharing trust; broker-dealer; corporation, Massachusetts or similar business trust or partnership with total assets in excess of US$5,000,000 and not formed for the specific purpose of acquiring the securities; trust with total assets in excess of US$5,000,000, not formed for the specific purpose of acquiring the securities and whose purchase is directed by a person who has such knowledge and experience in financial and business matters that he or she is capable of evaluating the merits and risks of the prospective investment; individual accredited investor, or an entity in which all of the equity owners are individual accredited investors; or any other institutional buyer as may be defined by the Nebraska Director of Banking and Finance by rule and regulation or order.

New Jersey
Any broker-dealer, bank, savings institution, trust company, insurance company, investment company, pension or profit-sharing trust, Qualified Institutional Buyer, or other financial institution or institutional buyer.

North Carolina
Any dealer, entity having a net worth in excess of US$1,000,000, bank, savings institution, trust company, insurance company, investment company, pension or profit-sharing trust or other financial institution or institutional buyer.

North Dakota
Any broker-dealer registered under the U.S. Exchange Act; banking institution organized under the laws of the United States, member bank of the Federal Reserve System, or any other banking institution doing business under the laws of a state or of the United States, a substantial portion of the business of which consists of receiving deposits or exercising fiduciary powers similar to those permitted to be exercised by national banks under the authority of the Comptroller of the Currency pursuant to Section 1 of Public Law 87-722, and which is supervised and examined by a state or federal agency having supervision over banks, and which is not operated for the purpose of evading the North Dakota Securities Act of 1951; a receiver, conservator, or other liquidating agent of any of the foregoing; a savings institution, trust company, credit union, or similar institution organized or chartered under the

x

laws of a state or of the United States, authorized to receive deposits, and supervised and examined by an official or agency of a state or the United States whose deposits or share accounts are insured to the maximum amount authorized by statute by the Federal Deposit Insurance Corporation, the National Credit Union Share Insurance Fund, or a successor authorized by federal law (other than a Morris plan bank or industrial loan company); an international financial institution of which the United States is a member and whose securities are exempt from registration under the U.S. Securities Act; an insurance company or a separate account of an insurance company; an investment company; an employee pension, profit-sharing, or benefit plan if the plan has total assets in excess of US$10,000,000 or its investment decisions are made by a named fiduciary, as defined in ERISA, that is a broker-dealer registered under the U.S. Exchange Act, an investment adviser registered or exempt from registration under the U.S. Investment Advisers Act, an investment adviser registered in this State, a depository institution, or an insurance company; a plan established and maintained by a state, a political subdivision of a state, or an agency or instrumentality of a state or a political subdivision of a state for the benefit of its employees, if the plan has total assets in excess of US$10,000,000 or its investment decisions are made by a duly designated public official or by a named fiduciary, as defined in ERISA, that is a broker-dealer registered under the U.S. Exchange Act, an investment adviser registered or exempt from registration under the U.S. Investment Advisers Act, an investment adviser registered in this State, a depository institution, or an insurance company; a trust (except a trust that includes as participants self-directed individual retirement accounts or similar self-directed plans) with total assets in excess of US$10,000,000 if its trustee is a depository institution, and its participants are exclusively employee pension, profit-sharing, or benefit or governmental plans described above regardless of the size of their assets; an organization described in Section 501(c)(3) of the Code, corporation, Massachusetts trust or similar business trust, limited liability company, or partnership, not formed for the specific purpose of acquiring the securities, with total assets in excess of US$10,000,000; a small business investment company licensed under the Small Business Investment Act of 1958 with total assets in excess of US$10,000,000; a private business development company as defined in Section 202(a)(22) of the U.S. Investment Advisers Act with total assets in excess of US$10,000,000; a federal covered investment adviser acting for its own account; a Qualified Institutional Buyer as defined in Rule 144A(a)(1) under the U.S. Securities Act (other than Rule 144(a)(1)(i)(H) under the U.S. Securities Act); a Major United States Institutional Investor as defined in Rule 15a-6(b)(4)(i) under the U.S. Exchange Act; or any other person, other than an individual, of institutional character with total assets in excess of US$10,000,000 not organized for the specific purpose of evading the North Dakota Securities Act of 1951.

Ohio
Any dealer, bank, trust company, savings and loan association, savings bank, credit union incorporated or organized under the laws of a state, the United States, Canada or any province of Canada that is subject to regulation or supervision by that country, state, or province, or any international banking institution; any insurance company or separate account of an insurance company; an investment company; broker-dealer registered under the U.S. Exchange Act, or licensed by the Ohio Division of Securities as a dealer; an employee pension, profit-sharing, or benefit plan if the plan has total assets in excess of US$10,000,000 or its investment decisions are made by a named fiduciary, as defined in ERISA that is a broker-dealer registered under the U.S. Exchange Act, an investment adviser registered or exempt from registration under the U.S. Investment Advisers Act, or an investment adviser registered under the Ohio Securities Act, a bank, or an insurance company; a plan established and maintained by a state, a political subdivision of a state, or an agency or instrumentality of a state or a political subdivision of a state for the benefit of its employees, if the plan has total assets in excess of US$10,000,000 or its investment decisions are made by a duly designated public official or by a named fiduciary, as defined in ERISA that is a broker-dealer registered under the U.S. Exchange Act, an investment adviser registered or exempt from registration under the U.S. Investment Advisers Act, or an investment adviser registered under the Ohio Securities Act, a bank, or an insurance company; a trust (except a trust that includes as participants self-directed individual retirement accounts or similar self-directed plans) with total assets in excess of US$10,000,000 if its trustee is a depository institution, and its participants are exclusively employee pension, profit-sharing, or benefit or governmental plans described above regardless of the size of their assets; an organization described in Section 501(c)(3) of the Code, corporation, Massachusetts trust or similar business trust, limited liability company, or partnership, not formed for the specific purpose of acquiring the securities, with total assets in excess of US$10,000,000; a small business investment company licensed under Section 301(c) of the Small Business Investment Act of 1958 with total assets in excess of US$10,000,000; a private business development company as defined in Section 202(a)(22) of the U.S. Investment Advisers Act with total assets in excess of US$10,000,000; a federal covered investment adviser acting for its own account; a qualified institutional buyer as defined in Rule 144A(a)(1) under the U.S. Securities Act (other than Rule 144A(a)(1)(i)(H) under the U.S. Securities Act); a Major United States Institutional Investor as defined in Rule 15a-6(b)(4)(i) under the U.S. Exchange Act; or any other person, other than an individual, of institutional character with total assets in excess of US$10,000,000 not organized for the specific purpose of evading the Ohio Securities Act.

Oklahoma
Any broker-dealer registered under the U.S. Exchange Act, banking institution organized under the laws of the United States, member bank of the Federal Reserve System, or any other banking institution doing business under the laws of a state or of the United States, a substantial portion of the business of which consists of receiving deposits or exercising fiduciary powers similar to those permitted to be exercised by national banks under the authority of the Comptroller of the Currency pursuant to Section 1 of Public Law 87-722, and which is supervised and examined by a state or federal agency having supervision over banks, and which is not operated for the purpose of evading the Oklahoma Uniform Securities Act of 2004; a receiver, conservator, or other liquidating agent of any of the foregoing; a savings institution, trust company, credit union, or similar institution organized or chartered under the laws of a state or of the United States, authorized to receive deposits, and supervised and examined by an official or agency of a state or the United States whose deposits or share accounts are insured to the maximum amount authorized by statute by the Federal Deposit Insurance Corporation, the National Credit Union Share Insurance Fund, or a successor authorized by federal law (other than a Morris Plan bank or an industrial loan company); a trust company organized or chartered under the laws of this State; an international financial institution of which the United States is a member and whose securities are exempt from registration under the U.S. Securities Act; an insurance company or separate account of an insurance company; an investment company; an employee pension, profit-sharing, or benefit plan if the plan has total assets in excess of US$10,000,000 or its investment decisions are made by a named fiduciary, as defined in ERISA, that is a broker-dealer registered under the U.S. Exchange Act, an investment adviser registered or exempt from registration under the U.S. Investment Advisers Act, an investment adviser registered in this State, a depository institution, or an insurance company; a plan established and maintained by a state, a political subdivision of a state, or an agency or instrumentality of a state or a political subdivision of a state for the benefit of its employees, if the plan has total assets in excess of US$10,000,000 or its investment decisions are made by a duly designated public official or by a named fiduciary, as defined in ERISA, that is a broker-dealer registered under the U.S. Exchange Act, an investment adviser registered or exempt from registration under the U.S. Investment Advisers Act, an investment adviser registered in this State, a depository institution, or an insurance company; a trust (except a trust that includes as participants self-directed individual retirement accounts or similar self-directed plans) with total assets in excess of US$10,000,000 if its trustee is a depository institution, and its participants are exclusively employee pension, profit-sharing, or benefit or governmental plans described above regardless of the size of their assets; an organization described in Section 501(c)(3) of the Code, corporation, Massachusetts trust or similar business trust, limited liability company, or partnership, not formed for the specific purpose of acquiring the securities, with total assets in excess of US$10,000,000; a small business investment company licensed under Section 301(c) of the Small Business Investment Act of 1958 with total assets in excess of US$10,000,000; a private business development company as defined in Section 202(a)(22) of the U.S. Investment Advisers Act with total assets in excess of US$10,000,000; a person registered under the U.S. Investment Advisers Act acting for its own account; qualified institutional buyer as defined in Rule 144A(a)(1) under the U.S. Securities Act (other than Rule 144A(a)(1)(i)(H) under the U.S. Securities Act); a Major United States Institutional Investor as defined in Rule 15a-6(b)(4)(i) adopted under the U.S. Exchange Act; or any other person, other than an individual, of institutional character with total assets in excess of US$10,000,000 and not organized for the specific purpose of evading the Oklahoma Uniform Securities Act of 2004.

Oregon
Any broker-dealer, bank, savings institution, trust company, insurance company, investment company, mortgage broker or mortgage banker, pension or profit-sharing trust or other financial institution or institutional buyer.

Pennsylvania
Any broker-dealer, bank, savings bank, savings institution, savings and loan association, thrift institution, trust company or similar organization which is organized or chartered under the laws of a state or of the United States, is authorized to and receives deposits and is supervised and examined by an official or agency of a state or by the United States if its deposits are insured by the Federal Deposit Insurance Corporation or a successor authorized by Federal law, any agency, branch or representative office of a foreign bank that is subject to the same degree of regulation and supervision as a domestic bank (including any wholly-owned subsidiary of one of the foregoing), insurance company, pension or profit-sharing plan or trust (other than a municipal pension plan or system), investment company or a person (other than an individual) who controls the foregoing entities, a college, university or other public or private institution which has received exempt status under section 501(c)(3) of the Code and which has a total endowment or trust funds, including annuity and life income funds, of US$5,000,000 or more according to its most recent audited financial statements; provided that the aggregate dollar amount of securities being sold to the person may not exceed 5% of the endowment or trust funds, a qualified pension and profit sharing and stock bonus plan under section 401 of the Code (“KEOGH”), an individual retirement account under Section 408 of the Code (“IRA”) and a simplified employee pension under Section 408(k) of the Code (“SEP”) if the KEOGH, IRA or SEP has one of the following: (1) plan assets of US$5,000,000 or more, or (2) has retained, on an ongoing basis, the services of a person knowledgeable and experienced in financial and business matters to render professional investment management advice and has investments of US$500,000 or more in securities, investment company, or any entity which controls any of the foregoing, the U.S. Federal Government, a state or any agency or political subdivision thereof except public school districts of this State, a corporation or business trust or a wholly-owned subsidiary thereof which has been in existence for eighteen months and which has a tangible net worth on a consolidated basis, as reflected on its most recent audited financial statements, of US$10,000,000 or more, a small business investment company as defined in the Small Business Investment Act of 1958 which (a) has total capital of at least US$1,000,000 or (b) is controlled by one of the foregoing institutions, a seed capital fund as defined and authorized in the Small Business Incubators Act, a business development credit company as authorized in the Business Development Credit Corporation Law, Qualified Institutional Buyer, a person whose security holders consist solely of any of the foregoing, or any other person designated by regulation of the Pennsylvania Department of Banking and Securities.

Puerto Rico
Any broker-dealer, bank, savings institution, trust company, insurance company, investment company as defined in the Investment Company Act of Puerto Rico, pension or profit-sharing trust or other financial institution or institutional buyer.

Tennessee
Any broker-dealer, bank (other than a bank is acting as a broker-dealer as such term is defined in the Tennessee Securities Act of 1980), trust company, insurance company, investment company registered under the U.S. Investment Company Act, a holding company which controls any of the foregoing, a trust or fund over which any of the foregoing has or shares investment discretion, a pension or profit-sharing plan, an institutional buyer as defined by rule by the Commissioner of Commerce and Insurance, or any other person (other than a broker-dealer) engaged as a substantial part of its business in investing in securities, in each case having a net worth in excess of US$1,000,000.

Texas
Any registered dealer actually engaged in buying and selling securities as a business, bank, trust company, building and loan association, insurance company, surety or guaranty company, savings institution, federally chartered credit union, savings and loan association, federal savings bank, credit union chartered under the laws of any state, investment company, small business investment company as defined in the Small Business Investment Act of 1958, Qualified Institutional Buyer, accredited investor as defined in Rule 501(a)(1) – (4) and (7)  – (8) under the U.S. Securities Act (other than a self-directed employee benefit plan with investment decisions made solely by persons that are accredited investors as defined in Rule 501(a)(5) – (6) under the U.S. Securities Act), any corporation, partnership, trust, estate or other entity (other than an individual) not formed for the purpose of acquiring the securities having a net worth of not less than US$5,000,000 and any wholly-owned subsidiary of such an entity, such securities being purchased by such institution for its own account or as a bona fide trustee of a trust organized and existing other than for the purpose of acquiring the securities.

Utah
Any broker-dealer, bank, savings and loan association, savings bank, industrial bank, credit union or other institution that holds or receives deposits, savings, or share accounts, issues certificates of deposit, or provides to its customers other depository accounts that are subject to withdrawal by checks, drafts, or other instruments or by electronic means to effect third-party payments, trust company, insurance company, investment company, pension or profit-sharing trust, Qualified Institutional Buyer or other financial institution or institutional investor.

Virginia	Any broker-dealer, corporation, investment company or pension or profit-sharing trust.
Washington
Any broker-dealer, bank, savings institution, trust company, insurance company, investment company, or any wholly-owned subsidiary of one of the foregoing, pension or profit-sharing trust (other than a self-directed pension plan), corporation, business trust or partnership, or any wholly-owned subsidiary of such an entity, which has been operating for at least 12 months and which has a net worth on a consolidated basis of at least US$10,000,000 as determined by the entity’s most recent audited financial statements (which are dated within the past 16 months), entity which has been granted exempt status under Section 501(c)(3) of the Code with a total endowment or trust fund of at least US$5,000,000 according to its most recent audited financial statements (which are dated within the past 16 months), or other financial institution or institutional buyer.

West Virginia
Any broker-dealer, bank, savings institution, trust company, insurance company, investment company, pension or profit-sharing trust; any corporation, business trust, partnership, limited liability company, limited liability partnership or wholly-owned subsidiary of any of the aforementioned entities or an entity which has been granted exempt status under Section 501(c)(3) of the Code, which has been operating on a continuing basis for at least 12 months and which has a net worth of at least US$5,000,000, a substantial part of whose business activities consists of investing, purchasing, selling or trading in securities issued by others and whose investment decisions are made by persons who are reasonably believed by the seller to have such knowledge and experience in financial and business matters to be capable of evaluating the merits and risks of investment; a small business investment company under the Small Business Investment Act of 1958; a private business development company as defined by the U.S. Investment Advisers Act; a business development company as defined in the U.S. Investment Company Act; a wholly-owned subsidiary of a bank, savings institution, insurance company, or investment company; a Qualified Institutional Buyer; or other financial institution or institutional buyer.

The following summary sets out information concerning the ability of U.S. persons in Restricted States to participate in the Offer.
•
If you reside in one of the following states, you may accept the Offer and receive Offeror Shares as part of the consideration under the Offer in exchange for any Common Shares that you deposit under the Offer: Alaska, California, Florida, Georgia, Hawaii, Idaho, Indiana, Iowa, Kansas, Maine, Michigan, Minnesota, Mississippi, Missouri, Nevada, New Hampshire, New Mexico, New York, Rhode Island, South Carolina, South Dakota, U.S. Virgin Islands, Vermont, Wisconsin and Wyoming (each, a “Non-Restricted State”). You are not required to be an “exempt institutional investor” to accept the Offer and receive Offeror Shares as part of the consideration under the Offer if you reside in a Non-Restricted State.

•
If you reside in one of the Restricted States, you may accept the Offer and receive Offeror Shares as part of the consideration under the Offer in exchange for any Common Shares that you deposit under the Offer if and only if you are an “exempt institutional investor” under the laws of your state of residence. If you are an “exempt institutional investor” under the laws of your state of residence, and wish to tender Common Shares and receive Offeror Shares, you may be required to certify your status as an “exempt institutional investor” to the Offeror and the Information Agent and should contact the Information Agent for additional information in that regard.

•
If you reside in one of the Restricted States and you are not an “exempt institutional investor” under the laws of your state of residence, you may accept the Offer, but you are not entitled to receive any Offeror Shares as part of the consideration for the Common Shares that you deposit under the Offer. The Offeror proposes to deliver to the Depositary the total number of Offeror Shares that Company Shareholders who are non-residents of Canada, including those U.S. Company Shareholders residing in a Restricted State that are not “exempt institutional investors”, would otherwise have been entitled to receive as part of the consideration under the Offer, but are prohibited from receiving due to applicable securities Laws (collectively, the “Non-Exempt Shareholders”). The Depositary or its nominee will, as agent for the Non-Exempt Shareholders, sell or cause to be sold (through a broker in Canada and on the TSX) those Offeror Shares that would otherwise be issuable to Non-Exempt Shareholders as part of the consideration under the Offer, after the payment date for the Common Shares taken up or otherwise acquired by the Offeror under the Offer. After the completion of such sales, the Depositary will distribute the aggregate net proceeds of sale, after expenses, commissions and applicable withholding taxes, on a pro rata basis among the Non-Exempt Shareholders. Such net cash proceeds will be remitted to such Non-Exempt Shareholders in United States dollars. Any such sales of Offeror Shares will be completed as soon as practicable after the date on which the Offeror takes up and pays for the Common Shares of Non-Exempt Shareholders under the Offer and will be done in a manner intended to maximize the consideration to be received from the sale of such Offeror Shares and to minimize any adverse impact of the sale on the market for the Offeror Shares. Each Non-Exempt Shareholder accepting the Offer will be deemed by such acceptance to have agreed that it will not receive any Offeror Shares and will instead receive the net cash proceeds from the sale of Offeror Shares on its behalf (as described above) and the Cash Consideration as consideration of its acceptance of the Offer.
Purchases Outside of the Offer
Company Shareholders should be aware that the Offeror or its affiliates, and any broker, advisor or other person acting as the agent for, or on behalf of or in concert with, the Offeror or its affiliates, may, directly or indirectly, bid for, make purchases of or make arrangements to purchase Common Shares or Offeror Shares during the period of the Offer other than through the Offer, such as in open market purchases, as permitted by applicable Law. If any such purchases are made, the Offeror will issue a news release immediately after the close of business on the day of any such purchase, containing disclosure of the number of Common Shares purchased and certain other information as required by applicable Law. To the extent information about such purchases or arrangements to purchase is made public in Canada, such information will be disclosed by means of a news release or other means reasonably calculated to inform Company Shareholders in the United States of such information. See Section 13 of the Offer to Purchase, “Market Purchases and Sales of Common Shares.”
Reporting Following the Completion of the Offer
The Offeror is, and following the effectiveness of the Registration Statement, will continue to be, subject to the reporting requirements of the U.S. Exchange Act, and in accordance therewith, files reports and other information with the SEC. Under the MJDS, such reports and other information may be prepared in accordance with the disclosure requirements of Canada, which requirements are different from those of the United States. The Offeror is exempt from the rules under the U.S. Exchange Act prescribing the furnishing and content of proxy statements, and its officers, directors and principal shareholders will be exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the U.S. Exchange Act. Reports and other information filed by the Offeror may be inspected and copied at the public reference facilities maintained by the SEC at Room 1580, 100 F Street, NE, Washington, D.C. 20549. Copies of such material can also be obtained at prescribed rates from the Public Reference Section of the SEC at 100 F Street, NE, Washington, D.C. 20549. Prospective investors may call the SEC at 1-800-SEC-0330 for further information regarding the public reference facilities or visit the SEC’s website at www.sec.gov. The Registration Statement filed with the SEC concerning the Offer, including the exhibits, and the Offeror’s reports and other information filed under the U.S. Exchange Act are available to the public free of charge at the SEC’s website at www.sec.gov.
The Offeror does not intend to submit an application to list the Offeror Shares for trading on any “national securities exchange” as defined under the U.S. Exchange Act, including the New York Stock Exchange and the Nasdaq.

SUMMARY
The following is a summary only and is qualified in its entirety by the detailed provisions contained in this Offer to Purchase and Circular. Company Shareholders should read this Offer to Purchase and Circular in its entirety. Certain capitalized and other terms used in this Summary are defined in the Glossary.
The Offer
The Offeror hereby offers to purchase, on the terms and subject to the conditions of this Offer, all of the issued and outstanding Common Shares, together with the associated SRP Rights, including any Common Shares that may become issued and outstanding after the date of the Offer but prior to the Expiry Time.
Upon acceptance of the Offer, each Company Shareholder whose Common Shares are taken up by the Offeror will be entitled to receive, for each Common Share, US$0.75 in cash (also called the Cash Consideration) and 0.3463 (also called the Base Exchange Ratio) of an Offeror Share, subject to a maximum value per Common Share of US$5.00 (also called the Cap Price). If, on the earlier of the Expiry Time and the date on which all conditions of the Offer have been satisfied or waived by the Offeror, the Calculation Date VWAP of the Offeror Shares traded on the TSX is greater than $17.05 (assuming an exchange rate for U.S. dollars of $1.00 = US$0.7200) per Offeror Share, the number of Offeror Shares that a Company Shareholder will receive for each Common Share will be calculated by dividing the Cap Price of US$5.00 (less the Cash Consideration of US$0.75) by the Calculation Date VWAP (also called the Cap Exchange Ratio). The following table provides an analysis of the changes in price of Offeror Shares on the Consideration.
Calculation Date VWAP (Price of Offeror Shares in $)	Calculation Date VWAP (Price of Offeror Shares in US$)	Number of Offeror Shares Issued per Common Share	Share Consideration (US$)	Cash Consideration (US$)	Total Consideration per Common Share (US$)
$13.75	$9.90	0.34630000	$3.43	$0.75	$4.18
$14.50	$10.44	0.34630000	$3.62	$0.75	$4.37
$15.25	$10.98	0.34630000	$3.80	$0.75	$4.55
$16.00	$11.52	0.34630000	$3.99	$0.75	$4.74
$16.75	$12.06	0.34630000	$4.18	$0.75	$4.93
$17.50	$12.60	0.33730159	$4.25	$0.75	$5.00
$18.25	$13.14	0.32343988	$4.25	$0.75	$5.00
$19.00	$13.68	0.31067251	$4.25	$0.75	$5.00
$19.75	$14.22	0.29887482	$4.25	$0.75	$5.00

Note: Assumed exchange rate for U.S. dollars of $1.00 = US$0.7200.
The Consideration, including the Cap VWAP Price, is subject to fluctuation based on the exchange rate between Canadian and United States dollars. See Section 23 of the Circular, “Risk Factors”.
The Offer is made only for Common Shares and the accompanying SRP Rights and is not made for any Convertible Securities or other rights (other than SRP Rights) to acquire Common Shares. Holders of Convertible Securities who wish to accept the Offer must, to the extent permitted by the terms of the Convertible Securities and applicable Law, exercise, exchange or convert such Convertible Securities into Common Shares and deposit those Common Shares in accordance with the terms of the Offer. Any such exercise, exchange or conversion must be completed sufficiently in advance of the Expiry Time to ensure that the holder of such Convertible Securities will have received the Common Shares on such exercise and have them available for deposit at or prior to the Expiry Time, or in sufficient time to comply with the procedures referred to under Section 3 of the Offer to Purchase, “Manner of Acceptance — Procedure for Guaranteed Delivery”, and Section 13 of the Circular, “Treatment of Convertible Securities”.
In no event will a Company Shareholder be entitled to a fractional Offeror Share. Where the aggregate number of Offeror Shares to be issued to a Company Shareholder as Share Consideration under the Offer would result in a fraction of an Offeror Share being issuable, the number of Offeror Shares to be received by such Company Shareholder will be rounded down to the nearest whole number and no Company Shareholder will be entitled to any compensation in respect of a fractional Offeror Share.
The Offeror
Curaleaf is a leading global provider of consumer products in cannabis with a mission to enhance lives by cultivating, sharing and celebrating the power of the plant. As a high-growth cannabis company known for quality, expertise and reliability, Curaleaf and its brands, including Anthem, Curaleaf, Dark Heart, Find, Four20 Pharma, Grassroots, Green Britannia, Huala, JAMS, Reef and Select, provide industry-leading service, product selection and accessibility across the medical and adult use markets. Curaleaf International is powered by a strong presence in all stages of the supply chain. Its unique distribution network throughout Europe, Canada and Australasia brings together pioneering science and research with cutting-edge cultivation, extraction and production.
The Offeror Shares are listed for trading on the TSX under the symbol “CURA” and quoted on the OTCQX under the symbol “CURLF”.
The Offeror filed a Form 8-K with the SEC on August 5, 2026, indicating that from such date the Offeror will voluntarily comply with the registration and ongoing reporting requirements applicable to a U.S. domestic issuer under U.S. securities Laws, rather than those applicable to foreign private issuers. The Form 8-K included the Offeror’s annual report on Form 10-K for the year ended December 31, 2025 and its quarterly report on Form 10-Q for the quarter ended March 31, 2026.
For further information regarding Curaleaf, including the documents referenced immediately above, refer to Curaleaf’s filings with the Securities Regulatory Authorities, which may be obtained through SEDAR+ at www.sedarplus.ca and, for its US filings, EDGAR at www.sec.gov. Also see Section 1 of the Circular, “The Offeror”.
Aurora Cannabis Inc.
Aurora is a global medical cannabis company. The Company’s principal strategic business lines are focused on the production, distribution and sale of medical cannabis products in Canada and internationally. The Company currently conducts the following key business activities in the jurisdictions listed below:
•
Production, distribution and sale of medical cannabis products and, on a very limited basis, consumer cannabis products in Canada pursuant to the Cannabis Act;

•
Production and distribution of wholesale medical cannabis in the European Union pursuant to the German Medicinal Products Act and German Narcotic Drugs Act; and

•
Distribution of wholesale medical cannabis in various international markets, including Australia and New Zealand.

The Common Shares are listed for trading on the TSX and Nasdaq under the symbol “ACB” and on the Frankfurt Stock Exchange under the symbol “21P”.
For further information regarding the Company, refer to the Company’s filings with the Securities Regulatory Authorities, which may be obtained through SEDAR+ at www.sedarplus.ca and, for its US filings, through EDGAR at www.sec.gov. Also see Section 2 of the Circular, “Aurora Cannabis Inc.”.
Reasons to Accept the Offer
The Offeror believes that the combination of the Offeror and the Company would benefit the shareholders of both companies for several reasons, including the following:
(a)
Significant Premium to Market.   The Offer, based on the closing price of the Offeror Shares of US$9.39 on August 10, 2026, will result in Company Shareholders receiving US$4.00 in Consideration, which implies a premium of 45% over the 30-day VWAP of the Common Shares on August 10, 2026, the date prior to the Offeror announcing its intention to make the Offer, and a 50% premium to the July 7, 2026 closing price of the Common Shares of US$2.67, the day that Curaleaf submitted the July 7 LOI (as defined herein). Rather than waiting for an uncertain path to potential value creation, Company Shareholders can immediately capture a significant premium. Further, given the structure, Company Shareholders are able to realize some cash value today, while also continuing to participate in the future growth of the combined company through ongoing equity ownership.
(b)
Implied Offer Represents Premium Multiple.   The Offer, based on average analyst consensus estimates, represents an implied CY2026E Adjusted EBITDA (as defined herein) multiple of 12.0x, more than 68% higher than comparable Canadian peer average of 7.1x, with a similarly higher implied multiple based on CY2027E Adjusted EBITDA.

(c)
Even More Pronounced Premium to Market on an Ex-Cash Basis.   Based on the Company’s cash and equivalents as of June 30, 2026 (as subsequently adjusted to account for the sale of land for $2.2 million in cash, net of transaction costs of $0.1 million, as disclosed in Aurora’s public filings) of US$109 million, or US$1.62 per Common Share, the implied premium is even more pronounced and attractive to Company Shareholders. Excluding cash and equivalents and assuming dollar for dollar value for cash, the Offer represents an ex-cash premium of 110% over the 30-day VWAP of the Common Shares on August 10, 2026, the date prior to the Offeror announcing its intention to make the Offer, and an ex-cash premium of 127% to the July 7, 2026 closing price of the Common Shares, the day that Curaleaf submitted the July 7 LOI.

(d)
Constant Restructuring and Inventory Impairment Charges Presented as Non-Recurring for Four Consecutive Years.   Aurora has had inventory impairments and “business transformation” costs in each of fiscal 2024, fiscal 2025, fiscal 2026 and again in the first quarter of fiscal 2027. Over this period, Aurora has incurred almost $150 million of “non-recurring” costs that have been excluded from its adjusted results. Charges incurred in four consecutive fiscal years are not non-recurring. Aurora’s financial results indicate recurring inventory impairments and recurring business transformation initiatives have not resulted in a sustained improvement in operational performance. More recently, over the last four quarters, net revenue declined 14% from $78.8 million to $67.6 million, Adjusted EBITDA declined 78% from $15.4 million to $3.4 million and operating cash flow was negative in two of the last four quarters, notwithstanding more than $50 million in inventory impairments and business transformation costs over this period alone, Aurora has continued to incur meaningful restructuring and optimization-related costs without a consistent improvement in revenue growth, margin performance or cash flow generation.

(e)
Aurora’s Most Recent Guidance Contemplates a Smaller and Less Profitable Business.   In Aurora’s FY2027 outlook, issued with its fourth quarter and full year FY2026 results on June 11, 2026, and expressly reaffirmed as “unchanged” in connection with its first quarter FY2027 results on August 5, 2026, Aurora’s management stated that: (i) Total net revenue is expected to be more in line with net cannabis revenue results in FY2025; (ii) Adjusted SG&A is expected to remain broadly in line with the prior fiscal year; and (iii) Leading to lower annual Adjusted EBITDA compared to the prior fiscal year.

Company Shareholders are being asked to forgo the premium available under the Offer in favor of a standalone plan which the Company’s own management expects will generate lower revenue and lower Adjusted EBITDA than the year just ended.
The Offer provides Company Shareholders with an alternative: ownership in a combined company with a growing revenue base, positive operating cash flow and the downstream pharmacy, clinic and distribution infrastructure that Aurora does not have.
(f)
Aurora has a Sustained Track Record of Value Destruction.   Aurora’s balance sheet as at March 31, 2026 reports share capital of $7.0 billion offset by an accumulated deficit of $6.4 billion. Approximately 72% of that deficit is the impairment of businesses Aurora has acquired. Between fiscal 2020 and fiscal 2026 Aurora recognized approximately $4.65 billion of impairments in continuing operations.

(g)
Combine with the Global Industry Leader with Continued Participation.   The Offer provides Company Shareholders the opportunity to continue to participate in the compelling global industry growth alongside the established and successful track record of Curaleaf, which maintains a global cultivation footprint more than three times the size of Aurora and global production capacity almost six times that of Aurora. Curaleaf has built the industry’s most expansive international cannabis platform, with operations, distribution capabilities, and strategic market positions spanning 17 countries across Europe, North America and the Asia-Pacific region.
(h)
Increased Diversification Across the Global Cannabis Value Chain.   Given Curaleaf’s extensive global operations, as well as its infrastructure across all aspects of the cannabis value chain, both medical and adult use, Curaleaf’s business is one of the most diversified cannabis companies in the world. Company Shareholders will greatly benefit from this diversification. The Offer provides Company Shareholders with the opportunity to participate in Curaleaf’s U.S. business, which today has more than US$1 billion in revenue and is positioned to benefit from several significant value creation catalysts, including the recent federal rescheduling of state-licensed medical cannabis, the potential broader rescheduling of cannabis, continued momentum toward expanded adult-use access, and ongoing market expansion across key jurisdictions. Curaleaf’s recent financial results further underscore this momentum, with Q2 FY2026 revenues growing 10% over the same period in the prior year, reflecting continued demand across its diversified global platform. At the same time, Company Shareholders would continue to benefit from Curaleaf’s leading international platform, including its pharmacy, clinic, wholesale and distribution infrastructure across Europe, which is expected to accelerate patient access and broaden commercial opportunities for the Company’s products, genetics and cultivation capabilities across key international markets.

(i)
Pro Rata Participation in Expected Synergies.   Company Shareholders will not only benefit from the continued participation in the value expected to be created through the combination, but will also benefit from the expected synergies. Given the Company’s relative cost structure, with SG&A as a percentage of revenue of 64%, compared to Curaleaf’s at 39%, the Offeror believes there are substantial cost savings and optimization opportunities. Curaleaf has identified a clear path with at least US$40 million of annual cost synergies through optimization of corporate overhead, procurement, supply chain operations and international infrastructure. The Offeror also believes there are revenue synergies that Company Shareholders would benefit from, including through combining the Company’s cultivation, genetics and medical cannabis capabilities with Curaleaf’s global distribution, pharmacy, clinic and patient access platform.

(j)
Increased Scale, Liquidity, Capital Markets Presence and Access to Capital.   The pro forma combined company would have, based on the current trading price of the Offeror Shares, a market capitalization of more than US$3.0 billion, making it the world’s largest publicly traded cannabis company. Company Shareholders would significantly benefit from this increased scale and diversified global cannabis platform. The combined companies larger, more diversified revenue base, trading liquidity, access to capital and strategic importance are expected to increase its relevance among sophisticated institutional investors, strategic partners and capital providers — ultimately realizing a lower cost of capital than Aurora experiences today. As an example, Aurora recently accessed its at-the-market equity issuance program for total gross proceeds of US$13 million, with a weighted average gross issuance price of US$3.09 in its most recent quarter, a 23% discount to the Offer.

(k)
Potential for Downward Share Price Impact if the Offer is Not Accepted.   The Offer represents a significant premium to the market price of the Common Shares prior to the public announcement of Curaleaf’s interest to acquire Aurora. Curaleaf believes if the Offer is not successful, the trading price of the Common Shares may decline to pre-Offer levels.

Leveraging Curaleaf’s Strengths
Curaleaf strongly believes that Aurora will benefit from and be able to leverage Curaleaf’s core capabilities as follows:
•
Largest And Most Comprehensive Cannabis Infrastructure in the World;

•
Leverage Curaleaf’s Extensive International Scope and Infrastructure;

•
Leverage Curaleaf’s Extensive Cultivation Experience;

•
Continue to Capitalize on Increasing Consumer Adoption;

•
Highly Liquid TSX Listed Equity with Institutional Trading Depth;

•
Industry-Leading Cannabinoid Research in Partnership with World-Class Universities in the U.S. and in Europe;

•
Highly Experienced Management Team; and

•
Management Team Heavily Invested in Curaleaf.

Curaleaf — Aurora Combined Strengths
In addition to the Company’s standalone strengths, which could be leveraged to build the Offeror’s brand and revenues, a combined Curaleaf-Aurora would have the following:
•
The Creation of the Global Cannabis Champion Through Complementary Strengths;

•
A Stronger Platform for Long-Term Growth.

•
Unlocking Full Global Potential Through Curaleaf’s Infrastructure;

•
Participation in U.S. Cannabis Upside;

•
Value Creation Through Superior Capital Allocation; and

•
The Clear Strategic Partner for Aurora.

See Section 5 of the Circular, “Reasons to Accept the Offer” for additional details.

NOTICE TO HOLDERS OF CONVERTIBLE SECURITIES
The Offer is made only for Common Shares and the accompanying SRP Rights and is not made for any Convertible Securities or other rights (other than SRP Rights) to acquire Common Shares. Holders of Convertible Securities who wish to accept the Offer must, to the extent permitted by the terms of the Convertible Securities and applicable Law, exercise, exchange or convert such Convertible Securities into Common Shares and deposit those Common Shares in accordance with the terms of the Offer. Any such exercise, exchange or conversion must be completed sufficiently in advance of the Expiry Time to ensure that the holder of such Convertible Securities will have received the Common Shares on such exercise and have them available for deposit at or prior to the Expiry Time, or in sufficient time to comply with the procedures referred to under Section 3 of the Offer to Purchase, “Manner of Acceptance — Procedure for Guaranteed Delivery”, and Section 13 of the Circular, “Treatment of Convertible Securities”.
The tax consequences to holders of Convertible Securities of exercising, exchanging or converting such Convertible Securities are not described in the Circular. Holders of Convertible Securities should consult their tax advisors regarding the potential tax consequences to them in connection with the decision whether to exercise such Convertible Securities.
CURRENCY
All references to “$” in this Offer to Purchase and Circular mean Canadian dollars and all references to “US$” in this Offer to Purchase and Circular mean United States dollars, except where otherwise indicated. On August 17, 2026, the Bank of Canada daily average exchange rate for U.S. dollars was $1.00 = US$0.7212.
LEGISLATION
All references in this Offer to Purchase and Circular to any legislation or enactment are deemed to be references to such legislation or enactment as the same may be amended or replaced from time to time.
RISK FACTORS
The acceptance of the Offer and an investment in the Offeror Shares offered pursuant to the Offer are subject to certain risks. In assessing the Offer, Company Shareholders should carefully consider the risks described in this Offer to Purchase and Circular. Such risks may not be the only risks applicable to the Offer or the Offeror. Additional risks and uncertainties not presently known by the Offeror or that the Offeror currently believes are not material may also materially and adversely impact the successful completion of the Offer or the business, operations, financial condition, financial performance, cash flows, reputation or prospects of the Offeror. See Section 23 of the Circular, “Risk Factors”.
INFORMATION CONTAINED IN THIS OFFER TO PURCHASE AND CIRCULAR
Certain information contained in this Offer to Purchase and Circular has been taken from or is based on documents that are expressly referred to in this Offer to Purchase and Circular. All summaries of, and references to, documents that are specified in this Offer to Purchase and Circular as having been filed, or that are contained in documents specified as having been filed, on SEDAR+ or EDGAR are qualified in their entirety by reference to the complete text of those documents as filed, or as contained in documents filed, under the Offeror’s profile at www.sedarplus.ca or www.sec.gov, as applicable. Company Shareholders are urged to read carefully the full text of those documents, which may also be obtained on request without charge from the Information Agent by North American toll free phone at 1-800-530-5189, local and text: 416-751-2066 or by email at info@carsonproxy.com.
As of the date of this Offer, the Offeror has not had access to the non-public books and records of the Company and the Offeror is not in a position to independently assess or verify certain of the information in the Company’s publicly filed documents, including its financial statements. The Company has not reviewed this Offer to Purchase and Circular and has not confirmed the accuracy and completeness of the information in respect of the Company contained herein. As a result, all historical information regarding the Company included herein, including all Company financial information, and all pro forma financial and operational information reflecting the effects of a combination of the Offeror and the Company, has been derived, by necessity, from the Company’s public reports and securities filings as of August 17, 2026. While the Offeror has no reason to believe that such publicly filed information is inaccurate or incomplete, the Offeror does not assume any responsibility for the accuracy or completeness of any such information. See Section 23 of the Circular, “Risk Factors — Risk Factors Related to the Offer and the Offeror — The Offeror has been unable to independently verify the accuracy and completeness of the Company information in this Offer to Purchase and Circular”. None of the Company’s public reports or securities filings are or have been incorporated by reference into this Offer to Purchase and Circular.
The independent auditors report of PKF (as defined herein) incorporated by reference in this Offer to Purchase and Circular refers exclusively to the Annual Financial Statements (as defined herein) and does not extend to the prospective financial information included in this Offer to Purchase and Circular and should not be read to do so.
This document generally does not address the income tax consequences of the Offer to Company Shareholders in any jurisdiction outside Canada or the United States. Company Shareholders in a jurisdiction outside Canada or the United States should be aware that the disposition of the Common Shares and the acquisition of Offeror Shares may have tax considerations which may not be described herein. All Company Shareholders, including Company Shareholders outside Canada and the United States, should consult their tax advisors with respect to tax considerations applicable to them in light of their particular circumstances.
Unless the context otherwise requires, all references in this Offer to Purchase and Circular to “Curaleaf” and the “Offeror” mean Curaleaf Holdings, Inc. and its subsidiaries.
Certain figures herein may not add due to rounding.
Information contained in this document is given as of August 18, 2026, unless otherwise specifically stated.
AVAILABILITY OF DISCLOSURE DOCUMENTS
The Offeror is a reporting issuer or the equivalent in all of the provinces and territories of Canada and files its continuous disclosure documents with the Securities Regulatory Authorities. Such documents are available under Curaleaf’s profile on SEDAR+ at www.sedarplus.ca and for its US filings on its profile on EDGAR at www.sec.gov.
FORWARD-LOOKING INFORMATION
Certain statements contained in Section 5 of the Circular, “Reasons to Accept the Offer”, Section 6 of the Circular, “Purpose of the Offer”, Section 9 of the Circular, “Source of Funds” and Section 14 of the Circular, “Acquisition of Common Shares Not Deposited”, in addition to certain statements contained elsewhere in this document, including the appendices hereto, or incorporated by reference herein, contain “forward-looking information” within the meaning of applicable Canadian securities Laws and “forward-looking statements” within the meaning of applicable U.S. securities Laws (collectively, “forward-looking information”) and are prospective in nature. Forward-looking information is not based on historical facts, but rather on current expectations and projections about future events, and is therefore subject to risks and uncertainties that could cause actual results to differ materially from the future results expressed or implied by the forward-looking information. Often, but not always, forward-looking information can be identified by the use of forward-looking words such as “believes”, “plans”, “expects”, “intends” and “anticipates”, or variations of such words and phrases or statements that certain actions, events or results “may”, “could”, “should”, “would”, “might” or “will” be taken, occur or be achieved. Forward-looking information contained in this Offer to Purchase and Circular includes, but is not limited to, statements relating to: expectations relating to the Offer and information concerning the Offeror’s plans for the Company in the event the Offer is successful; the results, effects and timing of the Offer and completion of any Compulsory Acquisition or Subsequent Acquisition Transaction (each as defined herein); the satisfaction or waiver of the conditions to consummate the Offer; expectations regarding the process and timing for obtaining Regulatory Approvals; the Offeror’s intentions with respect to financing of the Cash Consideration payable under the Offer; the tax treatment of Company Shareholders; the form and value of any consideration offered under any Compulsory Acquisition or Subsequent Acquisition Transaction; intentions to amalgamate the Company with a subsidiary of the Offeror following or as part of any Compulsory Acquisition or Subsequent Acquisition Transaction; intentions to delist the Common Shares and to cause the Company to cease to be a reporting issuer if permitted under applicable Law; the expected mailing of this Offer to Purchase and Circular and any notice of change or notice of variation; the anticipated effects of the Offer and expected benefits of depositing Common Shares under the Offer, both to Offeror Shareholders and Company Shareholders; and the anticipated strategic, operational and financial benefits that may result from the combination of the Offeror and the Company, including, but not limited to: the size and scale of the combined company; the expected ownership of the combined company by Offeror Shareholders.
Although the Offeror believes that the expectations reflected by the forward-looking information presented in this Offer to Purchase and Circular are reasonable, the Offeror’s forward-looking information is based on assumptions and factors concerning future events that may prove to be inaccurate. Those assumptions and factors are based on information currently available to the Offeror about itself and the Company and the businesses in which they operate. Information used in developing forward-looking information has been acquired from various sources, including third party consultants, suppliers and regulators, among others. The material assumptions used to develop the forward-looking information herein include, but are not limited to: the Offeror will receive the Regulatory Approvals on the timelines and in the manner currently anticipated; the other conditions of the Offer will be satisfied on a timely basis in accordance with their terms; the ability of the Offeror to complete the combination of the Offeror and the Company, pursuant to the Offer or otherwise, and to integrate the Offeror’s and the Company’s respective businesses and operations and realize the anticipated strategic, operational and financial benefits synergies from the acquisition of the Company by the Offeror; the anticipated synergies and other anticipated benefits of the Offer will be realized in a manner consistent with the Offeror’s expectations; the Company’s public disclosure is accurate and that the Company has not failed to publicly disclose any material information respecting the Company, its business, operations, assets, material agreements, or otherwise; there will be no material changes to Laws adversely affecting the Offeror’s or the Company’s operations; and the impact of the current economic climate and financial, political and industry conditions on the Offeror’s and the Company’s operations, including its financial condition and asset value, will remain consistent with the Offeror’s current expectations. All figures and descriptions provided in this Offer to Purchase and Circular related to the Offer, including with respect to the Consideration (as defined herein), reasons for the Offer, the potential benefits to the Company Shareholders and expected pro forma effects, are based on and assume the following: (a) the Offeror’s and the Company’s respective liquidity, debt, credit ratings, debt costs and assets, as applicable, will not change from August 17, 2026, in the case of the Offeror, and from what the Offeror has ascertained from the Company’s public filings on SEDAR+ up to and including August 17, 2026, in the case of the Company, and in the case of reserves and contingent resources, as applicable, those reported by the Offeror and the Company in their respective most recent annual information forms; (b) 64,861,819 Common Shares are issued and outstanding immediately prior to the date of the Offer and 4,502,959 Common Shares are issuable pursuant to the exercise, exchange or conversion, as applicable, of the Convertible Securities outstanding immediately prior to the date of the Offer; (c) that all of the Common Shares are deposited under the Offer pursuant to the terms thereof or acquired by the Offeror pursuant to a Compulsory Acquisition or Subsequent Acquisition Transaction for the purpose of the Company becoming, directly or indirectly, a wholly-owned subsidiary or affiliate of the Offeror; and (d) no other Common Shares or Offeror Shares are issued before the successful completion of the Offer. Assumptions have also been made with respect to future foreign exchange and interest rates. Although the Offeror believes that the assumptions made and the expectations represented by such statements or information are reasonable, there can be no assurance that the forward-looking information herein will prove to be accurate.
Because actual results or outcomes could differ materially from those expressed in any forward-looking information, Company Shareholders should not place undue reliance on any such forward-looking information. By its nature, forward-looking information is based on assumptions and involves known and unknown risks, uncertainties and other factors that may cause the Offeror’s actual results, performance or achievements, or industry results, to be materially different from future results, performance or achievements expressed or implied by such forward-looking information. In particular, there are certain risks related to the consummation of the Offer and the combination of the Offeror and the Company, and the business and operations of the Company and the Offeror (including the business and operations that are currently being conducted and undertaken by the Offeror and those that will be conducted and undertaken by the Offeror upon consummation of the Offer) including, but not limited to: changes in general economic conditions in

Canada, the United States and elsewhere; changes in operating conditions; fluctuations in foreign exchange and interest rates; changes or proposed changes in applicable tariff rates; availability of financial resources and/or third-party financing; availability of equipment, materials and personnel; defaults by counterparties under commercial arrangements to which the Company or the Offeror (or any of their respective subsidiaries) is a party; an inability to procure Regulatory Approvals in a timely manner or on terms satisfactory to the Offeror; new or changing Laws (domestic and foreign); the risk of failure to satisfy the conditions to the Offer; the risk that the anticipated synergies and other benefits of the Offer may not be realized; and the risk that actual operating results may differ significantly from projections and expectations. In addition, Company Shareholders are cautioned that the actual results of the Offeror following the successful completion of the Offer may differ materially from the expectations expressed herein as a result of a number of additional risks and uncertainties. For a further discussion regarding the risks related to the Offer and the Offeror, see Section 23 of the Circular, “Risk Factors”. Some of these risks, uncertainties and other factors are similar to those faced by other cannabis companies and some are unique to the Offeror. The Curaleaf AIF (as defined herein) and other documents filed by the Offeror with the Securities Regulatory Authorities (accessible through the SEDAR+ website at www.sedarplus.ca and the EDGAR website at www.sec.gov) further describe risks, material assumptions and other factors that could influence actual results and are incorporated herein by reference.
This Offer to Purchase and Circular contains information that may constitute financial outlook about the prospective financial performance, financial position or cash flows of the company resulting from the combination of the Offeror and the Company, all of which is subject to the same assumptions, risk factors, limitations and qualifications described in this Offer to Purchase and Circular, and in the documents incorporated by reference herein. The financial outlook included in this Offer to Purchase and Circular has been prepared by, and is the responsibility of, management of the Offeror. Company Shareholders are cautioned that the assumptions used in the preparation of such financial outlook, although considered reasonable, and reflecting the best estimates and judgments and assumptions that are reasonable in the circumstances, at the time of preparation, may prove to be imprecise or inaccurate and, as such, undue reliance should not be placed on the financial outlook. The actual results, performance and achievements of the combined company could differ materially from those expressed in, or implied by, financial outlook. The Offeror has included financial outlook in order to provide Company Shareholders with a more complete perspective on the combined company’s future operations and current expectations of the Offeror’s management relating to the combined company’s future performance following completion of the Offer. Company Shareholders are cautioned that such information may not be appropriate for other purposes. Management of the Offeror has approved the financial outlook contained herein as of the date of this Offer to Purchase and Circular.
New factors emerge from time to time and it is not possible for management of the Offeror to predict all of such factors and to assess in advance the impact of each such factor on the Offeror’s or the Company’s business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking information. The impact of any one factor on any particular forward-looking information is not determinable with certainty as such factors are dependent upon other factors, and the Offeror’s course of action would depend upon management’s assessment of the future considering all information available to it at the relevant time. Any forward-looking information contained in this Offer to Purchase and Circular is provided as of the date hereof and the Offeror does not undertake any obligation to update or to revise any of the forward-looking information included herein, except as required by applicable securities Laws. The forward-looking information contained in this Offer to Purchase and Circular is expressly qualified by this cautionary statement.
DISCLOSURE OF FINANCIAL MEASURES
Non-U.S. GAAP Financial Measures
Various documents incorporated by reference herein may include certain non-U.S. GAAP (as defined herein) measures. These non-U.S. GAAP measures are not recognized measures under U.S. GAAP, do not have a standardized meaning prescribed by U.S. GAAP and are therefore unlikely to be comparable to similar measures presented by other companies. These measures are provided as additional information to complement U.S. GAAP measures by providing further understanding of operations from management’s perspective. Accordingly, non-U.S. GAAP measures should never be considered in isolation nor as a substitute for analysis of financial information reported under U.S. GAAP.
Non-IFRS Financial Measures
In addition, this Offer to Purchase and Circular make reference to certain non-IFRS (as defined herein) financial measures, including “Adjusted EBITDA” of Aurora, which is not a recognized measure under IFRS, does not have a standardized meaning prescribed by IFRS and is therefore unlikely to be comparable to similar measures presented by other companies. Curaleaf considers Aurora’s Adjusted EBITDA to be relevant to its assessment of Aurora because it provides insight into the underlying operating performance and cash-generating potential of Aurora’s core business by excluding certain non-cash, non-recurring and other items that may not be indicative of ongoing operating results. Adjusted EBITDA is commonly used by management, investors and financial advisors to evaluate the operating performance, profitability and enterprise value of cannabis businesses and facilitates comparison with other companies in the industry.
In its MD&A (as defined herein) described below, Aurora calculates its “Adjusted EBITDA” as net income (loss) from continuing operations excluding income tax expense (recovery), other income (expenses), share-based compensation, depreciation and amortization, business development costs, changes in fair value of inventory and biological assets sold, inventory impairment adjustments, changes in fair value of biological assets and costs related to its business transformation, and, in respect of its Q2 2026 and Q3 2026 MD&A, non-recurring items and costs related to business operations focused on developing international markets prior to commercialization.
The following table presents Aurora’s Adjusted EBITDA and reconciles it to the most directly comparable IFRS measure for the applicable periods. The information in the table has been derived from Aurora’s publicly filed MD&A for each of the quarterly periods ended September 30, 2025, December 31, and June 30, 2026 and the fiscal period ending March 31, 2026, and is reproduced from each such MD&A of Aurora available on SEDAR+ at www.sedarplus.ca and through EDGAR at www.sec.gov:
Adjusted EBITDA
The following is the Company’s adjusted EBITDA:
	Three months ended			Six months ended
($ thousands)	September 30, 2025	June 30, 2025	September 30, 2024(4)	September 30, 2025	September 30, 2024(4)
Net income (loss) from continuing operations	(53,165)	(19,381)	1,435	(72,546)	4,885
Income tax expense (recovery)	6,190	(3)	(1,065)	6,187	1,303
Other income (expense)	28,381	(838)	(2,966)	27,543	(9,765)
Share-based compensation	4,969	2,186	4,468	7,155	7,487
Depreciation and amortization	6,833	5,566	6,380	12,399	13,118
Business development costs	321	361	991	682	1,992
Inventory and biological assets fair value and impairment adjustments	15,134	13,929	529	29,063	(11,819)
Business transformation costs(1)	5,869	6,141	3,623	12,010	8,233
Non-recurring costs(2)	840	2,866	(3,259)	3,706	(1,796)
Adjusted EBITDA(3)	15,372	10,827	10,136	26,199	13,638

(1)
Business transformation costs include certain IT project costs, costs associated with the repurposing of Sky and Sun, severance and retention costs in connection with the business transformation plan, sublease income and costs associated with the retention of certain medical aggregators.

(2)
Non-recurring costs includes inventory count adjustments resulting from inter-site transfers and litigation costs.

(3)
Adjusted EBITDA is a Non-GAAP Measure and is not a recognized, defined, or standardized measure under IFRS. Refer to “Cautionary Statement Regarding Certain Non-GAAP Performance Measures” section of the MD&A. Prior period comparatives were adjusted to include the adjustments for markets under development, business transformation costs and non-recurring charges related to non-core bulk cannabis wholesale to be comparable to the current period presentation.
(4)
In connection with the audit of the Annual Financial Statements, the Company noted that inventory and lease obligation were misstated, impacting the interim condensed consolidated financial statements filed during the 2025 fiscal year. Certain balances in the interim condensed consolidated financial statements as at and for the three months ended June 30, 2024, September 30, 2024 and December 31, 2024 were adjusted as a result and the amounts shown above reflect such adjustments. Refer to the “Historical Quarterly Results” section of the Annual MD&A.

Adjusted EBITDA
The following is the Company’s adjusted EBITDA:
	Three months ended			Nine months ended
($ thousands)	December 31, 2025	September 30, 2025	December 31, 2024(4)	December 31, 2025	December 31, 2024(4)
Net income (loss) from continuing operations	(1,743)	(53,165)	28,110	(74,289)	32,995
Income tax expense (recovery)	164	6,190	(377)	6,351	926
Other expense (income)	3,763	28,381	4,821	31,306	(4,944)
Share-based compensation	(551)	4,969	1,657	6,604	9,144
Depreciation and amortization	7,674	6,833	6,030	20,073	19,148
Business development costs	442	321	819	1,124	2,811
Inventory and biological assets fair value and impairment adjustments	(30)	15,134	(28,311)	29,033	(40,130)
Business transformation costs(1)	7,175	5,869	4,780	19,185	13,013
Non-recurring costs(2)	1,585	840	1,864	5,291	68
Adjusted EBITDA(3)	18,479	15,372	19,393	44,678	33,031

(1)
Business transformation costs include certain IT project costs, costs associated with the repurposing of Sky and Sun, severance and retention costs in connection with the business transformation plan, sublease income and costs associated with the retention of certain medical aggregators.

(2)
Non-recurring costs includes inventory count adjustments resulting from inter-site transfers and litigation costs.

(3)
Adjusted EBITDA is a Non-GAAP Measure and is not a recognized, defined, or standardized measure under IFRS. Refer to “Cautionary Statement Regarding Certain Non-GAAP Performance Measures” section of the MD&A. Prior period comparatives were adjusted to include the adjustments for markets under development, business transformation costs and non-recurring charges related to non-core bulk cannabis wholesale to be comparable to the current period presentation.

(4)
In connection with the audit of the Annual Financial Statements, the Company noted that inventory and lease obligation were misstated, impacting the interim condensed consolidated financial statements filed during the 2025 fiscal year. Certain balances in the interim condensed consolidated financial statements as at and for the three months ended June 30, 2024, September 30, 2024 and December 31, 2024 were adjusted as a result and the amounts shown above reflect such adjustments. Refer to the “Historical Quarterly Results” section of the Annual MD&A.

Adjusted EBITDA
The following is the Company’s adjusted EBITDA:
	Three months ended			Years ended
($ thousands)	March 31, 2026	December 31, 2025(3)	March 31, 2025(3)	March 31, 2026	March 31, 2025(3)
Net income (loss) from continuing operations	(27,566)	6,317	(12,128)	(58,619)	27,050
Income tax expense (recovery)	(538)	97	3,285	2,095	4,245
Other expense (income)	1,673	2,322	(11,925)	9,862	(20,861)
Share-based compensation	689	(551)	3,786	7,293	12,930
Depreciation and amortization	3,871	4,583	3,379	16,228	15,430
Business development costs	850	443	624	1,975	3,435
Inventory and biological assets fair value and impairment adjustments	20,487	1,306	21,953	50,419	(20,969)
Business transformation costs(1)	9,761	3,854	5,082	24,555	19,610
Adjusted EBITDA(2)	9,227	18,371	14,056	53,808	40,870

(1)
Business transformation related charges include costs related to closed facilities, certain IT project costs, sublease income, severance and retention costs in connection with the exit of the consumer market, legal provisions and costs associated with the retention of certain medical aggregators.

(2)
Adjusted EBITDA is defined in the “Cautionary Statement Regarding Certain Non-GAAP Performance Measures” section of this MD&A, including information on reconciliation to the most directly comparable IFRS measures.

(3)
Prior period comparatives were adjusted to include the adjustments for markets under development, business transformation costs and non-recurring charges related to non-core bulk cannabis wholesale to be comparable to the current period presentation.

Adjusted EBITDA(2)
The following is the Company’s adjusted EBITDA:
	Three months ended
($ thousands)	June 30, 2026	June 30, 2025(3)
Net loss from continuing operations	(4,033)	(10,186)
Income tax expense (recovery)	403	(71)
Other income	(5,101)	(1,685)
Share-based compensation	693	2,186
Depreciation and amortization	3,427	3,560
Business development costs	1,589	361
Inventory and biological assets fair value and impairment adjustments	1,356	11,418
Business transformation costs(1)	5,109	5,232
Adjusted EBITDA(2)	3,443	10,815

(1)
Business transformation related charges include costs related to restructuring, certain IT project costs, sublease income, severance and retention costs in connection with the consumer channel exit, and legal provisions.

(2)
Adjusted EBITDA is defined in the “Cautionary Statement Regarding Certain Non-GAAP Performance Measures” section of this MD&A, including information on reconciliation to the most directly comparable IFRS measure.

(3)
Prior period comparatives were adjusted to include the adjustments for markets under development, business transformation costs and non-recurring charges related to non-core bulk cannabis wholesale to be comparable to the current period presentation.

QUESTIONS AND ANSWERS ABOUT THE OFFER
The following are some of the questions that Company Shareholders may have about the Offer and the answers to those questions. The information contained in these questions and answers is a summary only and is not meant to be a substitute for the more detailed description and information contained elsewhere in this Offer to Purchase and Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery. Company Shareholders are urged to read this Offer to Purchase and Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery in their entirety. Terms defined in the Glossary of this Offer to Purchase and Circular and not otherwise defined in these questions and answers have the respective meanings given to them in the Glossary, unless the context otherwise requires. Cross-references have been included in these questions and answers to other sections of this Offer to Purchase and Circular where you will find more complete descriptions of the topics mentioned below.
Unless otherwise indicated, the information concerning the Company contained herein and in this Offer to Purchase and Circular has been taken from or based upon publicly available documents and records on file with the Securities Regulatory Authorities and other public sources. Although the Offeror has no knowledge that would indicate any statements contained herein and in this Offer to Purchase and Circular and taken from or based on such information are untrue or incomplete, the Offeror has no means of verifying the accuracy or completeness of any information contained herein that is derived from such sources regarding the Company, and none of the Offeror or any of its officers or directors assumes any responsibility for the accuracy or completeness of such information or for any failure by the Company to disclose events or facts which may have occurred or which may affect the significance or accuracy of any such information but which are unknown to the Offeror.
Who is making the Offer?
The Offeror is Curaleaf, a corporation existing under the Laws of the Province of British Columbia. Curaleaf’s principal business address is located at 250 Harbor Drive, Third Floor, Stamford, Connecticut 06902 and its registered and records office address is located at 666 Burrard Street, Suite 1700 Vancouver, British Columbia V6C 2X8
Curaleaf is a leading global provider of consumer products in cannabis with a mission to enhance lives by cultivating, sharing and celebrating the power of the plant. As a high-growth cannabis company known for quality, expertise and reliability, Curaleaf and its brands, including Anthem, Curaleaf, Dark Heart, Find, Four20 Pharma, Grassroots, Green Britannia, Huala, JAMS, Reef and Select, provide industry-leading service, product selection and accessibility across the medical and adult use markets. Curaleaf International is powered by a strong presence in all stages of the supply chain. Its unique distribution network throughout Europe, Canada and Australasia brings together pioneering science and research with cutting-edge cultivation, extraction and production.
The Offeror Shares are listed for trading on the TSX under the symbol “CURA” and quoted on the OTCQX under the symbol “CURLF”.
See Section 1 of the Circular, “The Offeror”.
What is the Offeror proposing?
The Offeror is offering to purchase, on the terms and subject to the conditions of the Offer, all of the issued and outstanding Common Shares, together with the associated SRP Rights, including, without limitation, any Common Shares that may become issued and outstanding after the date of the Offer but before the Expiry Time.
Company Shareholders who have deposited Common Shares will be deemed to have deposited the SRP Rights associated with such Common Shares. No additional payment will be made for the SRP Rights and no amount of the Consideration to be paid by the Offeror will be allocated to the SRP Rights.
See Section 1 of the Offer to Purchase, “The Offer”.
What would I receive in exchange for each of my Common Shares?
Upon acceptance of the Offer, each Company Shareholder whose Common Shares are taken up by the Offeror will be entitled to receive, for each Common Share, US$0.75 in cash (also called the Cash

Consideration) and 0.3463 (also called the Base Exchange Ratio) of an Offeror Share, subject to a maximum value per Common Share of US$5.00 (also called the Cap Price). If, on the earlier of the Expiry Time and the date on which all conditions of the Offer have been satisfied or waived by the Offeror, the Calculation Date VWAP of the Offeror Shares traded on the TSX is greater than $17.05 (assuming an exchange rate for U.S. dollars of $1.00 = US$0.7200) per Offeror Share, the number of Offeror Shares that a Company Shareholder will receive for each Common Share will be calculated by dividing the Cap Price of US$5.00 (less the Cash Consideration of US$0.75) by the Calculation Date VWAP (also called the Cap Exchange Ratio). See Section 1 of the Offer to Purchase, “The Offer”, and Section 4 of the Offer to Purchase, “Conditions of the Offer”, and U.S. Company Shareholders should see “Notice to Shareholders in the United States” above.
Are any outstanding securities of the Company not included in the Offer?
The Offer is made only for Common Shares and the accompanying SRP Rights and is not made for any Convertible Securities. Holders of Convertible Securities who wish to accept the Offer must, to the extent permitted by the terms of the Convertible Securities and applicable Law, exercise, exchange or convert such Convertible Securities into Common Shares and deposit those Common Shares in accordance with the terms of the Offer. Any such exercise, exchange or conversion must be completed sufficiently in advance of the Expiry Time to ensure that the holder of such Convertible Securities will have received the Common Shares on such exercise and have them available for deposit at or prior to the Expiry Time, or in sufficient time to comply with the procedures referred to under Section 3 of the Offer to Purchase, “Manner of Acceptance — Procedure for Guaranteed Delivery”, and Section 13 of the Circular, “Treatment of Convertible Securities”. If any holder of Convertible Securities does not exercise, exchange or convert their Convertible Securities and deposit any resulting Common Shares under the Offer prior to the Expiry Time, such Convertible Securities may be replaced with similar securities of the Offeror or may expire or be terminated, as applicable, following the Expiry Time in accordance with their respective terms and conditions.
Why should I accept the Offer?
The Offeror believes that the combination of the Offeror and the Company would benefit the shareholders of both companies for several reasons, including the following:
(a)
Significant Premium to Market.   The Offer, based on the closing price of the Offeror Shares of US$9.39 on August 10, 2026, will result in Company Shareholders receiving US$4.00 in Consideration, which implies a premium of 45% over the 30-day VWAP of the Common Shares on August 10, 2026, the date prior to the Offeror announcing its intention to make the Offer, and a 50% premium to the July 7, 2026 closing price of the Common Shares of US$2.67, the day that Curaleaf submitted the July 7 LOI (as defined herein). Rather than waiting for an uncertain path to potential value creation, Company Shareholders can immediately capture a significant premium. Further, given the structure, Company Shareholders are able to realize some cash value today, while also continuing to participate in the future growth of the combined company through ongoing equity ownership.

(b)
Implied Offer Represents Premium Multiple.   The Offer, based on average analyst consensus estimates, represents an implied CY2026E Adjusted EBITDA multiple of 12.0x, more than 68% higher than comparable Canadian peer average of 7.1x, with a similarly higher implied multiple based on CY2027E Adjusted EBITDA.

(c)
Even More Pronounced Premium to Market on an Ex-Cash Basis.   Based on the Company’s cash and equivalents as of June 30, 2026 (as subsequently adjusted to account for the sale of land for $2.2 million in cash, net of transaction costs of $0.1 million, as disclosed in Aurora’s public filings) of US$109 million, or US$1.62 per Common Share, the implied premium is even more pronounced and attractive to Company Shareholders. Excluding cash and equivalents and assuming dollar for dollar value for cash, the Offer represents an ex-cash premium of 110% over the 30-day VWAP of the Common Shares on August 10, 2026, the date prior to the Offeror announcing its intention to make the Offer, and an ex-cash premium of 127% to the July 7, 2026 closing price of the Common Shares, the day that Curaleaf submitted the July 7 LOI.

(d)
Constant Restructuring and Inventory Impairment Charges Presented as Non-Recurring for Four Consecutive Years.   Aurora has had inventory impairments and “business transformation” costs in each of fiscal 2024, fiscal 2025, fiscal 2026 and again in the first quarter of fiscal 2027. Over this period, Aurora has incurred almost $150 million of “non-recurring” costs that have been excluded from its adjusted results. Charges incurred in four consecutive fiscal years are not non-recurring. Aurora’s financial results indicate recurring inventory impairments and recurring business transformation initiatives have not resulted in a sustained improvement in operational performance. More recently, over the last four quarters, net revenue declined 14% from $78.8 million to $67.6 million, Adjusted EBITDA declined 78% from $15.4 million to $3.4 million and operating cash flow was negative in two of the last four quarters, notwithstanding more than $50 million in inventory impairments and business transformation costs over this period alone, Aurora has continued to incur meaningful restructuring and optimization-related costs without a consistent improvement in revenue growth, margin performance or cash flow generation.

(e)
Aurora’s Most Recent Guidance Contemplates a Smaller and Less Profitable Business.   In Aurora’s FY2027 outlook, issued with its fourth quarter and full year FY2026 results on June 11, 2026, and expressly reaffirmed as “unchanged” in connection with its first quarter FY2027 results on August 5, 2026, Aurora’s management stated that: (i) Total net revenue is expected to be more in line with net cannabis revenue results in FY2025; (ii) Adjusted SG&A is expected to remain broadly in line with the prior fiscal year; and (iii) Leading to lower annual Adjusted EBITDA compared to the prior fiscal year.

Company Shareholders are being asked to forgo the premium available under the Offer in favor of a standalone plan which the Company’s own management expects will generate lower revenue and lower Adjusted EBITDA than the year just ended.
The Offer provides Company Shareholders with an alternative: ownership in a combined company with a growing revenue base, positive operating cash flow and the downstream pharmacy, clinic and distribution infrastructure that Aurora does not have.
(f)
Aurora has a Sustained Track Record of Value Destruction.   Aurora’s balance sheet as at March 31, 2026 reports share capital of $7.0 billion offset by an accumulated deficit of $6.4 billion. Approximately 72% of that deficit is the impairment of businesses Aurora has acquired. Between fiscal 2020 and fiscal 2026 Aurora recognized approximately $4.65 billion of impairments in continuing operations.

(g)
Combine with the Global Industry Leader with Continued Participation.   The Offer provides Company Shareholders the opportunity to continue to participate in the compelling global industry growth alongside the established and successful track record of Curaleaf, which maintains a global cultivation footprint more than three times the size of Aurora and global production capacity almost six times that of Aurora. Curaleaf has built the industry’s most expansive international cannabis platform, with operations, distribution capabilities, and strategic market positions spanning 17 countries across Europe, North America and the Asia-Pacific region.

(h)
Increased Diversification Across the Global Cannabis Value Chain.   Given Curaleaf’s extensive global operations, as well as its infrastructure across all aspects of the cannabis value chain, both medical and adult use, Curaleaf’s business is one of the most diversified cannabis companies in the world. Company Shareholders will greatly benefit from this diversification. The Offer provides Company Shareholders with the opportunity to participate in Curaleaf’s U.S. business, which today has more than US$1 billion in revenue and is positioned to benefit from several significant value creation catalysts, including the recent federal rescheduling of state-licensed medical cannabis, the potential broader rescheduling of cannabis, continued momentum toward expanded adult-use access, and ongoing market expansion across key jurisdictions. Curaleaf’s recent financial results further underscore this momentum, with Q2 FY2026 revenues growing 10% over the same period in the prior year, reflecting continued demand across its diversified global platform. At the same time, Company Shareholders would continue to benefit from Curaleaf’s leading international platform, including its pharmacy, clinic, wholesale and distribution infrastructure across Europe, which is expected to accelerate patient access and broaden commercial opportunities for the Company’s products, genetics and cultivation capabilities across key international markets.
(i)
Pro Rata Participation in Expected Synergies.   Company Shareholders will not only benefit from the continued participation in the value expected to be created through the combination, but will also benefit from the expected synergies. Given the Company’s relative cost structure, with SG&A as a percentage of revenue of 64%, compared to Curaleaf’s at 39%, the Offeror believes there are substantial cost savings and optimization opportunities. Curaleaf has identified a clear path with at least US$40 million of annual cost synergies through optimization of corporate overhead, procurement, supply chain operations and international infrastructure. The Offeror also believes there are revenue synergies that Company Shareholders would benefit from, including through combining the Company’s cultivation, genetics and medical cannabis capabilities with Curaleaf’s global distribution, pharmacy, clinic and patient access platform.

(j)
Increased Scale, Liquidity, Capital Markets Presence and Access to Capital.   The pro forma combined company would have, based on the current trading price of the Offeror Shares, a market capitalization of more than US$3.0 billion, making it the world’s largest publicly traded cannabis company. Company Shareholders would significantly benefit from this increased scale and diversified global cannabis platform. The combined companies larger, more diversified revenue base, trading liquidity, access to capital and strategic importance are expected to increase its relevance among sophisticated institutional investors, strategic partners and capital providers — ultimately realizing a lower cost of capital than Aurora experiences today. As an example, Aurora recently accessed its at-the-market equity issuance program for total gross proceeds of US$13 million, with a weighted average gross issuance price of US$3.09 in its most recent quarter, a 23% discount to the Offer.

(k)
Potential for Downward Share Price Impact if the Offer is Not Accepted.   The Offer represents a significant premium to the market price of the Common Shares prior to the public announcement of Curaleaf’s interest to acquire Aurora. Curaleaf believes if the Offer is not successful, the trading price of the Common Shares may decline to pre-Offer levels.

Leveraging Curaleaf’s Strengths
Curaleaf strongly believes that Aurora will benefit from and be able to leverage Curaleaf’s core capabilities as follows:
•
largest and most comprehensive cannabis infrastructure in the world;

•
leverage Curaleaf’s extensive international scope and infrastructure;

•
leverage Curaleaf’s extensive cultivation experience;

•
continue to capitalize on increasing consumer adoption;

•
highly liquid TSX listed equity with institutional trading depth;

•
cannabinoid research;

•
highly experienced management team; and

•
management team heavily invested in Curaleaf.

Curaleaf — Aurora Combined Strengths
In addition to the Company’s standalone strengths, which could be leveraged to build the Offeror’s brand and revenues, a combined Curaleaf-Aurora would have the following:
•
the creation of the global cannabis champion through complementary strengths;

•
a Stronger platform for long-term growth.

•
unlocking full global potential through Curaleaf’s infrastructure;

•
participation in U.S. cannabis upside;

•
value creation through superior capital allocation; and

•
the clear strategic partner for Aurora.

See Section 5 of the Circular, “Reasons to Accept the Offer” for additional details.
If you are a Company Shareholder resident in Canada, you will be able to freely trade the Offeror Shares received as Share Consideration under the Offer. The Offeror has submitted an application to list the Offeror Shares offered to Company Shareholders pursuant to the Offer on the TSX. Listing is subject to the approval of the TSX in accordance with its applicable listing requirements.
The Offeror Shares to be received by Company Shareholders as Share Consideration under the Offer will be registered under the U.S. Securities Act pursuant to the Registration Statement. Offeror Shares to be received by Company Shareholders as Share Consideration under the Offer will be freely tradeable under the U.S. Securities Act, except by persons who are “affiliates” (as defined in Rule 144 under the U.S. Securities Act) of the Offeror at the time or after the Offeror Shares are received, or were “affiliates” of the Offeror within 90 days prior to such date. Persons who may be deemed to be “affiliates” of an issuer include individuals or entities that directly or indirectly through one or more intermediaries control, are controlled by, or are under common control with, the issuer, whether through the ownership of voting securities, by contract, or otherwise, and generally include executive officers and directors of the issuer as well as principal (10% or greater) shareholders of the issuer. Any resale of Offeror Shares by such an “affiliate” or former “affiliate” may be subject to certain restrictions on resale imposed by the U.S. Securities Act, and may not be resold in the absence of registration under the U.S. Securities Act or an exemption from such registration, if available, such as the exemption provided under Rule 144 or the safe harbor provided by Rule 904 of Regulation S, each under the U.S. Securities Act. Company Shareholders should also note that the Offeror Shares are not listed for trading on any U.S. exchange or trading market. In addition, the Offeror does not intend to submit an application to list the Offeror Shares for trading on any “national securities exchange” as defined under the U.S. Exchange Act, including the New York Stock Exchange and the Nasdaq. Accordingly, while Offeror Shares held by non-affiliates may be freely tradeable and Offeror Shares held by “affiliates” may be traded subject to certain restrictions, there is currently a limited trading market in the United States for the Offeror Shares at the present time, and there can be no assurance that an active trading market in the United States will develop or be sustained. Accordingly, Offeror Shareholders will likely have to trade such shares on the TSX.
The foregoing discussion is only a general overview of certain requirements of Canadian and U.S. securities Laws applicable to the issuance and resale of Offeror Shares in connection with the Offer. Company Shareholders that reside outside of Canada and the United States are urged to consult their professional advisors to determine the conditions and restrictions applicable to trades in Offeror Shares under applicable securities Laws.
What are some of the most significant conditions of the Offer?
The Offer is subject to the conditions set forth in the Offer to Purchase being satisfied or, where permitted, waived at 5:00 p.m. (Mountain Time) on December 1, 2026, or such earlier or later time during which Common Shares may be deposited under the Offer, excluding the mandatory 10-U.S. Business Day extension period or any extension thereafter, which include: (a) there having been validly deposited under the Offer and not withdrawn that number of Common Shares, together with the associated SRP Rights, that represent more than 50% of the outstanding Common Shares, excluding any Common Shares beneficially owned, or over which control or direction is exercised, by the Offeror or any other Non-Independent Shareholder, which condition cannot be waived by the Offeror; (b) there having been validly deposited under the Offer and not withdrawn that number of Common Shares, together with the associated SRP Rights, which represent, together with the Common Shares held by the Offeror at the Expiry Time, at least 66 2∕3% of the outstanding Common Shares (on a fully-diluted basis); (c) the Offeror having determined, in its reasonable judgment, that there does not exist and there shall not have occurred or been publicly disclosed since the date of the Offer, a Material Adverse Effect; (d) Regulatory Approvals having been obtained; (e) the Registration Statement having become effective under the U.S. Securities Act and not becoming subject to a stop order or a proceeding seeking a stop order; and (f) the Company not having taken certain actions that could reasonably be expected to reduce the anticipated economic value to the Offeror of the acquisition of the Common Shares or impair the ability of the Offeror to proceed with the Offer, including with respect to the sale, disposition or other dealing with certain assets of the Company, each as more particularly described herein.
The conditions of the Offer are described in Section 4 of the Offer to Purchase, “Conditions of the Offer”. See Section 16 of the Circular, “Regulatory Matters”, for a summary of the principal Regulatory Approvals required in connection with the Offer.
The Offer is not subject to any due diligence or financing conditions.
All conditions of the Offer, other than the Statutory Minimum Condition, may be waived by the Offeror.
Subject to applicable Law, the Offeror reserves the right to withdraw or extend the Offer and to not take up and pay for any Common Shares deposited under the Offer unless each of the conditions of the Offer is satisfied or, where permitted, waived by the Offeror at or prior to the Expiry Time.
Does the Offeror believe that the requisite Regulatory Approvals to complete the Offer will be received?
The Offeror expects that the Offer will receive all requisite Regulatory Approvals within the initial deposit period. A summary of the Regulatory Approvals required in connection with the Offer can be found in Section 16 of the Circular, “Regulatory Matters”.
What is the Offeror’s source of funding for the Cash Consideration?
The Offeror’s obligation to purchase the Common Shares deposited under the Offer is not subject to any financing condition.
Based solely on information contained in the Company’s interim consolidated financial statements for the three months ended June 30, 2026 and the Company’s MD&A for the three months ended June 30, 2026, as at August 4, 2026, there were issued and outstanding 64,861,819 Common Shares and 4,502,959 dilutive securities of the Company, comprised of 2,335,919 Company Treasury-Settled Options, 1,597,396 Company RSUs, 28,555 Company DSUs and 541,089 Company PSUs. Accordingly, the Offeror understands that, assuming the exercise of all Convertible Securities into Common Shares, 69,364,778 Common Shares would be subject to the Offer.
The Offeror estimates that, if all of the issued and outstanding Common Shares are deposited under the Offer and are taken up by the Offeror, the total amount of Cash Consideration required for the purchase of the Common Shares will be approximately US$48.6 million (or approximately US$52 million, assuming the exercise of the Convertible Securities into Common Shares), plus related fees and expenses associated with the Offer. The Offeror will be funding the Offer with cash on hand.
See Section 1 of the Circular, “The Offeror”, Section 8 of the Circular, and Section 9 of the Circular, “Source of Funds”.
Why is the Offeror making the Offer?
The purpose of the Offer is to enable the Offeror to acquire all of the outstanding Common Shares. If the conditions of the Offer are satisfied or waived at the Expiry Time and the Offeror takes up and pays for the Common Shares validly deposited under the Offer, the Offeror intends to acquire any Common Shares not deposited under the Offer through a Compulsory Acquisition, if available, or to propose a Subsequent Acquisition Transaction, in each case for consideration per Common Share at least equal in value to and in the same form as the Consideration paid by the Offeror per Common Share under the Offer. The exact timing and details of any such transaction will depend upon a number of factors, including, without limitation, the number of Common Shares acquired pursuant to the Offer.
How long do I have to decide whether to deposit under the Offer and can that time be accelerated?
The Offer is open for acceptance until the Expiry Time, which is 5:00 p.m. (Mountain Time) on December 1, 2026, unless the Offeror extends, accelerates or withdraws the Offer in accordance with its terms. The Offeror will not amend the Offer to cause the Expiry Time to occur earlier than the later of 35 days or 20 U.S. Business Days (as defined herein) following the date of the Offer. If the Statutory Minimum Condition is satisfied and the other conditions of the Offer are satisfied or waived such that the Offeror takes up the Common Shares deposited under the Offer, the Offeror will make a public announcement of the foregoing matters and extend the period during which Common Shares may be deposited under the Offer for a period of not less than 10 U.S. Business Days after the expiry of the initial deposit period. See Section 5 of the Offer to Purchase, “Extension, Variation or Change in the Offer”, and Section 7 of the Offer to Purchase, “Take-Up and Payment for Deposited Common Shares”.
The initial deposit period under the Offer may be shortened in the following circumstances, subject to a minimum deposit period of at least the longer of 35 days or 20 U.S. Business Days from the date of the Offer: (a) if the Company issues a deposit period news release in respect of either the Offer or another offeror’s take-over bid that stipulates a deposit period of less than 105 days, the Offeror may vary the terms of the Offer to shorten the initial deposit period to at least the number of days from the date of the Offer as stated in the deposit period news release; or (b) if the Company issues a news release announcing that it has agreed to enter into, or determined to effect, an Alternative Transaction, the Offeror may vary the terms of the Offer to shorten the initial deposit period to at least the longer of 35 days or 20 U.S. Business Days from the date of the Offer. In either case, the Offeror currently intends to vary the terms of the Offer by shortening the initial deposit period to the shortest possible period consistent with applicable Law.
Can the Offer be extended and, if so, under what circumstances?
Yes. If, at the expiry of the initial deposit period, the Statutory Minimum Condition has been satisfied and all of the other conditions to the Offer have been satisfied or, where permitted, waived by the Offeror such that the Offeror takes up the Common Shares deposited under the Offer, the Offeror will extend the period during which Common Shares may be deposited under the Offer for a period of not less than 10 U.S. Business Days following the expiry of the initial deposit period. See Section 5 of the Offer to Purchase, “Extension, Variation or Change in the Offer”.
In addition to the mandatory 10-U.S. Business Day extension period described below and other required extension periods described in Section 5 of the Offer to Purchase, “Extension, Variation or Change in the Offer”, the Offeror may elect, in its sole discretion, to extend the Offer from time to time. If the Offer is extended to provide for the mandatory 10-U.S. Business Day extension period, or if the Offeror otherwise elects or is required to extend the Offer, the Offeror will notify the Depositary and publicly announce such extension and, if required by applicable Law, mail you a notice of variation. The Offeror will take up and pay for Common Shares deposited during the mandatory 10-U.S. Business Day extension or other necessary or Optional Extension Periods (as defined herein) promptly, and in any event, not later than 10 days after such deposit. See Section 5 of the Offer to Purchase, “Extension, Variation or Change in the Offer”.
How do I deposit my Common Shares under the Offer?
To accept the Offer you may deliver any Certificate(s) representing your Common Shares together with a properly completed and duly executed Letter of Transmittal (printed on YELLOW paper), and all other required documents to the Depositary at its office at one of the addresses specified in the Letter of Transmittal at or prior to the Expiry Time. Manually executed, completed Letters of Transmittal may be emailed, if accompanied with DRS Advices. Detailed instructions are contained in the Letter of Transmittal that accompanies this Offer to Purchase and Circular. See Section 3 of the Offer to Purchase, “Manner of Acceptance — Letter of Transmittal”.
If your Common Shares are registered in the name of an investment dealer, broker, bank, trust company or other intermediary, you should immediately contact that intermediary for assistance if you wish to accept the Offer, in order to take the necessary steps to be able to deposit such Common Shares under the Offer. Intermediaries likely have established tendering cut-off times that are prior to the Expiry Time. You must instruct their brokers or other intermediaries promptly if you wish to deposit their Common Shares under the Offer.
If you wish to deposit your Common Shares under the Offer and any Certificate(s) representing such Common Shares are not immediately available, or if the Certificate(s) and all other required documents cannot be provided to the Depositary at or prior to the Expiry Time, such Common Shares nevertheless may be validly deposited under the Offer in compliance with the procedures for guaranteed delivery using the accompanying Notice of Guaranteed Delivery (printed on PINK paper) or LOG option. See Section 3 of the Offer to Purchase, “Manner of Acceptance — Procedure for Guaranteed Delivery”.
You may also accept the Offer by following the procedures for book-entry transfer detailed in this Offer to Purchase and Circular and have your Common Shares deposited by your intermediary through CDS or DTC, as applicable, provided such procedures are completed prior to the Expiry Time. See Section 3 of the Offer to Purchase, “Manner of Acceptance — Acceptance by Book-Entry Transfer”.
You should contact the Information Agent or a broker or dealer for assistance in accepting the Offer and in depositing your Common Shares with the Depositary. Carson Proxy Advisors, the Information Agent, can be contacted by North American toll free phone at 1-800-530-5189, local and text: 416-751-2066 or by email at info@carsonproxy.com.
Will I have to pay any fees or commissions?
No fee or commission will be payable if you accept the Offer by depositing your Common Shares directly with the Depositary or if you make use of the services of a Soliciting Dealer, if any, to accept the Offer. However, an investment dealer, broker, bank, trust company or other intermediary through whom you own your Common Shares may charge a fee to deposit any such Common Shares on your behalf. You should consult your investment advisor, broker, bank, trust company or other intermediary to determine whether other charges will apply. Notwithstanding the foregoing, if a Company Shareholder is a Non-Exempt Shareholder, the proceeds resulting from any sale of Offeror Shares by a registered broker retained by the Depositary or its nominee on behalf of such Non-Exempt Shareholder may be subject to deductions in respect of brokerage commissions and other expenses. See “Notice to Shareholders in the United States”.
When will the Offeror pay for deposited Common Shares?
If all of the conditions of the Offer described in Section 4 of the Offer to Purchase, “Conditions of the Offer”, have been satisfied or waived by the Offeror at or prior to the Expiry Time, the Offeror will take up and pay for Common Shares validly deposited under the Offer and not properly withdrawn. Any Common Shares will be taken up immediately after the initial deposit period for the Offer, and the Offeror will pay for Common Shares taken up as soon as possible but in any event not later than three Business Days after taking up the Common Shares.
In accordance with applicable Law, if the Offeror is obligated to take up such Common Shares, the Offeror will extend the period during which Common Shares may be deposited under the Offer for a mandatory 10-U.S. Business Day extension period following the expiration of the initial deposit period and may extend the deposit period for Optional Extension Periods. The Offeror will take up and pay for Common Shares deposited under the Offer during the mandatory 10-U.S. Business Day extension period and any Optional Extension Period not later than 10 days after such deposit.
See Section 7 of the Offer to Purchase, “Take-Up of and Payment for Deposited Common Shares”.
Will I be able to withdraw previously deposited Common Shares?
You may withdraw Common Shares you deposit under the Offer:
(a)
at any time before the deposited Common Shares have been taken up by the Offeror under the Offer;

(b)
if the deposited Common Shares have not been paid for by the Offeror within three Business Days after the Common Shares have been taken up by the Offeror under the Offer;

(c)
at any time before the expiration of 10 U.S. Business Days (or a period otherwise consistent with applicable Law) from the date upon which either:

(i)
a notice of change relating to a change which has occurred in the information contained in the Offer to Purchase or the Circular, or any notice of change or notice of variation, in either case, that would reasonably be expected to affect the decision of a Company Shareholder to accept or reject the Offer (other than a change that is not within the control of the Offeror or of an affiliate of the Offeror unless it is a change in a material fact relating to the Offeror Shares), in the event that such change occurs before the Expiry Time or after the Expiry Time but before the expiry of all rights of withdrawal in respect of the Offer, or
(ii)
a notice of variation concerning a variation in the terms of the Offer (other than a variation consisting solely of an increase in the consideration offered for the Common Shares and an extension of the time for deposit to not later than 10 U.S. Business Days after the date of the notice of variation, or a variation after the expiry of the initial deposit period consisting of either an increase in the consideration offered for the Common Shares or an extension of the time for deposit to not later than 10 U.S. Business Days from the date of the notice of variation), is mailed, delivered or otherwise properly communicated (subject to abridgement of that period pursuant to such order or orders or other forms of relief as may be granted by applicable Governmental Entities) and only if such deposited Common Shares have not been taken up by the Offeror at the date of the notice; or
(d)
if the deposited Common Shares have not been taken up by the Offeror under the Offer or not otherwise paid or returned by the Offeror at any time after October 17, 2026, the date that is 60 days from the date of this Offer to Purchase.

See Section 8 of the Offer to Purchase “Withdrawal of Deposited Common Shares”.
How do I withdraw previously deposited Common Shares?
To withdraw previously deposited Common Shares, you must send a notice of withdrawal to the Depositary prior to the occurrence of certain events and within the time periods set forth in Section 8 of the Offer to Purchase, “Withdrawal of Deposited Common Shares”. The notice must contain the specific information outlined in Section 8 of the Offer to Purchase.
If your investment dealer, broker, bank or other intermediary has deposited Common Shares on your behalf and you wish to withdraw such Common Shares, you must arrange for such intermediary to timely withdraw such securities.
What are the Company Board’s obligations in connection with the Offer?
Under Canadian securities Laws, a directors’ circular must be prepared and sent to Company Shareholders no later than 15 days from the date of commencement of the Offer. The directors’ circular must include: (a) a recommendation to accept or reject the Offer, and the reasons for the recommendation of the Company Board; (b) a statement that the Company Board is unable to make or is not making a recommendation, and the reasons for not making a recommendation; or (c) a statement that the Company Board is considering the Offer and advising Company Shareholders not to deposit under the Offer until they receive further information from the Company Board; provided that the Company Board must communicate to Company Shareholders a recommendation to accept or reject the Offer or the decision that it is unable to make, or is not making, a recommendation, together with the reasons for the recommendation or decision, at least seven days before the scheduled expiry of the initial deposit period.
How will the Offer affect my Company Incentive Awards?
The Offer is made only for Common Shares and the accompanying SRP Rights and is not made for any Convertible Securities. Holders of Convertible Securities who wish to accept the Offer must, to the extent permitted by the terms of the Convertible Securities and applicable Law, exercise, exchange or convert such Convertible Securities into Common Shares and deposit those Common Shares in accordance with the terms of the Offer. Any such exercise, exchange or conversion must be completed sufficiently in advance of the Expiry Time to ensure that the holder of such Convertible Securities will have received the Common Shares on such exercise and have them available for deposit at or prior to the Expiry Time, or in sufficient time to comply with the procedures referred to under Section 3 of the Offer to Purchase, “Manner of Acceptance — Procedure for Guaranteed Delivery”, and Section 13 of the Circular, “Treatment of Convertible Securities”. If any holder of Convertible Securities does not exercise, exchange or convert their Convertible Securities and deposit any resulting Common Shares under the Offer prior to the Expiry Time, such

Convertible Securities may be replaced with similar securities of the Offeror or may expire or be terminated, as applicable, following the Expiry Time in accordance with their respective terms and conditions.
How will Canadian residents and non-residents of Canada be taxed for Canadian income tax purposes?
Generally, a Company Shareholder who (a) is, or is deemed to be, resident in Canada, (b) deals at arm’s length with the Offeror and the Company, (c) is not affiliated with the Offeror or the Company, (d) holds the Common Shares as capital property, and who sells such Common Shares to the Offeror under the Offer will generally dispose of such Common Shares for proceeds of disposition equal to the aggregate of the Cash Consideration and the fair market value of the Share Consideration received in consideration for the Common Shares. Such Resident Holders will realize a capital gain (or a capital loss) equal to the amount by which such proceeds of disposition, net of any reasonable costs of disposition, exceed (or are less than) the aggregate adjusted cost base to the Resident Holder of the Common Shares disposed of pursuant to the Offer. The taxation of capital gains and capital losses under the Tax Act is discussed in Section 19 of the Circular, “Certain Canadian Federal Income Tax Considerations — Holders Resident in Canada — Taxation of Capital Gains and Capital Losses”. Generally, a Company Shareholder who is not, and is not deemed to be resident in Canada and who does not use or hold, and is not deemed to use or hold, their Common Shares in a business carried on in Canada will not be subject to tax in Canada in respect of any capital gain realized on the sale of Common Shares to the Offeror under the Offer, unless those Common Shares constitute “taxable Canadian property” to such Company Shareholder within the meaning of the Tax Act and that gain is not otherwise exempt from tax under the Tax Act pursuant to an exemption contained in an applicable income tax treaty.
The foregoing is a brief summary of certain Canadian federal income tax consequences of the Offer and is qualified in its entirety by Section 19 of the Circular, “Certain Canadian Federal Income Tax Considerations”, which provides a summary of the principal Canadian federal income tax considerations generally applicable to certain Company Shareholders. Company Shareholders should consult their tax advisors to determine the particular tax consequences to them of a sale of Common Shares pursuant to the Offer, a Compulsory Acquisition or a Subsequent Acquisition Transaction. Holders of Convertible Securities should consult their tax advisors having regard to their own personal circumstances.
How will U.S. Holders be taxed for U.S. federal income tax purposes?
The U.S. federal income tax consequences of participating in the Offer are uncertain, as such consequences may depend on actions taken by the Offeror after taking up Common Shares under the Offer, which are not guaranteed to occur. As described in Section 20 of the Circular, “United States Federal Income Tax Considerations — Disposition of Common Shares Pursuant to the Offer”, the Offer may be treated as part of a tax-deferred reorganization under Section 368(a) of the Code if the Company amalgamates with a subsidiary of the Offeror (pursuant to a Subsequent Acquisition Transaction) in connection with the Offer and certain other requirements are met. If reorganization treatment is not available, including if the Offeror does not cause such an amalgamation, then, subject to the PFIC rules described in Section 20 of the Circular, “United States Federal Income Tax Considerations — U.S. Holders — PFIC Considerations”, a U.S. Holder that disposes of Common Shares pursuant to the Offer generally will recognize capital gain or loss for U.S. federal income tax purposes equal to the difference between (a) the fair market value of any Offeror Shares plus the U.S. dollar value of any cash to which the U.S. Holder is entitled pursuant to the Offer and (b) the U.S. Holder’s adjusted tax basis in the Common Shares so disposed. Such capital gain or loss will be long-term capital gain or loss if the holder’s holding period for the Common Shares exceeds one year at the time of disposition. Gain or loss recognized by a U.S. Holder generally will be treated as a U.S.-source gain or loss for foreign tax credit limitation purposes. Long-term capital gains of non-corporate U.S. Holders generally are taxed at preferential rates. The deductibility of capital losses is subject to limitations. A U.S. Holder will have a tax basis in any Offeror Shares received pursuant to the Offer equal to their fair market value on the date of receipt, and the holding period for such Offeror Shares will begin on the day after the date of receipt. A U.S. Holder who acquired different blocks of Common Shares at different times or different prices should consult their tax advisors regarding the manner in which gain or loss should be determined in such holder’s particular circumstances.
If the Company amalgamates with a subsidiary of the Offeror (pursuant to a Subsequent Acquisition Transaction) as part of a plan that includes the Offer and certain other requirements are met, then the Offer may qualify as a part of a tax-deferred reorganization under Section 368(a) of the Code, in which event, subject to the discussion regarding the PFIC status of the Company, a U.S. Holder would generally only recognize gain to the extent of the Cash Consideration received but would not recognize any loss. As of the date of this Offer to Purchase and Circular, the Offeror has not determined how any Subsequent Acquisition Transaction will be structured. The Offeror is under no obligation to effect an amalgamation of the Company with a subsidiary of the Offeror, and does not expect that the U.S. federal income tax consequences to U.S. Holders will be a significant factor in determining the structure of any such Subsequent Acquisition Transaction. As a result, the Offeror cannot provide any assurance that the Offer will qualify as part of a reorganization under Section 368(a) of the Code.
To calculate gain or loss pursuant to the Offer, a cash basis taxpayer that receives Canadian dollars will, for U.S. federal income tax purposes, determine the taxpayer’s amount of cash received using the U.S. dollar value of the Canadian dollars received. This U.S. dollar value is computed by reference to the exchange rate in effect on the date the Canadian dollars are received by the taxpayer, regardless of whether the Canadian dollars are converted into U.S. dollars. A cash basis taxpayer that paid Canadian dollars for Common Shares generally will determine its tax basis in the Common Shares by translating the Canadian dollars it paid into U.S. dollars using the exchange rate in effect on the settlement date of the taxpayer’s purchase. If the Canadian dollars received pursuant to the Offer are not converted into U.S. dollars on the date of receipt, a cash basis taxpayer will have a basis in the Canadian dollars equal to their U.S. dollar value computed as described above, and any gain or loss realized on a subsequent conversion or other disposition of the Canadian dollars generally will be treated as ordinary income or loss. In the case of a U.S. Holder using the accrual method of accounting, the amount realized for United States federal income tax purposes will equal the U.S. dollar value of the Canadian dollars to which such U.S. Holder becomes entitled on the date its Common Shares are accepted for purchase by the Offeror, determined at the relevant spot exchange rate in effect on that date. However, an accrual basis taxpayer may elect to apply the above rules that are applicable to a cash basis taxpayer.
The foregoing is a brief summary of certain United States federal income tax considerations of the Offer and is qualified in its entirety by Section 20 of the Circular, “United States Federal Income Tax Considerations”, which provides a summary of the United States federal income tax considerations generally applicable to U.S. Holders. Company Shareholders should consult their tax advisors to determine the particular tax consequences to them of a sale of Common Shares pursuant to the Offer, a Compulsory Acquisition or a Subsequent Acquisition Transaction, including the potential for the Offer to qualify as part of a reorganization under Section 368(a) of the Code. Holders of Convertible Securities should consult their tax advisors in light of their own particular circumstances.
If I decide not to deposit my Common Shares under the Offer, how will my Common Shares be affected?
If, by the Expiry Time or within 120 days after the date of the Offer, whichever period is shorter, the Offer is accepted by the holders of not less than 90% of the issued and outstanding Common Shares under the Offer, other than Common Shares held at the date of the Offer by or on behalf of the Offeror, or an affiliate or associate of the Offeror (as those terms are defined in the BCBCA), and the Offeror acquires such deposited Common Shares under the Offer, the Offeror currently intends to acquire those Common Shares which remain outstanding held by those persons who did not accept the Offer pursuant to a Compulsory Acquisition for consideration per Common Share not less than, and in the same form as, the Consideration under the Offer.
If a Compulsory Acquisition is not available or the Offeror chooses not to avail itself of such statutory right of acquisition, the Offeror intends to pursue other means of acquiring the remaining Common Shares not deposited under the Offer pursuant to a Subsequent Acquisition Transaction. If the Offeror proposes a Subsequent Acquisition Transaction, the Offeror intends to cause the Common Shares acquired under the Offer to be voted in favour of such a Subsequent Acquisition Transaction and, to the extent permitted by applicable Law, to be counted as part of any minority approval that may be required in connection with such Subsequent Acquisition Transaction. The timing and details of such a Subsequent Acquisition Transaction, if any, will necessarily depend on a variety of factors, including, without limitation, the number of Common Shares acquired pursuant to the Offer. If, after taking up Common Shares under the Offer, the Offeror owns at least 66 2∕3% of the outstanding Common Shares and holds sufficient votes that can be cast to obtain “minority approval” pursuant to MI 61-101, the Offeror should own sufficient Common Shares to be able to effect a Subsequent Acquisition Transaction. See Section 14 of the Circular, “Acquisition of Common Shares Not Deposited”.
If the Offeror takes up Common Shares under the Offer but is unable to complete a Compulsory Acquisition or Subsequent Acquisition Transaction, then the Company will continue as a public company and the Offeror will evaluate its alternatives. Such alternatives could include, to the extent permitted by applicable Law, purchasing additional Common Shares in the open market, in privately negotiated transactions or pursuant to another take-over bid or other transaction, and thereafter proposing an amalgamation, arrangement or other transaction which would result in the Offeror’s ownership of all of the Common Shares. Under such circumstances, an amalgamation, arrangement or other transaction to obtain ownership of all of the Common Shares would generally require the approval of at least 66 2∕3% of the votes cast by the Company Shareholders, and might require approval of a majority of the votes cast by holders of Common Shares other than the Offeror and its affiliates. There is no certainty that under such circumstances any such transaction would be proposed or completed by the Offeror.
See Section 6 of the Circular, “Purpose of the Offer”, Section 7 of the Circular, “Effects of the Offer”, and Section 14 of the Circular, “Acquisition of Common Shares not Deposited”.
Will the Company continue as a public company?
As indicated above, it is the Offeror’s intention to enter into one or more transactions to enable the Offeror to acquire all Common Shares not acquired pursuant to the Offer. If the Offeror is able to complete such a transaction, the Offeror intends to cause the Company to seek to delist the Common Shares from the TSX and Nasdaq. If permitted by applicable Law, subsequent to the successful completion of the Offer and any Compulsory Acquisition or Subsequent Acquisition Transaction, the Offeror intends to cause the Company to file an application to cease to be a reporting issuer under applicable Canadian securities Laws, and to deregister the Common Shares under the U.S. Exchange Act and cease the Company’s SEC reporting obligations, in each case to the extent permitted by applicable Law.
If the Offeror takes up Common Shares under the Offer but is unable to complete a Compulsory Acquisition or Subsequent Acquisition Transaction, then the Company will continue as a public company and the Offeror will evaluate its alternatives. In such circumstances, the Offeror’s purchase of Common Shares under the Offer will have reduced the number of Common Shares that trade publicly, as well as the number of Company Shareholders, and, depending on the number of Common Shares purchased under the Offer, could adversely affect the liquidity and market value of the remaining Common Shares held by the public.
In addition, if the Offeror takes up Common Shares under the Offer, the Offeror intends to replace all of the existing members of the Company Board with individuals nominated by the Offeror, which may or may not include individuals currently serving as directors of the Company.
See “— If I decide not to deposit my Common Shares under the Offer, how will my Common Shares be affected?”.
Do I have dissent or appraisal rights in connection with the Offer?
No. Company Shareholders will not have dissent or appraisal rights in connection with the Offer. However, Company Shareholders who do not tender their Common Shares to the Offer may have rights of dissent in the event that the Offeror acquires their Common Shares by way of a Compulsory Acquisition or Subsequent Acquisition Transaction. See Section 14 of the Circular, “Acquisition of Common Shares Not Deposited”.
Who can I contact with questions about the Offer or for more information?
You can contact the Information Agent by North American toll free phone at 1-800-530-5189, local and text: 416-751-2066 or by email at info@carsonproxy.com if you have any questions regarding how to tender Common Shares, if you need assistance regarding the Offer or if you require additional copies of this document, the Letter of Transmittal or the Notice of Guaranteed Delivery (which documents will be provided without charge on request and are available on SEDAR+ at www.sedarplus.ca and on EDGAR at www.sec.gov).
Questions and requests should be directed to the following:
The Information Agent for the Offer is:
North American Toll Free Phone: 1-800-530-5189 Local (Collect outside North America): 416-751-2066 Email: info@carsonproxy.com
The Depositary for the Offer is:
Direct Dial (All Regions): 1-587-885-0960 Canada and United States (Toll-Free): 1-888-290-1175 Email: corp.actions@odysseytrust.com

GLOSSARY
This Glossary forms a part of this Offer to Purchase and Circular. In this Offer to Purchase and Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery, unless otherwise specified or the subject matter or context is inconsistent therewith, the following terms shall have the meanings set forth below, and grammatical variations thereof shall have the corresponding meanings:
“2018 Farm Bill” has the meaning given to it in Section 24 of the Circular, “United States Regulatory Environment — Overview of U.S. Federal Regulatory Framework — Reform of Federal Legislation on Industrial Hemp”;
“Acquiring Person” has the meaning given to it in Section 17 of the Circular, “Shareholder Rights Plan — Separation Time/Ability to Exercise Rights”;
“Adjusted EBITDA” has the meaning given to it in the “Disclosure of Financial Measures — Non-IFRS Financial Measures” section of this Offer to Purchase and Circular;
“Adjusted Exchange Consideration” has the meaning given to it in Section 8 of the Circular, “Certain Other Information Regarding the Offeror — Authorized and Outstanding Share Capital — Offeror Exchangeable Shares”;
“adult-use” means the permitted non-medical use of cannabis by individuals 21 years of age or older through regulated channels;
“affiliate” in the context of the statutory procedures under the BCBCA described in this Offer to Purchase and Circular, includes any person or entity that constitutes an affiliate under the BCBCA and otherwise includes any person or entity that constitutes an affiliate within the meaning given to it in NI 62-104;
“Agent’s Message” has the meaning given to it in Section 3 of the Offer to Purchase, “Manner of Acceptance — Acceptance by Book-Entry Transfer”;
“AIF” has the meaning given to it in Section 22 of the Circular, “Documents Incorporated by Reference”;
“allowable capital loss” has the meaning given to it in Section 19 of the Circular, “Certain Canadian Federal Income Tax Considerations — Holders Resident in Canada — Taxation of Capital Gains and Capital Losses”;
“Alternative Exchangeable Security” has the meaning given to it in Section 8 of the Circular, “Certain Other Information Regarding the Offeror — Authorized and Outstanding Share Capital — Offeror Exchangeable Shares”;
“Alternative Transaction” means, for the Company:
(a)
an amalgamation, merger, arrangement, consolidation, or any other transaction of the Company, or an amendment to the terms of a class of equity securities of the Company, as a consequence of which the interest of a holder of Common Shares may be terminated without the Company Shareholder’s consent, regardless of whether the Common Share is replaced with another security, but does not include:

(i)
a consolidation of securities that does not have the effect of terminating the interests of Company Shareholders in Common Shares without their consent, except to an extent that is nominal in the circumstances,

(ii)
a circumstance in which the Company may terminate a Company Shareholder’s interest in the Common Shares, under the terms attached to the Common Shares, for the purpose of enforcing an ownership or voting constraint that is necessary to enable the issuer to comply with legislation, lawfully engage in a particular activity or have a specified level of Canadian ownership, or

(iii)
a transaction solely between or among the Company and one or more subsidiaries of the Company, or

(b)
a sale, lease or exchange of all or substantially all the property of the Company if the sale, lease or exchange is not in the Ordinary Course, but does not include a sale, lease or exchange solely between or among the Company and one or more subsidiaries of the Company;

“AMV” has the meaning given to it in Section 16 of the Circular, “Regulatory Matters — Foreign Investment Laws — German Foreign Direct Investment Laws”;
“Annual Financial Statements” has the meaning given to it in Section 22 of the Circular, “Documents Incorporated by Reference”;
“Annual MD&A” has the meaning given to it in Section 22 of the Circular, “Documents Incorporated by Reference”;
“ARC” has the meaning given to it in Section 16 of the Circular, “Regulatory Matters — Competition Laws — Competition Act”;
“associate” has the meaning given to it in NI 62-104;
“Aurora” or “Company” means Aurora Cannabis Inc.;
“AWG” has the meaning given to it in Section 16 of the Circular, “Regulatory Matters — Foreign Investment Laws — German Foreign Direct Investment Laws”;
“AWV” has the meaning given to it in Section 16 of the Circular, “Regulatory Matters — Foreign Investment Laws — German Foreign Direct Investment Laws”;
“AZ DHS” has the meaning given to it in Section 24 of the Circular, “United States Regulatory Environment — Overview of U.S. State Regulatory Frameworks — Arizona”;
“Base Exchange Ratio” has the meaning given to it in Section 1 of the Offer to Purchase;
“BCBCA” means the Business Corporations Act (British Columbia) and the regulations promulgated thereunder;
“BMWK” has the meaning given to it in Section 16 of the Circular, “Regulatory Matters — Foreign Investment Laws — German Foreign Direct Investment Laws”;
“Book-Entry Confirmation” means confirmation of a book-entry transfer of a Company Shareholder’s Common Shares into the Depositary’s account at CDS or DTC, as applicable;
“business combination” has the meaning given to it in MI 61-101;
“Business Day” means any day other than a Saturday, a Sunday or a statutory holiday in any province or territory in Canada;
“Calculation Date VWAP” has the meaning given to it in Section 1 of the Offer to Purchase;
“Canaccord Genuity” means Canaccord Genuity Corp.;
“Canada - U.S. Tax Treaty” has the meaning given to it in Section 19 — Certain Canadian Federal Income Tax Considerations — Holders Resident in Canada”;
“cannabis” means, as the context requires, either (i) cannabis as defined in the Cannabis Act (Canada), or (ii) marihuana as defined in the CSA;
“Cannabis Act” means the Cannabis Act, S.C. 2018, c. 16, (Canada);
“CAOA” means the Cannabis Administration and Opportunity Act;
“Cap Exchange Ratio” has the meaning given to it in Section 1 the Offer to Purchase, “The Offer”;
“Cap Price” has the meaning given to it in Section 1 of the Offer to Purchase, “The Offer”;
“Cap VWAP Price” has the meaning given to it in Section 1 of the Offer to Purchase, “The Offer”;

“Cash Consideration” has the meaning given to it in Section 1 of the Offer to Purchase, “The Offer”;
“CBD” has the meaning given to it in Section 24 of the Circular, “United States Regulatory Environment — Overview of U.S. Federal Regulatory Framework — Reform of Federal Legislation on Industrial Hemp”;
“CDS” means CDS Clearing and Depository Services Inc. or its nominee, which at the date hereof is CDS & Co.;
“CDSX” means the CDS on-line tendering system pursuant to which book-entry transfers may be effected;
“Certificate” means, as the context requires, any physical share certificate, or rights certificate, of the Company or a DRS Advice or a similar document evidencing the electronic registration of ownership of Common Shares or SRP Rights;
“Change of Control” has the meaning given to it in Section 8 of the Circular, “Certain Other Information regarding the Offeror — Authorized and Outstanding Share Capital — Offeror Exchangeable Shares”;
“Circular” means the take-over bid circular accompanying the Offer to Purchase;
“Code” means the Internal Revenue Code of 1986;
“Cole Memorandum” has the meaning given to it in Section 24 of the Circular, “United States Regulatory Environment — Overview of U.S. Federal Regulatory Framework — The Controlled Substances Act”;
“Commissioner” means the Commissioner of Competition appointed under subsection 7(1) of the Competition Act or any person duly authorized to perform duties on behalf of the Commissioner of Competition;
“Common Shares” means the common shares in the capital of the Company, including, without limitation and where the context requires, common shares of the Company issued on the exercise, exchange or conversion of Convertible Securities, and “Common Share” means any one common share in the capital of the Company;
“Company Board” means the board of directors of the Company;
“Company Cash-Settled DSUs” means the cash-settled deferred share units of the Company awarded pursuant to the Company DSU Cash Plan;
“Company Cash-Settled PSUs” means the cash-settled performance share units awarded pursuant to the Company PRSU Cash Plan and the Company PSU Plan;
“Company Cash-Settled RSUs” means the cash-settled restricted share units awarded pursuant to the Company PRSU Cash Plan;
“Company DSU Plan” means the Company Deferred Share Unit Plan;
“Company DSU Cash Plan” means the Company Cash Settled Deferred Share Unit Plan;
“Company DSUs” means, collectively, Company Treasury-Settled DSUs and Company Cash-Settled DSUs;
“Company Incentive Awards” means, collectively, Company DSUs, Company RSUs, Company PSUs and Company Treasury-Settled Options;
“Company Option Plan” means the Company Share Option Plan;
“Company PRSU Cash Plan” means the Company Performance Share Unit and Restricted Share Unit Cash Settled Plan;
“Company PSU Plan” means the Company PSU Plan;
“Company PSUs” means, collectively, Company Treasury-Settled PSUs and Company Cash-Settled PSUs;

“Company RSU Plan” means the Company RSU Plan;
“Company RSUs” means, collectively, Company Treasury-Settled RSUs and Company Cash-Settled RSUs;
“Company Shareholders” means the holders of Common Shares, and “Company Shareholder” means any one holder of Common Shares;
“Company Treasury-Settled DSUs” means share-settled deferred share units awarded pursuant to the Company DSU Plan;
“Company Treasury-Settled Options” means share-settled stock options awarded pursuant to the Company Option Plan;
“Company Treasury-Settled PSUs” means share-settled performance share units awarded pursuant to the Company PSU Plan;
“Company Treasury-Settled RSUs” means share-settled restricted share units awarded pursuant to the Company RSU Plan;
“Competing Permitted Bid” has the meaning given to it in Section 17 of the Circular, “Shareholder Rights Plan — Rights Exercise Privilege”;
“Competition Act” means the Competition Act (Canada);
“Competition Act Approval” means, with respect to the transactions contemplated by the Offer, either (a) receipt by the Offeror of an ARC or (b) the expiry, termination or waiver of the waiting period under Part IX of the Competition Act and, unless waived by the Offeror, the receipt of a No-Action Letter;
“Competition Tribunal” means the tribunal established by subsection 3(1) of the Competition Tribunal Act (Canada);
“Compulsory Acquisition” has the meaning given to it in Section 14 of the Circular, “Acquisition of Common Shares Not Deposited — Compulsory Acquisition”;
“Congress” has the meaning given to it in Section 24 of the Circular, “United States Regulatory Environment — Overview of U.S. Federal Regulatory Framework — Rohrabacher-Farr Amendment”;
“Consideration” has the meaning given to it in Section 1 of the Offer to Purchase, “The Offer”;
“Convertible Securities” means, collectively, Company Treasury-Settled DSUs, Company Treasury-Settled RSUs, Company Treasury-Settled PSUs and Company Treasury-Settled Options and any securities of the Company that are exercisable or exchangeable for or convertible into Common Shares, other than the SRP Rights;
“CRA” means the Canada Revenue Agency;
“CSA” means the Controlled Substances Act (21 U.S.C. § 811);
“CT DCP” has the meaning given to it in Section 24 of the Circular, “United States Regulatory Environment — Overview of U.S. State Regulatory Frameworks — Connecticut”;
“Curaleaf” or the “Offeror” means Curaleaf Holdings, Inc.;
“Curaleaf AIF” has the meaning given to it in Section 22 of the Circular, “Documents Incorporated by Reference”;
“DEA” means the U.S. Drug Enforcement Administration;
“Delta-9 THC” has the meaning given to it in Section 24 of the Circular, “United States Regulatory Environment — Overview of U.S. Federal Regulatory Framework — Reform of Federal Legislation on Industrial Hemp”;

“deposit period news release” means a news release issued by the Company in respect of a proposed or commenced take-over bid for the Common Shares and stating an initial deposit period for the bid of not more than 105 days and not less than the longer of 35 days or 20 U.S. Business Days, expressed as a number of days from the date of the bid;
“Depositary” means Odyssey Trust Company;
“Deposited Common Shares” has the meaning given to it in Section 3 of the Offer to Purchase, “Manner of Acceptance — Dividends and Distributions”;
“Distributions” has the meaning given to it in Section 3 of the Offer to Purchase, “Manner of Acceptance — Dividends and Distributions”;
“DOJ” means the U.S. Department of Justice;
“DRS Advice” means a Direct Registration System (DRS) advice;
“DTC” means The Depository Trust Company or its nominee, which at the date hereof is Cede & Co.;
“EDGAR” means the Electronic Data Gathering, Analysis, and Retrieval system;
“Effective Time” has the meaning given to it in Section 3 of the Offer to Purchase, “Manner of Acceptance — Power of Attorney”;
“Eligible Institution” means a Canadian Schedule I chartered bank, or an eligible guarantor institution with membership in an approved Medallion signature guarantee program, a member of the Securities Transfer Agents Medallion Program (STAMP), a member of the Stock Exchanges Medallion Program (SEMP) or a member of the New York Stock Exchange Medallion Signature Program (MSP);
“ERISA” means the Employee Retirement Income Security Act of 1974;
“Expiry Time” means 5:00 p.m. (Mountain Time) on December 1, 2026, or such earlier or later time or times and date or dates as may be fixed by the Offeror from time to time pursuant to Section 5 of the Offer to Purchase, “Extension, Variation or Change in the Offer”;
“Extended Offeror Group” has the meaning given to it in Section 10 of the Circular, “Ownership and Trading in Securities of the Company”;
“FATCA” has the meaning given to it in Section 20 of the Circular, “United States Federal Income Tax Considerations — Non-U.S. Holders — Foreign Account Tax Compliance Act”;
“FCO” has the meaning given to it in Section 16 of the Circular, “Regulatory Matters — Competition Laws — Act Against Restraints of Competition (Germany)”;
“FDA” means the U.S. Food and Drug Administration;
“FDCA” means the U.S. Federal Food, Drug, and Cosmetic Act;
“FHSA” means first home savings account;
“FinCEN Guidance” has the meaning given to it in Section 24 of the Circular, “United States Regulatory Environment — Overview of U.S. Federal Regulatory Framework — Anti-Money Laundering Laws and Access to Capital”;
“FL OMMU” has the meaning given to it in Section 24 of the Circular, “United States Regulatory Environment — Overview of U.S. State Regulatory Frameworks — Florida”;
“forward-looking information” has the meaning given to it in the “Forward-Looking Information” section of this Offer to Purchase and Circular;
“German FDI Approval” has the meaning given to it in Section 16 of the Circular, “Regulatory Matters — Foreign Investment Laws — German Foreign Direct Investment Laws”;

“German Merger Control Approval” has the meaning given to it in Section 16 of the Circular, “Regulatory Matters — Competition Laws — Act Against Restraints of Competition (Germany)”;
“Governmental Entity” means any: (a) multinational, federal, provincial, territory, state, regional, municipal, local or other government or any governmental or public department, central bank, court, tribunal, arbitral body, commission, commissioner, board, bureau, ministry or agency; (b) subdivision, agent, commission, board or authority of any of the foregoing; (c) quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing; or (d) the TSX, as applicable;
“GWB” has the meaning given to it in Section 16 of the Circular, “Regulatory Matters — Competition Laws — Act Against Restraints of Competition (Germany)”;
“Hearing Order” has the meaning given to it in Section 24 of the Circular, “United States Regulatory Environment — The Controlled Substances Act — Overview of U.S. Federal Regulatory Framework — The Controlled Substances Act”;
“hemp” has the meaning ascribed to such term in the CSA;
“Hemp Amendments” has the meaning given to it in Section 24 of the Circular, “United States Regulatory Environment — Overview of U.S. Federal Regulatory Framework — Reform of Federal Legislation on Industrial Hemp”;
“Holder” has the meaning given to it in Section 19 of the Circular, “Certain Canadian Federal Income Tax Considerations”;
“Information Agent” means Carson Proxy Advisors;
“initial deposit period” means the period, including, without limitation, any extension, during which securities may be deposited under a take-over bid but does not include the mandatory 10-U.S. Business Day extension period or an Optional Extension Period, which initial deposit period will be 105 days as it may be shortened in accordance with applicable Law;
“Interim Financial Statements” has the meaning given to it in Section 22 of the Circular, “Documents Incorporated by Reference”;
“IRA” has the meaning given to it in the “Notice to Shareholders in the United States” section of this Offer to Purchase and Circular;
“IRS” has the meaning given to it in Section 20 of the Circular, “United States Federal Income Tax Considerations”;
“July 7 LOI” has the meaning given to it in Section 4 of the Circular, “Background to the Offer”;
“June 23 IOI” has the meaning given to it in Section 4 of the Circular, “Background to the Offer”;
“KEOGH” has the meaning given to it in the “Notice to Shareholders in the United States” section of this Offer to Purchase and Circular;
“Law(s)” means all laws, by-laws, statutes, rules, regulations, principles of law, orders, ordinances, protocols, codes, guidelines, policies, instruments, notices, directions and judgments or other requirements and the terms and conditions of any grant of approval, permission, authority or license of any Governmental Entity and the term “applicable” with respect to such Laws and in a context that refers to one or more persons, means such Laws as are applicable to such persons or its business, undertaking, property or securities and emanate from a Governmental Entity having jurisdiction over the person or persons or its or their business, undertaking, property or securities;
“Letter of Transmittal” means the letter of transmittal in the form accompanying this Offer to Purchase and Circular (printed on YELLOW paper);
“LTM” means last twelve months;

“LOG option” has the meaning given to it in Section 3 of the Offer to Purchase, “Manner of Acceptance — Procedure for Guaranteed Delivery;
“MA CCC” means the Massachusetts Cannabis Control Commission;
“mandatory 10-U.S. Business Day extension period” has the meaning given to it in Section 7 of the Offer to Purchase, “Take-up of and Payment for Deposited Common Shares”;
“Material Adverse Effect” means any condition, event, circumstance, change, development, occurrence or state of facts (a) in the business, assets, operations, capitalization, properties, condition (financial or otherwise), prospects, equity or debt ownership, results of operations, cash flows, articles, by-laws or other constating documents, licenses, permits, rights or privileges or liabilities (including, without limitation, any contingent liabilities that may arise through outstanding, pending or threatened in writing litigation or otherwise), whether contractual or otherwise, of the Company or its subsidiaries which, when considered either individually or in the aggregate, is or may be materially adverse to the Company and its subsidiaries (on a consolidated basis) or, where applicable, the Offeror and its subsidiaries (on a consolidated basis), or (b) which, when considered either individually or in the aggregate, would be expected to reduce the anticipated economic value to the Offeror of the acquisition of the Common Shares or make it inadvisable for or impair the ability of the Offeror to proceed with the Offer and/or to take up and pay for Common Shares deposited under the Offer and/or the consummation of a Compulsory Acquisition or Subsequent Acquisition Transaction or which, if the Offer or any Compulsory Acquisition or Subsequent Acquisition Transaction were consummated, would be materially adverse to the Offeror or any of its affiliates or which would limit, restrict or impose limitations or conditions on the ability of the Offeror to own, operate or effect control over any material portion of the business or assets of the Company or its subsidiaries or would compel the Offeror or its affiliates to dispose of or hold separate any material portion of the business or assets of the Company or its subsidiaries or would compel the Offeror or its affiliates to dispose of or hold separate any material portion of the business or assets of the Offeror or its affiliates;
“MCA” means the Maryland Cannabis Administration;
“MD HSS” means the Missouri Department of Health and Senior Services;
“MD&A” means management’s discussion and analysis;
“MI 61-101” means Multilateral Instrument 61-101 — Protection of Minority Security Holders in Special Transactions;
“Minimum Deposit Condition” has the meaning given to it in Section 4 of the Offer to Purchase, “Conditions of the Offer”;
“MJDS” has the meaning given to it in the “Notice to Shareholders in the United States” section of this Offer to Purchase and Circular;
“MLI” means the Multilateral Convention to Implement Tax Treaty Related Measures to Prevent Base Erosion and Profit Shifting;
“MORE Act” means the Marijuana Opportunity Reinvestment and Expungement Act;
“MS” means multiple sclerosis;
“MTC” means Medical Treatment Centers;
“Nasdaq” means the Nasdaq Stock Market LLC;
“ND HHS” means the North Dakota Department of Health and Human Services;
“NI 62-104” means National Instrument 62-104 — Take-Over Bids and Issuer Bids;
“NJ CRC” means the New Jersey Cannabis Regulatory Commission;
“No-Action Letter” has the meaning given to it in Section 16 of the Circular, “Regulatory Matters — Competition Laws — Competition Act”;

“Non-Depositing Offeree” has the meaning given to it in Section 14 of the Circular, “Acquisition of Common Shares Not Deposited — Compulsory Acquisition”;
“Non-Exempt Shareholders” has the meaning given to it in the “Notice to Shareholders in the United States” section of this Offer to Purchase and Circular;
“Non-Independent Shareholder” means:
(a)
any Acquiring Person;

(b)
the Offeror;

(c)
any Affiliate or Associate (each as defined in the Shareholder Rights Plan) of any Acquiring Person or the Offeror;

(d)
any Person (as defined in the Shareholder Rights Plan) acting jointly or in concert with any Acquiring Person or the Offeror; or

(e)
any employee benefit plan, deferred profit sharing plan, stock participation plan and any other similar plan or trust for the benefit of employees of the Company or a Subsidiary (as defined in the Shareholder Rights Plan) of the Company, unless the beneficiaries of the plan or trust direct the manner in which the Voting Shares are to be voted or direct whether the Voting Shares are to be tendered to a Take-over Bid (as defined in the Shareholder Rights Plan);

“Non-Resident Holder” has the meaning given to it in Section 19 of the Circular, “Certain Canadian Federal Income Tax Considerations — Holders Not Resident in Canada”;
“Non-Restricted State” has the meaning given to it in the “Notice to Shareholders in the United States” section of this Offer to Purchase and Circular;
“Non-U.S. Holder” has the meaning given to it in Section 20 of the Circular, “United States Federal Income Tax Considerations — Non-U.S. Holders”;
“Notice of Guaranteed Delivery” means the notice of guaranteed delivery in the form accompanying this Offer to Purchase and Circular (printed on PINK paper);
“Notifiable Transaction” has the meaning given to it in Section 16 of the Circular, “Regulatory Matters — Competition Laws — Competition Act”;
“Notification” has the meaning given to it in Section 16 of the Circular, “Regulatory Matters — Competition Laws — Competition Act”;
“NV CCB” means the Nevada Cannabis Compliance Board;
“NY CCB” means the New York Cannabis Control Board;
“Offer” or “Offer to Purchase” means the offer to purchase Common Shares made hereby to the Company Shareholders pursuant to the terms and subject to the conditions set forth herein;
“Offer to Purchase and Circular” means, collectively, this Offer to Purchase and the Circular, including, without limitation, the cover pages, Summary, Questions and Answers About the Offer and the Glossary;
“Offeror Board” means the board of directors of the Offeror;
“Offeror Exchangeable Shares” means the non-voting and non-participating shares in the capital of the Offeror exchangeable at the holder’s option into Offeror Shares;
“Offeror Multiple Voting Shares” means the multiple voting shares in the capital of the Offeror;
“Offeror Notice” has the meaning given to it in Section 14 of the Circular, “Acquisition of Common Shares Not Deposited — Compulsory Acquisition”;
“Offeror Shareholders” means the holders of the Offeror Shares, Offeror Multiple Voting Shares and Offeror Exchangeable Shares;

“Offeror Shares” means the subordinate voting shares in the capital of the Offeror;
“OH DCC” means the Ohio Division of Cannabis Control;
“Optional Extension Periods” has the meaning given to it in Section 7 of the Offer to Purchase, “Take-up of and Payment for Deposited Common Shares”;
“Ordinary Course” means, with respect to an action taken by the Company or any of its subsidiaries, that such action is consistent with past practices of the Company and is taken in the ordinary course of the normal day-to-day operations of the Company;
“OTCQX” has the meaning given to it in Section 1 of the Circular, “The Offeror”;
“PA DOH” means the Pennsylvania Department of Health;
“Permitted Bid” has the meaning given to it in Section 17 of the Circular, “Shareholder Rights Plan — Rights Exercise Privilege”;
“PFIC” means passive foreign investment company;
“person” includes an individual, a corporation, a partnership, trust, fund, an association, syndicate, organization or other organized group of persons, whether incorporated or not, and an individual or other person in that person’s capacity as a trustee, executor, administrator or personal or other legal representative;
“Phase 2” has the meaning given to it in Section 16 of the Circular, “Regulatory Matters — Competition Laws — Act Against Restraints of Competition (Germany)”;
“PKF” means PKF O’Connor Davies, LLP;
“Proposed Amendments” has the meaning given to it in Section 19 of the Circular, “Certain Canadian Federal Income Tax Considerations”;
“Proposed Rule” has the meaning given to it in Section 24 of the Circular, “United States Regulatory Environment — Overview of U.S. Federal Regulatory Framework — The Controlled Substances Act”;
“Purchased Securities” has the meaning given to it in Section 3 of the Offer to Purchase, “Manner of Acceptance — Power of Attorney”;
“Q2 MD&A” has the meaning given to it in Section 22 of the Circular, “Documents Incorporated by Reference”;
“Qualified Institutional Buyer” has the meaning given to it in Rule 144A under the U.S. Securities Act;
“RDSP” means registered disability savings plan;
“Redemption Price” has the meaning given to it in Section 17 of the Circular, “Shareholder Rights Plan — Redemption Price”;
“Registration Statement” has the meaning given to it in the “Notice to Shareholders in the United States” section of this Offer to Purchase and Circular;
“Regulatory Approvals” means any consent, waiver, permit, permission, exemption, review, order, decision or approval of, or any registration and filing with or withdrawal of any objection or successful conclusion of any litigation brought by or before, any Governmental Entity, or the expiry, waiver or termination of any waiting or suspensory period imposed by Law or a Governmental Entity or pursuant to a written agreement between the Offeror and a Governmental Entity to refrain from consummating the Offer, including the Competition Act Approval, German FDI Approval and German Merger Control Approval, in each case (a) required or advisable under Laws in connection with the Offer or any Compulsory Acquisition or Subsequent Acquisition Transaction, (b) to issue and list the Offeror Shares issued under to the Offer on the TSX, or (c) to prevent or avoid the occurrence of any Material Adverse Effect as a result of the consummation of the Offer or any Compulsory Acquisition or Subsequent Acquisition Transaction;

“Reorganization” has the meaning given to it in Section 20 of the Circular, “United States Federal Income Tax Considerations — U.S. Holders — Tax Consequences if the Offer Qualifies as Part of a Reorganization”;
“Rescheduling Order” has the meaning given to it in Section 24 of the Circular, “United States Regulatory Environment — Overview of U.S. Federal Regulatory Framework — The Controlled Substances Act”;
“Resident Holder” has the meaning given to it in Section 19 of the Circular, “Certain Canadian Federal Income Tax Considerations — Holders Resident in Canada”;
“RESP” means registered education savings plan;
“Restricted States” has the meaning given to it in the “Notice to Shareholders in the United States” section of this Offer to Purchase and Circular;
“Reverse Stock Split” means the reverse stock split of the: (i) Offeror Shares at a ratio of three pre-reverse stock split Offeror Shares to one post-reverse stock split Offeror Shares; and (ii) Offeror Multiple Voting Shares at the same ratio of three pre-consolidation Offeror Multiple Voting Shares to one post-consolidation Offeror Multiple Voting Shares so as to maintain and preserve the relative rights of the holders of the shares of each class of shares of the Offeror;
“Rights Certificate” means, after the Separation Time, a certificate representing the SRP Rights, or such other written document or acknowledgement (including, without limitation, a DRS Advice or other book-entry confirmation) evidencing ownership of the SRP Rights which may be issued by the Company and is satisfactory to the Company and the SRP Rights Agent;
“Rohrabacher-Farr Amendment” has the meaning given to it in Section 24 of the Circular, “United States Regulatory Environment — Overview of U.S. Federal Regulatory Framework — Rohrabacher-Farr Amendment”;
“RRIF” means registered retirement income fund;
“RRSP” means registered retirement savings plan;
“SAFER” has the meaning given to it in Section 24 of the Circular, “United States Regulatory Environment — Overview of U.S. Federal Regulatory Framework — Anti-Money Laundering Laws and Access to Capital”;
“Schedule 14D-1F” has the meaning given to it in the “Notice to Shareholders in the United States” section of this Offer to Purchase and Circular;
“SEC” means the United States Securities and Exchange Commission;
“Section 280E” means Section 280E of the Code;
“Section 280E Position” has the meaning given to it in Section 24 of the Circular, “United States Regulatory Environment — Overview of U.S. Federal Regulatory Framework — Federal Taxation of Cannabis Businesses”;
“Securities Regulatory Authorities” means, collectively, the TSX and the applicable securities commission or similar regulatory authority in each province and territory of Canada, and “Securities Regulatory Authority” means each such entity, individually;
“SEDAR+” means the System for Electronic Document Analysis and Retrieval+;
“SEP” has the meaning given to it in the “Notice to Shareholders in the United States” section of this Offer to Purchase and Circular;
“Separation Time” has the meaning given to it in Section 17 of the Circular, “Shareholder Rights Plan — Separation Time/Ability to Exercise Rights”;
“Share Acquisition Date” has the meaning given to it in Section 17 of the Circular, “Shareholder Rights Plan — Share Acquisition Date”;

“Share Consideration” has the meaning given to it in Section 1 of the Offer to Purchase, “The Offer”;
“Shareholder Rights Plan” means the amended and restated shareholder rights plan agreement dated as of October 4, 2018, originally approved by the Company Shareholders on November 30, 2018 and last renewed on August 9, 2024, between the Company and the SRP Rights Agent, and any other shareholder rights plan or a similar plan adopted by the Company after that date;
“Soliciting Dealer” has the meaning given to it in Section 26 of the Circular, “Financial Advisor, Dealer Manager and Soliciting Dealer Group”;
“Soliciting Dealer Group” has the meaning given to it in Section 26 of the Circular, “Financial Advisor, Dealer Manager and Soliciting Dealer Group”;
“SRP Exercise Price” has the meaning given to it in Section 17 of the Circular, “Shareholder Rights Plan — Rights Exercise Privilege”;
“SRP Rights” means the rights issued pursuant to the Shareholder Rights Plan, and “SRP Right” means any one of them;
“SRP Rights Agent” means Computershare Trust Company of Canada, the rights agent under the Shareholder Rights Plan;
“Statutory Minimum Condition” has the meaning given to it in Section 4 of the Offer to Purchase, “Conditions of the Offer”;
“Subsequent Acquisition Transaction” has the meaning given to it in Section 14 of the Circular, “Acquisition of Common Shares Not Deposited — Subsequent Acquisition Transaction”;
“subsidiary” means, with respect to a person, a person that is controlled directly or indirectly by another person, and includes a subsidiary of that subsidiary. For the purpose of this Offer to Purchase and Circular, a person (the first person) is deemed to control another person (the second person) if: (a) if the first person, directly or indirectly, beneficially owns or exercises control or direction over securities of the second person carrying votes which, if exercised, would entitle the first person to elect a majority of the directors of the second person, unless the first person holds the voting securities only to secure an obligation; (b) if the second person is a partnership, other than a limited partnership, and the first person holds more than 50% of the interests of the partnership; or (c) if the second person is a limited partnership and the general partner of the limited partnership is the first person;
“Supplementary Information Request” has the meaning given to it in Section 16 of the Circular, “Regulatory Matters — Competition Laws — Competition Act”;
“take up”, with respect to Common Shares, means to accept such Common Shares for payment by giving written notice of such acceptance to the Depositary and “take-up”, “taking up” and “taken up” have corresponding meanings;
“Tax Act” has the meaning given to it in Section 19 of the Circular, “Certain Canadian Federal Income Tax Considerations”;
“taxable capital gain” has the meaning given to it in Section 19 of the Circular, “Certain Canadian Federal Income Tax Considerations — Holders Resident in Canada — Taxation of Capital Gains and Capital Losses”;
“TFSA” means tax-free savings account;
“THC” means tetrahydrocannabinol;
“Treasury” has the meaning given to it Section 24 of the Circular, “United States Regulatory Environment — Overview of U.S. Federal Regulatory Framework — Rescheduling Order”;
“TSX” has the meaning given to it in Section 1 of the Offer to Purchase;
“TSX Requirements” has the meaning given to it Section 24 of the Circular, “United States Regulatory Environment — Overview of U.S. Federal Regulatory Framework — Heightened Scrutiny by Regulatory Authorities”;

“U.S. Business Day” has the meaning given to it in Rule 14d-1(g)(3) under the U.S. Exchange Act;
“U.S. Exchange Act” has the meaning given to it in the “Notice to Shareholders in the United States” section of this Offer to Purchase and Circular;
“U.S. GAAP” means accounting principles generally accepted in the United States;
“U.S. Holder” has the meaning given to it in Section 20 of the Circular, “United States Federal Income Tax Considerations — U.S. Holder”;
“U.S. Investment Advisers Act” has the meaning given to it in the “Notice to Shareholders in the United States” section of this Offer to Purchase and Circular;
“U.S. Investment Company Act” has the meaning given to it in the “Notice to Shareholders in the United States” section of this Offer to Purchase and Circular;
“U.S. Securities Act” means the United States Securities Act of 1933;
“UDAF” means the Utah Department of Agriculture and Food;
“UDHHS” means the Utah Department of Health and Human Services;
“Voting Shares” means, for purposes of the Shareholder Rights Plan, the Common Shares and any other securities in the capital of the Company entitled to vote generally in the election of the Company Board; and
“VWAP” has the meaning given to it in Section 1 of the Offer to Purchase.

OFFER TO PURCHASE
The accompanying Circular is incorporated into and forms part of the Offer to Purchase and contains important information that should be read carefully before making a decision with respect to the Offer. Unless the context otherwise requires, terms used but not defined in the Offer to Purchase have the respective meanings given to them in the accompanying Glossary.
August 18, 2026
TO: THE HOLDERS OF COMMON SHARES OF AURORA CANNABIS INC.
1.   The Offer
The Offeror hereby offers to purchase, on the terms and subject to the conditions of this Offer, all of the issued and outstanding Common Shares, together with the associated SRP Rights, including any Common Shares that may become issued and outstanding after the date of the Offer but prior to the Expiry Time.
Upon acceptance of the Offer, each Company Shareholder whose Common Shares are taken up by the Offeror will be entitled to receive, for each Common Share, US$0.75 in cash (the “Cash Consideration”) and 0.3463 (the “Base Exchange Ratio”) of an Offeror Share, subject to a maximum value per Common Share of US$5.00 (the “Cap Price”). If, on the earlier of the Expiry Time (as defined herein) and the date on which all conditions of the Offer have been satisfied or waived by the Offeror, the 20-day volume weighted average price (“VWAP”) of the Offeror Shares (“Calculation Date VWAP”) traded on the Toronto Stock Exchange (“TSX”) is greater than $17.05 (assuming an exchange rate for U.S. dollars of $1.00 = US$0.7200) per Offeror Share (“Cap VWAP Price”), the number of Offeror Shares that a Company Shareholder will receive for each Common Share will be calculated by dividing the Cap Price of US$5.00 (less the Cash Consideration of US$0.75) by the Calculation Date VWAP (the “Cap Exchange Ratio”). The number of Offeror Shares to be issued in consideration for the Common Shares, whether as a result of the application of the Base Exchange Ratio or the Cap Exchange Ratio, is referred to herein as the “Share Consideration” and, together with the Cash Consideration, the “Consideration”. The following table provides an analysis of the changes in price of Offeror Shares on the Consideration.
Calculation Date VWAP (Price of Offeror Shares in $)	Calculation Date VWAP (Price of Offeror Shares in US$)	Number of Offeror Shares Issued per Common Share	Share Consideration (US$)	Cash Consideration (US$)	Total Consideration per Common Share (US$)
$13.75	$9.90	0.34630000	$3.43	$0.75	$4.18
$14.50	$10.44	0.34630000	$3.62	$0.75	$4.37
$15.25	$10.98	0.34630000	$3.80	$0.75	$4.55
$16.00	$11.52	0.34630000	$3.99	$0.75	$4.74
$16.75	$12.06	0.34630000	$4.18	$0.75	$4.93
$17.50	$12.60	0.33730159	$4.25	$0.75	$5.00
$18.25	$13.14	0.32343988	$4.25	$0.75	$5.00
$19.00	$13.68	0.31067251	$4.25	$0.75	$5.00
$19.75	$14.22	0.29887482	$4.25	$0.75	$5.00

Note: Assumed exchange rate of U.S. dollars of $1.00 = US$0.7200.
The Consideration, including the Cap VWAP Price, is subject to fluctuation based on the exchange rate between Canadian and United States dollars. See Section 23 of the Circular, “Risk Factors”.
The Offeror has submitted an application to list the Offeror Shares offered to Company Shareholders pursuant to the Offer on the TSX. Listing is subject to the approval of the TSX in accordance with its applicable listing requirements.
U.S. Company Shareholders should see “Notice to Shareholders in the United States”.

The Offer is made only for Common Shares and the accompanying SRP Rights and is not made for any Convertible Securities. Holders of Convertible Securities who wish to accept the Offer must, to the extent permitted by the terms of the Convertible Securities and applicable Law, exercise, exchange or convert such Convertible Securities into Common Shares and deposit those Common Shares in accordance with the terms of the Offer. Any such exercise, exchange or conversion must be completed sufficiently in advance of the Expiry Time to ensure that the holder of such Convertible Securities will have received the Common Shares on such exercise and have them available for deposit at or prior to the Expiry Time, or in sufficient time to comply with the procedures referred to under Section 3 of the Offer to Purchase, “Manner of Acceptance — Procedure for Guaranteed Delivery”, and Section 13 of the Circular, “Treatment of Convertible Securities”. If any holder of Convertible Securities does not exercise, exchange or convert their Convertible Securities and deposit any resulting Common Shares under the Offer prior to the Expiry Time, such Convertible Securities may be replaced with similar securities of the Offeror or may expire or be terminated, as applicable, following the Expiry Time in accordance with their respective terms and conditions.
Company Shareholders who have deposited Common Shares will be deemed to have deposited the SRP Rights associated with such Common Shares. No additional payment will be made for the SRP Rights and no amount of the Consideration to be paid by the Offeror will be allocated to the SRP Rights.
In no event will a Company Shareholder be entitled to a fractional Offeror Share. Where the aggregate number of Offeror Shares to be issued to a Company Shareholder as Share Consideration under the Offer would result in a fraction of an Offeror Share being issuable, the number of Offeror Shares to be received by such Company Shareholder will be rounded down to the nearest whole number and no Company Shareholder will be entitled to any compensation in respect of a fractional Offeror Share. In calculating such fractional interests, all Common Shares registered in the name of or beneficially held by such Company Shareholder or their nominee shall be aggregated.
All amounts of Cash Consideration payable under the Offer will be paid in United States dollars.
Company Shareholders who do not deposit their Common Shares under the Offer will not be entitled to any right of dissent or appraisal in connection with the Offer. However, Company Shareholders who do not deposit their Common Shares under the Offer may have certain rights of dissent in the event the Offeror elects to acquire such Common Shares by way of a Compulsory Acquisition or Subsequent Acquisition Transaction, including, without limitation, the right to seek judicial determination of the fair value of their Common Shares. See Section 14 of the Circular, “Acquisition of Common Shares Not Deposited”.
Company Shareholders should contact the Information Agent or a broker or dealer for assistance in accepting the Offer and in depositing Common Shares with the Depositary. The Information Agent, Carson Proxy Advisors, can be contacted by North American toll free phone at 1-800-530-5189, local and text: 416-751-2066 or by email at info@carsonproxy.com.
Company Shareholders will not be required to pay any fee or commission if they accept the Offer by depositing their Common Shares directly with the Depositary or if they make use of the services of a Soliciting Dealer, if any, to accept the Offer. However, an investment dealer, broker, bank, trust company or other intermediary through whom Company Shareholders own Common Shares may charge a fee to deposit any such Common Shares on their behalf. Company Shareholders should consult their investment advisor, broker, bank, trust company or other intermediary to determine whether other charges will apply. Notwithstanding the foregoing, if a Company Shareholder is a Non-Exempt Shareholder, the proceeds resulting from any sale of Offeror Shares by a registered broker retained by the Depositary or its nominee on behalf of such Non-Exempt Shareholder may be subject to deductions in respect of brokerage commissions and other expenses. See “Notice to Shareholders in the United States”.
Company Shareholders whose Common Shares are registered in the name of an investment dealer, broker, bank, trust company or other intermediary should immediately contact that intermediary for assistance if they wish to accept the Offer, in order to take the necessary steps to be able to deposit such Common Shares under the Offer. Intermediaries likely have established tendering cut-off times that are prior to the Expiry Time. Such Company Shareholders must instruct their brokers or other intermediaries promptly if they wish to deposit their Common Shares under the Offer.

This document does not constitute an offer or a solicitation to any person in any jurisdiction in which such offer or solicitation is unlawful. The Offer is not being made to, nor will deposits of Common Shares be accepted from or on behalf of, Company Shareholders in any jurisdiction in which the making or acceptance of the Offer would not be in compliance with the Laws of such jurisdiction. However, the Offeror may, in its sole discretion, take such action as it may deem necessary to extend the Offer to Company Shareholders in any such jurisdiction.
2.   Time for Acceptance
The Offer is open for acceptance from the date of the Offer until 5:00 p.m. (Mountain Time) on December 1, 2026, or such earlier or later time or times and date or dates as may be fixed by the Offeror from time to time pursuant to Section 5 of the Offer to Purchase, “Extension, Variation or Change in the Offer”, unless the Offer is withdrawn by the Offeror. The Offeror will not amend the Offer to cause the Expiry Time to occur earlier than the later of 35 days or 20 U.S. Business Days following the date of the Offer. If the Statutory Minimum Condition is satisfied and the other conditions of the Offer are satisfied or waived at the expiry of the initial deposit period such that the Offeror takes up the Common Shares deposited under the Offer, the Offeror will make a public announcement of the foregoing matters and extend the period during which Common Shares may be deposited under the Offer for a period of not less than 10 U.S. Business Days after the expiry of the initial deposit period. See Section 5 of the Offer to Purchase, “Extension, Variation or Change in the Offer”.
3.   Manner of Acceptance
Letter of Transmittal
Company Shareholders may accept the Offer by delivering to the Depositary at its office at one of the addresses specified in the Letter of Transmittal (printed on YELLOW paper) accompanying this Offer to Purchase and Circular, so as to be received at or prior to the Expiry Time:
(a)
Certificate(s) representing the Common Shares, if applicable, in respect of which the Offer is being accepted;

(b)
a Letter of Transmittal (printed on YELLOW paper) in the form accompanying this Offer to Purchase and Circular, properly completed and executed in accordance with the instructions set forth in the Letter of Transmittal (including signature guarantee, if required); provided that, except where there is a change in registration or address, manually executed facsimiles of the Letter of Transmittal are acceptable for positions represented by DRS Advices; and

(c)
all other documents required by the terms of the Offer and the Letter of Transmittal.

The Offer will be deemed to be accepted only if the Depositary has actually received these documents at its office at one of the addresses specified in the Letter of Transmittal at or prior to the Expiry Time. Alternatively, Common Shares may be deposited under the Offer in compliance with the procedures for guaranteed delivery set forth below under “— Procedure for Guaranteed Delivery” or in compliance with the procedures for book-entry transfers set forth below under “— Acceptance by Book-Entry Transfer”.
Participants in CDS or DTC should contact the Depositary with respect to the deposit of their Common Shares under the Offer. The Offeror understands that CDS and DTC will be issuing instructions to their participants as to the method of depositing such Common Shares under the terms of the Offer.
The signature on the Letter of Transmittal must be guaranteed by an Eligible Institution or in some other manner acceptable to the Depositary (except that no guarantee is required for the signature of a depositing Company Shareholder which is an Eligible Institution) if it is signed by a person other than the registered owner(s) of the Common Shares being deposited, or if the Common Shares not purchased by the Offeror under the Offer are to be returned to a person other than such registered owner(s) or sent to an address other than the address of the registered owner(s) as shown on the registers of the Company, or if payment is to be issued in the name of a person other than the registered owner(s) of the Common Shares being deposited. If a Letter of Transmittal is executed by a person other than the registered holder of the Common Shares represented by the Certificate(s) deposited therewith, then the Certificate(s) must be endorsed or be accompanied by an appropriate share transfer power of attorney duly and properly completed by the registered holder, with the signature on the endorsement panel or share transfer power of attorney guaranteed by an Eligible Institution. For greater certainty, any Letter of Transmittal requiring such guarantee, whether accompanied by physical Certificates or DRS Advices, must be physically delivered to the Depositary.
Lost Certificates
If a Company Shareholder has lost their Certificate(s) representing the Common Shares, but wishes to deposit their Common Shares under the Offer, such Company Shareholder should complete the Letter of Transmittal to the extent possible and deliver it together with a letter describing the circumstances surrounding the loss to the Depositary. The Depositary and/or the transfer agent for the Common Shares will advise the Company Shareholder of the steps that the Company Shareholder must take to obtain a replacement Certificate(s) for their Common Shares. The foregoing action must be taken sufficiently in advance of the Expiry Time in order to obtain a replacement Certificate(s) in sufficient time to permit the Common Shares represented by the replacement Certificate(s) to be deposited under the Offer at or prior to the Expiry Time.
Procedure for Guaranteed Delivery
If a Company Shareholder wishes to deposit Common Shares pursuant to the Offer and: (i) the Certificate(s) representing such Common Shares is (are) not immediately available; (ii) the Company Shareholder cannot complete the procedure for book-entry transfer of the Common Shares on a timely basis; or (iii) the Certificate(s) and all other required documents cannot be delivered to the Depositary at or prior to the Expiry Time, such Common Shares may nevertheless be deposited under the Offer provided that all of the following conditions are met:
(a)
the deposit is made by or through an Eligible Institution;

(b)
a properly completed and executed Notice of Guaranteed Delivery (printed on PINK paper) in the form accompanying this Offer to Purchase and Circular, or a manually executed facsimile thereof, including the guarantee of delivery by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery, is received by the Depositary at its office at one of the addresses specified in the Notice of Guaranteed Delivery at or prior to the Expiry Time. Company Shareholders, through their respective CDS participants, who utilize CDS through a book-entry transfer (see “— Acceptance by Book-Entry Transfer” below), may also have the option of tendering a Notice of Guaranteed Delivery through the CDS online letter of guarantee option (the “LOG option”). Participants tendering through LOG option in CDS are deemed to have completed the Notice of Guaranteed Delivery and such instructions are considered valid with the terms of the Offer;

(c)
the Certificate(s) representing all Deposited Common Shares, in proper form for transfer, and, if the Separation Time has occurred at or prior to the Expiry Time and Rights Certificates have been distributed to the Company Shareholders prior to the Expiry Time, the Rights Certificate(s) representing the deposited SRP Rights, together with a Letter of Transmittal, or a manually executed facsimile thereof, properly completed and duly executed as required by the instructions set forth in the Letter of Transmittal (including signature guarantee, if required), or, in the case of a book-entry transfer, a Book-Entry Confirmation with respect to such Deposited Common Shares and deposited SRP Rights, and, in the case of DTC accounts, a Letter of Transmittal, or a manually executed facsimile thereof, properly completed and duly executed (including signature guarantee, if required), or an Agent’s Message (as described below) in lieu of a Letter of Transmittal, and all other documents required by the terms of the Offer and the Letter of Transmittal, are received by the Depositary at its office at one of the addresses specified in the Letter of Transmittal prior to 5:00 p.m. (Mountain Time) on the second trading day on the TSX after the Expiry Time; and

(d)
in the case of SRP Rights, where the Separation Time has occurred prior to the Expiry Time but Rights Certificates have not been distributed to the Company Shareholders prior to the Expiry Time, the Rights Certificate(s) representing the deposited SRP Rights, together with a Letter of Transmittal, or a manually executed facsimile thereof, properly completed and duly executed as required by the instructions set forth in the Letter of Transmittal (including signature guarantee, if required) or, in the case of a book-entry transfer, a Book-Entry Confirmation with respect to such deposited SRP Rights and, in the case of DTC accounts, a Letter of Transmittal, or a manually executed facsimile thereof, properly completed and duly executed (including signature guarantee, if required), or an Agent’s Message in lieu of a Letter of Transmittal, and all other documents required by the terms of the Offer and the Letter of Transmittal, are received by the Depositary at its office at one of the addresses specified in the Letter of Transmittal prior to 5:00 p.m. (Mountain Time) on the second trading day on the TSX after the date, if any, that Rights Certificates are distributed to Company Shareholders.
The Notice of Guaranteed Delivery must be delivered by hand or courier or transmitted by email or mailed to the Depositary at its office at one of the addresses specified in the Notice of Guaranteed Delivery at or prior to the Expiry Time and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery. Delivery of the Notice of Guaranteed Delivery and the Letter of Transmittal and accompanying Certificate(s) representing Common Shares (and, if applicable, the Rights Certificate(s)) and all other required documents to an address or transmission by email to an email address other than those specified in the Notice of Guaranteed Delivery does not constitute delivery for purposes of satisfying a guaranteed delivery.
Only Letters of Transmittal accompanied by DRS Advices and not requiring a change in registration or address or Notices of Guaranteed Delivery are acceptable for deposit via email. Certificates must be mailed or couriered to the Depositary.
Acceptance by Book-Entry Transfer
Company Shareholders may accept the Offer by following the procedures for a book-entry transfer established by CDS, provided that a Book-Entry Confirmation through CDSX is received by the Depositary at its office at one of the addresses specified in the Letter of Transmittal at or prior to the Expiry Time. The Depositary has established an account at CDS for the purpose of the Offer. Any financial institution that is a participant in CDS may cause CDS to make a book-entry transfer of a Company Shareholder’s Common Shares into the Depositary’s account in accordance with the CDS procedures for such transfer. Delivery of Common Shares to the Depositary by means of a book-entry transfer will constitute a valid deposit of such Common Shares under the Offer.
Company Shareholders, through their respective CDS participants, who utilize CDSX to accept the Offer through a book-entry transfer of their holdings into the Depositary’s account with CDS shall be deemed to have completed and submitted a Letter of Transmittal and to be bound by the terms thereof and therefore such instructions received by the Depositary are considered a valid deposit under and in accordance with the terms of the Offer.
Company Shareholders may also accept the Offer by following the procedures for book-entry transfer established by DTC, provided that a Book-Entry Confirmation, together with an Agent’s Message (as described below) in respect thereof or a properly completed and executed Letter of Transmittal (including signature guarantee, if required) and all other required documents, are received by the Depositary at its office at one of the addresses specified in the Letter of Transmittal at or prior to the Expiry Time. The Depositary has established an account at DTC for the purpose of the Offer. Any financial institution that is a participant in DTC may cause DTC to make a book-entry transfer of a Company Shareholder’s Common Shares into the Depositary’s account in accordance with DTC’s procedures for such transfer. However, although delivery of Common Shares may be effected through book-entry transfer at DTC, either an Agent’s Message in respect thereof, or a Letter of Transmittal (or a manually executed facsimile thereof), properly completed and executed (including signature guarantee, if required), and all other required documents, must, in any case, be received by the Depositary, at its office at one of the addresses specified in the Letter of Transmittal at or prior to the Expiry Time. Delivery of documents to DTC in accordance with its procedures does not constitute delivery to the Depositary. Such documents or Agent’s Message should be sent to the Depositary.
The term “Agent’s Message” means a message, transmitted by DTC, to, and received by, the Depositary and forming part of a Book-Entry Confirmation, which states that DTC has received an express acknowledgement from the participant in DTC depositing the Common Shares which are the subject of such Book-Entry Confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal as if executed by such participant and that the Offeror may enforce such agreement against such participant.

SRP Rights
Unless waived by the Offeror, holders of Common Shares are required to deposit one SRP Right for each Common Share in order to effect a valid deposit of such Common Share or, if available, a Book-Entry Confirmation must be received by the Depositary with respect thereto. If the Separation Time does not occur prior to the Expiry Time, a deposit of Common Shares will also constitute a deposit of the associated SRP Rights. If the Separation Time occurs prior to the Expiry Time and Rights Certificates are distributed by the Company to the Company Shareholders prior to the time that the holder’s Common Shares are deposited pursuant to the Offer, in order for the Common Shares to be validly deposited, Rights Certificate(s) representing SRP Rights at least equal in number to the number of Common Shares deposited must be delivered with the Letter of Transmittal or, if available, a Book-Entry Confirmation, to the Depositary. If the Separation Time occurs prior to the Expiry Time and Rights Certificates are not distributed by the time that a Company Shareholder deposits its Common Shares pursuant to the Offer, the Company Shareholder may deposit its SRP Rights before receiving Rights Certificate(s) by using the guaranteed delivery procedure described above. In any case, a deposit of Common Shares constitutes an agreement by the Company Shareholder to deliver Rights Certificate(s) representing SRP Rights at least equal in number to the number of Common Shares deposited pursuant to the Offer or, if available, a Book-Entry Confirmation, to the Depositary at its office at one of the addresses specified in the Letter of Transmittal at or prior to 5:00 p.m. (Mountain Time) on the second trading day on the TSX after the date, if any, that Rights Certificate(s) are distributed. The Offeror reserves the right to require, if the Separation Time occurs prior to the Expiry Time, that the Depositary receive, prior to taking-up a Company Shareholder’s Common Shares for payment pursuant to the Offer, Rights Certificate(s) from a Company Shareholder representing SRP Rights or, if available, a Book-Entry Confirmation at least equal in number to the Common Shares deposited by such holder.
General
The Offer will be deemed to be accepted by a Company Shareholder only if the Depositary has actually received the requisite documents at its office at one of the addresses specified in the Letter of Transmittal at or prior to the Expiry Time. In all cases, payment for Common Shares deposited and taken up by the Offeror will be made only after timely receipt by the Depositary of (a) the Certificate(s) representing the Common Shares and, if applicable, the Rights Certificates (or, in the case of a book-entry transfer to the Depositary, a Book-Entry Confirmation for the Common Shares and, if applicable, the associated SRP Rights), (b) a Letter of Transmittal, properly completed and duly executed, covering those Common Shares with the signature guaranteed, if required, in accordance with the instructions set forth in the Letter of Transmittal, or in the case of Common Shares deposited by book-entry transfer, a Book-Entry Confirmation and, in the case of DTC accounts, a Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees, or an Agent’s Message in respect thereof, and (c) all other documents required by the terms of the Offer and the Letter of Transmittal.
The method of delivery of Certificates representing Common Shares (and, if applicable, the Rights Certificate(s)), the Letter of Transmittal, the Notice of Guaranteed Delivery and all other required documents is at the option and risk of the person depositing such documents. In the event of a mail service disruption due to a threatened or ongoing postal strike, Company Shareholders are asked not to mail any Certificate(s), Letter(s) of Transmittal, Notice(s) of Guaranteed Delivery or other required documents. Instead, Company Shareholders should contact the Information Agent for more information. The Offeror recommends that all such documents be delivered by hand to the Depositary or a courier service be used and that proper insurance be obtained. It is suggested that any such delivery or mailing be made sufficiently in advance of the Expiry Time to permit delivery to the Depositary at or prior to the Expiry Time. Delivery will only be effective upon actual physical receipt by the Depositary.
All questions as to the validity, form, eligibility (including, without limitation, timely receipt) and acceptance of any Common Shares deposited pursuant to the Offer will be determined by the Offeror in its sole discretion. Depositing Company Shareholders agree that such determination shall be final and binding. The Offeror reserves the absolute right to reject any and all deposits which it determines not to be in proper form or which may be unlawful to accept under the Laws of any applicable jurisdiction. The Offeror reserves the absolute right to waive any defects or irregularities in any deposit of any Common Shares. There shall be no duty or obligation on the Offeror, the Depositary or any other person to give notice of any defects or irregularities in any deposit and no liability shall be incurred by any of them for failure to give any such notice. The Offeror’s interpretation of the terms and conditions of the Offer, the Circular, the Letter of Transmittal, the Notice of Guaranteed Delivery and any other related documents will be final and binding.
The Offeror reserves the right to permit the Offer to be accepted in a manner other than that set forth in this Section  3.
Under no circumstances will interest accrue or any amount be paid by the Offeror or the Depositary to persons depositing Common Shares by reason of any delay in making payments for Common Shares to any person on account of Common Shares accepted for payment under the Offer.
Company Shareholders will not be required to pay any fee or commission if they accept the Offer by depositing their Common Shares directly with the Depositary or if they make use of the services of a Soliciting Dealer, if any, to accept the Offer. However, an investment dealer, broker, bank, trust company or other intermediary through whom Company Shareholders own Common Shares may charge a fee to deposit any such Common Shares on their behalf. Company Shareholders should consult their investment advisor, broker, bank, trust company or other intermediary to determine whether other charges will apply. Notwithstanding the foregoing, if a Company Shareholder is a Non-Exempt Shareholder, the proceeds resulting from any sale of Offeror Shares by a registered broker retained by the Depositary or its nominee on behalf of such Non-Exempt Shareholder may be subject to deductions in respect of brokerage commissions and other expenses. See “Notice to Shareholders in the United States”.
Company Shareholders whose Common Shares are registered in the name of an investment dealer, broker, bank, trust company or other intermediary should immediately contact that intermediary for assistance if they wish to accept the Offer, in order to take the necessary steps to be able to deposit such Common Shares under the Offer. Intermediaries likely have established tendering cut-off times that are prior to the Expiry Time. Such Company Shareholders must instruct their brokers or other intermediaries promptly if they wish to deposit their Common Shares under the Offer.
Company Shareholders should contact the Information Agent, or a broker or dealer for assistance in accepting the Offer and in depositing Common Shares with the Depositary.
Dividends and Distributions
Subject to the terms and conditions of the Offer and subject, in particular, to Common Shares being validly withdrawn by or on behalf of a depositing Company Shareholder, and except as provided below, by accepting the Offer pursuant to the procedures set forth herein, a Company Shareholder deposits, sells, assigns and transfers to the Offeror all right, title and interest in and to the Common Shares covered by the Letter of Transmittal or book-entry transfer (collectively, the “Deposited Common Shares”) and in and to all rights and benefits arising from such Deposited Common Shares, including, without limitation, the SRP Rights and benefit of any and all dividends, distributions, payments, securities, property or other interests which may be declared, paid, accrued, issued, distributed, made or transferred on or in respect of the Deposited Common Shares or any of them, whether or not separate from the Deposited Common Shares, on and after the date of the Offer, including, without limitation, any dividends, distributions or payments on such dividends, distributions, payments, securities, property or other interests (collectively, “Distributions”).
If, notwithstanding such assignment, any Distributions are received by or made payable to or to the order of a Company Shareholder, then: (a) in the case of any such cash Distributions that in an aggregate amount do not exceed the Consideration per Common Share payable by the Offeror pursuant to the Offer, the Offeror will reduce the amount of the Consideration payable to such Company Shareholder under the Offer by deducting (i) the applicable amount from the Cash Consideration payable to the Company Shareholder; or (ii) from the Share Consideration otherwise issuable by the Offeror to the Company Shareholder pursuant to the Offer, a number of Offeror Shares equal in value to the amount or value of such Distribution, as determined by the Offeror, in its sole discretion (or a combination thereof, as determined by the Offeror, in its sole discretion), and (b) in the case of any such Distributions that in an aggregate amount exceed the Consideration per Common Share payable by the Offeror pursuant to the Offer, the amount of any excess, or in the case of any non-cash Distribution, the whole of any such Distribution (and not simply the portion that exceeds the

Consideration per Common Share), will be received and held by the depositing Company Shareholder for the account of the Offeror and will be promptly remitted and transferred by the depositing Company Shareholder to the Depositary for the account of the Offeror, accompanied by appropriate documentation of transfer. Pending such remittance and transfer, the Offeror will be entitled to all rights and privileges as the owner of any such Distributions and may deduct from the Consideration payable by the Offeror under the Offer the amount or value thereof, as determined by the Offeror, in its sole discretion. See Section 10 of the Offer to Purchase, “Changes in Capitalization; Adjustments; Liens”.
The declaration or payment of any such Distribution, or the distribution or issuance of any such securities, rights or other interests with respect to the Common Shares, may have tax consequences not described under Section 19 of the Circular, “Certain Canadian Federal Income Tax Considerations”, or in Section 20 of the Circular, “United States Federal Income Tax Considerations”. Company Shareholders should consult their tax advisors in respect of any such Distribution.
Power of Attorney
The execution of a Letter of Transmittal (or, in the case of Common Shares deposited by book-entry transfer by the making of a book-entry transfer) irrevocably constitutes and appoints, effective at and after the time that the Offeror takes up the Deposited Common Shares (the “Effective Time”), each director and officer of the Offeror, and any other person designated by the Offeror in writing, as the true and lawful agent, attorney, attorney-in-fact and proxy of the holder of the Deposited Common Shares (which Deposited Common Shares upon being taken up are, together with any Distributions thereon, hereinafter referred to as the “Purchased Securities”) with respect to such Purchased Securities, with full power of substitution (such powers of attorney, being coupled with an interest, being irrevocable), in the name of and on behalf of such Company Shareholder:
(a)
to register or record the transfer and/or cancellation of such Purchased Securities, to the extent consisting of securities, on the appropriate securities registers maintained by or on behalf of the Company;

(b)
for so long as any such Purchased Securities are registered or recorded in the name of such Company Shareholder, to exercise any and all rights of such Company Shareholder, including, without limitation, the right to vote, to execute and deliver (provided the same is not contrary to applicable Law), as and when requested by the Offeror, any and all instruments of proxy, authorizations or consents in form and on terms satisfactory to the Offeror in respect of any or all Purchased Securities, to revoke any such instruments, authorizations or consents given prior to or after the Effective Time, and to designate in any such instruments, authorizations or consents any person or persons as the proxyholder of such Company Shareholder in respect of such Purchased Securities for all purposes, including, without limitation, in connection with any meeting or meetings (whether annual, special or otherwise, or any adjournments thereof, including, without limitation, any meeting to consider a Subsequent Acquisition Transaction) of holders of relevant securities of the Company;

(c)
to execute, endorse and negotiate, for and in the name of and on behalf of such Company Shareholder, any and all cheques or other instruments representing any Distributions payable to or to the order of, or endorsed in favour of, such Company Shareholder; and

(d)
to exercise any other rights of a Company Shareholder with respect to such Purchased Securities, all as set forth in the Letter of Transmittal.

A Company Shareholder accepting the Offer under the terms of the Letter of Transmittal (including by book-entry transfer) revokes any and all other authority, whether as agent, attorney-in-fact, attorney, proxy or otherwise, previously conferred or agreed to be conferred by the Company Shareholder at any time with respect to the Deposited Common Shares or any Distributions. Such depositing Company Shareholder agrees that no subsequent authority, whether as agent, attorney-in-fact, attorney, proxy or otherwise will be granted with respect to the Deposited Common Shares or any Distributions by or on behalf of the depositing Company Shareholder unless the Deposited Common Shares are not taken up and paid for under the Offer or are withdrawn in accordance with Section 8 of the Offer to Purchase, “Withdrawal of Deposited Common Shares”.

A Company Shareholder accepting the Offer under the terms of the Letter of Transmittal (including by book-entry transfer) also agrees not to vote any of the Purchased Securities at any meeting (whether annual, special or otherwise, or any adjournments thereof, including, without limitation, any meeting to consider a Subsequent Acquisition Transaction) of holders of relevant securities of the Company and, except as may otherwise be agreed with the Offeror, not to exercise any of the other rights or privileges attached to the Purchased Securities, and agrees to execute and deliver to the Offeror any and all instruments of proxy, authorizations or consents in respect of all or any of the Purchased Securities, and agrees to designate or appoint in any such instruments of proxy, authorizations or consents, the person or persons specified by the Offeror as the proxy or the proxy nominee or nominees of the holder of the Purchased Securities. Upon such appointment, all prior proxies and other authorizations (including, without limitation, all appointments of any agent, attorney or attorney-in-fact) or consents given by the holder of such Purchased Securities with respect thereto will be revoked and no subsequent proxies or other authorizations or consents may be given by such person with respect thereto.
Further Assurances
A Company Shareholder accepting the Offer covenants under the terms of the Letter of Transmittal (including by book-entry transfer) to execute, upon request of the Offeror, any additional documents, transfers and other assurances as may be necessary or desirable to complete the sale, assignment and transfer of the Purchased Securities to the Offeror. Each authority therein conferred or agreed to be conferred is, to the extent permitted by applicable Law, irrevocable and may be exercised during any subsequent legal incapacity of such Company Shareholder and shall, to the extent permitted by applicable Law, survive the death or incapacity, bankruptcy or insolvency of the Company Shareholder and all obligations of the Company Shareholder therein shall be binding upon the heirs, executors, administrators, attorneys, personal representatives, successors and assigns of such Company Shareholder.
Formation of Agreement; Company Shareholder’s Representations and Warranties
The acceptance of the Offer pursuant to the procedures set forth above constitutes a binding agreement between a depositing Company Shareholder and the Offeror, effective immediately following the time at which the Offeror takes up the Common Shares deposited by such Company Shareholder, in accordance with the terms and conditions of the Offer and the Letter of Transmittal. This agreement includes a representation and warranty by the depositing Company Shareholder that: (a) the person executing the Letter of Transmittal or on whose behalf a book-entry transfer is made has full power and authority to deposit, sell, assign and transfer the Deposited Common Shares and all rights and benefits arising from such Deposited Common Shares, including, without limitation, any Distributions; (b) the person executing the Letter of Transmittal or on whose behalf a book-entry transfer is made owns the Deposited Common Shares and any Distributions deposited under the Offer; (c) the Deposited Common Shares and Distributions have not been sold, assigned or transferred, nor has any agreement been entered into to sell, assign or transfer any of the Deposited Common Shares or Distributions, to any other person; (d) the deposit of the Deposited Common Shares and Distributions complies with applicable Law; (e) when the Deposited Common Shares (together with the associated SRP Rights) are taken up and paid for by the Offeror, the Offeror will acquire good title thereto (and to any Distributions), free and clear of all security interests, liens, restrictions, charges, encumbrances, claims and rights of others; and (f) the Company Shareholder is not acting for the account or benefit of a person from any jurisdiction in which the acceptance of the Offer would not be in compliance with the Laws of such jurisdiction and is not in, or delivering the Letter of Transmittal from, such a jurisdiction.
4.   Conditions of the Offer
Notwithstanding any other provision of the Offer, but subject to applicable Law, and in addition to (and not in limitation of) the Offeror’s right to vary or change the Offer at any time prior to the Expiry Time pursuant to Section 5 of the Offer to Purchase, “Extension, Variation or Change in the Offer”, the Offeror will not take up, purchase or pay for any Common Shares deposited under the Offer unless, at 5:00 p.m. (Mountain Time) on December 1, 2026, or such earlier or later time during which Common Shares may be deposited under the Offer, excluding the mandatory 10-U.S. Business Day extension period or any Optional Extension Period, there shall have been validly deposited under the Offer and not withdrawn that number of Common Shares, together with the associated SRP Rights, that represent more than 50% of the outstanding Common

Shares, excluding any Common Shares beneficially owned, or over which control or direction is exercised, by the Offeror or any other Non-Independent Shareholder (the “Statutory Minimum Condition”). In the event that the Statutory Minimum Condition is not satisfied, the Offeror will have the right to withdraw or terminate the Offer or to extend the period of time during which the Offer is open for acceptance. The Statutory Minimum Condition cannot be waived by the Offeror.
In addition, the Offeror will have the right to withdraw the Offer and not take up, purchase or pay for any Common Shares deposited under the Offer, unless all of the following additional conditions are satisfied or waived by the Offeror, in its sole discretion, at or prior to 5:00 p.m. (Mountain Time) on December 1, 2026, or such earlier or later time during which Common Shares may be deposited under the Offer, excluding the mandatory 10-U.S. Business Day extension period or any Optional Extension Period:
(a)
there shall have been validly deposited under the Offer and not withdrawn that number of Common Shares, together with the associated SRP Rights, which represent, together with the Common Shares held by the Offeror at the Expiry Time, at least 66 2∕3% of the outstanding Common Shares (on a fully-diluted basis) (the “Minimum Deposit Condition”);

(b)
the Offeror shall have determined, in its reasonable judgment, that there does not exist and there shall not have occurred or been publicly disclosed since the date of the Offer, any condition, event, circumstance, change, development, occurrence or state of facts (or condition, event, circumstance, change, development, occurrence or state of facts involving a prospective change or effect) which has or could reasonably be expected to have a Material Adverse Effect;

(c)
the Regulatory Approvals shall have been made, given, obtained, occurred or concluded, as the case may be, on terms and conditions satisfactory to the Offeror, in its reasonable discretion, and each such approval shall be in full force and effect and any such occurrence shall not have been invalidated in any manner;

(d)
the Offeror shall have determined, in its reasonable judgment, that the Shareholder Rights Plan does not and will not adversely affect the Offer or the Offeror, either before or upon the consummation of the Offer or any Compulsory Acquisition or Subsequent Acquisition Transaction, and:

(i)
the Company Board shall have redeemed all issued and outstanding SRP Rights or waived the application of the Shareholder Rights Plan to the purchase of Common Shares by the Offeror under the Offer, any Compulsory Acquisition and any Subsequent Acquisition Transaction;

(ii)
a cease trade order or an injunction shall have been issued, and no notice of appeal or appeal shall have been filed, that has the effect of prohibiting or preventing the exercise of SRP Rights or the issuance of Common Shares upon the exercise of the SRP Rights in relation to the purchase of Common Shares by the Offeror under the Offer, any Compulsory Acquisition or any Subsequent Acquisition Transaction, which cease trade order or injunction shall be in full force and effect;

(iii)
a court of competent jurisdiction shall have made a final and binding order that the SRP Rights are illegal, invalid or of no force or effect or may not be exercised in relation to the Offer, any Compulsory Acquisition or any Subsequent Acquisition Transaction;

(iv)
the SRP Rights and the Shareholder Rights Plan shall otherwise be or have been held to be unexercisable or unenforceable in relation to the Common Shares with respect to the Offer, any Compulsory Acquisition and any Subsequent Acquisition Transaction; or

(v)
the Company Board or any applicable Governmental Entity shall not have determined or issued a finding or an order, as applicable, that the Offer does not constitute a Permitted Bid;

(e)
the Offeror shall have determined, in its reasonable judgment, that:

(i)
no inquiry, act, action, suit, demand, objection, opposition or proceeding shall have been threatened in writing, pending, taken or commenced by or before, and no judgment, decree or order shall have been issued by, any Governmental Entity or by any elected or appointed public official or private person (including, without limitation, any individual, corporation, firm, group or other entity) in Canada, the United States or elsewhere, whether or not having the force of Law; and
(ii)
no Law shall have been proposed, enacted, promulgated, amended or applied (including with respect to the interpretation or administration thereof),

in either case: (A) to prevent or challenge the Offer or its validity or the Offeror’s ability to make or maintain the Offer or consummate any Compulsory Acquisition or Subsequent Acquisition Transaction; (B) to cease trade, enjoin, prohibit or impose material limitations or conditions on or make materially more costly the making of the Offer, the purchase by or the sale to the Offeror of the Common Shares under the Offer, the issuance and delivery of the Offeror Shares for Common Shares taken up and paid for by the Offeror, the right of the Offeror to own or exercise full rights of ownership over the Common Shares, or the consummation of any Compulsory Acquisition or Subsequent Acquisition Transaction, or which could have any such effect; (C) which has had or could reasonably be expected to have a Material Adverse Effect or which could reasonably be expected to materially and adversely affect the value of the Common Shares; (D) which seeks to prohibit or limit the ownership or operation by the Offeror of any material portion of the business or assets of the Company or its subsidiaries or to compel the Offeror or any of its affiliates to dispose of or hold separate any material portion of the business, properties or assets of the Company or its subsidiaries; or (E) which may make uncertain the ability of the Offeror or its affiliates to consummate the Offer, a Compulsory Acquisition or a Subsequent Acquisition Transaction;
(f)
the Offeror shall have determined, in its reasonable judgment, that neither the Company nor any of its subsidiaries has taken or proposed to take any action, agreed to take any action, disclosed that it intends to take any action or disclosed any previously undisclosed action taken by any of them, that could reasonably be expected to reduce the anticipated economic value to the Offeror of the acquisition of the Common Shares or impair the ability of the Offeror to proceed with the Offer, to take up and pay for Common Shares deposited under the Offer or consummate any Compulsory Acquisition or Subsequent Acquisition Transaction, including, without limitation:

(i)
any purchase, license, lease or acquisition of an interest in assets or purchase of securities;

(ii)
any sale, license, lease, pledge, disposition or any other dealing with of an interest in assets of the Company, other than sales from production in the Ordinary Course;

(iii)
any amendment to their respective articles, by-laws or other constating documents;

(iv)
any capital expenditures other than in the Ordinary Course;

(v)
any related party transaction to which the Company or any of its subsidiaries is a party;

(vi)
any incurrence of indebtedness or hedging or similar obligations, the granting of any liens or security or the entering into of any agreements restricting the grant of liens or security, in each case other than in the Ordinary Course;

(vii)
except as may be required by Law, the adoption, establishment or entering into of any new, or material amendment to any existing, employment, change in control, severance, compensation, benefit or similar agreement, arrangement or plan with or for one or more of the Company’s employees, consultants or directors (other than the entering into of employment agreements with new employees after the date of the Offer who are not directors, officers or family members of directors or officers, provided such agreements are entered into in the Ordinary Course), the making of grants or awards pursuant to any agreements, arrangements or plans to provide for increased benefits to one or more employees, consultants or directors of the Company (other than the making of any grants or awards to the extent required to be made pursuant to any agreement in effect prior to the date of the Offer) or making any payment or otherwise altering the terms of any outstanding awards (including, without limitation, Company Incentive Awards) to provide for a payment or other entitlement that represents a material increase from that disclosed in the Company’s public filings or a material deviation from the past practice of the Company;
(viii)
any waiver, release, relinquishment, impairment, grant, transfer or amendment of, or any threat to, any material contractual rights, leases, licenses, permits, authorizations or other statutory rights;

(ix)
any guarantee of the payment of any material amount of indebtedness of a third party;

(x)
any declaration, payment, authorization of any dividend, distribution or payment of or on any of its securities;

(xi)
any issuance of securities or options or rights to purchase any securities or derivatives tied to the price of any securities or altering any material term of any outstanding security of the Company or any agreement relating thereto, including by implementation of a new shareholder rights plan or similar agreement or by an amendment of the Shareholder Rights Plan (other than in connection with payments or settlements made in respect of Company Incentive Awards existing and outstanding on the date of the Offer in accordance with their terms as publicly disclosed prior to such date, and other than to the extent required to be made pursuant to any agreement with any of the Company’s employees, consultants or directors in effect prior to the date of the Offer and provided that such grants are subject to the same terms as applicable Company Incentive Awards granted prior to the date of the Offer and are granted in accordance with past practice, including with respect to the timing and magnitude of previous grants of such securities);

(xii)
any take-over bid or tender offer (including, without limitation, an issuer bid or self-tender offer) or exchange offer, merger, amalgamation, plan of arrangement, reorganization, consolidation, business combination, reverse take-over, sale of all or substantially all of its assets, sale of securities, recapitalization, liquidation, dissolution, winding up or similar transaction involving the Company or any of its subsidiaries;

(xiii)
any material joint venture or other mutual cooperation agreement or distribution agreement; or

(xiv)
any proposal, plan or intention to do any of the foregoing, either publicly announced or communicated by or to the Company, or entering into any agreement or agreement in principle to do any of the foregoing;

(g)
the Offeror shall have determined, in its reasonable judgment, that no covenant, term or condition (individually or in the aggregate) exists in any material license, permit, instrument, indenture or agreement to which the Company or any of its subsidiaries is a party or to which the Company or any of its assets are subject (including, without limitation, in respect of the Convertible Securities, Company Incentive Awards or under any incentive or similar plan of the Company) which, if the Offer, a Compulsory Acquisition or a Subsequent Acquisition Transaction were consummated, could reasonably be expected to:

(i)
be impaired or otherwise adversely affected, or cause any obligation to vest or accelerate or become due prior to its stated due date (in each case, either immediately or after notice or passage of time or both), that could reasonably be expected to materially reduce the value to the Offeror of the Company or the Common Shares or could reasonably be expected to have a Material Adverse Effect;

(ii)
result in any material liability or obligation of the Offeror, the Company or any of their respective affiliates or subsidiaries, or result in any material restriction upon the Offeror, the Company or any of their respective affiliates or subsidiaries in respect of any of their businesses, operations or assets;

(iii)
result in any breach or default under or cause the suspension or termination of, or give rise to any right of any party to suspend or terminate, any such license, permit, instrument or agreement or any material right or benefit thereunder of the Company or any of its subsidiaries;

(iv)
limit any material right or benefit of the Company or any of its subsidiaries under, or reduce the value, in any material respect, of any such license, permit, instrument, indenture or agreement; or

(v)
reduce the anticipated economic value to the Offeror of the acquisition of the Common Shares or impair the ability of the Offeror to proceed with the Offer, to take up and pay for Common Shares deposited under the Offer or consummate any Compulsory Acquisition or Subsequent Acquisition Transaction;

(h)
the Offeror shall have determined, in its reasonable judgment, that there shall not have occurred or been threatened in writing on or after the date of the Offer:

(i)
any general suspension of trading in, or limitation on prices for, securities on the TSX or Nasdaq;

(ii)
any extraordinary or material adverse change in the financial, banking or capital markets or in major stock exchange indices in Canada or the United States;

(iii)
a declaration of a banking moratorium or any suspension of payments in respect of banks in Canada or the United States;

(iv)
any limitation (whether or not mandatory) by any Governmental Entity on, or other event that, in the reasonable judgment of the Offeror, might affect the extension of credit by banks or other financial institutions;

(v)
any material change in currency exchange rates or a suspension or limitation on the markets therefor, including Canada or the United States;

(vi)
a commencement of war or armed hostilities or other national or international calamity involving Canada or the United States;

(vii)
any material regulatory changes including any that could have a material affect on Curaleaf’s ability to export cannabis internationally from the United States; or

(viii)
in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof,

that could reasonably be expected to reduce the anticipated economic value to the Offeror of the acquisition of the Common Shares or impair the ability of the Offeror to proceed with the Offer, to take up and pay for Common Shares deposited under the Offer or consummate any Compulsory Acquisition or Subsequent Acquisition Transaction;
(i)
the Registration Statement shall have become effective under the U.S. Securities Act and not be subject to a stop order or a proceeding seeking a stop order;

(j)
neither the Offeror nor any of its affiliates shall have entered into a definitive agreement or an agreement in principle with the Company providing for an arrangement, amalgamation, merger, acquisition of assets or other business combination with the Company or for the acquisition of securities of the Company or for the commencement of a new offer for the Common Shares, pursuant to which the Offeror has determined that this Offer will be withdrawn and/or terminated; and

(k)
the Offeror shall not have become aware of any untrue statement of material fact, or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made and at the date it was made (after giving effect to all subsequent filings prior to the date of the Offer in relation to all matters covered in earlier filings), in any document filed by or on behalf of the Company with any Securities Regulatory Authority or a similar securities regulatory authority in the United States or elsewhere, which the Offeror shall have determined, in its reasonable judgment, when considered either individually or in the aggregate, has or could reasonably be expected to have a Material Adverse Effect.

The foregoing conditions are for the exclusive benefit of the Offeror. The Offeror may assert any of the foregoing conditions at any time, regardless of the circumstances giving rise to such assertion (other than any action or inaction by the Offeror or its affiliates). In all cases, when exercising its sole judgment or discretion, the Offeror intends to act reasonably. Except as described above, the Offeror may waive any of the foregoing conditions, in whole or in part, at any time and from time to time without prejudice to any other rights which the Offeror may have. Each of the foregoing conditions is independent of, and in addition to, each of the other foregoing conditions. The failure by the Offeror at any time to exercise or assert any of the foregoing rights shall not be deemed to constitute a waiver of any such right, the waiver of any such right with respect to particular facts or circumstances shall not be deemed to constitute a waiver with respect to any other facts or circumstances, and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time by the Offeror. Any determination by the Offeror concerning any event or other matter described in the foregoing conditions will be final and binding upon all parties.
Any waiver of a condition or the withdrawal of the Offer shall be effective upon written notice or other communication confirmed in writing by the Offeror to that effect to the Depositary at its principal office in Calgary, Alberta or Toronto, Ontario. The Offeror, promptly after giving any such notice, shall issue and file a news release announcing such waiver or withdrawal and shall cause the Depositary, if required by Law, as soon as practicable thereafter to notify the Company Shareholders thereof in the manner set forth in Section 11 of the Offer to Purchase, “Notices and Delivery”, and shall provide a copy of such notice to the TSX. If the Offer is withdrawn, the Offeror shall not be obligated to take up or pay for any Common Shares deposited under the Offer and the Depositary will, at the Offeror’s expense, promptly return all Certificates representing deposited Common Shares, Letters of Transmittal, Notices of Guaranteed Delivery and related documents to the parties by whom they were deposited. See Section 9 of the Offer to Purchase, “Return of Deposited Common Shares”.
5.   Extension, Variation or Change in the Offer
The Offer is open for acceptance from the date of the Offer until the Expiry Time, subject to extension or variation in the Offeror’s sole discretion or as set forth below, unless the Offer is withdrawn by the Offeror. In addition, if the Offeror takes up any Common Shares under the Offer, the Offer will be extended and remain open for the deposit of Common Shares for a period of not less than 10 U.S. Business Days after the expiry of the initial deposit period.
Subject to the limitations set forth below, the Offeror reserves the right, in its sole discretion, at any time and from time to time while the Offer is open for acceptance (or at any other time, if permitted by applicable Law) to vary the terms of the Offer (including, without limitation, by extending or abridging the period during which Common Shares may be deposited under the Offer, where permitted by applicable Law).
Under applicable Law, the Offeror is required to allow Common Shares to be deposited under the Offer for an initial deposit period of at least 105 days. The initial deposit period under the Offer may be shortened in the following circumstances, subject to a minimum deposit period of at least the longer of 35 days or 20 U.S. Business Days from the date of the Offer: (a) if the Company issues a deposit period news release in respect of either the Offer or another offeror’s take-over bid that stipulates a deposit period of less than 105 days, the Offeror may vary the terms of the Offer to shorten the initial deposit period to at least the number of days from the date of the Offer as stated in the deposit period news release; or (b) if the Company issues a news release announcing that it has agreed to enter into, or determined to effect, an Alternative Transaction, the Offeror may vary the terms of the Offer to shorten the initial deposit period to at least the longer of 35 days or 20 U.S. Business Days from the date of the Offer. In either case, the Offeror currently intends to vary the terms of the Offer by shortening the initial deposit period to the shortest possible period consistent with applicable Law.
If, before the Expiry Time or after the Expiry Time but before the expiry of all rights of withdrawal with respect to the Offer, the terms of the Offer are varied, including any reduction of the period during which Common Shares may be deposited under the Offer pursuant to applicable Law, or any extension of the period during which Common Shares may be deposited under the Offer pursuant to applicable Law, and whether or not that variation results from the exercise of any right contained in the Offer, the Offeror will promptly (a) issue and file a news release to the extent and in the manner required by applicable Law, and (b) send a notice of variation in the manner set forth in Section 11 of the Offer to Purchase, “Notices and Delivery”, to

every person to whom the Offer is required to be sent under applicable Law and whose Common Shares were not taken up before the date of the variation. If there is a notice of variation, the period during which Common Shares may be deposited under the Offer must not expire before 10 U.S. Business Days after the date of the notice of variation. If the Offeror is required to send a notice of variation before the expiry of the initial deposit period, the initial deposit period for the Offer must not expire before 10 U.S. Business Days after the date of the notice of variation, and the Offeror must not take up Common Shares deposited under the Offer before 10 U.S. Business Days after the date of the notice of variation. In addition, the Offeror will file a copy of such notice as required by the Securities Regulatory Authorities and the SEC, and will provide a copy of such notice in the manner required by applicable Law as soon as practicable thereafter to the Company, the TSX and the other Securities Regulatory Authorities, as applicable. Any notice of variation of the Offer will be deemed to have been given and to be effective on the date on which it is delivered or otherwise communicated to the Depositary at its principal office in Calgary, Alberta or Toronto, Ontario.
If, before the Expiry Time or after the Expiry Time but before the expiry of all rights of withdrawal with respect to the Offer, a change occurs in the information contained in the Offer to Purchase or the Circular or any notice of change or notice of variation that would reasonably be expected to affect the decision of a Company Shareholder to accept or reject the Offer (other than a change that is not within the control of the Offeror or of an affiliate of the Offeror unless it is a change in a material fact relating to the Offeror Shares), the Offeror will promptly (a) issue and file a news release setting forth information concerning such change to the extent and in the manner required by applicable Law, and (b) send a notice of the change in the manner set forth in Section 11 of the Offer to Purchase, “Notices and Delivery”, to every person to whom the Offer was required to be sent and whose Common Shares were not taken up before the date of the change. If the Offeror is required to send a notice of change before the expiry of the initial deposit period, the initial deposit period for the Offer must not expire before 10 U.S. Business Days after the date of the notice of change, and the Offeror must not take up Common Shares deposited under the Offer before 10 U.S. Business Days after the date of the notice of change. In addition, the Offeror will file a copy of such notice and will provide a copy of such notice as required by the Securities Regulatory Authorities and the SEC, in the manner required by applicable Law, as soon as practicable thereafter to the Company, the TSX and the other Securities Regulatory Authorities, as applicable. Any notice of change in information will be deemed to have been given and to be effective on the date on which it is delivered or otherwise communicated to the Depositary at its principal office in Calgary, Alberta or Toronto, Ontario.
In addition, notwithstanding the foregoing, if the Offeror makes a material change in the terms of the Offer or the information concerning the Offer, or, where permitted, waives a material condition of the Offer, the Offeror will disseminate additional offer materials and extend the Offer to the extent required by Rule 14e−1 under the U.S. Exchange Act. Under the U.S. Exchange Act, the minimum period during which an offer must remain open following material changes in the terms of such offer, other than a change in consideration offered, percentage of securities sought or inclusion of or changes to a dealer’s soliciting fee, will depend upon the facts and circumstances, including the materiality, of the changes. Generally, an offer should remain open for a minimum of five U.S. Business Days from the date the material change is first published, sent or given to shareholders and, if material changes are made with respect to information that approaches the significance of the consideration offered, percentage of securities sought or a dealer’s soliciting fee, a minimum of 10 U.S. Business Days is required to allow for adequate dissemination of information to shareholders and investor response.
Accordingly, if, prior to the Expiry Time, the Offeror decreases the number of Common Shares being sought, increases or decreases the Consideration offered or increases or decreases a Soliciting Dealer’s fee, and if the Offer is scheduled to expire at any time earlier than the tenth U.S. Business Day from the date that notice of such increase or decrease is first published, sent or given to Company Shareholders, the Offer will be extended at least until the expiration of such tenth U.S. Business Day. The requirement to extend the Offer will not apply to the extent that the number of U.S. Business Days remaining between the occurrence of the change and the then scheduled Expiry Time equals or exceeds the minimum extension period that would be required as a result of such amendment.
During any extension or in the event of any variation of the Offer or change in information, all Common Shares previously deposited and not taken up or withdrawn will remain subject to the Offer and may be taken up by the Offeror in accordance with the terms hereof, subject to Section 8 of the Offer to Purchase, “Right to

Withdraw Deposited Shares”. An extension of the Expiry Time, a variation of the Offer or a change in information does not, unless otherwise expressly stated, constitute a waiver by the Offeror of its rights under Section 4 of the Offer to Purchase, “Conditions of the Offer”.
Notwithstanding the foregoing, but subject to applicable Law, the Offeror may not make a variation in the terms of the Offer, other than a variation to extend the time during which Common Shares may be deposited under the Offer or a variation to increase the consideration for the Common Shares, after the Offeror becomes obligated to take up Common Shares deposited under the Offer. If the consideration being offered for the Common Shares under the Offer is increased, the increased consideration will be paid to all depositing Company Shareholders whose Common Shares are taken up under the Offer, whether or not such Common Shares were taken up before the increase.
6.   Permitted Bid Compliance
The Offer meets the requirements of a “Permitted Bid” under the Shareholder Rights Plan and, notwithstanding anything to the contrary herein, the Offer is subject to the following provisions: (a) the Offer is made to all holders of record of the Common Shares, other than the Offeror; (b) the Offer contains, and the take-up and payment for the Common Shares deposited thereunder is subject to, an irrevocable and unqualified provision that no Common Shares will be taken up or paid for pursuant to the Offer: (i) prior to the close of business on the date which is not less than 105 days following the date of the Offer or such shorter minimum deposit period permitted under applicable Laws, and (ii) only if at such date more than 50% of the outstanding Common Shares, excluding any Common Shares beneficially owned, or over which control or direction is exercised, by the Offeror or any other Non-Independent Shareholder, shall have been deposited pursuant to the Offer and not withdrawn; (c) the Offer contains an irrevocable and unqualified provision that unless the Offer is withdrawn by the Offeror, Common Shares may be deposited at any time between the date of the Offer and the Expiry Time, unless the Offeror extends, accelerates or withdraws the Offer in accordance with its terms, and any Common Shares deposited pursuant to the Offer may be withdrawn until taken up and paid for by the Offeror under the Offer; and (d) the Offer contains an irrevocable and unqualified provision that unless the Offer is withdrawn, if, at the expiry of the initial deposit period, the Statutory Minimum Condition has been satisfied and all of the other conditions to the Offer have been satisfied or, where permitted, waived by the Offeror such that the Offeror takes up the Common Shares deposited under the Offer, the Offeror will promptly issue and file a news release disclosing that fact and extend the period during which Common Shares may be deposited under the Offer for a period of not less than 10 Business Days following the date of such news release.
7.   Take-Up of and Payment for Deposited Common Shares
If, at the expiry of the initial deposit period, the Statutory Minimum Condition has been satisfied and all of the other conditions described in Section 4 of the Offer to Purchase, “Conditions of the Offer” have been satisfied or waived by the Offeror, the Offeror will immediately take up the Common Shares validly deposited under the Offer and not withdrawn. The Offeror will pay for Common Shares taken up under the Offer as soon as possible but in any event not later than three Business Days after the Common Shares are taken up. In accordance with applicable Law, if the Offeror is obligated to take up such Common Shares, the Offeror will extend the period during which Common Shares may be deposited under the Offer for an additional period of at least 10 U.S. Business Days following the expiry of the initial deposit period (the “mandatory 10-U.S. Business Day extension period”) and may extend the deposit period after expiration of the mandatory 10-U.S. Business Day extension period (“Optional Extension Periods”). The Offeror will take up and pay for Common Shares deposited under the Offer during the mandatory 10-U.S. Business Day extension period and any Optional Extension Period not later than 10 days after such deposit.
The Offeror will be deemed to have taken up and accepted for payment Common Shares validly deposited and not withdrawn under the Offer if, as and when the Offeror gives written notice, or other communication confirmed in writing, to the Depositary at its principal office in Calgary, Alberta or Toronto, Ontario to that effect.
Subject to applicable Law, the Offeror expressly reserves the right, in its sole discretion, to, on, or after the Expiry Time, terminate or withdraw the Offer and not take up or pay for any Common Shares if any condition specified in Section 4 of the Offer to Purchase, “Conditions of the Offer”, is not satisfied or waived, by giving written notice thereof, or other communication confirmed in writing, to the Depositary at its principal office in Calgary, Alberta or Toronto, Ontario. The Offeror will not, however, take up and pay for any Common Shares deposited under the Offer unless it simultaneously takes up and pays for all Common Shares then validly deposited under the Offer and not withdrawn.
The Offeror will pay for Common Shares validly deposited under the Offer that are not withdrawn by providing the Depositary with sufficient funds (by bank transfer or other means satisfactory to the Depositary) and certificates or DRS Advices for the Share Consideration for transmittal to depositing Company Shareholders. Under no circumstances will interest accrue or be paid by the Offeror or the Depositary to persons depositing Common Shares, regardless of any delay in making payment for such Common Shares.
The Depositary will act as the agent of persons who have deposited Common Shares in acceptance of the Offer for the purposes of receiving payment from the Offeror and transmitting such payment to such persons, and receipt of payment by the Depositary will be deemed to constitute receipt of payment by persons depositing Common Shares under the Offer.
All cash payments under the Offer will be made in United States dollars.
Settlement with each Company Shareholder who has deposited (and not withdrawn) Common Shares under the Offer will be made by the Depositary issuing or causing to be issued a cheque (except for payments in excess of $25 million, which will be made by wire transfer, as set forth in the Letter of Transmittal) representing the Cash Consideration and delivering or causing to be delivered certificates or DRS Advices representing the Share Consideration in the amount to which the person depositing Common Shares is entitled.
Unless otherwise directed by the Letter of Transmittal, the cheque and certificates or DRS Advices will be issued in the name of the registered holder of the Common Shares so deposited. Unless the person depositing the Common Shares instructs the Depositary to hold the cheque and certificates or DRS Advices for pick-up by checking the appropriate box in the Letter of Transmittal, the cheque and certificates or DRS Advices will be forwarded by courier, first class mail or such other manner permitted by applicable Law to such person at the address specified in the Letter of Transmittal. If no such address is specified, the cheque and certificates or DRS Advices will be sent to the address of the registered holder as shown on the securities register maintained by or on behalf of the Company. Cheques and certificates or DRS Advices mailed in accordance with this paragraph will be deemed to be delivered at the time of mailing. Pursuant to applicable Law, the Offeror may, in certain circumstances, be required to make withholdings from the amount otherwise payable to a Company Shareholder.
No Offeror Shares will be delivered to any person who is, or appears to the Offeror or the Depositary to be, a non-resident of Canada unless such Offeror Shares may be lawfully delivered to such person without further action by the Offeror. If the Offeror Shares cannot be lawfully delivered to such person without further action, such Offeror Shares will be sold (through a broker in Canada and on the TSX) by the Depositary or its nominee, as agent for such person, after the payment date for the Common Shares taken up or otherwise acquired by the Offeror under the Offer. After the completion of such sale of Offeror Shares, the Depositary will distribute the aggregate net proceeds of sale, after expenses, commissions and applicable withholding taxes, to such person. Any such sales of Offeror Shares will be completed as soon as practicable after the date on which the Offeror takes up and pays for the Common Shares of such person under the Offer and will be done in a manner intended to maximize the consideration to be received from the sale of such Offeror Shares and to minimize any adverse impact of the sale on the market for the Offeror Shares.
8.   Withdrawal of Deposited Common Shares
Except as otherwise stated in this Section 8 or as otherwise required by applicable Law, all deposits of Common Shares under the Offer are irrevocable. Unless otherwise required or permitted by applicable Law, any Common Shares deposited in acceptance of the Offer may be withdrawn by or on behalf of the depositing Company Shareholder:
(a)
at any time before the deposited Common Shares have been taken up by the Offeror under the Offer;

(b)
if the deposited Common Shares have not been paid for by the Offeror within three Business Days after the Common Shares have been taken up by the Offeror under the Offer;

(c)
at any time before the expiration of 10 U.S. Business Days (or a period otherwise consistent with applicable Law) from the date upon which either:

(i)
a notice of change relating to a change which has occurred in the information contained in the Offer to Purchase or the Circular, or any notice of change or notice of variation, in either case, that would reasonably be expected to affect the decision of a Company Shareholder to accept or reject the Offer (other than a change that is not within the control of the Offeror or of an affiliate of the Offeror unless it is a change in a material fact relating to the Offeror Shares), in the event that such change occurs before the Expiry Time or after the Expiry Time but before the expiry of all rights of withdrawal in respect of the Offer; or

(ii)
a notice of variation concerning a variation in the terms of the Offer (other than a variation consisting solely of an increase in the Consideration offered for the Common Shares and an extension of the time for deposit to not later than 10 U.S. Business Days after the date of the notice of variation, or a variation after the expiry of the initial deposit period consisting of either an increase in the consideration offered for the Common Shares or an extension of the time for deposit to not later than 10 U.S. Business Days from the date of the notice of variation);

is mailed, delivered or otherwise properly communicated (subject to abridgement of that period pursuant to such order or orders or other forms of relief as may be granted by applicable Governmental Entities) and only if such deposited Common Shares have not been taken up by the Offeror at the date of the notice; or
(d)
if the deposited Common Shares have not been taken up by the Offeror under the Offer or not otherwise paid or returned by the Offeror at any time after October 17, 2026, the date that is 60 days from the date of this Offer to Purchase.

Withdrawals of Common Shares deposited under the Offer must be effected by notice of withdrawal made by or on behalf of the depositing Company Shareholder and must be received by the Depositary at the place of deposit of the applicable Common Shares (or Notice of Guaranteed Delivery in respect thereof) within the time limits indicated above. Notices of withdrawal: (a) must be made by a method that provides the Depositary with a written or printed copy; (b) must be signed by or on behalf of the person who signed the Letter of Transmittal accompanying (or Notice of Guaranteed Delivery in respect of) the Common Shares which are to be withdrawn; and (c) must specify such person’s name, the number of Common Shares to be withdrawn, the name of the registered holder and the Certificate number shown on each Certificate representing the Common Shares to be withdrawn. Any signature in a notice of withdrawal must be guaranteed by an Eligible Institution in the same manner as in a Letter of Transmittal (as described in the instructions set forth therein), except in the case of Common Shares deposited for the account of an Eligible Institution.
If Common Shares have been deposited pursuant to the procedures for book-entry transfer, as set forth in Section 3 of the Offer to Purchase, “Manner of Acceptance — Acceptance by Book-Entry Transfer”, any notice of withdrawal must specify the name and number of the account at CDS or DTC, as applicable, to be credited with the withdrawn Common Shares and otherwise comply with the procedures of CDS or DTC, as applicable.
A withdrawal of Common Shares deposited under the Offer can only be accomplished in accordance with the foregoing procedures. The withdrawal, if duly completed, will take effect only upon actual receipt by the Depositary of the properly completed and executed written notice of withdrawal.
Investment dealers, broker, banks, trust companies or other intermediaries may set deadlines for the withdrawal of Common Shares deposited under the Offer that are earlier than those specified above. Company Shareholders should contact their brokers or other intermediaries for assistance.
All questions as to the validity (including, without limitation, timely receipt) and form of notices of withdrawal will be determined by the Offeror in its sole discretion and such determination will be final and binding. There is no duty or obligation of the Offeror, the Depositary or any other person to give notice of any defect or irregularity in any notice of withdrawal and no liability shall be incurred or suffered by any of them for failure to give such notice.
If the Offeror extends the period of time during which the Offer is open, is delayed in taking up or paying for Common Shares or is unable to take up or pay for Common Shares for any reason, then, without prejudice to the Offeror’s other rights, Common Shares deposited under the Offer may, subject to applicable Law, be retained by the Depositary on behalf of the Offeror until such Common Shares are withdrawn by Company Shareholders in accordance with this Section 8 or pursuant to applicable Law.
Withdrawals cannot be rescinded and any Common Shares properly withdrawn will thereafter be deemed not validly deposited for the purposes of the Offer, but may be re-deposited at any subsequent time at or prior to the Expiry Time by following any of the procedures described in Section 3 of the Offer to Purchase, “Manner of Acceptance”.
9.   Return of Deposited Common Shares
Any Deposited Common Shares that are not taken up and paid for by the Offeror pursuant to the terms and conditions of the Offer for any reason will be returned, at the Offeror’s expense, to the depositing Company Shareholder as soon as practicable after the Expiry Time or withdrawal of the Offer, by either (a) sending Certificates representing the Common Shares not purchased by first-class insured mail to the address of the depositing Company Shareholder specified in the Letter of Transmittal or, if such name or address is not so specified, in such name and to such address as shown on the securities register maintained by or on behalf of the Company, or (b) in the case of Common Shares deposited by book-entry transfer of such Common Shares pursuant to the procedures set forth in Section 3 of the Offer to Purchase, “Manner of Acceptance — Acceptance by Book-Entry Transfer”, such Common Shares will be credited to the depositing holder’s account maintained with CDS or DTC, as applicable.
10.   Changes in Capitalization; Adjustments; Liens
If, on or after the date of the Offer, the Company should divide, combine, reclassify, consolidate, convert or otherwise change any of the Common Shares or its capitalization, issue any Common Shares (other than in accordance with the terms of any Convertible Securities issued and outstanding on the date of this Offer), or issue, grant or sell any Convertible Securities, or disclose that it has taken or intends to take any such action, then the Offeror may, in its sole discretion and without prejudice to its rights under Section 4 of the Offer to Purchase, “Conditions of the Offer”, make such adjustments as it considers appropriate to the purchase price and other terms of the Offer (including, without limitation, the type of securities offered to be purchased and the amount payable therefor) to reflect such division, combination, reclassification, consolidation, conversion, issuance, grant, sale or other change. See Section 5 of the Offer to Purchase, “Extension, Variation or Change in the Offer”.
Common Shares and any Distributions acquired under the Offer shall be transferred by the Company Shareholder and acquired by the Offeror free and clear of all liens, restrictions, charges, encumbrances, claims and equities and together with all rights and benefits arising therefrom, including, without limitation, the benefit of any and all dividends, distributions, payments, securities, property or other interests, including SRP Rights, that may be declared, paid, accrued, issued, distributed, made or transferred on or after the date of the Offer in respect of the Deposited Common Shares, other than any regular quarterly cash dividend of not more than $0.10 per Common Share declared by the Company consistent with past practice of the Company and having a record date occurring prior to the date that the Common Shares are taken up by the Offeror.
If, on or after the date of the Offer, any Distributions are received by or made payable to or to the order of a Company Shareholder, other than any regular quarterly cash dividend of not more than $0.10 per Common Share declared by the Company consistent with past practice of the Company, which is or are payable or distributable to Company Shareholders on a record date prior to the date that the Common Shares are taken up by the Offeror, then (and without prejudice to the Offeror’s rights under Section 4 of the Offer to Purchase, “Conditions of the Offer”): (a) in the case of any such cash Distributions that in an aggregate amount do not exceed the Consideration per Common Share payable by the Offeror pursuant to the Offer the Offeror will reduce the amount of the Consideration payable to such Company Shareholder under the Offer by deducting (i) the applicable amount from the Cash Consideration payable to the Company Shareholder; or

(ii) from the Share Consideration otherwise issuable by the Offeror to the Company Shareholder pursuant to the Offer, a number of Offeror Shares equal in value to the amount or value of such Distribution, as determined by the Offeror, in its sole discretion (or a combination thereof, as determined by the Offeror, in its sole discretion), and (b) in the case of any such Distributions that in an aggregate amount exceed the Consideration per Common Share payable by the Offeror pursuant to the Offer, the amount of any excess, or in the case of any non-cash Distribution, the whole of any such Distribution (and not simply the portion that exceeds the Consideration per Common Share), will be received and held by the depositing Company Shareholder for the account of the Offeror and will be promptly remitted and transferred by the depositing Company Shareholder to the Depositary for the account of the Offeror, accompanied by appropriate documentation of transfer. Pending such remittance and transfer, the Offeror will be entitled to all rights and privileges as the owner of any such Distributions and may deduct from the Consideration payable by the Offeror under the Offer the amount or value thereof, as determined by the Offeror, in its sole discretion.
The declaration or payment of any such dividend or distribution may have tax consequences not described under Section 19 of the Circular, “Certain Canadian Federal Income Tax Considerations” or in Section 20 of the Circular, “United States Federal Income Tax Considerations”. Company Shareholders should consult their tax advisors as to the tax consequences of the declaration or payment of any such dividend or distribution.
11.   Notices and Delivery
Without limiting any other lawful means of giving notice, and unless otherwise specified by applicable Law, any notice to be given by the Offeror or the Depositary under the Offer will be deemed to have been properly given if it is mailed by prepaid first class mail to the registered Company Shareholders at their respective addresses as shown on the register maintained by or on behalf of the Company in respect of the Common Shares and, unless otherwise specified by applicable Law, will be deemed to have been received on the first business day following the date of mailing. For this purpose, “business day” means any day other than a Saturday, Sunday or statutory holiday in the jurisdiction to which the notice is mailed. These provisions apply notwithstanding any accidental omission to give notice to any one or more Company Shareholders and notwithstanding any interruption of mail services following mailing. Except as otherwise permitted by applicable Law, if mail service is interrupted or delayed following mailing, the Offeror intends to make reasonable efforts to disseminate the notice by other means, such as publication. Except as otherwise required or permitted by applicable Law, if post offices in Canada are not open for the deposit of mail, any notice which the Offeror or the Depositary may give or cause to be given to Company Shareholders under the Offer will be deemed to have been properly given and to have been received by Company Shareholders if (a) it is given to the TSX for dissemination through its facilities, (b) it is published once in the National Edition of The Globe and Mail or The National Post and, in Québec, in Le Journal de Montréal or Le Devoir, in French, or (c) it is delivered to any of Nasdaq, Cision or Canada Newswire for dissemination through their respective facilities.
This Offer to Purchase and Circular and the accompanying Letter of Transmittal and Notice of Guaranteed Delivery will be mailed to registered Company Shareholders (and to registered holders of Convertible Securities) by courier, prepaid first class mail or made available in such other manner as is permitted by applicable Law and the Offeror will use its reasonable efforts to furnish such documents to investment dealers, banks and similar persons whose names, or the names of whose nominees, appear in the register maintained by or on behalf of the Company in respect of the Common Shares or, if security position listings are available, who are listed as participants in a clearing agency’s security position listing, for subsequent transmittal to the beneficial owners of Common Shares (and Convertible Securities) where such listings are received.
These securityholder materials are being sent to both registered and non-registered owners of securities. If you are a non-registered owner, and the Offeror or its agent has sent these materials directly to you, your name and address and information about your holdings of securities have been obtained in accordance with applicable regulatory requirements from the intermediary holding such securities on your behalf.
Wherever the Offer requires documents to be delivered to the Depositary, such documents will not be considered delivered unless and until they have been physically received at the office of the Depositary at one of the addresses specified in the Letter of Transmittal or the Notice of Guaranteed Delivery, as applicable.

12.   Mail Service Interruption
Notwithstanding the provisions of this Offer to Purchase and Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery, cheques, certificates and any other relevant documents will not be mailed if the Offeror determines that delivery thereof by mail may be delayed, including a delay caused by or in direct relation to any mail service disruption due to a threatened or ongoing postal strike. Persons entitled to cheques, certificates or any other relevant documents which are not mailed for the foregoing reason may take delivery thereof at the office of the Depositary to which the deposited Certificate(s) for Common Shares were delivered until such time as the Offeror has determined that delivery by mail will no longer be delayed. The Offeror shall provide notice of any such determination not to mail made under this Section 12 as soon as reasonably practicable after the making of such determination and in accordance with Section 11 of the Offer to Purchase, “Notices and Delivery”. Notwithstanding Section 7 of the Offer to Purchase, “Take-Up of and Payment for Deposited Common Shares”, cheques, certificates and any other relevant documents not mailed for the foregoing reason will be conclusively deemed to have been delivered on the first day upon which they are available for delivery to the depositing Company Shareholder at the Calgary, Alberta or Toronto, Ontario office of the Depositary.
13.   Market Purchases and Sales of Common Shares
The Offeror reserves the right to, and may, acquire or cause an affiliate to acquire beneficial ownership of Common Shares by making or arranging for purchases through the facilities of the TSX at any time, and from time to time, prior to the Expiry Time subject to and in accordance with applicable Law. In no event, however, will the Offeror (or its affiliates) make any such purchases of Common Shares until the third Business Day following the date of the Offer and the Offeror shall comply with the following requirements under Section 2.2(3) of NI 62-104, in the event it decides to make any such purchases:
(a)
such intention shall be stated in a news release issued and filed at least one Business Day prior to making such purchases;

(b)
the aggregate number of Common Shares beneficially acquired shall not exceed five percent of the outstanding Common Shares as of the date of the Offer, calculated in accordance with applicable Law;

(c)
the purchases shall be made in the normal course in Canada through the facilities of the TSX (and no purchases will be pre-arranged with a buyer that resides in the U.S.);

(d)
the Offeror shall issue and file a news release containing the information required under applicable Law immediately after the close of business of the TSX on each day on which Common Shares have been purchased, and such news release will also be filed with the SEC; and

(e)
the broker involved in such trades shall provide only customary broker services and receive only customary fees or commissions, and no solicitation for the sale or purchase of Common Shares shall be made by the Offeror or its agents (other than under the Offer) or the seller or its agents.

Purchases pursuant to Section 2.2(3) of NI 62-104 will not be counted in any determination as to whether the Statutory Minimum Condition has been fulfilled, but will be counted in determining whether the Minimum Deposit Condition has been satisfied. Purchases pursuant to Section 2.2(3) of NI 62-104 will also comply with the rules and regulations of the United States, including Rule 14e-5 under the U.S. Exchange Act. To the extent information about such purchases is made public in Canada, such information will be disclosed by means of a news release or other means reasonably calculated to inform Company Shareholders in the United States of such information.
Although the Offeror has no present intention to sell Common Shares taken up under the Offer, the Offeror reserves the right to make or enter into agreements, commitments or understandings at or prior to the Expiry Time to sell any of such Common Shares after the Expiry Time, subject to applicable Law and to compliance with Section 2.7(2) of NI 62-104. For the purposes of this Section 13, the “Offeror” includes any person acting jointly or in concert with the Offeror.

14.   Other Terms of the Offer
(a)
The Offer and all contracts resulting from acceptance thereof shall be governed by and construed in accordance with the Laws of the Province of British Columbia and the federal Laws of Canada applicable therein. Each party to any agreement resulting from the acceptance of the Offer unconditionally and irrevocably attorns to the exclusive jurisdiction of the courts of the Province of British Columbia and all courts competent to hear appeals therefrom.

(b)
The Offeror reserves the right to transfer to one or more affiliates of the Offeror the right to purchase all or any portion of the Common Shares deposited pursuant to the Offer, but any such transfer will not relieve the Offeror of its obligations under the Offer and will in no way prejudice the rights of persons depositing Common Shares to receive payment for Common Shares validly deposited and accepted for payment under the Offer.

(c)
In any jurisdiction in which the Offer is required to be made by a licensed broker or dealer, the Offer shall be made on behalf of the Offeror by brokers or dealers licensed under the Laws of such jurisdiction.

(d)
No broker, dealer or other person (including the Depositary and the Information Agent) has been authorized to give any information or make any representation on behalf of the Offeror not contained herein or in the accompanying Circular, and, if given or made, such information or representation must not be relied upon as having been authorized. No broker, dealer or other person shall be deemed to be the agent of the Offeror, the Depositary or the Information Agent for the purposes of the Offer.

(e)
The provisions of the cover pages, Summary, Questions and Answers About the Offer, the Glossary, the Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery accompanying the Offer to Purchase, including the instructions contained therein, as applicable, form part of the terms and conditions of the Offer.

(f)
The Offeror, in its sole discretion, shall be entitled to make a final and binding determination of all questions relating to the interpretation of the terms and conditions of the Offer (including, without limitation, the satisfaction of the conditions of the Offer), the Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery, the validity of any acceptance of the Offer and the validity of any withdrawals of Common Shares.

(g)
This Offer to Purchase and Circular does not constitute an offer or a solicitation to any person in any jurisdiction in which such offer or solicitation is unlawful. The Offer is not being made to, nor will deposits of Common Shares be accepted from or on behalf of, Company Shareholders residing in any jurisdiction in which the making or the acceptance of the Offer would not be in compliance with the Laws of such jurisdiction. However, the Offeror may, in the Offeror’s sole discretion, take such action as the Offeror may deem necessary to make the Offer in any jurisdiction and extend the Offer to Company Shareholders in any such jurisdiction.

(h)
The Offeror reserves the right to waive any defect in acceptance with respect to any particular Common Shares or any particular Company Shareholder. There shall be no duty or obligation of the Offeror, the Depositary, the Information Agent or any other person to give notice of any defect or irregularity in the deposit of Common Shares or in any notice of withdrawal and, in each case, no liability shall be incurred or suffered by any of them for failure to give such notice.

The Offer to Purchase and the accompanying Circular together constitute the take-over bid circular required under Canadian securities legislation with respect to the Offer. Company Shareholders are urged to refer to the accompanying Circular for additional information relating to the Offer.
DATED: August 18, 2026.
CURALEAF HOLDINGS, INC.
By:
(signed) “Boris Jordan”

Name: Boris Jordan
Title:
Chairman and Chief Executive Officer

CIRCULAR
This Circular is furnished in connection with the accompanying Offer dated August 18, 2026 by the Offeror to purchase, upon the terms and subject to the conditions described therein, all of the issued and outstanding Common Shares, together with the associated SRP Rights, including any Common Shares that may become issued and outstanding after the date of the Offer but prior to the Expiry Time. The terms and conditions of the Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery are incorporated into and form part of this Circular. Company Shareholders should refer to the Offer to Purchase for details of the terms and conditions of the Offer, including, without limitation, details as to payment and withdrawal rights. Unless the context otherwise requires, terms used but not defined in the Circular have the respective meanings given to them in the accompanying Glossary.
No securities tendered to the Offer will be taken up until (a) more than 50% of the outstanding securities of the class sought (excluding those securities beneficially owned, or over which control or direction is exercised, by the Offeror or any person acting jointly or in concert with the Offeror) have been tendered to the Offer, (b) the minimum deposit period under applicable securities laws has elapsed, and (c) any and all other conditions of the Offer have been complied with or waived, as applicable. If these criteria are met, the Offeror will take up securities deposited under the Offer in accordance with applicable securities Laws and extend the Offer for an additional minimum period of 10 U.S. Business Days to allow for further deposits of securities.
Unless otherwise indicated, the information concerning the Company contained in this Offer to Purchase and Circular has been taken from or is based solely upon publicly available documents and records on file with Securities Regulatory Authorities and other public sources available at the time of the Offer. Although the Offeror has no knowledge that would indicate that any statements contained herein and taken from or based on such information are untrue or incomplete, none of the Offeror or any of its officers or directors assumes any responsibility for the accuracy or completeness of such information or for any failure by the Company to disclose events or facts that may have occurred or that may affect the significance or accuracy of any such information but that are unknown to the Offeror. The Offeror does not have any means of verifying the accuracy or completeness of any of the information contained herein that is derived from publicly available information regarding the Company or whether there has been any failure by the Company to disclose events or facts that may have occurred or may affect the significance or accuracy of such information. Unless otherwise indicated, information concerning the Company and the Offeror is given as of August 18, 2026.
All currency amounts expressed herein, unless otherwise indicated, are in Canadian dollars.
1.
The Offeror

Curaleaf is a leading global provider of consumer products in cannabis with a mission to enhance lives by cultivating, sharing and celebrating the power of the plant. As a high-growth cannabis company known for quality, expertise and reliability, Curaleaf and its brands, including Anthem, Curaleaf, Dark Heart, Find, Four20 Pharma, Grassroots, Green Britannia, Huala, JAMS, Reef and Select, provide industry-leading service, product selection and accessibility across the medical and adult use markets. Curaleaf International is powered by a strong presence in all stages of the supply chain. Its unique distribution network throughout Europe, Canada and Australasia brings together pioneering science and research with cutting-edge cultivation, extraction and production.
Curaleaf is a corporation existing under the Laws of the Province of British Columbia. Curaleaf’s principal business address is located at 250 Harbor Drive, Third Floor, Stamford, Connecticut 06902 and its registered and records office address is located at 666 Burrard Street, Suite 1700 Vancouver, British Columbia V6C 2X8.
The Offeror Shares are listed for trading on the TSX under the symbol “CURA” and quoted on the OTCQX Best Market by OTC Markets Group (the “OTCQX”) under the symbol “CURLF”. Curaleaf is a reporting issuer or the equivalent in each of the provinces and territories of Canada.
For further information regarding Curaleaf, refer to Curaleaf’s filings with the Securities Regulatory Authorities, which may be obtained through SEDAR+ at www.sedarplus.ca and its US filings through EDGAR at www.sec.gov.

2.
Aurora Cannabis Inc.

The Company is a global medical cannabis company. The Company’s principal strategic business lines are focused on the production, distribution and sale of medical cannabis products in Canada and internationally. The Company currently conducts the following key business activities in the jurisdictions listed below:
•
Production, distribution and sale of medical cannabis products and, on a very limited basis, consumer cannabis products in Canada pursuant to the Cannabis Act;

•
Production and distribution of wholesale medical cannabis in the European Union pursuant to the German Medicinal Products Act and German Narcotic Drugs Act; and

•
Distribution of wholesale medical cannabis in various international markets, including Australia and New Zealand.

The Company is a corporation existing under the BCBCA. The Company’s head office and principal address is located at 2207-90b Street SW, Edmonton, Alberta T6X 0J9, and its registered office is located at Suite 1700, 666 Burrard Street, Vancouver, British Columbia V6C 2X8.
The Common Shares are listed for trading on the TSX and Nasdaq under the symbol “ACB” and on the Frankfurt Stock Exchange under the symbol “21P”. The Company is a reporting issuer or the equivalent in each of the provinces of Canada.
For further information regarding the Company, refer to the Company’s filings with the Securities Regulatory Authorities, which may be obtained through SEDAR+ at www.sedarplus.ca and its US filings through EDGAR at www.sec.gov.
3.
Certain Information Concerning Securities of the Company

Company Securities subject to the Offer
The Company’s authorized share capital consists of an unlimited number of Common Shares without par value, an unlimited number of Class A shares with a par value of $1.00 each, and an unlimited number of Class B shares with a par value of $5.00 each.
Each Common Share carries the right to attend and vote at all general meetings of shareholders. Holders of Common Shares are entitled to receive on a pro rata basis such dividends, if any, as and when declared by the Company Board at its discretion from funds legally available for the payment of dividends and upon the liquidation, dissolution or winding up of the Company such are entitled to receive on a pro rata basis the net assets of the Company after payment of debts and other liabilities, in each case subject to the rights, privileges, restrictions and conditions attaching to any other series or class of shares ranking senior in priority to or on a pro rata basis with the holders of Common Shares with respect to dividends or liquidation. The Common Shares do not carry any pre-emptive, subscription, redemption or conversion rights, nor do they contain any sinking or purchase fund provisions.
Class A shares may be issued from time to time in one or more series, and the Company’s directors may fix from time to time before such issue the number of Class A shares of each series and the designation, rights and restrictions attached thereto including any voting rights, dividend rights, redemption, purchase or conversion rights, sinking fund or other provisions. The Class A shares rank in priority over Common Shares and any other shares ranking by their terms junior to the Class A shares as to dividends and return of capital upon liquidation, dissolution or winding up of the Company or any other return of capital or distribution of the assets of the Company.
Class B shares may be issued from time to time in one or more series, and the Company’s directors may fix from time to time before such issue the number of Class B shares of each series and the designation, rights and privileges attached thereto including any voting rights, dividend rights, redemption, purchase or conversion rights, sinking fund or other provisions. The Class B shares rank in priority over Common Shares and any other shares ranking by their terms junior to the Class B shares as to dividends and return of capital upon liquidation, dissolution or winding up of the Company or any other return of capital or distribution of the assets of the Company.

Based solely on information contained in the Company’s interim consolidated financial statements for the three months ended June 30, 2026 and the Company’s MD&A for the three months ended June 30, 2026, as at August 4, 2026, there were issued and outstanding 64,861,819 Common Shares and 69,364,778 Common Shares on a fully-diluted basis. No Class A shares or Class B shares were issued or outstanding.
Accordingly, the Offeror understands that, assuming the exercise of all Convertible Securities into Common Shares, 69,364,778 Common Shares would be subject to the Offer.
Trading in Company Securities
The following table sets forth, for the periods indicated, the reported high and low trading prices and the aggregate volume of trading of the Common Shares on the TSX.
	High ($)	Low ($)	Volume
February 2026	5.58	4.50	8,703,667
March 2026	5.15	4.285	5,664,790
April 2026	5.65	4.44	10,782,911
May 2026	5.105	4.46	6,158,966
June 2026	5.04	3.77	10,119,313
July 2026	4.22	3.59	6,490,134
August 1 – 17, 2026	5.26	3.79	8,834,178

Source:
TSX Money

The following table sets forth, for the periods indicated, the reported high and low trading prices and the aggregate volume of trading of the Common Shares on the Nasdaq.
	High (US$)	Low (US$)	Volume
February 2026	4.089	3.280	20,214,300
March 2026	3.770	3.070	13,054,000
April 2026	4.130	3.250	32,163,200
May 2026	3.700	3.230	13,453,000
June 2026	3.650	2.730	24,057,600
July 2026	2.975	2.560	25,939,700
August 1 – 17, 2026	3.920	2.690	26,905,957

Source:
Nasdaq

On August 11, 2026, the date on which the Offeror announced its intention to make the Offer, the closing price of the Common Shares on the TSX and Nasdaq was $5.03 and US$3.485, respectively. On August 10, 2026, the last trading day on the TSX and Nasdaq prior to the date of the Offer, the closing price of the Common Shares on the TSX and Nasdaq was $4.03 and US$2.89, respectively.
4.
Background to the Offer

In the ordinary course of business, the Offeror continually evaluates potential acquisitions of businesses, joint ventures, business combinations and other commercial transactions that may be available to support the Offeror’s corporate strategy and enhance shareholder value. To this end, Curaleaf and its affiliates have completed over a dozen acquisitions over the past 5 years and is highly experienced in acquiring and integrating acquisitions and combinations successfully.
On June 12, 2026, Juan Martinez, CEO of Curaleaf International, reached out to Miguel Martin to see if he would be attending an industry conference in Chicago and requested to set up a meeting with Boris Jordan.

Miguel Martin’s assistant confirmed that Miguel Martin would not be attending but could set up a virtual meeting. The meeting was set for June 22, 2026.
On June 22, 2026, Boris Jordan and Miguel Martin had a virtual meeting. Boris Jordan expressed interest in a strategic partnership or transaction and requested a mutual non-disclosure agreement to conduct diligence, site visits and have further discussions. Miguel requested a letter outlining Curaleaf’s interest. Boris Jordan agreed to provide a letter.
On June 23, 2026, Boris Jordan sent Miguel Martin an indication of interest to explore a strategic combination with Aurora (the “June 23 IOI”). The June 23 IOI outlined the strategic rationale for a combination and proposed entering into a mutual non-disclosure agreement to conduct reciprocal due diligence.
On June 25, 2026, Miguel Martin responded to Boris Jordan acknowledging receipt of the June 23 IOI and indicated that key team members were out of office and that he would follow up in the coming weeks.
On July 2, 2026, Boris Jordan reached out to Miguel Martin requesting a call to discuss further. The call was scheduled for July 6, 2026.
On July 6, 2026, Boris Jordan and Miguel Martin had a virtual meeting. Boris Jordan reiterated Curaleaf’s interest in a transaction and asked what would be required to engage in a meaningful dialogue. Miguel Martin noted that the June 23 IOI did not constitute an offer and indicated that he needed a specific proposal to take to the Company Board in order to engage. Boris Jordan agreed to provide a letter of intent.
On July 7, 2026, Curaleaf submitted a formal letter of intent (the “July 7 LOI”) to Miguel Martin for US$4.00 per Common Share, representing a premium of 48% over the prior day’s Common Share closing price. The July 7 LOI outlined the detailed strategic rationale and benefits to Company Shareholders for the combination and once again proposed entering into a mutual non-disclosure agreement to conduct reciprocal due diligence. Given the seriousness of the July 7 LOI and significant premium to Company Shareholders, the July 7 LOI requested a substantive response within five business days.
On July 14, 2026, at 4:59 p.m. on the fifth business day, Michael Singer, Lead Independent Director of the Company, responded to Boris Jordan and indicated that they “do not see a path forward”. No questions, clarification or follow-up call was offered, nor was any reference to entering into a mutual non-disclosure agreement to conduct reciprocal due diligence.
On July 17, 2026, Boris Jordan responded to Michael Singer, Aurora’s Lead Independent Director, outlining the belief that a combination with Curaleaf would be highly attractive to Company Shareholders and requesting an opportunity the following week to discuss and understand the basis for their response that there was “no path forward”, despite the July 7 LOI offer price now representing a 55% premium to the most recent Comon Share closing price on July 16, 2026.
On July 24, 2026, Michael Singer responded to Boris Jordan indicating Aurora was focussed on executing its business plan and referred any future discussions back to Miguel Martin.
On August 11, 2026, the Offeror issued a news release announcing its intention to make the Offer. Juan Martinez reached out to Miguel Martin’s assistant for his cell phone number, noting that Boris Jordan would like to speak to him. Miguel Martin’s assistant noted that he was busy until after 4:00 p.m. Boris Jordan emailed Miguel Martin requesting a call to discuss the proposal and noted that Curaleaf would prefer to engage in a friendly discussion. Boris Jordan provided Miguel Martin with his cell phone number and told him he could reach out directly. Aurora subsequently filed its press release response noting the formation of a special committee.
On August 12, 2026, Boris Jordan and Miguel Martin spoke about the Offer. Boris Jordan reiterated the strategic rationale for the transaction from an operational standpoint as well as the value potential for the Company Shareholders.
5.
Reasons to Accept the Offer

The Offeror believes that the combination of the Offeror and the Company would benefit the shareholders of both companies for the following reasons:
(a)
Significant Premium to Market.   The Offer, based on the closing price of the Offeror Shares of

US$9.39 on August 10, 2026, will result in Company Shareholders receiving US$4.00 in Consideration, which implies a premium of 45% over the 30-day VWAP of Common Shares on August 10, 2026, the last day prior to the public disclosure of Curaleaf’s intention to pursue a combination with Aurora, and a 50% premium to the July 7, 2026 closing price of US$2.67, the day that Curaleaf submitted the July 7 LOI. The Consideration is comprised of US$0.75 in cash and 0.3463 of an Offeror Share.
Rather than waiting for an uncertain path to potential value creation, Company Shareholders can immediately capture a significant premium. Further, given the Offer structure, Company Shareholders are able to realize partial cash value today, while also continuing to participate in the future growth of the combined company through ongoing equity ownership.
(b)
Implied Offer Represents Premium Multiple.   The Offer, based on average analyst consensus estimates, represents an implied CY2026E Adjusted EBITDA multiple of 12.0x, more than 68% higher than comparable Canadian peer average of 7.1x, with a similarly higher implied multiple based on CY2027E Adjusted EBITDA.

The following table summarizes the implied Offer multiple to Aurora relative to comparable company trading multiples as at August 10, 2026, the day prior to Curaleaf announcing its intention to make the Offer.
TEV / CY2026E IFRS Adjusted EBITDA Multiples(1)

(1)
Village Farms figures presented on a GAAP basis; IFRS Adjusted EBITDA defined as GAAP Adjusted EBITDA plus operating lease expenses (excluding short-term and variable lease costs); analysis assumes constant FY2025A operating lease expenses.

Note:
Market data as of August 10, 2026.

Source:
Company disclosure, Capital IQ.

(c)
Even More Pronounced Premium to Market on an Ex-Cash Basis.   Based on the Company’s cash and equivalents as of June 30, 2026 (as subsequently adjusted to account for the sale of land for $2.2 million in cash, net of transaction costs of $0.1 million, as disclosed in Aurora’s public filings) of US$109 million, or US$1.62 per Common Share, the implied premium is even more pronounced and attractive to Company Shareholders. Excluding cash and equivalents and assuming dollar for dollar value for cash, the Offer represents an ex-cash premium of 110% over the 30-day VWAP price of the Common Shares on August 10, 2026, the last day prior to the public disclosure of Curaleaf’s intention to pursue a combination with Aurora, and an ex-cash premium of 127% to the July 7, 2026 closing price, the day that Curaleaf submitted the July 7 LOI.

(d)
Constant Restructuring and Inventory Impairment Charges Presented as Non-Recurring for Four Consecutive Years.   Aurora has had inventory impairments and “business transformation” costs in each of fiscal 2024, fiscal 2025, fiscal 2026 and again in the first quarter of fiscal 2027. Over this period, Aurora has incurred almost $150 million of “non-recurring” costs that have been excluded from its adjusted results. Charges incurred in four consecutive fiscal years are not non-recurring. Aurora’s financial results indicate recurring inventory impairments and recurring business transformation initiatives have not resulted in a sustained improvement in operational performance. More recently, over the last four quarters, net revenue declined 14% from $78.8 million to $67.6 million, Adjusted EBITDA declined 78% from $15.4 million to $3.4 million and operating cash flow was negative in two of the last four quarters, notwithstanding more than $50 million in inventory impairments and business transformation costs over this period alone. Aurora has continued to incur meaningful restructuring and optimization-related costs without a consistent improvement in revenue growth, margin performance or cash flow generation.
The following table summarizes Aurora’s financial performance over the last four fiscal quarters.
(in $ millions)	Q2 FY2026	Q3 FY2026	Q4 FY2026	Q1 FY2027	LTM	% Increase (Decrease) Q1 FY2027 – Q2 FY2026
Net Revenue	$78.8	$82.9	$84.8	$67.6	$314.1	(14)%
Gross Profit (Before FV Adj.)	$36.6	$48.4	$35.0	$29.2	$149.1	(20)%
Adjusted EBITDA (IFRS)	$15.4	$18.4	$9.2	$3.4	$46.4	(78)%
Operating Cash Flow (IFRS)	$(38.0)	$20.1	$2.4	$(4.4)	$(20.0)	nmf
Inventory Impairment in COGS	$11.8	$2.1	$8.4	$7.8	$30.0	n/a
Business Transformation Cost	$5.7	$3.9	$9.8	$5.1	$24.4	n/a

Note:
Financial metrics exclude contribution from Bevo.

Source:
As presented financials per Aurora public disclosure.

(e)
Aurora’s Most Recent Guidance Contemplates a Smaller and Less Profitable Business.   In Aurora’s FY2027 outlook, issued with its fourth quarter and full year FY2026 results on June 11, 2026, and expressly reaffirmed as “unchanged” in connection with its first quarter FY2027 results on August 5, 2026, Aurora’s management stated that:

•
Total net revenue is expected to be more in line with net cannabis revenue results in FY2025, and 7% below FY2026 levels

•
Adjusted SG&A is expected to remain broadly in line with the prior fiscal year

•
Leading to lower annual Adjusted EBITDA compared to the prior fiscal year — a projected year-over-year drop in Adjusted EBITDA of over 60%

Company Shareholders are being asked to forgo the premium available under the Offer in favor of a standalone plan which the Company’s own management expects will generate lower revenue and lower Adjusted EBITDA than the year just ended.
The Offeror draws the Company’s Shareholders’ attention in particular to the second of those statements. The Company is guiding revenue down while guiding its cost base to remain broadly unchanged. That is the dynamic underlying the cost savings the Offeror has identified and it is confirmed by Aurora’s own management rather than by the Offeror’s analysis. Aurora’s SG&A represented 64% of net revenue in the most recent quarter, against 39% for Curaleaf on a comparable basis.
The Offer provides Company Shareholders with an alternative: ownership in a combined company with a growing revenue base, positive operating cash flow and the downstream pharmacy, clinic and distribution infrastructure that Aurora does not have.

The following table summarizes Aurora’s FY2025, FY2026 and LTM historical financial performance and FY2027 consensus estimates.
(in $ millions)	FY25	FY26	LTM	FY27E(1)
Net Revenue	$288.9	$320.6	$314.1	$298.6
Adjusted EBITDA (IFRS)	$40.9	$53.8	$46.4	$19.8
Operating Cash Flow (IFRS)	$19.0	$(7.8)	$(20.0)	$0.4

(1)
Analyst consensus estimates.

Note:
Financial metrics exclude contribution from Bevo.

(f)
Aurora has a Sustained Track Record of Value Destruction.   Aurora’s balance sheet as at March 31, 2026 reports share capital of $7.0 billion offset by an accumulated deficit of $6.4 billion. Approximately 72% of that deficit is the impairment of businesses Aurora has acquired. Between fiscal 2020 and fiscal 2026 Aurora recognized approximately $4.65 billion of impairments in continuing operations.

Of thirteen acquisitions and asset transactions completed since January 2018, six have since been closed, wound down or divested. For example, Aurora paid approximately $290 million for ICC Labs in Uruguay in 2018 and recovered only $1.4 million on exit in fiscal 2025 and 2026. Aurora’s expenditure on Bevo extended well beyond the equity investment. In connection with the acquisition and a corresponding transaction, Aurora transferred its Sky and Sun facilities with approximately $400 million of construction costs in exchange for contingent entitlements of up to $40 million, payable only if Bevo achieves specified financial milestones. Aurora relinquished ownership of both facilities to Bevo and retains only those contingencies, with limited evidence of any material recovery.
(g)
Combine with the Global Industry Leader with Continued Participation.   Curaleaf has built the industry’s most expansive international cannabis platform, with operations, distribution capabilities, and strategic market positions spanning 17 countries across Europe, North America and the Asia-Pacific region. Through a combination of direct market access, EU-GMP manufacturing infrastructure, pharmacy distribution networks, clinics and research partnerships, Curaleaf has built a uniquely diversified global ecosystem designed to capitalize on the rapid global expansion of medical cannabis.

The Offer provides Company Shareholders the opportunity to continue to participate in the compelling global industry growth alongside the established and successful track record of Curaleaf, which maintains a global cultivation footprint more than three times the size of Aurora and global production capacity almost six times that of Aurora.
The following map outlines the facilities and operations that would be owned after completion of the proposed Curaleaf and Aurora combination.

Pro Forma Geographic Presence & Facilities Overview(1)(2)

Curaleaf Facilities Overview

Country	Manufacturing Sites	Cultivation Sites	Facility Sq. Ft.
United States	16	16	1,202,814
Canada	1	—	17,000
Germany	1	—	—
Portugal	1	1	270,000
Spain	1	—	—
U.K.	1	—	—
Total	**21**	**17**	**1,489,814**

Aurora Facilities Overview

Country	Facility Name	Production Capacity (kg)	Facility Sq. Ft.
Canada	River	30,000	212,000
Canada	Ridge	5,500	58,000
Canada	Alpine	5,500	60,000
Canada	Thrive	n/a	6,000
Canada	Safari	2,500	59,500
Germany	Leuna	5,400	47,500
Total	**6**	**48,900**	**443,000**

Curaleaf has ~3x more Facility Sq. Ft. than Aurora, and nearly 6x more production capacity with an annual output of 295k kgs

Pro-Forma Facilities Overview

Country	Manufacturing Sites	Cultivation Sites	Facility Sq. Ft.
United States	16	16	1,202,814
Canada	1	5	412,500
Germany	1	1	47,500
Portugal	1	1	270,000
Spain	1	—	—
U.K.	1	—	—
Total	**21**	**23**	**1,932,814**

Pro Forma Facilities Map

Aurora Footprint
Curaleaf Footprint
Shared Footprint
Aurora Facilities
Curaleaf Facilities
32 facilities
174 dispensaries

Key Stats

44 Combined Facilities Globally

~1.9 Million Pro Forma Facility Footprint (Sq. Ft.)

17 Pro Forma Countries of Operation

(1)
Nursery operations at Aurora’s Thrive facilities.

(2)
Includes planned facility expansion in H1 FY2027 adding 2,700 kgs in incremental production.

Source:
Company disclosure.

(h)
Increased Diversification Across the Global Cannabis Value Chain.   Given Curaleaf’s extensive global operations, as well as its infrastructure across all aspects of the cannabis value chain, both medical and adult use, Curaleaf’s business is one of the most diversified cannabis companies in the world. Company Shareholders will greatly benefit from this diversification, given the Company’s more concentrated revenue streams, with one of the segments — Canadian medical, which represents $105 million and 35% of LTM net revenue (excluding consumer segment) as of June 30, 2026, coming under pressure given the reduction of the government reimbursement rate from $8.50 per gram to $6.00 per gram. The reimbursement rate reduction per gram is 29% and became effective on April 1, 2026. Conversely, the Offer provides Company Shareholders with the opportunity to participate in Curaleaf’s U.S. business, which today has more than US$1 billion in revenue and is positioned to benefit from several significant value creation catalysts, including the recent federal rescheduling of state-licensed medical cannabis, the potential broader rescheduling of cannabis, continued momentum toward expanded adult-use access and ongoing market expansion across key jurisdictions. Curaleaf’s recent financial results further underscore this momentum, with Q2 FY2026 revenues growing 10% over the same period in the prior year, reflecting continued demand across its diversified global platform. At the same time, Company Shareholders would continue to benefit from Curaleaf’s leading international platform, including its pharmacy, clinic, wholesale and distribution infrastructure across Europe, which is expected to accelerate patient access and broaden commercial opportunities for the Company’s products, genetics and cultivation capabilities across key international markets.

The following charts summarize Aurora’s standalone revenue contribution and the pro forma revenue contribution after completion of the proposed Curaleaf and Aurora combination.

Pro Forma Revenue Breakdown — LTM as of June 30, 2026 (US$ millions)

(1)
Excludes Consumer segment given anticipated wind down by September 2026.

Note:
CAD:USD FX rate of 0.7200.

Source:
Company disclosure.

(i)
Pro Rata Participation in Expected Synergies.   Company Shareholders will not only benefit from the continued participation in the value expected to be created through the combination, but will also benefit from the expected synergies. Given the Company’s relative cost structure, with SG&A as a percentage of revenue of 64%, compared to Curaleaf’s at 39%, the Offeror believes there are substantial cost savings and optimization opportunities. Curaleaf has identified a clear path with at least US$40 million of annual cost synergies through optimization of corporate overhead, procurement, supply chain operations and international infrastructure.

The Offeror also believes there are revenue synergies that Company Shareholders would benefit from, including through combining the Company’s cultivation, genetics and medical cannabis capabilities with Curaleaf’s global distribution, pharmacy, clinic and patient access platform.
The Offeror believes there may be upside to the synergy opportunities identified, however, the Company Board has been unwilling to engage in discussions to substantiate the potential benefit to Company Shareholders.
(j)
Increased Scale, Liquidity, Capital Markets Presence and Access to Capital.   The pro forma combined company would have, based on the current trading price of the Offeror Shares, a market capitalization of more than US$3.0 billion, making it the world’s largest publicly traded cannabis company. Company Shareholders would significantly benefit from this increased scale and diversified global cannabis platform.

The combined companies larger, more diversified revenue base, trading liquidity, access to capital and strategic importance are expected to increase its relevance among sophisticated institutional investors, strategic partners and capital providers — ultimately realizing a lower cost of capital than Aurora experiences today. As an example, Aurora recently accessed its at-the-market equity issuance program for total gross proceeds of US$13 million, with a weighted average gross issuance price of US$3.09 in its most recent quarter, a 23% discount to the Offer. While Curaleaf maintains one of the industry’s lowest cost of capital, reflecting investor appreciation for its scale, diversification, market leadership and long term growth prospects.
Company Shareholders would therefore benefit not only from the significant and immediate transaction premium, but also from the opportunity to participate in a larger and more visible global cannabis enterprise capable of attracting the highest-quality investors in the sector and thus creating long-term shareholder value.
The following table outlines the pro forma market capitalization of the proposed Curaleaf and Aurora combined entity as compared to industry peers.
Pro Forma Market Capitalization (US$ millions)(1)(2)

(1)
Pro-forma market capitalization calculated using the weighted average 2026E GAAP Adjusted EBITDA trading multiples of Curaleaf and Aurora, based on the Offeror Share price as of August 14, 2026 and Aurora’s unaffected Common Share price as of August 10, 2026; analysis assumes US$40 million of pre-tax synergies.

(2)
Market capitalization based on fully diluted shares outstanding calculated using the treasury stock method

Note:
CAD:USD FX rate of 0.7200.

Note:
Market data as of August 14, 2026; unaffected Common Share price as of August 10, 2026.

(k)
Potential for Downward Share Price Impact if the Offer is Not Accepted.   The Offer represents a significant premium to the market price of the Common Shares prior to the public announcement of Curaleaf’s interest to acquire Aurora. Curaleaf believes if the Offer is not successful, the trading price of the Common Shares may decline to pre-Offer levels.

Leveraging Curaleaf’s Strengths
Curaleaf strongly believes that Aurora will benefit and be able to leverage Curaleaf’s core capabilities as follows:
(a)
Largest and Most Comprehensive Cannabis Infrastructure in the World.   Curaleaf has built one of the largest and most comprehensive cannabis infrastructures in the world while maintaining the leading brand share in the U.S. Its U.S. platform, operating in the largest cannabis market in the world, spans 15 states and includes 174 dispensaries, 16 cultivation facilities and 16 manufacturing sites, creating significant operational scale and deep penetration across many of the most attractive regulated cannabis markets. This scale provides substantial competitive advantages, including broad consumer reach, vertical integration across cultivation, manufacturing and retail, strong brand visibility, and the ability to leverage best practices, product innovation and procurement efficiencies across a national footprint. Curaleaf also maintains leading positions in several limited-license states, creating durable market positions and attractive cash flow generation. Furthermore, the breadth of Curaleaf’s U.S. operations provides Company Shareholders with exposure to some of the most meaningful potential catalysts in the cannabis industry, including the recent federal rescheduling of state-licensed medical cannabis, potential broader federal reform, continued expansion of adult-use programs and the opening of new regulated markets.

Internationally, Curaleaf maintains cultivation, pharmaceutical manufacturing, distribution and direct-to-patient capabilities throughout Europe and other key global jurisdictions, providing the Company with a unique platform to participate in the long-term growth of both medical and adult-use cannabis markets worldwide. Curaleaf’s international infrastructure includes EU-GMP cultivation and processing facilities in Portugal, which serve as a strategic production hub supplying medical cannabis products across Europe, as well as Northern Green Canada, an EU-GMP certified cultivation and export platform that supports international market supply. Through its network of clinics, pharmacies, wholesalers and distributors across key European markets, including Germany, the United Kingdom and Poland, Curaleaf has established direct pathways to physicians, pharmacies and patients, enabling efficient commercialization and broad market access. This integrated infrastructure provides a significant competitive advantage and positions the combined company to capitalize on continued growth in global medical cannabis demand.
(b)
Leverage Curaleaf’s Extensive International Scope and Infrastructure.   Curaleaf International is a vertically integrated cannabis platform spanning cultivation, EU-GMP manufacturing, pharmaceutical distribution, clinical care and direct patient access, anchored in Europe and extending across Australasia. Curaleaf International has been built deliberately, asset by asset, into one of the industry’s most comprehensive platforms, with numerous acquisitions establishing first-mover regulatory positions. This history has given Curaleaf International direct operating experience across both the upstream and downstream segments of the cannabis value chain. Upstream, Curaleaf owns cultivation assets in Portugal and Canada, together with formulation and manufacturing capabilities producing a range of dose forms, including vapes, pastilles, patches and oils, and an R&D program that includes several pre-clinical drug candidates. Downstream, Curaleaf International operates digital health and telemedicine platforms in the United Kingdom, Poland and Sweden, direct-to-patient pharmacy operations, and wholesale and distribution businesses supplying pharmacies and physicians across its markets.

Curaleaf International’s network today maintains a leading market share in the UK and a leading premium category market share in Germany and includes a clinic, pharmacy and laboratory in the UK; cultivation and EU-GMP processing facilities in Portugal; an EU-GMP processing, quality assurance and research site in Spain; Four20 Pharma, a wholesaler and distributor in Germany; a wholesaler and clinic in Poland; and Northern Green Canada, an EU-GMP producer in Canada. In total, Curaleaf International sells into 14 countries and holds a leading position in medical cannabis across Europe, including in Germany, the largest medical cannabis market in Europe. Looking ahead, Curaleaf is preparing to enter Türkiye, a market of approximately 85 million people, extending its footprint into a strategically important emerging region.
(c)
Leverage Curaleaf’s Extensive Cultivation Experience.   Curaleaf has significant cultivation expertise with approximately 472,000 square feet of cultivation canopy and a demonstrated track record of improving productivity, optimizing yields and reducing unit production costs. Since the first quarter of 2024, Curaleaf has increased average yields from 58 grams to 110 grams per square foot and output per plant from 142 grams to 261 grams, representing annualized production of approximately 295,000 kgs. Over the same period, Curaleaf has reduced its cost per gram from approximately US$1.00 to approximately US$0.50, reflecting meaningful improvements in operational efficiency. In addition, since launching its breeding program in late 2024, Curaleaf has introduced more than 100 unique genetics through its Dark Heart genetics program. Curaleaf’s proven cultivation capabilities in yield optimization, genetic innovation, per-plant productivity and cost reduction are expected to support enhanced efficiency and product quality across Aurora’s cultivation facilities.

(d)
Continue to Capitalize on Increasing Consumer Adoption.   As regulatory frameworks continue to evolve across the United States and internationally, Curaleaf has positioned itself to capitalize on increasing consumer adoption, expanding medical markets and broader legalization trends. Its combination of scale, geographic diversification, operating expertise, recognized brands and international infrastructure creates a competitive platform that few cannabis companies can replicate. With a demonstrated track record of executing across complex regulatory environments, Curaleaf has established itself as the industry’s flagship enterprise and a leading force shaping the future of the global cannabis sector.

(e)
Highly Liquid TSX Listed Equity with Institutional Trading Depth.   In the six months of trading prior to August 11, 2026, the value of Curaleaf shares traded on the TSX was approximately US$255 million relative to Aurora with approximately US$223 million of combined trading value on both the Nasdaq and TSX over the same period.

(f)
Cannabinoid Research.   Curaleaf’s position extends beyond commercial scale into research. Through partnerships with Imperial College London and the University of Pennsylvania, the Company contributes to the clinical evidence base for cannabinoid therapies, supported by the UK Medical Cannabis Registry, which now holds data on over 55,000 patients. In 2025, this capability delivered a further first: in partnership with Jupiter Research, Curaleaf achieved EU certification of the first handheld liquid inhalation device in its class, the first CE-marked medical device registration in the Company’s history.

(g)
Highly Experienced Management Team.   Curaleaf is led by a deep, highly experienced management team with extensive expertise across cannabis, healthcare, consumer products, finance, and global operations. Founder, Executive Chairman and Chief Executive Officer Boris Jordan has continued to lead the Offeror since its inception and has played a pivotal role in its evolution into one of the world’s leading cannabis enterprises. Over the course of a multi-decade career, Mr. Jordan founded and scaled businesses across a range of industries, bringing extensive experience in capital markets, corporate strategy, mergers & acquisitions, and operational execution. Under his leadership, Curaleaf has successfully navigated multiple regulatory and economic cycles, executing a disciplined growth strategy that has transformed the Offeror from an early-stage operator into a diversified international enterprise with a leading portfolio of brands and one of the industry’s most expansive operating footprints.

Today, Curaleaf’s seasoned leadership team continues to drive operational excellence, disciplined capital allocation, and long-term value creation for shareholders, including with a strong track record on integrating acquisitions into the larger Curaleaf platform and infrastructure to drive commercial success.
(h)
Management Team Heavily Invested in Curaleaf.   Having been personally invested in Curaleaf since 2014, Mr. Jordan remains a significant shareholder of Curaleaf owning approximately 16.9 million Offeror Shares and 31.3 million Offeror Multiple Voting Shares, representing an economic interest of approximately 18% and more than US$450 million of value. Management and other insiders, collectively own approximately 21.2 million Offeror Shares and 31.3 million Offeror Multiple Voting Shares, representing an economic interest of approximately 20% and approximately US$500 million of value.

Curaleaf — Aurora Combined Strengths
In addition to the Company’s standalone strengths, which could be leveraged to build the Offeror’s brand and revenues, a combined Curaleaf-Aurora would have the following:
(a)
The Creation of the Global Cannabis Champion through Complementary Strengths.   The combination would bring together two of the industry’s most respected operators, creating a truly global cannabis leader with significant scale across North America, Europe and other emerging international markets. Aurora has built a world-class cultivation, genetics and medical cannabis platform, while Curaleaf has developed one of the industry’s largest commercial, distribution and international market access networks.

Together, the combined company would be better positioned to accelerate growth, while continuing to expand globally.
The following table outlines the pro forma LTM revenue of the proposed Curaleaf and Aurora combined entity as compared to industry peers.

Pro Forma LTM Revenue (US$ millions)

Note:
CAD:USD FX rate of 0.7200.

Note:
Market data as of August 14, 2026.

(b)
A Stronger Platform for Long-Term Growth.   While Aurora has successfully established itself as a global medical cannabis leader, Curaleaf’s scale, profitability, capital resources, international operating platform, and extensive distribution infrastructure provide the opportunity to take the Company’s business to the next level. Curaleaf generated approximately US$145 million of operating cash flow for the twelve-month period ended June 30, 2026 and will provide Aurora with enhanced financial flexibility to invest in organic growth initiatives and pursue strategic opportunities that will further strengthen its position in the global medical cannabis market.

The following table outlines the historical operating cash flow on a GAAP basis from CY2023A to LTM June 30, 2026 for Curaleaf and Aurora.
Historical Operating Cash Flow — GAAP (US$ millions)(1)(2)(3)

(1)
Curaleaf fiscal year end of December 31 and Aurora fiscal year end of March 31.

(2)
Excludes discontinued operations for Curaleaf and Aurora.

(3)
Aurora Cash Flow from Operations adjusted to deduct net principal payments of lease liabilities for comparability.

Note:
CAD:USD FX rate of 0.7200.

Source:
Company disclosure.

By leveraging Curaleaf’s established distribution network across Europe, Australia and other international markets, the Company’s products, expertise and cultivation capabilities would gain quicker access to broader commercial opportunities and accelerated global market penetration than would be achievable by Aurora on a standalone basis.
(c)
Unlocking Full Global Potential Through Curaleaf’s Infrastructure.   Aurora’s cultivation, genetics, and medical cannabis capabilities can achieve their greatest reach and impact through Curaleaf’s unmatched international infrastructure, which includes leading positions in Germany, the United Kingdom and Poland, extensive pharmacy and clinic networks, and a global supply chain spanning Europe, and other key international markets.

While many industry participants operate in isolated markets or segments of the value chain, Curaleaf’s diversified international platform provides Aurora with a unique opportunity to expand its brands, reach more patients, accelerate growth in emerging markets and capitalize on future global legalization trends through an infrastructure that would be difficult to replicate or access through any other strategic combination.
(d)
Participation in U.S. Cannabis Upside.   Through ownership of Offeror Shares, Company Shareholders gain meaningful exposure to the world’s largest cannabis market and a series of potentially transformative U.S. regulatory and industry catalysts. The recent federal rescheduling of state-regulated medical cannabis to Schedule III and the ongoing process to move the broader U.S. cannabis market to Schedule III represent significant milestones that could improve industry economics, reduce regulatory burdens and create substantial long-term value for leading operators. At the same time, increasing restrictions on intoxicating hemp-derived products across numerous U.S. jurisdictions are already shifting consumer demand back to regulated cannabis channels, creating additional tailwinds for established operators with scaled infrastructure. Although efforts continue at the federal level to delay or reverse these restrictions, any such change remains speculative at this time.

Combined with the potential for future banking reform and broader federal legalization, these developments provide Company Shareholders with exposure to growth opportunities that are not currently available through the Company’s standalone international-focused strategy.
(e)
Value Creation through Superior Capital Allocation.   Under the leadership of a management team widely regarded as among the industry’s most experienced capital allocators, the combined company is expected to be uniquely positioned to deploy capital, expand into new markets, optimize product portfolios and accelerate long-term growth in ways that neither company could achieve independently.

(f)
The Clear Strategic Partner for Aurora.   Curaleaf is uniquely positioned to execute a transaction of this scale, combining the size, operational sophistication, financial resources, and global infrastructure necessary to successfully integrate the Company’s business. Few, if any, other industry participants possess the complementary geographic footprint, international regulatory expertise and commercial platform required to maximize the value of the Company’s assets while providing a compelling path for future growth.

6.
Purpose of the Offer

The purpose of the Offer is to enable the Offeror to acquire all of the outstanding Common Shares.
The Offer is open for acceptance from the date of the Offer until 5:00 p.m. (Mountain Time) on December 1, 2026, or such earlier or later time or times and date or dates as may be fixed by the Offeror from time to time pursuant to Section 5 of the Offer to Purchase, “Extension, Variation or Change in the Offer”, unless the Offer is withdrawn by the Offeror.
If the conditions of the Offer are satisfied or, where permitted, waived at the Expiry Time and the Offeror takes up and pays for the Common Shares validly deposited under the Offer, the Offeror intends to acquire any Common Shares not deposited under the Offer through a Compulsory Acquisition, if available, or to propose a Subsequent Acquisition Transaction, in each case for consideration per Common Share at least equal in value to and in the same form as the Consideration paid by the Offeror per Common Share under the Offer. The exact timing and details of any such transaction will depend upon a number of factors, including, without limitation, the number of Common Shares acquired pursuant to the Offer. Although the Offeror intends to propose either a Compulsory Acquisition or a Subsequent Acquisition Transaction generally on the terms described herein, it is possible that, as a result of delays in the Offeror’s ability to effect such a transaction, information subsequently obtained by the Offeror, changes in general economic or market conditions or in the business of the Company or the Offeror, or other currently unforeseen circumstances, such a transaction may not be proposed, may be delayed or abandoned or may be proposed on different terms. Accordingly, the Offeror reserves the right not to propose a Compulsory Acquisition or Subsequent Acquisition Transaction, or to propose a Subsequent Acquisition Transaction on terms other than as described in the Circular. See Section 14 of the Circular, “Acquisition of Common Shares Not Deposited”.
7.
Effects of the Offer

If the Offer is successful, the Offeror intends to effect certain changes with respect to the composition of the Company Board to allow designees of the Offeror to become members of the Company Board and to represent at least a majority of the Company Board. The Offeror has not developed any specific proposals with respect to the Company or its operations, or any changes in its assets, business strategies, management or personnel following the acquisition of the Common Shares pursuant to the Offer. The Offeror is considering how best to combine its and the Company’s operations following the successful completion of the Offer.
If permitted by applicable Law, the Offeror intends to cause the Company to apply to delist the Common Shares from the TSX and Nasdaq as soon as practicable after completion of the Offer and any Compulsory Acquisition or any Subsequent Acquisition Transaction. In addition, if permitted by applicable Law, subsequent to the completion of the Offer and any Compulsory Acquisition or Subsequent Acquisition Transaction, the Offeror intends to cause the Company to file an application to cease to be a reporting issuer under the securities Laws of each province and territory of Canada in which it has such status, and to deregister the Common Shares under the U.S. Exchange Act and cause the Company to cease filing reports with the SEC, in each case to the extent permitted by applicable Law. See Section 18 of the Circular, “Effect of the Offer on the Market for and Listing of Common Shares and Status as a Reporting Issuer”.
If the Offer and a Compulsory Acquisition or a Subsequent Acquisition Transaction are successful:
(a)
the Offeror will own all of the equity interests in the Company and the Offeror will be entitled to all the benefits and risks of loss associated with such ownership;

(b)
current Company Shareholders will no longer have any interest in the Company or in the Company’s assets, book value or future earnings or growth and the Offeror will hold a 100% interest in such assets, book value, future earnings and growth;

(c)
the Offeror will have the right to elect all members of the Company Board;

(d)
the Company will no longer be publicly traded and if the Company ceases to be a reporting issuer under applicable securities Laws of each province of Canada, the Company will no longer file periodic reports (including, without limitation, financial information) with the Securities Regulatory Authorities; and

(e)
the Common Shares will no longer trade on the TSX, Nasdaq or any other securities exchange.

If the Offeror takes up Common Shares under the Offer but is unable to complete a Compulsory Acquisition or Subsequent Acquisition Transaction, then the Company will continue as a public company and the Offeror will evaluate its alternatives. Such alternatives could include, to the extent permitted by applicable Law, purchasing additional Common Shares in the open market, in privately negotiated transactions or pursuant to another take-over bid or other transaction, and thereafter proposing an amalgamation, arrangement or other transaction which would result in the Offeror’s ownership of all of the Common Shares. Under such circumstances, an amalgamation, arrangement or other transaction would require the approval of at least 66 2∕3% of the votes cast by the Company Shareholders, and might require approval of a majority of the votes cast by holders of Common Shares other than the Offeror and its affiliates. There is no certainty that under such circumstances any such transaction would be proposed or completed.
8.
Certain Other Information Regarding the Offeror

Authorized and Outstanding Share Capital
Curaleaf’s authorized share capital is comprised of: (i) an unlimited number of Offeror Shares; (ii) an unlimited number of Offeror Multiple Voting Shares; and (iii) an unlimited number of Offeror Exchangeable Shares. All three classes of authorized share capital are without par value.
Offeror Shares
Holders of Offeror Shares are entitled to one vote per Offeror Shares at all meetings of holders of shares, other than meetings at which only the holders of another class or series of shares are entitled to vote separately as a class or series. Holders of Offeror Shares are entitled to receive any dividend, in cash or in property of the Offeror, declared by the Offeror Board in respect of the Offeror Shares, subject to the rights of the holders of Offeror Multiple Voting Shares. No dividend will be declared or paid on the Offeror Shares, unless the Offeror simultaneously declares or pays, as applicable, equivalent dividends on the Offeror Multiple Voting Shares, on an as-converted to Offeror Shares basis. If a dividend is paid in the form of shares, holders of Offeror Shares will receive Offeror Shares, unless otherwise determined by the Offeror Board.
Upon the liquidation, dissolution or winding-up of the Offeror, whether voluntary or involuntary, holders of Offeror Shares are entitled, subject to the rights of the holders of Offeror Multiple Voting Shares, to receive the remaining property and assets of the Offeror available for distribution after payment of all liabilities.
The Offeror Shares do not carry any pre-emptive, redemption, conversion, exchange or retraction rights; nor do they contain any purchase for cancellation or surrender provisions, sinking or purchase fund provisions, provisions permitting or restricting the issuance of additional securities and any other material restrictions, or provisions, requiring a securityholder to contribute additional capital.
The Offeror Shares are “restricted securities” withing the meaning of applicable Canadian securities Laws. The Offeror has complied with the requirements of Part 12 of National Instrument 41-101 — General Prospectus Requirements to be able to file a prospectus under which the Offeror Shares or securities that are, directly or indirectly, convertible into, or exercisable or exchangeable for, the Offeror Subordinate Voting Shares are distributed, as the Offeror received the requisite prior majority approval of shareholders of the Offeror at the annual and special meeting of shareholders held on October 12, 2018, in accordance with applicable law.
Each issued and outstanding Offeror Shares may at any time, at the option of the holder, be converted into one Offeror Exchangeable Share. The conversion right may be exercised at any time and from time to time by delivering written notice to the transfer agent, together with the certificate or certificates representing the Offeror Shares or, if uncertificated, such evidence of ownership as the transfer agent may require.
Offeror Multiple Voting Shares
Holders of Offeror Multiple Voting Shares are entitled to 15 votes per Offeror Multiple Voting Shares at all meetings of holders of shares, other than meetings at which only the holders of another class or series of shares are entitled to vote separately as a class or series. Holders of Offeror Multiple Voting Shares are entitled to receive any declared, in cash or in property of the Offeror, declared by the Offeror Board in respect of the Offeror Shares (on an as-converted to Offeror Shares basis), subject to the rights of the Holders of Offeror Shares. No dividend will be declared or paid on the Offeror Multiple Voting Shares unless the Offeror simultaneously declares or pays, as applicable, equivalent dividends on the Offeror Shares, on an as-converted to Offeror Shares basis. If a dividend is paid in the form of shares, holders of Offeror Multiple Voting Shares will receive Offeror Multiple Voting Shares, unless otherwise determined by the Offeror Board.
The Offeror Multiple Voting Shares are convertible into Offeror Shares on a one-for-one basis at any time at the option of the holder or automatically upon the earlier to occur of (i) the transfer or disposition of the Offeror Multiple Voting Shares by Boris Jordan to one or more third parties which are not permitted holders;

(ii) Boris Jordan or his permitted holders no longer beneficially owning, directly or indirectly and in the aggregate, at least 5% of the issued and outstanding Offeror Shares and Offeror Multiple Voting Shares on a non-diluted basis; and (iii) the first Business Day following the first annual meeting of shareholders of the Offeror after the Offeror Shares are listed and posted for trading on a U.S. national securities exchange, such as Nasdaq or The New York Stock Exchange.
The Offeror Multiple Voting Shares do not carry any pre-emptive, redemption, exchange or retraction rights; nor do they contain any purchase for cancellation or surrender provisions, sinking or purchase fund provisions, provisions permitting or restricting the issuance of additional securities and any other material restrictions, or provisions, requiring a securityholder to contribute additional capital.
Offeror Exchangeable Shares
Except as otherwise required by the BCBCA, holders of Offeror Exchangeable Shares are not entitled to receive notice of, attend or vote at meetings of the shareholders of the Company. Holders of Offeror Exchangeable Shares are not entitled to receive any dividends and are not entitled to receive any amount, property or assets of the Offeror upon its dissolution, liquidation or winding-up. The Offeror Exchangeable Shares are “restricted securities” withing the meaning of applicable Canadian securities Laws. Each issued and outstanding Offeror Exchangeable Share may at any time, at the option of the holder, be exchanged for one Offeror Share. The conversion right may be exercised at any time and from time to time by delivering written notice to the transfer agent, together with the certificate or certificates representing the Offeror Exchangeable Shares or, if uncertificated, such evidence of ownership as the transfer agent may require.
Upon any consolidation, amalgamation, arrangement, merger, redemption, compulsory acquisition or similar transaction of or involving the Offeror Shares, or upon a sale or conveyance of all or substantially all of the assets of the Offeror to another body, corporate, trust, partnership or other entity (each a “Change of Control”), each Offeror Exchangeable Share outstanding on the effective date of the Change of Control will remain outstanding and, upon exchange after that effective date, will be entitled to receive and accept, in lieu of the number of Offeror Shares otherwise issuable, the number of shares, other securities or property (including cash) that the holder would have been entitled to receive on such Change of Control, if, on the effective date of such Change of Control, the holder had been the registered holder of the number of Offeror Shares into which the Offeror Exchangeable Share was then exchangeable (the “Adjusted Exchange Consideration”). If in connection with a Change of Control, the Offeror Exchangeable Shares are to be exchanged for securities of another body, corporate, trust, partnership or other entity that are substantially equivalent in all respects to the Exchangeable Shares (the “Alternative Exchangeable Security”), as determined by the Offeror Board, acting reasonably, using the same exchange ratio applicable to the Offeror Shares in that transaction, then each Offeror Exchangeable Share that is outstanding on the effective date of the Change of Control will be exchanged for the Alternative Exchangeable Security.
As at August 17, 2026, there were issued and outstanding 233,543,560 Offeror Shares, representing 33.2% of the aggregate voting rights attached to the Offeror’s securities, 31,323,568 Offeror Multiple Voting Shares, representing 66.8% of the aggregate voting rights attached to the Offeror’s securities, and nil Offeror Exchangeable Shares. Curaleaf has not issued any securities that are exercisable or exchangeable for or convertible into Offeror Shares.
To the knowledge of the Offeror Board and executive officers of the Offeror, the following persons beneficially own, or exercise control or direction over, securities carrying 10% or more of the voting rights attached to the Offeror Shares:
Name of Shareholder	Number of Offeror Shares Owned, Controlled or Directed	Percentage of Outstanding Offeror Shares Owned, Controlled or Directed	Number of Offeror Multiple Voting Shares Owned, Controlled or Directed	Percentage of Outstanding Offeror Multiple Voting Shares Owned, Controlled or Directed	Percentage of Votes Attaching to all Outstanding Shares Owned, Controlled or Directed
Boris Jordan(1)	16,914,059	7.24%	31,323,568	100%	69.20%
Andrey S. Blokh	40,965,404	17.54%			5.82%

Note:
(1)
Includes 677,706 Offeror Shares registered directly in the name of Boris Jordan, as well as securities registered in the name of entities under the control of Boris Jordan, namely Gociter Holdings Ltd., being the holder of record of 11,097,303 Offeror Shares and 31,323,568 Offeror Multiple Voting Shares, and Jordan Family Investments, LLC; Measure 8 Full Spectrum Fund  LP; Measure 8 Ventures LP; Measure 8 Ventures Management; and MedTech International Group LLC, being the holders of record of 878,333; 2,581; 3,893,667; 106,725; and 257,744 Offeror Shares, respectively.

If the Offer is successful and a Compulsory Acquisition or a Subsequent Acquisition Transaction, as applicable, is completed, Curaleaf expects to issue approximately 22,461,648 Offeror Shares (or 24,021,023 Offeror Shares, assuming the exercise of all Convertible Securities into Common Shares), for Common Shares deposited or otherwise acquired thereunder. Curaleaf anticipates that an aggregate of approximately 256,005,208 Offeror Shares (or 257,564,583 Offeror Shares, assuming the exercise of all Convertible Securities into Common Shares) will be issued and outstanding following completion of the Offer, a Compulsory Acquisition or Subsequent Acquisition Transaction, as applicable. The foregoing assumes the Base Exchange Ratio and that the number of Offeror Shares does not change between the date hereof and the date Curaleaf takes up and pays for the Common Shares under the Offer.
Consolidated Capitalization
The following table sets forth the consolidated capitalization of Curaleaf based on the Interim Financial Statements:
(a)
on an actual basis; and

(b)
as adjusted to take into account the acquisition by the Offeror of all outstanding Common Shares under the Offer.

The financial information set forth below should be read in conjunction with the: (i) Annual Financial Statements; (ii) Interim Financial Statements; and (iii) unaudited interim condensed consolidated financial statements of the Company for the three month period ended June 30, 2026, giving effect to the proposed acquisition of all outstanding Common Shares under the Offer, in the manner set forth therein. Other than as set forth below, there have been no material changes to Curaleaf’s share and loan capital since June 30, 2026
	June 30, 2026(1)
	Actual	As adjusted for the Offer
Notes Payable	612	612
Deferred consideration liability	16	16
Financial Obligations	206	206
Additional paid-in capital	2,385	2,662
Accumulated other comprehensive loss	13	13
Accumulated deficit	(1,505)	(1,505)
Total shareholders’ equity	867	1,145
Pro Forma Consolidated Capitalization	1,701	1,978

Note:
(1)
All amounts are unaudited and expressed in millions of United States dollars.

Price Range and Trading Volume
The Offeror Shares are listed for trading on the TSX under the symbol “CURA” and quoted on the OTCQX under the symbol “CURLF”.
The following table sets forth, for the periods indicated, the reported high and low trading prices and the aggregate volume of trading of the Offeror Shares on the TSX.

	High ($)	Low ($)	Volume (#)
February 2026	11.01	8.64	11,237,261
March 2026	9.99	7.77	11,577,563
April 2026	16.95	8.73	24,463,993
May 2026	16.98	12.54	16,029,637
June 2026	16.92	12.92	5,826,868
July 2026	15.19	11.54	2,776,288
August 1 – 17, 2026	14.05	11.57	2,294,042

Source:
TMX Money

On August 11, 2026, the date on which the Offeror announced its intention to make the Offer, the closing price of the Offeror Shares on the TSX was $13.80. On August 17, 2026, the last trading day on the TSX prior to the date of the Offer, the closing price of the Offeror Shares on the TSX was $12.99.
Prior Sales
The following table summarizes the issuances of Offeror Shares in the 12-month period prior to the date hereof. The Offeror Shares listed in the table below were issued prior to the Reverse Stock Split and were subject to the three-to-one consolidation upon the effectiveness of the Reverse Stock Split. Other than as summarized in the below table, Curaleaf has not issued any Offeror Shares securities that are exercisable or exchangeable for or convertible into Offeror Shares in the above-mentioned period of time:
Date of Issue	Number of Offeror Shares	Issue Price	Description
October 8, 2025	5,666,667	$5.01
Issued by the Offeror as partial consideration for the acquisition by Curaleaf, Inc. of all of the outstanding membership interests of (i) Tryke Companies, LLC, an Arizona limited liability company, (ii) Tryke Companies SO NV, LLC, a Nevada limited liability company, (iii) Tryke Companies Reno, LLC, a Nevada limited liability company, and (iv) Tryke Companies Utah, LLC, a Utah limited liability company.

April 30, 2026	10,419,261	$2.40
Issued by the Offeror to the minority securityholders of Four 20 Pharma GmbH as partial consideration for the acquisition by Curaleaf International Holdings Limited of the remaining minority interest in Four 20 Pharma GmbH.

9.
Source of Funds

The Offeror’s obligation to purchase the Common Shares deposited under the Offer is not subject to any financing condition.
The Offeror estimates that, if all of the issued and outstanding Common Shares are deposited under the Offer and are taken up and paid for by the Offeror, the total amount of Cash Consideration required for the purchase of the Common Shares will be approximately US$48.6 million (or approximately US$52 million, assuming the exercise of all Convertible Securities into Common Shares), plus related fees and expenses associated with the Offer. The Offeror will be funding the Offer with cash on hand.
The Offeror reasonably believes the possibility to be remote that, if the conditions to the Offer are satisfied or waived, the Offeror will be unable to pay for the Common Shares deposited under the Offer.

10.
Ownership and Trading in Securities of the Company

Ownership in Securities of the Company
To the knowledge of the Offeror, after reasonable enquiry, no Common Shares, Convertible Securities or any other securities of the Company are beneficially owned, directly or indirectly, nor is control or direction exercised over any such securities, by the Offeror or any director or officer of the Offeror as of the date hereof.
As of the date hereof, to the knowledge of the Offeror, after reasonable enquiry, no Common Shares, Convertible Securities or any other securities of the Company are beneficially owned, directly or indirectly, nor is control or direction exercised over any such securities, by any insider of the Offeror (other than directors or officers of the Offeror, as described above) or any associate or affiliate of any insider of the Offeror (collectively, the “Extended Offeror Group”) or any party acting jointly or in concert with the Offeror.
Trading in Securities of the Company
During the six-month period preceding the Offer, no Common Shares have been purchased or sold by the Offeror.
To the knowledge of the Offeror, after reasonable enquiry, no director or officer of the Offeror, no member of the Extended Offeror Group and no party acting jointly or in concert with the Offeror, has purchased or sold any securities of the Company during the six-month period preceding the date of the Offer.
11.
Commitments to Acquire Securities of the Company

None of the Offeror nor, to the knowledge of the Offeror, after reasonable enquiry, any of its directors or officers, any member of the Extended Offeror Group or any person acting jointly or in concert with the Offeror, has entered into any agreements, commitments or understandings to acquire any securities of the Company.
12.
Other Material Facts

The Offeror does not have knowledge of any material fact concerning the securities of the Company that has not been generally disclosed by the Company, or any other matter that is not disclosed in the Circular and that has not previously been generally disclosed, and that would reasonably be expected to affect the decision of Company Shareholders to accept or reject the Offer.
13.
Treatment of Convertible Securities

The Offer is made only for Common Shares and the accompanying SRP Rights and is not made for any Convertible Securities or other rights (other than SRP Rights) to acquire Common Shares. Holders of Convertible Securities who wish to accept the Offer must, to the extent permitted by the terms of the Convertible Securities and applicable Law, exercise, exchange or convert such Convertible Securities into Common Shares and deposit those Common Shares in accordance with the terms of the Offer. Any such exercise, exchange or conversion must be completed sufficiently in advance of the Expiry Time to ensure that the holder of such Convertible Securities will have received the Common Shares on such exercise and have them available for deposit at or prior to the Expiry Time, or in sufficient time to comply with the procedures referred to under Section 3 of the Offer to Purchase, “Manner of Acceptance — Procedure for Guaranteed Delivery”. Other than the Convertible Securities, it is the Offeror’s understanding that there are no outstanding securities of the Company that are exercisable, exchangeable for or convertible into Common Shares, other than the SRP Rights. If any holder of Convertible Securities does not exercise, exchange or convert their Convertible Securities and deposit any resulting Common Shares under the Offer prior to the Expiry Time, such Convertible Securities may be replaced with similar securities of the Offeror or may expire or be terminated, as applicable, following the Expiry Time in accordance with their respective terms and conditions.
The tax consequences to holders of Convertible Securities of exercising, exchanging or converting such Convertible Securities are not described in Section 19 of the Circular, “Certain Canadian Federal Income Tax Considerations” or Section 20 of the Circular, “United States Federal Income Tax Considerations”. Holders of

Convertible Securities should consult their tax advisors regarding the potential tax consequences to them in connection with the decision whether to exercise such Convertible Securities.
14.
Acquisition of Common Shares Not Deposited

If sufficient Common Shares are deposited under the Offer, the Offeror intends to acquire the remaining Common Shares pursuant to the right of Compulsory Acquisition provided in the BCBCA. If the Offeror acquires less than 90% of the Common Shares subject to the Offer, or the right of Compulsory Acquisition is not available for any reason, or the Offeror chooses not to avail itself of such statutory right, the Offeror may, at its option, pursue other means of acquiring the remaining Common Shares not deposited under the Offer pursuant to a Subsequent Acquisition Transaction. The Offer is conditional upon, among other things, the Statutory Minimum Condition and the Minimum Deposit Condition being satisfied. These and other conditions of the Offer are described in Section 4 of the Offer to Purchase, “Conditions of the Offer”.
Compulsory Acquisition
If, by the Expiry Time or within four months after the date of the Offer, whichever period is shorter, the Offer is accepted by the holders of not less than 90% of the outstanding Common Shares under the Offer, other than Common Shares held at the date of the Offer by or on behalf of the Offeror, or an affiliate of the Offeror (as that term is defined in the BCBCA), then the Offeror intends to acquire the remainder of the Common Shares by way of a compulsory acquisition pursuant to Part 9, Division 6 of the BCBCA (a “Compulsory Acquisition”) for consideration per Common Share not less than, and in the same form as, the Consideration.
To exercise its statutory right of Compulsory Acquisition, the Offeror must send a notice (the “Offeror Notice”) to each Company Shareholder who did not accept the Offer (a “Non-Depositing Offeree”) of such proposed acquisition within five months after the date of the Offer. Upon the sending of the Offeror Notice, the Offeror will be entitled and bound to acquire all of the Common Shares held by each Non-Depositing Offeree that were subject to the Offer, for the same price and on the same terms as the Offer, unless the court orders otherwise on an application made by a Non-Depositing Offeree within 2 months after the date of the Offeror Notice. On any such application, the court may set the price and terms of payment, and make consequential orders and give such directions as it considers appropriate. If no court application is made or pending, the Offeror must, no earlier than two months after the date of the Offeror Notice, send a copy of the Offeror Notice to the Company and pay or transfer to the Company the consideration representing the price payable for the Common Shares referred to in the Offeror Notice. Upon receipt of such notice and consideration, the Company must register the Offeror as the holder of the Common Shares referred to in the Offeror Notice. Any consideration received by the Company pursuant to Part 9, Division 6 of the BCBCA must be paid into a separate account at a savings institution and be held in trust by the Company or a court-approved trustee for the Non-Depositing Offerees entitled thereto. Any judicial determination of the price payable for the Common Shares could be less or more than the amount paid pursuant to the Offer. There can be no assurances that the Offeror will pursue a Compulsory Acquisition.
If the Offeror does not send the Offeror Notice within one month after becoming entitled to do so, the Offeror must notify each Non-Depositing Offeree that such Non-Depositing Offeree may, within three months after receiving such notification, require the Offeror to acquire the Common Shares of that Non-Depositing Offeree that were subject to the Offer, for the same price and on the same terms as the Offer.
The foregoing is a summary only of the right of Compulsory Acquisition which may become available to the Offeror and the dissent rights that may be available to a Non-Depositing Offeree, and is qualified in its entirety by the provisions of Part 9, Division 6 of the BCBCA. The provisions of Part 9, Division 6 of the BCBCA are complex and may require strict adherence to notice and timing provisions, failing which a Non-Depositing Offeree’s rights may be lost or altered. Company Shareholders should refer to Part 9, Division 6 of the BCBCA for the full text of the relevant statutory provisions, and those who wish to be better informed about the provisions of the BCBCA should consult their legal advisors.
See Section 19 of the Circular, “Certain Canadian Federal Income Tax Considerations”, and Section 20 of the Circular, “United States Federal Income Tax Considerations”, for a discussion of the tax consequences to Company Shareholders in the event of a Compulsory Acquisition.

Subsequent Acquisition Transaction
If the Offeror acquires less than 90% of the Common Shares under the Offer, the right of Compulsory Acquisition described above is not available for any reason, or the Offeror chooses not to avail itself of such statutory right, the Offeror intends to pursue other means of acquiring the remaining Common Shares not deposited under the Offer, including, without limitation, causing one or more special meetings to be called of the then Company Shareholders to consider an amalgamation, statutory arrangement, capital reorganization, amendment to the Company’s articles, consolidation or other transaction involving the Offeror and/or an affiliate of the Offeror and the Company and/or the Company Shareholders for the purpose of the Company becoming, directly or indirectly, a wholly-owned subsidiary or affiliate of the Offeror (a “Subsequent Acquisition Transaction”). If the Offeror were to proceed with a Subsequent Acquisition Transaction, it is the Offeror’s current intention that the consideration to be paid to Company Shareholders pursuant to any such Subsequent Acquisition Transaction would be at least equal in value to and in the same form as the Consideration payable under the Offer.
The timing and details of a Subsequent Acquisition Transaction, if any, will necessarily depend on a variety of factors, including, without limitation, the number of Common Shares acquired pursuant to the Offer. If, after taking up Common Shares under the Offer, the Offeror owns at least 66 2∕3% of the outstanding Common Shares and holds sufficient votes that can be cast to obtain “minority approval” pursuant to MI 61-101, as discussed below, the Offeror should own sufficient Common Shares to be able to effect a Subsequent Acquisition Transaction. There can be no assurances that the Offeror will pursue a Subsequent Acquisition Transaction.
MI 61-101 may deem a Subsequent Acquisition Transaction to be a business combination if such Subsequent Acquisition Transaction would result in the interest of a holder of Common Shares being terminated without the consent of the holder, irrespective of the nature of the consideration provided in substitution therefor. The Offeror expects that any Subsequent Acquisition Transaction relating to Common Shares will be a business combination under MI 61-101.
In certain circumstances, the provisions of MI 61-101 may also deem certain types of Subsequent Acquisition Transactions to be “related party transactions”. However, if the Subsequent Acquisition Transaction is a business combination carried out in accordance with MI 61-101 or an exemption under MI 61-101, the “related party transaction” provisions therein do not apply to such transaction. Following completion of the Offer, the Offeror may be a “related party” of the Company for the purposes of MI 61-101, although the Offeror expects that any Subsequent Acquisition Transaction would be a business combination for purposes of MI 61-101 and that therefore the “related party transaction” provisions of MI 61-101 would not apply to the Subsequent Acquisition Transaction. The Offeror intends to carry out any such Subsequent Acquisition Transaction in accordance with MI 61-101, or any successor provisions, or an exemption under MI 61-101, such that the “related party transaction” provisions of MI 61-101 would not apply to such Subsequent Acquisition Transaction.
MI 61-101 provides that, unless exempted, a corporation proposing to carry out a business combination is required to prepare a valuation of the affected securities (and, subject to certain exceptions, any non-cash consideration being offered therefor) and provide to the holders of the affected securities a summary of such valuation. The Offeror currently intends to rely on available exemptions (or, if such exemptions are not available, to seek waivers pursuant to MI 61-101 exempting the Company and the Offeror or one or more of its affiliates, as appropriate) from the valuation requirements of MI 61-101. An exemption is available under MI 61-101 for certain business combinations completed within 120 days after the date of expiry of a formal take-over bid where the consideration per security under the business combination is at least equal in value to and is in the same form as the consideration that depositing security holders were entitled to receive in the take-over bid, provided that certain disclosure is given in the take-over bid disclosure documents. The Offeror has provided such disclosure and currently expects that these exemptions will be available.
Depending on the nature and terms of the Subsequent Acquisition Transaction, the provisions of the BCBCA and the Company’s constating documents may require the approval of at least 66 2∕3% of the votes cast by holders of the outstanding Common Shares at a meeting duly called and held for the purpose of approving the Subsequent Acquisition Transaction. MI 61-101 would also require that, in addition to any other required security holder approval, in order to complete a business combination (such as a Subsequent

Acquisition Transaction), the approval of a majority of the votes cast by “minority” shareholders of each class of affected securities must be obtained unless an exemption is available or discretionary relief is granted by the Securities Regulatory Authorities. If, however, following the Offer, the Offeror and its affiliates are the registered holders of 90% or more of the Common Shares at the time the Subsequent Acquisition Transaction is initiated, the requirement for minority approval would not apply to the transaction if an enforceable appraisal right or substantially equivalent right is made available to minority Company Shareholders.
In relation to the Offer and any subsequent business combination, the “minority” Company Shareholders will be, unless an exemption is available or discretionary relief is granted by the Securities Regulatory Authorities, all Company Shareholders other than (a) the Offeror (other than in respect of Common Shares acquired pursuant to the Offer, as described below), (b) any “interested party” (within the meaning of MI 61-101), (c) certain “related parties” of the Offeror or of any other “interested party” (in each case within the meaning of MI 61-101) including any director or senior officer of the Offeror, affiliate or insider of the Offeror or any of their directors or senior officers, and (d) any “joint actor” (within the meaning of MI 61-101) with any of the foregoing persons. MI 61-101 also provides that the Offeror may treat Common Shares acquired under the Offer as “minority” shares and to vote them, or to consider them voted, in favour of such business combination if, among other things: (i) the business combination is completed not later than 120 days after the Expiry Time; (ii) the consideration per security in the business combination is at least equal in value to and in the same form as the Consideration paid under the Offer; and (iii) the Company Shareholder who tendered such Common Shares to the Offer was not (A) a “joint actor” (within the meaning of MI 61-101) with the Offeror in respect of the Offer, (B) a direct or indirect party to any “connected transaction” (within the meaning of MI 61-101) to the Offer, or (C) entitled to receive, directly or indirectly, in connection with the Offer, a “collateral benefit” (within the meaning of MI 61-101) or consideration per Common Share that is not identical in amount and form to the entitlement of the general body of holders in Canada of Common Shares. The Offeror currently intends that the consideration offered for Common Shares under any Subsequent Acquisition Transaction proposed by it would be equal in value to, and in the same form as, the Consideration paid to Company Shareholders under the Offer and that such Subsequent Acquisition Transaction will be completed no later than 120 days after the Expiry Time and, accordingly, the Offeror intends to cause the Common Shares acquired under the Offer to be voted in favour of any such transaction and, where permitted by MI 61-101, to be counted as part of any minority approval required in connection with any such transaction. See Section 10 of the Circular, “Ownership and Trading in Securities of the Company”. To the knowledge of the Offeror, after reasonable enquiry, no votes would be required to be excluded in determining whether “minority” approval for a Subsequent Acquisition Transaction has been obtained for the purposes of MI 61-101.
Any such Subsequent Acquisition Transaction may also result in Company Shareholders having the right to dissent in respect thereof and demand payment of the fair value of their Common Shares. The exercise of such right of dissent, if certain procedures are complied with by the holder, could lead to a judicial determination of fair value required to be paid to such Non-Depositing Offeree for its Common Shares. The fair value so determined could be more or less than the amount paid per Common Share pursuant to such transaction or pursuant to the Offer. The exact terms and procedures of the rights of dissent available to Company Shareholders will depend on the structure of the Subsequent Acquisition Transaction and will be fully described in the information circular or other disclosure document provided to Company Shareholders in connection with the Subsequent Acquisition Transaction.
Whether or not a Subsequent Acquisition Transaction will be proposed, and the details of any such Subsequent Acquisition Transaction, including, without limitation, the timing of its implementation and the consideration to be received by the minority Company Shareholders, will necessarily be subject to a number of considerations, including, without limitation, the number of Common Shares acquired pursuant to the Offer. Although the Offeror may propose a Compulsory Acquisition or a Subsequent Acquisition Transaction on the same terms as the Offer, it is possible that, as a result of the number of Common Shares acquired under the Offer, delays in the Offeror’s ability to effect such a transaction, information hereafter obtained by the Offeror, changes in general economic, industry, regulatory or market conditions or in the business of the Company or the Offeror, or other currently unforeseen circumstances, such a transaction may not be so proposed or may be delayed or abandoned. The Offeror expressly reserves the right to propose other means of acquiring, directly or indirectly, all of the outstanding Common Shares in accordance with applicable Law, including, without limitation, a Subsequent Acquisition Transaction on terms not described in this Circular.

As of the date of this Offer to Purchase and Circular, it is the Offeror’s intention that, in the event that the Offeror owns at least 66 2∕3% of the Common Shares after taking up Common Shares under the Offer, it will pursue a Subsequent Acquisition Transaction and cause an amalgamation of the Company and a first-tier subsidiary of the Offeror following or as a part of such Subsequent Acquisition Transaction. However, the Offeror may determine at its sole discretion not to amalgamate the Company with its subsidiary.
If the Offeror is unable to, or determines at its option not to, effect a Compulsory Acquisition or propose a Subsequent Acquisition Transaction, or proposes a Subsequent Acquisition Transaction but cannot obtain any required approvals or exemptions promptly, the Offeror will evaluate its other alternatives. Such alternatives could include, to the extent permitted by applicable Law, purchasing additional Common Shares in the open market, in privately negotiated transactions, in another take-over bid or exchange offer or otherwise, or from the Company. Subject to applicable Law, any additional purchases of Common Shares could be at a price greater than, equal to or less than the price to be paid for Common Shares under the Offer and could be for cash, securities and/or other consideration. Alternatively, the Offeror may take no action to acquire additional Common Shares, or, subject to applicable Law, may either sell or otherwise dispose of any or all Common Shares acquired under the Offer, on terms and at prices then determined by the Offeror, which may vary from the price paid for Common Shares under the Offer. See Section 13 of the Offer to Purchase, “Market Purchases and Sales of Common Shares”.
See Section 19 of the Circular, “Certain Canadian Federal Income Tax Considerations”, and Section 20 of the Circular, “United States Federal Income Tax Considerations”, for a discussion of the tax consequences to Company Shareholders in the event of a Subsequent Acquisition Transaction. Company Shareholders should consult their legal advisors for a determination of their legal rights and the tax consequences to them, having regard to their own particular circumstances, with respect to a Subsequent Acquisition Transaction.
Legal Matters
Company Shareholders should consult their respective legal advisors for a determination of their respective legal rights with respect to any Compulsory Acquisition or Subsequent Acquisition Transaction.
15.
Agreements, Commitments or Understandings

There are (a) no agreements, commitments or understandings made or proposed to be made between the Offeror and any of the directors or officers of the Company, including for any payment or other benefit proposed to be made or given by way of compensation for loss of office or their remaining in or retiring from office if the Offer is successful, and (b) no agreements, commitments or understandings made or proposed to be made between the Offeror and any security holder of the Company relating to the Offer.
There are no agreements, commitments or understandings between the Offeror and the Company relating to the Offer and the Offeror is not aware of any agreement, commitment or understanding that could affect control of the Company.
16.
Regulatory Matters

Except as discussed below, to the knowledge of the Offeror, no authorization, consent or approval of, or filing with, any Governmental Entity is necessary on the part of the Offeror for the consummation of the transactions contemplated by the Offer, except for such authorizations, consents, approvals and filings the failure to obtain or make which would not, individually or in the aggregate, prevent or materially delay consummation of the transactions contemplated by the Offer. The Offeror is continuing to assess possible regulatory filings and approvals in a number of other jurisdictions, including Europe (i.e., the European Commission or the competition commissions of one or more member states), Australia, New Zealand, the Caribbean and the United States. In the event that the Offeror becomes aware of other requirements, it will make reasonable commercial efforts to satisfy such requirements at or prior to the Expiry Time, as such time may be extended.
Foreign Investment Laws
Based upon an examination of publicly available information relating to the business of the Company, the Offeror does not expect the Offer, any Compulsory Acquisition or any Subsequent Acquisition

Transaction, as applicable, to give rise to material foreign investment law concerns in any jurisdiction. However, the Offeror cannot be assured that no such concerns will arise.
German Foreign Direct Investment Laws
The German Foreign Trade and Payments Act (Außenwirtschaftsgesetz, “AWG”) and the German Foreign Trade and Payments Ordinance (Außenwirtschaftsverordnung, “AWV”) establish a mandatory notification regime for certain acquisitions of domestic companies by foreign investors. A notification obligation arises where a foreign acquirer directly or indirectly acquires 25% or more of the voting rights in a German company (or a lower threshold of 10%, 15% or 20% in sectors relevant to critical infrastructure, critical technologies, media, or other sensitive areas as designated under the AWV).
Where the applicable thresholds are met and no exemption applies, the acquiring party must submit a written notification to the Federal Ministry for Economic Affairs and Climate Action (Bundesministerium für Wirtschaft und Klimaschutz, “BMWK”). The notification must include prescribed information regarding the acquirer, the target company, the nature of the transaction, the ownership and control structure of the acquirer, and any other information requested by the BMWK to enable it to assess the transaction.
Notifiable transactions must be reported to the BMWK without delay following the conclusion of the contract governed by the law of obligations. In the case of an offer within the meaning of the Securities Acquisition and Takeover Act, the report must take place without delay following the publication of the decision to submit the offer (Section 55a(4) sentence 3 AWV).
Under German foreign investment control law, once a mandatory report has been filed, the BMWK has two months from receipt of the complete notification to decide whether to initiate a formal review procedure (Phase I). If the BMWK initiates a formal review, a further four months from receipt of the complete notification documents runs for the BMWK to either clear the transaction or issue a prohibition order (Phase II). Where the BMWK does not act within the applicable review period, a statutory approval fiction (Genehmigungsfiktion) applies, meaning the transaction is deemed to have been cleared.
The parties to a notifiable transaction are not permitted to consummate the transaction until either a clearance decision has been granted or the review period has expired and therefore the approval fiction has taken effect (such occurrences together referred to as “German FDI Approval”).
Based upon an examination of publicly available information relating to the business of the Company, the Offeror assumes that the acquisition of shares in the Company is subject to a mandatory reporting obligation under German foreign investment control law pursuant to Section 55a(4) of the German Foreign Trade and Payments Regulation (Außenwirtschaftsverordnung, “AWV”). The Offeror therefore assumes that the obligation of the Offeror to consummate the Offer is, among other things, subject to the condition that the German FDI Approval is obtained. See Section 4 of the Offer to Purchase, “Conditions of the Offer”.
Competition Laws
Based upon an examination of publicly available information relating to the business of the Company, the Offeror does not expect the Offer, any Compulsory Acquisition or any Subsequent Acquisition Transaction, as applicable, to give rise to material competition/anti-trust concerns in any jurisdiction. However, the Offeror cannot be assured that no such concerns will arise.
Competition Act
Part IX of the Competition Act requires that the parties to certain classes of transactions provide prescribed information to the Commissioner where the applicable thresholds set forth in Sections 109 and 110 of the Competition Act are exceeded and no exemption applies (“Notifiable Transactions”).
Subject to certain exceptions, a Notifiable Transaction cannot be completed until the parties to the transaction have each submitted the information prescribed pursuant to subsection 114(1) of the Competition Act (a “Notification”) to the Commissioner and the applicable waiting period has expired or been waived or terminated early by the Commissioner. If a proposed transaction is an unsolicited offer to acquire the shares of a corporation and the Commissioner receives the offeror’s Notification, the Commissioner is required under subsection 114(3) of the Competition Act to immediately notify the corporation whose shares the offeror proposes to acquire that the Commissioner has received the offeror’s Notification, and such corporation must supply its Notification within 10 days thereafter.
There is a 30-day waiting period after the day on which the parties to the transaction submit their respective Notifications, after which the parties to the notified transaction are legally entitled to close (unless a Supplementary Information Request is issued, discussed below). In the case of an unsolicited offer, however, pursuant to subsection 123(3) of the Competition Act, the waiting period begins on the date on which the offeror submits its Notification. The parties are, or the offeror in an unsolicited offer is, entitled to complete the Notifiable Transaction at the end of the 30-day waiting period, unless the Commissioner, within the 30-day waiting period requires additional information that is relevant to the Commissioner’s assessment of the transaction pursuant to subsection 114(2) of the Competition Act (a “Supplementary Information Request”). In the event that the Commissioner provides the parties with a Supplementary Information Request, the Notifiable Transaction cannot be completed until 30 days after both parties have complied with such Supplementary Information Request, provided that the Commissioner has not applied for an interim order from the Competition Tribunal under subsection 100(1) or 104(1) of the Competition Act and/or there is no order issued by the Competition Tribunal in effect prohibiting completion of the transaction at the relevant time. In the case of an unsolicited offer, the 30-day waiting period following compliance with the Supplementary Information Request begins on the day after the offeror’s compliance with the Supplementary Information Request.
The parties to a transaction are legally entitled to complete their transaction: (a) upon expiry of the applicable statutory waiting period; (b) upon the Commissioner’s issuance of an advance ruling certificate pursuant to Section 102 of the Competition Act (an “ARC”); or (c) upon the Commissioner’s issuance of a letter indicating that the Commissioner does not, at that time, intend to challenge the transaction by making an application to the Competition Tribunal under Section 92 of the Competition Act, while reserving the Commissioner’s statutory right to challenge the transaction before the Competition Tribunal at any time within one year of the transaction being completed (a “No-Action Letter”) together with either (i) expiry of the applicable statutory waiting period; or (ii) waiver of the Notification requirement and, accordingly, the applicable waiting period.
At any time before a “merger” (as such term is defined under the Competition Act) is completed, even where the Commissioner has been notified under subsection 114(1) of the Competition Act and the applicable waiting period has expired, the Commissioner may apply to the Competition Tribunal for an interim order under subsection 100(1) of the Competition Act forbidding any person named in the application from doing any act or thing where it appears to the Competition Tribunal that such act or thing may constitute or be directed toward the completion or implementation of a proposed merger. The Competition Tribunal may issue such order for up to 30 days where (a) the Commissioner has certified that an inquiry is being made under paragraph 10(1)(b) of the Competition Act and that, in the Commissioner’s opinion, more time is required to complete the inquiry, and (b) the Competition Tribunal finds that, in the absence of an interim order, a party to the proposed merger or any other person is likely to take an action that would substantially impair the ability of the Competition Tribunal to remedy the effect of the proposed merger on competition under Section 92 of the Competition Act because that action would be difficult to reverse. The duration of such interim order may be extended for a period of up to an additional 30 days where the Competition Tribunal finds, on application made by the Commissioner that the Commissioner is unable to complete the inquiry within the period specified in the order because of circumstances beyond the control of the Commissioner. If the Commissioner applies for an order under subsection 100(1) of the Competition Act, the merger is not permitted to close until the Competition Tribunal disposes of the application.
Whether or not a merger is subject to notification under Part IX of the Competition Act, the Commissioner can apply to the Competition Tribunal for a remedial order under Section 92 of the Competition Act at any time before the merger has been completed or, if completed, (a) within one year after it was substantially completed, where the merger was notified to the Commissioner, provided that, subject to certain exceptions, the Commissioner did not issue an ARC in respect of the merger, or (b) within three years where no notification was made to the Commissioner. On application by the Commissioner under Section 92 of the Competition Act, the Competition Tribunal may, where it finds that the merger prevents or lessens, or is likely to prevent or lessen, competition substantially, order that the merger not proceed or, if completed, order its dissolution or the divestiture of assets or shares involved in such merger, and in addition to, or in lieu thereof, with the consent of the person against whom the order is directed and the Commissioner, the Competition Tribunal may order a person to take any other action.
The transactions contemplated by the Offer constitute a Notifiable Transaction and also constitute a “merger” under the Competition Act. The obligation of the Offeror to complete the Offer is, among other things, subject to the condition that Competition Act Approval is obtained. See Section 4 of the Offer to Purchase, “Conditions of the Offer”.
Act Against Restraints of Competition (Germany)
Chapter 7 of the Act against Restraints of Competition (Gesetz gegen Wettbewerbsbeschränkungen, “GWB”) requires that the parties to certain categories of transactions notify the Bundeskartellamt (Federal Cartel Office, “FCO”) where the applicable thresholds set forth in Section 35 GWB are exceeded and no exemption applies.
Notifiable transactions must be notified to the FCO prior to consummation. The notification must be submitted by the acquiring undertaking and must contain prescribed information, including details of the parties, their corporate structure, their respective market positions, and the nature and scope of the transaction. The FCO may request any additional information necessary to enable it to assess the competitive effects of the transaction.
Upon receipt of a complete notification, the FCO has one month to decide whether to open an in-depth Phase II investigation. If no such decision is communicated within that period, clearance is deemed granted.
Generally, transactions subject to review by the FCO may not be consummated prior to approval or the expiration of the review periods (standstill obligation). This includes all legal acts that constitute a merger pursuant to Section 37(1) GWB or that anticipate the economic effects of the merger. A special provision applies to public takeovers: Section 41(1a) GWB provides an exception for acquisitions by way of public takeover bids. In such cases, the acquisition of control, shares, or competitively significant influence is permitted provided that (i) the merger is promptly notified to the FCO in accordance with Section 39 GWB, and (ii) the acquirer does not exercise the voting rights attached to the shares, or exercises them only to preserve the full value of its investment pursuant to an exemption granted by the Federal Cartel Office under Section 41(2) GWB.
Prior to approval, only preparatory actions that do not yet have any competitively relevant effects are permitted (e.g., contract negotiations, due diligence, conclusion of contracts under the law of obligations subject to the condition precedent of approval). Actions that already confer control over the target company or anticipate the integration of the companies (e.g., exercising voting rights, influencing management, strategic coordination) are not permitted.
The parties to a transaction are legally entitled to consummate the transaction only upon the occurrence of one of the following alternatives: The FCO (i) has provided written notice (including by fax) that it does not assume jurisdiction over the transaction, (ii) has informed in writing (including by fax) the notifying party that the transaction does not fulfil the requirements for prohibition as set out in Section 36(1) GWB, (iii) has not informed the parties to the transaction within one month in accordance with Section 40(1) sentence 1 GWB, that it has initiated an in-depth investigation (“Phase 2”), (iv) has decided by way of a formal decision in accordance with Section 40(2) sentence 1 GWB that the transaction is cleared unconditionally or subject to the fulfilment of certain remedies according to Section 40(3) sentence 1 GWB, after Phase 2 has been initiated, or (v) has not issued a formal decision pursuant to Section 40(2) sentence 1 GWB within the periods specified in Section 40(2) GWB (such occurrences together the “German Merger Control Approval”).
Based on currently available information, the Offeror cannot exclude that the transactions contemplated by the Offer constitute a notifiable transaction pursuant to the GWB and also constitute a “merger” under the applicable competition law. The Offeror therefore cannot exclude that the obligation of the Offeror to consummate the Offer is, among other things, subject to the condition that the German Merger Control Approval is obtained. See Section 4 of the Offer to Purchase, “Conditions of the Offer”.

Other Regulatory Approvals
Based upon its review of the public disclosure of the Company, to the knowledge of the Offeror, there are no other material regulatory approvals that would likely impede the completion of the Offer.
17.
Shareholder Rights Plan

The following is a summary of certain material provisions of the Shareholder Rights Plan. The following summary does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the provisions of the Shareholder Rights Plan, which has been filed and is available on SEDAR+ under the Company’s profile at www.sedarplus.ca and on EDGAR at www.SEC.gov.
Effective Date
The Company and the SRP Rights Agent entered into the Shareholder Rights Plan dated as of October 4, 2018 and originally approved by the Company Shareholders on November 30, 2018. The Shareholder Rights Plan was most recently renewed at the annual general and special meeting of Company Shareholders held on August 9, 2024.
Issue of Rights
Pursuant to the Shareholder Rights Plan, one SRP Right was issued and attached to each Voting Share then outstanding and one SRP Right has been, and will be, issued and attached to each Voting Share subsequently issued.
Separation Time/Ability to Exercise Rights
The SRP Rights are not exercisable, and are not separable from the Voting Shares in connection with which they were issued, until the “Separation Time”, being the close of business on the 10th trading day after the earlier of:
(a)
the first date of public announcement by the Company or Acquiring Person of facts indicating that a Person (as defined in the Shareholder Rights Plan) has become an Acquiring Person (the “Share Acquisition Date”);

(b)
the date of the commencement of or first public announcement of the intent of any Person (other than the Company or any subsidiary of the Company) to commence a Take-over Bid (as defined in the Shareholder Rights Plan) (other than a Permitted Bid or a Competing Permitted Bid); and

(c)
the date on which a Permitted Bid or Competing Permitted Bid ceases to be a Permitted Bid or Competing Permitted Bid;

or such later time as may be determined by the Company Board.
A Person is an “Acquiring Person” for the purposes of the Shareholder Rights Plan if it acquires beneficial ownership (as defined in the Shareholder Rights Plan) of 20% or more of the outstanding Common Shares, with certain exceptions as set forth in the Shareholder Rights Plan.
Rights Exercise Privilege
The Shareholder Rights Plan provides that upon the occurrence of a Flip-in Event (being any transaction or event pursuant to which a Person becomes an Acquiring Person prior to the Expiration Time (as defined in the Shareholder Rights Plan)), and subject to certain limitations in the Shareholder Rights Plan, as to which the Company Board has not waived the application of the Shareholder Rights Plan, each SRP Right held by:
(a)
an Acquiring Person (or any of its associates, affiliates or joint actors) on or after the earlier of the Separation Time or the Share Acquisition Date, shall become null and void; and

(b)
any other Company Shareholder shall entitle the holder thereof to purchase from the Company, upon exercise thereof in accordance with the terms of the Shareholder Rights Plan, that number of

Common Shares having an aggregate Market Price (as defined in the Shareholder Rights Plan) on the date of consummation or occurrence of such Flip-in Event, and from and after the Separation Time, equal to twice the amount of the product of three times the Market Price as at the Trading Day (as defined in the Shareholder Rights Plan) immediately preceding the date of such Flip-In Event as at the Separation Time (such product, the “SRP Exercise Price”) for an amount of cash equal to the SRP Exercise Price (such right to be adjusted in accordance with the Shareholder Rights Plan).
The Shareholder Rights Plan does not apply to certain types of transactions, including, without limitation, Permitted Bids. A “Permitted Bid” is a Take-over Bid made by an Offeror (as defined in the
Shareholder Rights Plan) by means of a take-over bid circular that meets certain requirements, including that the bid must:
(a)
be made to all holders of record of Voting Shares, other than the Offeror;

(b)
remain open for acceptance for at least 105 days from the date of the bid or such shorter period that a Take-over Bid (which is not exempt from the requirements of Division 5 (Bid Mechanics) of NI 62-104) must remain open for deposits of securities thereunder, in the applicable circumstances at such time, pursuant to applicable securities Laws;

(c)
be subject to a minimum tender condition of more than 50% of the Voting Shares held by Independent Shareholders (as defined in the Shareholder Rights Plan);

(d)
contain a provision that unless the Take-over Bid is withdrawn, Voting Shares may be deposited pursuant to such Take-over Bid at any time during the period of time between the date of the Take-over Bid and the date on which Voting Shares may be taken up and paid for and that any Voting Shares deposited pursuant to the bid may be withdrawn until taken up and paid for; and

(e)
provide that the bid will be extended for at least 10 days if more than 50% of the Voting Shares held by Independent Shareholders are deposited to the bid (and the Offeror shall make a public announcement of that fact), provided always that a Permitted Bid will cease to be a Permitted Bid at any time when such bid ceases to meet any of the provisions of the definition of Permitted Bid and provided that, at such time, any acquisition of Voting Shares made pursuant to such Permitted Bid, including any acquisition of Voting Shares theretofore made, will cease to be a Permitted Bid Acquisition (as defined in the Shareholder Rights Plan).
The Offeror has structured the Offer to meet the requirements of the definition of a “Permitted Bid” under the Shareholder Rights Plan.
A competing Take-over Bid that is made while a Permitted Bid is outstanding and satisfies all of the criteria for Permitted Bid status, except that it is subject to the condition that no Voting Shares will be taken up or paid for prior to the expiry the minimum period of days such Take-over Bid must remain open pursuant to applicable securities Laws, will be considered to be a “Competing Permitted Bid” for the purposes of the Shareholder Rights Plan, provided that a Competing Permitted Bid will cease to be a Competing Permitted Bid at any time when such bid ceases to meet any of the provisions of the definition of Competing Permitted Bid and provided that, at such time, any acquisition of Voting Shares made pursuant to such Competing Permitted Bid, including any acquisitions of Voting Shares theretofore made, will cease to be a Permitted Bid Acquisition (as defined in the Shareholder Rights Plan).
Certificates and Transferability
Before the Separation Time, each SRP Right is evidenced by the Certificate representing the associated Voting Share, and trades together with, and is not transferable separately from, the associated Voting Share. From and after the Separation Time, the SRP Rights will be evidenced by separate Certificates, and will be transferable separately from the Voting Shares in accordance with the Shareholder Rights Plan.
Waiver
The Company Board acting in good faith may, until the occurrence of a Flip-in Event, determine to waive the application of the Shareholder Rights Plan provided that the Flip-in Event would occur by reason of a Take-Over Bid made by way of take-over bid circular sent to all holders of Voting Shares. Any such waiver of the Shareholder Rights Plan’s application in respect of a particular Take-over Bid will constitute a waiver of the Shareholder Rights Plan in respect of any other formal Take-over Bid made while the initial bid is outstanding.
Subject to prior Company Shareholder approval, the Company Board may also, prior to the occurrence of a Flip-in Event, waive the application of the Shareholder Rights Plan where a Flip-in Event that would otherwise occur by reason of an acquisition of Voting Shares that is not made pursuant to a Take-over Bid made by means of a take-over bid circular to all registered holders of Voting Shares. In such event, the Company Board must extend the Separation Time to a date at least 10 Business Days subsequent to the meeting of Company Shareholders called to approve such waiver.
The Company Board may also waive the application of the Shareholder Rights Plan in respect of a particular Flip-in Event that has occurred: (i) through inadvertence; provided that the Acquiring Person that inadvertently triggered the Flip-in Event thereafter reduces its beneficial holdings such that it is no longer an Acquiring Person within 14 days or such other date as the Company Board may determine; or (ii) within 10 Business Days of the Share Acquisition Date or such later Business Day the Company Board determines, where the Acquiring Person has reduced its beneficial ownership of Voting Shares (or has entered into a contractual arrangement with the Company, acceptable to the Company Board, to do so within 10 days or other time specified by the Company Board) such that the Person is no longer an Acquiring Person. In either case, the waiver becomes effective only at the time the Person ceases to be an Acquiring Person.
Redemption
SRP Rights are deemed to be redeemed following completion of a Permitted Bid (including a Competing Permitted Bid) or any other Take-over Bid in respect of which the Company Board has waived the Shareholder Rights Plan’s application, at a redemption price of $0.00001 per SRP Right (the “Redemption Price”), subject to certain adjustments provided for in the Shareholder Rights Plan.
With Company Shareholder approval, the Company Board may also, prior to the occurrence of a Flip-in Event, elect to redeem all (but not less than all) of the then outstanding SRP Rights at the Redemption Price. In certain circumstances, the approval of holders of SRP Rights may also be required in respect of a redemption.
Exemptions for Investment Advisors, etc.
Investment advisors (for client accounts), trust companies (acting in their capacity as trustees or administrators), statutory bodies whose business includes the management of funds (for employee benefit plans, pension plans, or insurance plans of various public bodies), administrators or trustees of registered pension plans or funds and agents or agencies of the Crown, which acquire more than 20% of the outstanding Common Shares, are effectively exempted (through the definition of “beneficial ownership” under the Shareholder Rights Plan) from triggering a Flip-in Event provided that they are not in fact making, either alone or jointly or in concert with any other person, a Take-over Bid.
Amendments
The Company Board is authorized to make amendments to the Shareholder Rights Plan to correct any clerical or typographical error, or to maintain the validity of the Shareholder Rights Plan as a result of changes in law or regulation. Other amendments or supplements to the Shareholder Rights Plan may be made with the prior approval of Company Shareholders.
18.
Effect of the Offer on the Market for and Listing of Common Shares and Status as a Reporting Issuer

The purchase of Common Shares by the Offeror under the Offer will reduce the number of Common Shares that might otherwise trade publicly and will reduce the number of Company Shareholders and, depending on the number of Common Shares acquired by the Offeror, could materially adversely affect the liquidity and market value of any remaining Common Shares held by the public.

The rules and regulations of the TSX and Nasdaq each establish certain criteria which, if not met, could, upon successful completion of the Offer, lead to the delisting of the Common Shares from the TSX or Nasdaq. Depending on the number of Common Shares purchased by the Offeror under the Offer or otherwise, it is possible that the Common Shares would fail to meet the criteria for continued listing on the TSX or Nasdaq. If this were to happen, the Common Shares could be delisted and this could, in turn, adversely affect the market or result in a lack of an established market for the Common Shares. If the Offeror proceeds with a Compulsory Acquisition or a Subsequent Acquisition Transaction, the Offeror intends to cause the Company to apply to delist the Common Shares from the TSX or Nasdaq as soon as practicable after completion of the Offer and any Compulsory Acquisition or any Subsequent Acquisition Transaction. If the Common Shares are delisted from the TSX or Nasdaq, the extent of the public market for the Common Shares and the availability of price or other quotations would depend upon the number of Company Shareholders, the number of Common Shares publicly held and the aggregate market value of the Common Shares publicly held at such time, the interest in maintaining a market in Common Shares on the part of securities firms, whether the Company remains subject to public reporting requirements in Canada and other factors.
If permitted by applicable Law, subsequent to the successful completion of the Offer and any Compulsory Acquisition or Subsequent Acquisition Transaction, the Offeror may cause the Company to cease to be a reporting issuer under applicable Canadian securities Laws, and to deregister the Common Shares under the U.S. Exchange Act and cause the Company to cease filing reports with the SEC, in each case to the extent permitted by applicable Law.
19.
Certain Canadian Federal Income Tax Considerations

The following summary describes the principal Canadian federal income tax considerations generally applicable to a beneficial owner of Common Shares who disposes of Common Shares pursuant to the Offer, a Compulsory Acquisition or a Subsequent Acquisition Transaction, as applicable, and who, at all relevant times, for the purposes of the Income Tax Act (Canada) and the Income Tax Regulations (collectively, the “Tax Act”), (a) deals at arm’s length with the Company and the Offeror; (b) is not affiliated with the Company or the Offeror; and (c) holds the Common Shares and will hold any Offeror Shares acquired pursuant to the Offer as capital property (a “Holder”). Generally, the Common Shares and Offeror Shares will be considered to be capital property to a Holder for purposes of the Tax Act provided the Holder does not hold those Common Shares in the course of carrying on a business or as part of an adventure or concern in the nature of trade.
This summary does not address all issues relevant to Company Shareholders who acquired their Common Shares on the exercise, exchange or conversion of a Convertible Security or otherwise in respect of, in the course of, or by virtue of employment with the Company or any corporation not dealing at arm’s length with the Company. In addition, this summary assumes that any person that held or holds at any time Convertible Securities or other rights to acquire Common Shares will have exercised, exchanged or converted such Convertible Securities or otherwise exercised such rights to receive Common Shares and this summary does not address the tax consequences of such exercise, exchange or conversion. This summary does not otherwise address persons who hold Convertible Securities or such other rights and such persons should consult their tax advisors with respect to the Canadian income tax consequences to them of the expiry, exercise, exchange or conversion of, the continued holding of, replacement or disposition of, after the Expiry Time, such Convertible Securities or other rights, as applicable, and of the acquisition, holding and disposing of Common Shares or any other securities in respect thereof, which may differ materially from the discussion provided in this summary.
This summary is based on the current provisions of the Tax Act and on the Offeror’s understanding of the current administrative policies and assessing practices of the CRA published in writing prior to the date hereof and made publicly available. This summary takes into account all specific proposals to amend the Tax Act publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the “Proposed Amendments”) and assumes that all Proposed Amendments will be enacted in the form proposed. However, no assurances can be given that the Proposed Amendments will be enacted as proposed, or at all. This summary does not otherwise take into account or anticipate any changes in Law or administrative policy or assessing practice, whether by legislative, administrative or judicial action, nor does it take into account tax legislation or considerations of any province, territory or foreign jurisdiction, which may differ from those described herein.

This summary is based on the assumption that there is no value to the SRP Rights and no amount of the Consideration paid by the Offeror will be allocated to the SRP Rights.
This summary is not applicable to a Holder (a) that is a “specified financial institution”, as defined in the Tax Act, (b) an interest in which is a “tax shelter investment”, as defined in the Tax Act, (c) that is a “financial institution” for purposes of certain rules applicable to securities held by financial institutions (referred to as the “mark-to-market” rules in the Tax Act), (d) that has made a “functional currency” reporting election under section 261 of the Tax Act to report the Holder’s “Canadian tax results” in a currency other than Canadian currency, (e) that has entered into, or will enter into, with respect to their Common Shares or Offeror Shares, a “derivative forward agreement” or a “synthetic disposition arrangement”; (f) that receives dividends on Common Shares or Offeror Shares as part of a “dividend rental arrangement” (each as defined in the Tax Act); or (g) that is a “foreign affiliate” within the meaning of the Tax Act for a taxpayer resident in Canada. Additional considerations not discussed herein may be applicable to a Company Shareholder that is a corporation resident in Canada and is, or becomes, controlled by a non-resident person or group of non-resident persons for purposes of section 212.3 of the Tax Act. This summary is also not applicable to a Holder that is a partnership for Canadian tax purposes or a Company Shareholder that is exempt from tax under Part I of the Tax Act. Any such Company Shareholders should consult their tax advisors.
In general, for purposes of the Tax Act, all amounts relating to the acquisition, holding or disposition of Common Shares must be converted into Canadian dollars based on the applicable exchange rate quoted by the Bank of Canada for the relevant day or such other rate of exchange that is acceptable to the CRA.
This summary is of a general nature only and is not, and is not intended to be, legal or tax advice to any particular Company Shareholder. This summary is not exhaustive of all Canadian federal income tax considerations. Accordingly, Company Shareholders should consult their tax advisors having regard to their own particular circumstances.
Holders Resident in Canada
This portion of the summary is generally applicable to a Holder who, at all relevant times, for purposes of the Tax Act and any applicable income tax convention is, or is deemed to be, resident in Canada (a “Resident Holder”). Certain Resident Holders may be entitled to make or may have already made the irrevocable election permitted by subsection 39(4) of the Tax Act, the effect of which may be to deem to be capital property any Common Shares (and any other “Canadian security” (as defined in the Tax Act)) owned by such Resident Holder in the taxation year in which the election is made and in all subsequent taxation years. Resident Holders whose Common Shares might not otherwise be considered to be capital property should consult their tax advisors concerning this election.
Disposition of Common Shares Pursuant to the Offer
A Resident Holder who tenders and deposits their Common Shares under the Offer and whose Common Shares are taken up and paid for pursuant to the Offer will be considered to have disposed of such Common Shares for proceeds of disposition equal to the aggregate of the Cash Consideration and the fair market value of any Share Consideration received in consideration for the Common Shares. Such Resident Holders will realize a capital gain (or a capital loss) equal to the amount by which such proceeds of disposition, net of any reasonable costs of disposition, exceed (or are less than) the aggregate adjusted cost base to the Resident Holder of the Common Shares disposed of pursuant to the Offer. The taxation of capital gains and capital losses under the Tax Act is discussed below under the heading “Taxation of Capital Gains and Capital Losses”.
The cost to the Resident Holder to any Offeror Shares received in consideration for the disposition of its Common Shares will be the fair market value of such Offeror Shares at the time such shares are acquired. This cost will be averaged with the adjusted cost base of all other Offeror Shares owned by the Resident Holder for the purposes of determining the adjusted cost base of each Offeror Share owned by the Resident Holder after the exchange.
Taxation of Capital Gains and Capital Losses
Generally, a Resident Holder is required to include in computing its income for a taxation year one-half of the amount of any capital gain (a “taxable capital gain”) realized in the year. Subject to and in accordance with the provisions of the Tax Act, a Resident Holder is required to deduct one-half of the amount of any capital loss (an “allowable capital loss”) realized in a taxation year from taxable capital gains realized by the Resident Holder in the year. Allowable capital losses in excess of taxable capital gains for the year generally may be carried back and deducted in any of the three preceding taxation years or carried forward and deducted in any subsequent taxation year only against net taxable capital gains realized in such years, to the extent and under the circumstances described in the Tax Act.
The amount of any capital loss realized by a Resident Holder that is a corporation on the disposition of a Common Share may be reduced by the amount of any dividends received (or deemed to be received) by the Resident Holder on such Common Share (or another share where the Common Share has been acquired in exchange for such other share) to the extent and under the circumstances prescribed by the Tax Act. Similar rules may apply where a Common Share is owned by a partnership or trust of which a corporation, trust or partnership is a member or beneficiary. Resident Holders to whom these rules may be relevant should consult their tax advisors.
A Resident Holder that is, throughout the taxation year, a “Canadian-controlled private corporation” (as defined in the Tax Act) or, at anytime in the relevant taxation year, a “substantive CCPC” (as defined in the Tax Act) may be liable to pay an additional refundable tax on certain investment income, including taxable capital gains realized, interest and certain dividends. Capital gains realized by a Resident Holder who is an individual or a trust, other than certain specified trusts, will be taken into account in determining liability for alternative minimum tax.
Compulsory Acquisition
As described in Section 14 of the Circular, “Acquisition of Common Shares Not Deposited — Compulsory Acquisition”, the Offeror may, in certain circumstances, acquire Common Shares not deposited under the Offer pursuant to a Compulsory Acquisition. The tax consequences to a Resident Holder of a disposition of Common Shares in such circumstances will generally be as described under “Holders Resident in Canada — Disposition of Common Shares Pursuant to the Offer”. However, where a Resident Holder exercises their right to have a court of competent jurisdiction make a determination of fair value in a Compulsory Acquisition and is entitled to receive the fair value of their Common Shares, the proceeds of disposition will be the amount (other than interest) determined by a court of competent jurisdiction and the Resident Holder will be required to include in computing its income any interest awarded by a court of competent jurisdiction in connection with a Compulsory Acquisition.
Resident Holders should consult their tax advisors with respect to the potential income tax consequences to them of having their Common Shares acquired pursuant to a Compulsory Acquisition.
Subsequent Acquisition Transaction
As described in Section 14 of the Circular, “Acquisition of Common Shares Not Deposited — Subsequent Acquisition Transaction”, if the Offeror does not acquire all of the Common Shares pursuant to the Offer or by means of a Compulsory Acquisition, the Offeror may propose other means of acquiring the remaining issued and outstanding Common Shares through a Subsequent Acquisition Transaction. These means can include an amalgamation of the Company and the Offeror, an arrangement, reorganization, consolidation, recapitalization, reclassification, continuance or other transaction, the tax consequences of which may differ from those arising on the sale of Common Shares under the Offer and will depend on the particular form and circumstances of such alternative transaction. No opinion is expressed herein as to the tax consequences of any such alternative transaction to a Resident Holder.
However, where a Resident Holder exercises their right to have a court of competent jurisdiction make a determination of fair value in a Subsequent Acquisition Transaction and is entitled to receive the fair value of their Common Shares, the proceeds of disposition will be the amount (other than interest) determined by a court of competent jurisdiction and the Resident Holder will be required to include in computing its income any interest awarded by a court of competent jurisdiction in connection with a Subsequent Acquisition Transaction.
Resident Holders should consult their tax advisors with respect to the potential income tax consequences to them of having their Common Shares acquired pursuant to a Subsequent Acquisition Transaction.

Qualified Investment Status — Potential Delisting of Common Shares
As described under Section 18 of the Circular, “Effect of the Offer on the Market for and Listing of Common Shares and Status as a Reporting Issuer”, the Common Shares may cease to be listed on the TSX. If the Common Shares cease to be listed on any designated stock exchange (which includes the TSX) and the Company ceases to be a “public corporation” for purposes of the Tax Act, the Common Shares will not be qualified investments for trusts governed by a RRSP, RRIF, “deferred profit sharing plan”, RESP, RDSP, TFSA or FHSA, each as defined in the Tax Act.
Resident Holders should consult their tax advisors in this event.
Holding and Disposing of Offeror Shares
A Resident Holder will be required to include in computing its income for a taxation year any dividends received (or deemed to be received) on the Offeror Shares. In the case of a Resident Holder that is an individual (other than certain trusts), such dividends will be subject to the gross-up and dividend tax credit rules applicable to taxable dividends received from taxable Canadian corporations, including the enhanced gross-up and dividend tax credit applicable to any dividends designated by the Offeror as eligible dividends in accordance with the provisions of the Tax Act. There may be limitations on the ability of the Offeror to designate dividends as “eligible dividends” and the Offeror has made no commitment in that regard. A dividend received (or deemed to be received) by a Resident Holder that is a corporation will generally be deductible in computing the corporation’s taxable income. Resident Holders should consult their tax advisors with respect to the potential income tax consequences to them in this regard. In certain circumstances, subsection 55(2) of the Tax Act will deem a taxable dividend received by a Resident Holder that is a corporation as proceeds of disposition or a capital gain. Holders that are corporations should consult their tax advisors having regard to their particular circumstances.
A Resident Holder that is a “private corporation” or a “subject corporation”, each as defined in the Tax Act, may be liable to pay an additional tax under Part IV of the Tax Act on dividends received or deemed to be received on an Offeror Share to the extent such dividends are deductible in computing the Resident Holder’s taxable income. Such additional tax may be refundable in certain circumstances.
The disposition or deemed disposition of Offeror Shares by a Resident Holder will generally result in a capital gain (or capital loss) equal to the amount, if any, by which the proceeds of disposition, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base to the holder of those shares immediately before the disposition. See “Holders Resident in Canada — Taxation of Capital Gains and Capital Losses” above for a general description of the treatment of capital gains and losses under the Tax Act.
A Resident Holder that is an individual or a trust (other than certain specified trusts) may be liable to pay alternative minimum tax in respect of dividends received on, or capital gains realized from the disposition of, Offeror Subordinated Voting Shares. Resident Holders should consult their tax advisors with respect to the application of alternative minimum tax.
Eligibility for Investment
Offeror Shares will be qualified investments under the Tax Act for a trust governed by a RRSP, RRIF, RESP, RDSP, TFSA, FHSA or a deferred profit sharing plan at any particular time, provided that, at that time, the Offeror Shares are listed on a “designated stock exchange” (which currently includes the TSX) or the Offeror is a “public corporation” (within the meaning of the Tax Act).
Notwithstanding that an Offeror Share may be a qualified investment, a holder of a TFSA, RDSP or FHSA, the annuitant under a RRSP or RRIF or the subscriber of a RESP will be subject to a penalty tax with respect to an Offeror Share held in the TFSA, RDSP, FHSA, RRSP, RRIF or RESP if such share is a “prohibited investment” (as defined in the Tax Act) for the TFSA, RDSP, FHSA, RRSP, RRIF or RESP. An Offeror Share will generally be a prohibited investment for a TFSA, RDSP, FHSA, RRSP, RRIF or RESP if the holder of the TFSA, RDSP or FHSA, the annuitant under a RRSP or RRIF or the subscriber of a RESP, as the case may be, does not deal at arm’s length with the Offeror for purposes of the Tax Act or has a “significant interest” (as defined in the Tax Act) in the Offeror. In addition, an Offeror Share will not be a prohibited investment for a TFSA, RDSP, FHSA, RRSP, RRIF or RESP if such Offeror Share is “excluded property” (as defined in the Tax Act) for such TFSA, RDSP, FHSA, RRSP, RRIF or RESP. Resident Holders are encouraged to consult their tax advisors in this regard.
Holders Not Resident in Canada
This portion of the summary is generally applicable to a Holder who, at all relevant times, for purposes of the Tax Act is not, and is not deemed to be, resident in Canada, and does not use or hold, and is not deemed to use or hold, the Common Shares in a business carried on in Canada (a “Non-Resident Holder”). Special rules, which are not discussed in this summary, may apply to certain holders that are insurers carrying on an insurance business in Canada and elsewhere or that is an “authorized foreign bank” (as defined in the Tax Act). Such Non-Resident Holders should consult their own tax advisors.
Disposition of Common Shares Pursuant to the Offer
A Non-Resident Holder will not be subject to tax under the Tax Act on any capital gain realized on a disposition of Common Shares, nor will capital losses arising therefrom be recognized under the Tax Act, unless the Common Shares are “taxable Canadian property” to the Non-Resident Holder for purposes of the Tax Act at the time of disposition and the gain is not exempt from tax under the terms of an applicable tax treaty or convention between Canada and the country in which the Non-Resident Holder is resident at the time of disposition (including as a result of the application of the MLI).
Generally, the Common Shares will not constitute taxable Canadian property to a Non-Resident Holder at the time of disposition provided that the Common Shares are listed at that time on a “designated stock exchange” (which includes the TSX) unless at any particular time during the 60-month period that ends at that time, the following two conditions are met concurrently (a) one or any combination of (i) the Holder, (ii) persons with whom the Holder does not deal with at arm’s length, and (iii) partnerships in which the Holder or a person described in (ii) holds a membership interest directly or indirectly through one or more partnerships, has owned 25% or more of the issued shares of any class or series of the capital stock of the Company, and (b) more than 50% of the fair market value of the Common Shares was derived directly or indirectly from one or any combination of: (i) real or immovable properties situated in Canada, (ii) “Canadian resource properties” (as defined in the Tax Act), (iii) “timber resource properties” (as defined in the Tax Act), and (iv) options in respect of, or interests in, or for civil law rights in, property in any of the foregoing whether or not the property exists. Notwithstanding the foregoing, in certain circumstances set forth in the Tax Act, Common Shares could be deemed to be taxable Canadian property.
Even if the Common Shares are taxable Canadian property to a Non-Resident Holder, a taxable capital gain resulting from the disposition of the Common Shares will not be included in computing the Non-Resident Holder’s taxable income earned in Canada for the purposes of the Tax Act if, at the time of the disposition, the Common Shares constitute “treaty-protected property” (as defined in the Tax Act) of the Non-Resident Holder for purposes of the Tax Act. Common Shares will generally be considered “treaty-protected property” of a Non-Resident Holder for purposes of the Tax Act at the time of the disposition if the gain from their disposition would, because of an applicable income tax treaty between Canada and the country in which the Non-Resident Holder is resident for purposes of such treaty and in respect of which the Non-Resident Holder is entitled to receive benefits thereunder, be exempt from tax under the Tax Act (including with regard to the application of the MLI).
In the event that the Common Shares are considered to be taxable Canadian property but not treaty-protected property, such Non-Resident Holder will realize a capital gain (or capital loss) generally in the circumstances and computed in the manner described above under “Holders Resident in Canada — Disposition of Common Shares Pursuant to the Offer” as if the Non-Resident Holder were a Resident Holder thereunder.
Non-Resident Holders whose Common Shares are “taxable Canadian property” should consult their tax advisors for advice having regard to their particular circumstances, including whether their Common Shares constitute “treaty-protected property”.
Compulsory Acquisition
Subject to the discussion below under “Potential Delisting of Common Shares”, a Non-Resident Holder will not be subject to income tax under the Tax Act on a disposition of Common Shares pursuant to the

Offeror’s statutory rights of purchase described under Section 14 of the Circular, “Acquisition of Common Shares Not Deposited — Compulsory Acquisition”, unless the Common Shares are “taxable Canadian property” to the Non-Resident Holder for purposes of the Tax Act and the Common Shares are not “treaty-protected property” of the Non-Resident Holder for purposes of the Tax Act. The income tax consequences to a Non-Resident Holder of a disposition of Common Shares in such circumstances generally will be as described above under the heading “Holders Not Resident in Canada — Disposition of Common Shares Pursuant to the Offer”.
Whether a Common Share is considered to be taxable Canadian property at the time of a disposition by way of a Compulsory Acquisition will generally be determined as described above, except that more stringent rules may be applied where the Common Shares cease to be listed on a “designated stock exchange” as defined in the Tax Act (see “Holders Not Resident in Canada — Potential Delisting of Common Shares” below).
Any interest awarded by a court of competent jurisdiction and paid or credited to a Non-Resident Holder exercising its rights described under “Acquisition of Common Shares Not Deposited — Compulsory Acquisition” will not be subject to Canadian withholding tax provided the interest is not “participating debt interest” (as defined in the Tax Act).
Non-Resident Holders should consult their tax advisors with respect to the potential income tax consequences to them of having their Common Shares acquired pursuant to a Compulsory Acquisition.
Subsequent Acquisition Transaction
As described in Section 14 of the Circular, “Acquisition of Common Shares Not Deposited — Subsequent Acquisition Transaction”, if the Offeror does not acquire all of the Common Shares pursuant to the Offer or by means of a Compulsory Acquisition, the Offeror may propose other means of acquiring the remaining issued and outstanding Common Shares through a Subsequent Acquisition Transaction. These means can include an amalgamation of the Company and the Offeror, an arrangement, reorganization, consolidation, recapitalization, reclassification, continuance or other transaction, the tax consequences of which may differ from those arising on the sale of Common Shares under the Offer and will depend on the particular form and circumstances of such alternative transaction. No opinion is expressed herein as to the tax consequences of any such alternative transaction to a Non-Resident Holder.
Any interest awarded by a court of competent jurisdiction and paid or credited to a Non-Resident Holder exercising its rights described under “Acquisition of Common Shares Not Deposited — Subsequent Acquisition Transaction” will not be subject to Canadian withholding tax provided the interest is not “participating debt interest” (as defined in the Tax Act).
Non-Resident Holders should consult their tax advisors with respect to the potential income tax consequences to them of having their Common Shares acquired pursuant to a Subsequent Acquisition Transaction.
Potential Delisting of Common Shares
As described under Section 18 of the Circular, “Effect of the Offer on the Market for and Listing of Common Shares and Status as a Reporting Issuer”, the Common Shares may cease to be listed on the TSX following the completion of the Offer and may not be listed on the TSX or any other stock exchange at the time of their disposition pursuant to a Compulsory Acquisition or a Subsequent Acquisition Transaction.
Non-Resident Holders who do not dispose of their Common Shares pursuant to the Offer are cautioned that the Common Shares may cease to be listed on the TSX following the completion of the Offer (as described under “Effect of the Offer on the Market for and Listing of Common Shares and Status as a Reporting Issuer”) and may not be listed on the TSX or any other stock exchange at the time of their disposition pursuant to a Compulsory Acquisition or a Subsequent Acquisition Transaction.
Common Shares that are not listed on a designated stock exchange at the time of their disposition will be considered taxable Canadian property of the Non-Resident Holder, if at any particular time during the 60‑month period that ends at that time more than 50% of the fair market value of the Common Shares was derived directly or indirectly from one or any combination of: (a) real or immovable properties situated in Canada, (b) “Canadian resource properties”, (c) “timber resource properties”, and (d) options in respect of, or interests in, or for civil rights in, property in any of the foregoing whether or not the property exists. In addition to the foregoing, in certain circumstances set forth in the Tax Act, Common Shares could be deemed to be taxable Canadian property.
If the Common Shares are taxable Canadian property of the Non-Resident Holder at the time of their disposition and are not “treaty-protected property” of the Non-Resident Holder for purposes of the Tax Act, the Non-Resident Holder may be subject to tax under the Tax Act in respect of any capital gain realized on the disposition. In such circumstances, a Non-Resident Holder would generally be subject to the same Canadian tax consequences discussed above for a Non-Resident Holder under the headings “Holders Not Resident in Canada — Disposition of Common Shares Pursuant to the Offer”.
Furthermore, if the Common Shares constitute taxable Canadian property (other than treaty-protected property) and are not listed on a designated stock exchange at the time of their disposition, the notification and, in certain circumstances, the withholding provisions of section 116 of the Tax Act will apply to the Non-Resident Holder with the result that, among other things, unless the Offeror (or successor, as applicable) has received a clearance certificate pursuant to section 116 of the Tax Act relating to the disposition of a Non-Resident Holder’s Common Shares, or evidence, satisfactory to the Offeror (or successor, as applicable), that the Common Shares are “treaty-protected property” of the Non-Resident Holder, the Offeror will deduct or withhold 25% from any payments made to the Non-Resident Holder and will remit such amount to the Receiver General on account of the Non-Resident Holder’s liability for tax under the Tax Act.
A Non-Resident Holder who disposes of taxable Canadian property may be required to file a Canadian income tax return for the year in which the disposition occurs.
Non-Resident Holders should consult their tax advisors with respect to the potential income tax consequences to them of having their Common Shares acquired pursuant to a Compulsory Acquisition or Subsequent Acquisition Transaction.
Holding and Disposing of Offeror Shares
Dividends paid or deemed to be paid to a Non-Resident Holder on Offeror Shares will be subject to non-resident withholding tax at the rate of 25% unless the rate is reduced under the provisions of an applicable tax treaty. For example, under the Canada — United States Income Tax Convention (1980) — (the “Canada — U.S. Tax Treaty”), where dividends are paid to or derived by a Non-Resident Holder who is a U.S. resident for purposes of, and who is entitled to benefits in accordance with the provisions of, the Canada — U.S. Tax Treaty, the applicable rate of Canadian withholding tax is generally reduced to 15% (or to 5% if the beneficial owner of the dividend and is a company that owns, directly or indirectly, at least 10% of the voting stock of the Company). The MLI, of which Canada is a signatory, affects many of Canada’s tax treaties (but not the Canada — U.S. Tax Treaty), including the ability to claim benefits thereunder. Non-Resident Holders are urged to consult their own tax advisors to determine their entitlement to relief under an applicable income tax treaty or convention.
A Non-Resident Holder will generally not be liable for Canadian income tax on a disposition or deemed disposition of Offeror Shares unless the Non-Resident Holder’s Offeror Shares are, or are deemed to be, taxable Canadian property to the Non-Resident Holder at the time of disposition and the Non-Resident Holder is not entitled to relief under an applicable tax treaty. The circumstances in which the Offeror Shares may constitute “taxable Canadian property” will be the same as described above under “Holders Not Resident in Canada — Disposition of Common Shares Pursuant to the Offer”.
In the event that Offeror Shares constitute taxable Canadian property but are not treaty-protected property, the tax consequences as described above under “Holders Resident in Canada — Taxation of Capital Gains and Capital Losses” will generally apply. Non-Resident Holders who dispose of taxable Canadian property should consult their tax advisors regarding any resulting Canadian reporting requirements.
20.   United States Federal Income Tax Considerations
The following is a summary of the U.S. federal income tax considerations generally applicable to a disposition of Common Shares pursuant to the Offer by U.S. Holders and Non-U.S. Holders (each as defined below, and together, “Holders”) and to the ownership and disposition of Offeror Shares received pursuant to the Offer. This summary is limited to U.S. Holders who hold their Common Shares, and will hold any Offeror

Shares received pursuant to the Offer, as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion is based on current provisions of the Code, the Treasury regulations promulgated thereunder, judicial interpretations thereof and administrative rulings and published positions of the Internal Revenue Service (the “IRS”), each as in effect as of the date hereof, and all of which are subject to change or differing interpretations, possibly with retroactive effect, any of which changes could affect the accuracy of the statements and conclusions set forth herein, This summary is for general information purposes only and does not purport to address all aspects of U.S. federal income taxation that may be relevant to a particular U.S. Holder in light of their particular facts and circumstances, nor does it apply to U.S. Holders that are subject to special provisions under the Code, including the following: (a) tax-exempt organizations, qualified retirement plans, individual retirement accounts, or other tax-deferred accounts; (b) financial institutions, insurance companies, real estate investment trusts, or regulated investment companies; (c) broker-dealers, dealers in securities or currencies or traders in securities that elect to apply a mark-to-market accounting method; (d) U.S. Holders that have a “functional currency” other than the U.S. dollar; (e) Holders that own the Common Shares or Offeror Shares, as applicable, as part of a straddle, hedging transaction, conversion transaction, constructive sale, or other arrangement involving more than one position; (f) “controlled foreign corporations,” “passive foreign investment companies” or corporations that accumulate earnings to avoid U.S. federal income tax; (g) Holders that acquired the Common Shares through the exercise of employee stock options or otherwise as compensation for services; (h) U.S. expatriates or former long-term residents of the United States; (i) partnerships or other flow-through entities (and the partners or owners thereof); (j) S corporations (and the shareholders thereof); (k) Holders that are subject to special tax accounting rules with respect to the Common Shares or Offeror Shares, as applicable; (l) U.S. Holders that hold Common Shares or will hold any Offeror Shares, as applicable, in connection with a trade or business, permanent establishment, or fixed base outside the United States; and (m) Holders that own, have owned or will own, directly, indirectly or by attribution, 10% or more (by vote or value) of the outstanding shares of the Company (or, following the completion of the Offer, the Offeror). Holders that are subject to special provisions under the Code, including Holders described above, should consult their own independent tax advisors regarding the U.S. federal, U.S. federal alternative minimum, U.S. federal net investment income, U.S. federal estate and gift, U.S. state and local, and non-U.S. tax considerations arising from and relating to the disposition of their Common Shares pursuant to the Offer or the acquisition, ownership and disposition of Offeror Shares received pursuant to the Offer.
This summary does not address the U.S. federal alternative minimum tax, U.S. federal net investment income, U.S. federal estate and gift, U.S. state and local and non-U.S. tax consequences to U.S. Holders who sell or exchange Common Shares to the Offeror pursuant to the Offer and to the ownership and disposition of Offeror Shares received pursuant to the Offer. Each Holder should consult their tax advisors regarding the U.S. federal, U.S. state and local, and non-U.S. tax considerations of disposing of their Common Shares pursuant to the Offer and the acquisition, ownership and disposition of Offeror Shares. In addition, this summary is based on the assumption that: (i) there is no value to the SRP Rights and no amount of the consideration paid by the Offeror will be allocated to the SRP Rights; and (ii) in the event of any Subsequent Acquisition Transaction, the entity directly acquiring the assets of the Company will be a corporation that is not a domestic corporation for U.S. federal income tax purposes.
No legal opinion from U.S. legal counsel or ruling from the IRS has been requested, or will be obtained, regarding the U.S. federal income tax considerations described below. This summary is not binding on the IRS, and the IRS is not precluded from taking a position that is different from, and contrary to, the positions described in this summary. In addition, because the authorities on which this summary is based are subject to various interpretations, the IRS and the U.S. courts could disagree with one or more of the positions described in this summary.
If an entity or arrangement that is classified as a partnership (or other “pass-through” entity) for U.S. federal income tax purposes holds Common Shares or Offeror Shares, as applicable, the U.S. federal income tax considerations to such entity or arrangement and the partners (or other owners or participants) of such entity or arrangement generally will depend on the activities of the entity or arrangement and the status of such partners (or owners or participants). Partners, owners, and other participants of entities that are classified as partnerships or as “pass-through” entities for U.S. federal income tax purposes should consult their tax advisors regarding the U.S. federal income tax considerations arising from and relating to the disposition of their Common Shares pursuant to the Offer or the acquisition, ownership and disposition of Offeror Shares received pursuant to the Offer.
Treatment of the Offeror for U.S. Federal Income Tax Purposes
A corporation is generally considered for U.S. federal income tax purposes to be a tax resident in the jurisdiction of its organization or incorporation; however, although the Offeror exists under the laws of British Columbia, it has taken the position that it is a U.S. domestic corporation for U.S. federal income tax purposes pursuant to Section 7874(b) of the Code, which provides an exception to this general rule. For purposes of this Circular, it is assumed that the Offeror is currently treated as a U.S. domestic corporation for U.S. federal income tax purposes. This position is subject to challenge by the IRS, and no assurance can be given that the IRS or a court will agree with this classification. The balance of this discussion assumes that the Offeror is currently classified as a U.S. domestic corporation for U.S. federal income tax purposes pursuant to Section 7874(b) of the Code. Generally, the Offeror is, and will continue to be, subject to U.S. federal income tax on its worldwide taxable income (regardless of whether such income is U.S.-source or foreign-source) and will be required to file a U.S. federal income tax return annually with the IRS.
U.S. Holders
For purposes of this summary, a “U.S. Holder” is a beneficial owner of Common Shares or a beneficial owner of Offeror Shares who acquires such Offeror Shares pursuant to the Offer, as applicable, that, for U.S. federal income tax purposes, is (a) a citizen or individual resident of the United States, (b) a corporation, or other entity classified as a corporation for U.S. federal income tax purposes, that is created or organized in or under the laws of the United States any state thereof or the District of Columbia, (c) an estate whose income is subject to U.S. federal income tax regardless of the source of such income, or (d) a trust if (i) such trust has validly elected to be treated as a United States person for U.S. federal income tax purposes or (ii) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more United States persons have the authority to control all substantial decisions of such trust.
Disposition of Common Shares Pursuant to the Offer
The U.S. federal income tax consequences of participating in the Offer are uncertain, as such consequences may depend on actions taken by the Offeror after taking up Common Shares under the Offer, as well as the application of U.S. federal income tax principles that are complex and subject to significant uncertainty because the law is unclear. As an initial matter, for the Offer to potentially be treated as part of a tax-deferred reorganization under Section 368(a) of the Code, the Offeror must, after taking up Common Shares under the Offer, ultimately cause an amalgamation of the Company and a first-tier subsidiary of the Offeror (or the Offeror) as part of a plan that includes the Offer, which amalgamation cannot be guaranteed.
Tax Consequences if the Offer Does Not Qualify as Part of a Reorganization
If reorganization treatment is not available, including because the Offeror does not cause the Company to amalgamate with the Offeror or a subsidiary of the Offeror, then, subject to the PFIC rules discussed under “United States Federal Income Tax Considerations — U.S. Holders — PFIC Considerations”, a U.S. Holder that disposes of Common Shares pursuant to the Offer generally will recognize capital gain or loss for U.S. federal income tax purposes equal to the difference between (a) the fair market value of any Offeror Shares plus the U.S. dollar value of any cash to which the holder is entitled pursuant to the Offer and (b) the U.S. Holder’s adjusted tax basis in the Common Shares so disposed. Such capital gain or loss will be long-term capital gain or loss if the holder’s holding period for the Common Shares exceeds one year at the time of disposition. Gain or loss recognized by a U.S. Holder generally will be treated as U.S.-source gain or loss for foreign tax credit limitation purposes. Long-term capital gains of non-corporate U.S. Holders generally are taxed at preferential rates. The deductibility of capital losses is subject to limitations. A U.S. Holder will have a tax basis in any Offeror Shares received pursuant to the Offer equal to their fair market value on the date of receipt, and the holding period for such Offeror Shares will begin on the day after the date of receipt. A U.S. Holder who acquired different blocks of Common Shares at different times or different prices should consult their tax advisors regarding the manner in which gain or loss should be determined in such holder’s particular circumstances.

Tax Consequences if the Offer Qualifies as Part of a Reorganization
The Offer may be considered part of a tax-deferred reorganization under Section 368(a) of the Code (for the purposes of this Section 20, a “Reorganization”) if the Company amalgamates with a subsidiary of the Offeror (pursuant to a Subsequent Acquisition Transaction) or with the Offeror in connection with the Offer and certain other requirements are met. However, there can be no assurances that such amalgamation will occur or that such requirements will be satisfied. The Offeror has not determined how any Subsequent Acquisition Transaction will be structured. The structure of any such Subsequent Acquisition Transaction, if pursued, will depend on a number of factors, including, without limitation, the number of Common Shares acquired pursuant to the Offer. The Offeror is under no obligation to effect an amalgamation and does not expect that the U.S. federal income tax consequences to U.S. Holders will be a significant factor in determining the structure of any such Subsequent Acquisition Transaction. Moreover, no opinion of counsel or ruling from the IRS concerning the U.S. federal income tax consequences of the Offer has been obtained and none will be requested.
Furthermore, Reorganization treatment can apply only if the Offer and any such subsequent amalgamation pursuant to a Subsequent Acquisition Transaction or otherwise are treated for U.S. federal income tax purposes as a single integrated transaction, which is uncertain. Given that certain aspects of the Offer and any Compulsory Acquisition or Subsequent Acquisition Transaction (including an amalgamation) will be effected pursuant to the applicable provisions of the BCBCA that are not identical to analogous provisions of U.S. corporate law, there can be no assurance that the IRS will not challenge the treatment of these steps as a single integrated transaction qualifying as a Reorganization or that, if challenged, a U.S. court would not agree with the IRS. Accordingly, even if the Offeror succeeds in effecting an amalgamation as part of any Subsequent Acquisition Transaction or otherwise, there is risk that the Common Shares exchanged pursuant to the Offer will not be treated as made pursuant to a Reorganization.
Because the requirements that must be satisfied in order for the Offer to qualify as part of a Reorganization are complex, inherently factual in nature and subject to significant uncertainty because the law is unclear, the Offeror cannot provide any assurance that the Offer will qualify as part of a Reorganization. Each U.S. Holder should consult its tax advisor regarding these requirements and the tax consequences to such U.S. Holder if the Offer were to qualify as part of a Reorganization.
If the disposition of Common Shares pursuant to the Offer qualifies as an exchange pursuant to a Reorganization, subject to the possible application of the PFIC rules discussed below, then the following tax consequences would generally apply to a U.S. Holder that receives Share Consideration and Cash Consideration pursuant to the Offer:
(a)
a U.S. Holder will recognize gain, if any, (but not loss) in an amount equal to the lesser of (i) the amount by which the fair market value of any Offeror Shares received by such U.S. Holder pursuant to the Offer plus the amount of Cash Consideration received exceeds the adjusted tax basis of the U.S. Holder in the Common Shares exchanged therefor and (ii) the amount of Cash Consideration received by such U.S. Holder;

(b)
a U.S. Holder will have an aggregate basis in the Offeror Shares acquired in exchange for Common Shares pursuant to the Offer equal to such U.S. Holder’s aggregate basis in the Common Shares exchanged, increased by the amount of gain, if any, recognized on the exchange, and decreased by the amount of Cash Consideration received in the exchange; and

(c)
the holding period of a U.S. Holder in the Offeror Shares acquired in exchange for Common Shares pursuant to the Offer will include such U.S. Holder’s holding period for Common Shares.

If a U.S. Holder acquired different blocks of Common Shares at different times or at different prices, any gain will be determined separately with respect to each block of Common Shares and such holder’s basis and holding period in their Offeror Shares will be determined by reference to each block of Common Shares.
Notwithstanding the foregoing, if the Company is or has been a PFIC at any time during a U.S. Holder’s holding period of the Common Shares, then under the Code and proposed U.S. Treasury regulations, such U.S. Holder is generally required to recognize gain (but not loss) with respect to the Common Shares even if the Offer otherwise qualifies as a part of a Reorganization unless a “qualified electing fund” election was timely made by such U.S. Holder for the first year of such Holder’s holding period that the Company was a PFIC. Any such gain recognized by the U.S. Holder generally will be taxed as described below “— PFIC Considerations”. U.S. Holders should consult their tax advisors regarding the possible classification of the Company as a PFIC and the potential impact of the PFIC rules on the tax consequences of the Offer to such U.S. Holder, having regard to such holder’s particular circumstances.
Disposition of Common Shares Pursuant to a Compulsory Acquisition
As described in Section 14 of the Circular, “Acquisition of Common Shares Not Deposited — Compulsory Acquisition”, the Offeror may, in certain circumstances, acquire Common Shares not deposited pursuant to the Offer pursuant to Part 9, Division 6 of the BCBCA, with the consideration being in the same form as the consideration offered under the Offer. The tax considerations to a U.S. Holder of a disposition of Common Shares in such circumstances are expected to be as described under “— Disposition of Common Shares Pursuant to the Offer”.
U.S. Holders should consult their tax advisors for advice with respect to the U.S. federal income tax considerations to them of having their Common Shares acquired pursuant to a Compulsory Acquisition.
Disposition of Common Shares Pursuant to a Subsequent Acquisition Transaction
As described in Section 14 of the Circular, “Acquisition of Common Shares Not Deposited — Subsequent Acquisition Transaction”, if the Offeror does not acquire all of the Common Shares pursuant to the Offer or by means of a Compulsory Acquisition, the Offeror may propose other means of acquiring the remaining issued and outstanding Common Shares. As described in Section 14 of the Circular, “Acquisition of Common Shares Not Deposited — Subsequent Acquisition Transaction”, it is the Offeror’s current intention that the consideration offered under any Subsequent Acquisition Transaction would be equal in value to, and in the same form as, the Consideration offered under the Offer and, accordingly, subject to tax as described above under “— Disposition of Common Shares Pursuant to the Offer”.
Nevertheless, the tax treatment of a Subsequent Acquisition Transaction to a U.S. Holder will depend upon the exact manner in which the Subsequent Acquisition Transaction is carried out and the consideration offered, and may be substantially the same as or materially different from those described herein for U.S. Holders who dispose of their Common Shares pursuant to the Offer.
U.S. Holders should consult their tax advisors for advice with respect to the U.S. federal income tax considerations applicable to them of having their Common Shares acquired pursuant to a Subsequent Acquisition Transaction.
PFIC Considerations
Special, generally unfavorable rules apply to the ownership and disposition of the stock of a PFIC. For U.S. federal income tax purposes, a foreign corporation is classified as a PFIC for each taxable year in which either:
(a)
at least 75% of its gross income is “passive” income (referred to as the “income test”); or

(b)
on the quarterly average for the tax year, at least 50% of the value of its assets is attributable to assets that produce passive income or are held for the production of passive income (referred to as the “asset test”).

Passive income includes the following types of income:
(a)
dividends, royalties, rents, annuities, interest, and income equivalent to interest; and

(b)
net gains from the sale or exchange of property that gives rise to dividends, interest, royalties, rents, or annuities and certain gains from commodities transactions.

Active business gains arising from the sale of commodities generally are excluded from passive income if substantially all of a foreign corporation’s commodities are stock in trade or inventory, depreciable property used in a trade or business or supplies regularly used or consumed in a trade or business and certain other requirements are satisfied. In determining whether it is a PFIC, the foreign corporation will be required to take into account a pro rata portion of the income and assets of each corporation in which it owns, directly or indirectly, at least 25% by value.
Neither the Offeror nor Offeror’s counsel has undertaken to ascertain whether the Company should be treated as a PFIC. No assurance can be provided that the Company is not and has not been classified as a PFIC for any taxable year during which a U.S. Holder has held Common Shares. The determination of whether the Company is or will become a PFIC is uncertain because it is a fact-intensive inquiry made on an annual basis that depends, in part, on the composition of its income and assets and the fair market value of its subsidiaries’ shares and assets.
If the Company is or has been a PFIC during a U.S. Holder’s period of ownership of Common Shares and the U.S. Holder did not timely elect to be taxable currently on their pro rata share of the Company’s earnings under the “qualified electing fund” rules or to be taxed on a “mark-to-market” basis with respect to their Common Shares, then such U.S. Holder will generally be subject to the default PFIC rules with respect to any gain recognized on the disposition of the Common Shares pursuant to the Offer, as described below.
Under the default PFIC rules, if the Company is or has been treated as a PFIC for any taxable year during a U.S. Holder’s holding period of Common Shares, a U.S. Holder would generally be required to report any gain on the disposition of Common Shares as ordinary income, rather than as capital gain, and to compute the tax liability on the gain received in respect of its Common Shares as if such gain had been earned ratably over each day in the U.S. Holder’s holding period (or portion thereof) for Common Shares. The amounts allocated to the taxable year during which the gain is realized, and to any taxable years in such U.S. Holder’s holding period that are before the first taxable year in which the Company is treated as a PFIC with respect to the U.S. Holder, would be included in the U.S. Holder’s gross income as ordinary income for the taxable year of the gain. The amount allocated to each other taxable year would be taxed as ordinary income in the taxable year during which the gain is realized at the highest tax rate in effect for the U.S. Holder in that other taxable year and would be subject to an interest charge as if the income tax liabilities had been due with respect to each such prior year. U.S. Holders should be aware that the Company may not provide the information necessary for U.S. Holders to make a “qualified electing fund” election if the Company is classified as a PFIC for any year.
The PFIC rules are extremely complex and may have a significant adverse effect on the U.S. federal income tax considerations of the Offer to a U.S. Holder. Accordingly, U.S. Holders should consult their tax advisors regarding the possible classification of the Company as a PFIC, the potential effect of the PFIC rules to such U.S. Holder, the availability and effect of any election that may be available under the PFIC rules, and any related reporting and filing requirements, in each case, having regard to such holder’s particular circumstances.
Consequences of Holding Offeror Shares
Distributions
The gross amount of any distribution of cash or other property made with respect to Offeror Shares generally will be includible in a U.S. Holder’s gross income as dividend income to the extent paid out of the Offeror’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent that the amount of any distribution exceeds the Offeror’s current and accumulated earnings and profits, the excess generally will be treated first as a tax-free return of capital to the extent of the U.S. Holder’s adjusted tax basis in its Offeror Shares, and thereafter as capital gain from the sale or exchange of such Offeror Shares. Dividends received by non-corporate U.S. Holders generally will be eligible to be taxed at preferential rates applicable to “qualified dividend income,” provided that applicable holding period and other requirements are satisfied. Dividends received by corporate U.S. Holders generally may be eligible for the dividends received deduction, subject to applicable limitations. U.S. Holders should consult their tax advisors regarding the availability of preferential rates or the dividends received deduction in light of their particular circumstances.
Sale or Exchange of Offeror Shares
A U.S. Holder generally will recognize capital gain or loss on a sale, exchange or other taxable disposition of Offeror Shares in an amount equal to the difference between the amount realized on such sale, exchange or other taxable disposition and such U.S. Holder’s adjusted tax basis in such Offeror Shares. Such gain or loss generally will be U.S.-source capital gain or loss, which will be long-term capital gain or loss if the Offeror Shares are held for more than one year. Long-term capital gains of non-corporate U.S. Holders generally are eligible for preferential rates of U.S. federal income taxation. The deductibility of capital losses is subject to limitations.
Currency Translation
Taxable dividends with respect to Offeror Shares that are paid in Canadian dollars and Canadian dollars received upon the sale, exchange or other taxable disposition of Offeror Shares will be included in the gross income of a U.S. Holder as translated into U.S. dollars calculated by reference to the exchange rate prevailing on the date of actual receipt of such Canadian dollars, regardless of whether the Canadian dollars are converted into U.S. dollars at that time. If the Canadian dollars received are not converted into U.S. dollars on the date of receipt, a U.S. Holder will have a basis in the Canadian dollars equal to its U.S. dollar value on the date of receipt. Any U.S. Holder who receives payment in Canadian dollars and engages in a subsequent conversion or other disposition of the Canadian dollars may have a foreign currency exchange gain or loss that would be treated as ordinary income or loss, and generally would be U.S. source income or loss for foreign tax credit purposes. U.S. Holders should consult their tax advisors concerning the U.S. tax considerations with respect to acquiring, holding and disposing of Canadian dollars.
Foreign Tax Credit
Dividends paid on the Offeror Shares generally will be treated as U.S.-source income for U.S. foreign tax credit purposes. Because such dividends are U.S.-source, a U.S. Holder generally will not be able to use foreign tax credits to offset U.S. federal income tax on such dividends unless the U.S. Holder has sufficient foreign-source income from other sources in the appropriate category. A U.S. Holder who pays (whether directly or through withholding) Canadian income tax with respect to dividends on the Offeror Shares should consult its tax advisor regarding whether such Canadian tax may be deductible for U.S. federal income tax purposes. The foreign tax credit rules are complex, and each U.S. Holder should consult its own tax advisor regarding the application of the foreign tax credit rules to its particular circumstances.
Information Reporting and Backup Withholding
Payments of cash and Offeror Shares pursuant to the Offer, dividends on Offeror Shares and proceeds from the sale, exchange or other disposition of Offeror Shares may be subject to information reporting and backup withholding. Backup withholding generally will apply if a U.S. Holder fails to furnish a correct taxpayer identification number, fails to certify that such holder is not subject to backup withholding or otherwise fails to comply with applicable backup withholding requirements.
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a credit against a U.S. Holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS. U.S. Holders should consult their tax advisors regarding the application of information reporting and backup withholding rules to their particular circumstances.
Non-U.S. Holders
A “Non-U.S. Holder” is a beneficial owner of Common Shares or a beneficial owner of Offeror Shares received pursuant to the Offer who or that is, for U.S. federal income tax purposes: (a) a non-resident alien individual, other than certain former citizens and residents of the United States subject to U.S. tax as expatriates; (b) a foreign corporation; or (c) an estate or trust that is not a U.S. Holder. Non-U.S. Holders should consult their tax advisors regarding the U.S. federal, state and local and non-U.S. tax considerations of receiving, owning and disposing of Offeror Shares.
The Offer is not expected to result in any U.S. federal income tax consequences to Non-U.S. Holders with respect to the exchange of Common Shares for Offeror Shares and Cash Consideration pursuant to the Offer, except to the extent that gain recognized by such Non-U.S. Holder is effectively connected with the conduct of a trade or business within the United States or another special rule applies. The following describes U.S. federal income tax considerations relating to the ownership and disposition of Offeror Shares by a Non-U.S. Holder after the completion of the Offer.
Consequences of Holding Offeror Shares
Distributions
In general, any distributions made to a Non-U.S. Holder on Offeror Shares, to the extent paid out of the Offeror’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States, will be subject to withholding tax from the gross amount of the dividend at a rate of 30%, unless such Non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E, as applicable). Dividends paid to a Non-U.S. Holder that are effectively connected with such Non-U.S. Holder’s conduct of a trade or business within the United States (or if a tax treaty applies are attributable to a U.S. permanent establishment or fixed base maintained by the Non-U.S. Holder) will generally not be subject to U.S. withholding tax, provided such Non-U.S. Holder complies with certain certification and disclosure requirements (usually by providing an IRS Form W-8ECI). Instead, such dividends generally will be subject to U.S. federal income tax at the same regular U.S. federal income tax rates applicable to a comparable U.S. Holder and, in the case of a Non-U.S. Holder that is a corporation for U.S. federal income tax purposes, also may be subject to an additional branch profits tax at a 30% rate or a lower applicable tax treaty rate.
Sale or Exchange of Offeror Shares
A Non-U.S. Holder generally will not be subject to U.S. federal income tax on gain realized on a sale or other disposition of Offeror Shares unless (i) such Non-U.S. Holder is an individual who was present in the United States for 183 days or more in the taxable year of such disposition and certain other requirements are met, in which case such gain generally will be subject to a flat 30% U.S. federal income tax, (ii) the gain is effectively connected with a trade or business of the Non-U.S. Holder in the United States (and, if an applicable income tax treaty so requires, attributable to a permanent establishment or fixed base in the United States), in which case the gain will be subject to U.S. federal income tax on a net income basis in the same manner as if such Non-U.S. Holder were a United States person and, if the Non-U.S. Holder is a corporation, an additional branch profits tax at a rate of 30% or such lower rate as may be specified by an applicable income tax treaty may also apply, or (iii) the Offeror is or has been a “United States real property holding corporation” at any time within the shorter of the five-year period preceding the disposition or the Non-U.S. Holder’s holding period, unless the Offeror Shares are regularly traded on an established securities market and the Non-U.S. Holder has not owned, directly or constructively, more than 5% of the Offeror Shares during the applicable period.
The Offeror does not expect to be classified as a U.S. real property holding corporation following the completion of the Offer. However, such determination is factual in nature and subject to change and no assurance can be provided as to whether the Offeror is or will be a U.S. real property holding corporation with respect to a Non-U.S. Holder at any future time. If the third bullet point above applies to a Non-U.S. Holder, gain recognized by such holder on the sale, exchange or other disposition of Offeror Shares will be subject to tax at generally applicable U.S. federal income tax rates. In addition, a buyer of such Offeror Shares from a Non-U.S. Holder may be required to withhold U.S. income tax at a rate of 15% of the amount realized upon such disposition. Non-U.S. Holders are urged to consult their tax advisors regarding the possible application of FIRPTA to the ownership and disposition of Offeror Shares.
Foreign Account Tax Compliance Act
Sections 1471 through 1474 of the Code and the Treasury Regulations and administrative guidance promulgated thereunder (commonly referred to as “FATCA”) impose withholding of 30% on payments of dividends (including constructive dividends) on Offeror Shares to “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied by, or an exemption applies to, the payee (typically certified as to by the delivery of a properly completed IRS Form W-8BEN or W-8BEN-E). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Non-U.S. Holders should consult their tax advisors regarding the effects of FATCA on their ownership and disposition of Offeror Shares
21.   Experts
The Annual Financial Statements have been audited by PKF O’Connor Davies, LLP (“PKF”), as stated in their independent auditor’s report thereon. PKF has confirmed that it is independent of the Offeror within the meaning of the relevant rules and related interpretations prescribed by the relevant professional bodies in Canada and any applicable legislation or regulations. The offices of PKF are located at 245 Park Avenue, New York, NY 10167.
22.   Documents Incorporated by Reference
Information regarding the Offeror has been incorporated by reference in this Offer to Purchase and Circular from documents filed with securities commissions or similar authorities in each of the provinces of Canada.   Copies of the documents regarding the Offeror incorporated herein by reference may be obtained on request without charge from the Chief Financial Officer of Curaleaf Holdings, Inc. at 250 Harbor Drive, Third Floor, Stamford, CT 06902, Telephone: 781-451-0150, and are also available electronically on SEDAR+ at www.sedarplus.ca and on EDGAR at www.sec.gov.
The following documents of the Offeror, filed with securities commissions or similar authorities in each of the provinces and territories of Canada, are specifically incorporated by reference in, and form an integral part of, this Offer to Purchase and Circular, provided that such documents are not incorporated by reference to the extent that their contents are modified or superseded by a statement contained in this Offer to Purchase and Circular or in any other subsequently filed document that is also incorporated by reference in this Offer to Purchase and Circular:
(a)
audited consolidated financial statements of Curaleaf for the fiscal year ended December 31, 2025 including the notes thereto and the independent auditors report thereon (the “Annual Financial Statements”);

(b)
MD&A of Curaleaf with respect to the Annual Financial Statements (the “Annual MD&A”);

(c)
annual information form of Curaleaf dated February 26, 2026 for the fiscal year ended December 31, 2025 (the “Curaleaf AIF”);

(d)
management information circular of Curaleaf dated May 7, 2026, and supplemented on June 15, 2026, in connection with the annual and special meeting of Curaleaf’s shareholders held on June 22, 2026;

(e)
unaudited condensed interim consolidated financial statements of Curaleaf for the three and six months ended June 30, 2026 (the “Interim Financial Statements”);

(f)
MD&A of Curaleaf with respect to the Interim Financial Statements(the “Q2 MD&A”); and

(g)
material change report of Curaleaf dated June 15, 2026 in respect of the approval by the board of directors of the Offeror of the Reverse Stock Split.

Any document of the type referred to above, including any material change reports (excluding material change reports filed on a confidential basis), interim financial reports, annual financial statements and the auditors’ reports thereon, MD&A of financial condition and results of operations, information circulars, annual information forms and business acquisition reports, or any other document otherwise required by applicable securities Laws to be incorporated herein by reference, filed by the Offeror with the securities commissions or similar authorities in each of the provinces of Canada subsequent to the date of this Offer to Purchase and Circular and before the Expiry Time are deemed to be incorporated by reference in this Offer to Purchase and Circular.

Any statement contained in this Offer to Purchase and Circular or a document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for the purposes of this Offer to Purchase and Circular to the extent that a statement contained herein or in any other subsequently filed document (or part thereof) which also is, or is deemed to be, incorporated by reference herein, modifies or supersedes such statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement shall not be deemed to be an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall not be deemed, in its unmodified or non-superseded form, to constitute a part of this Offer to Purchase and Circular.
23.   Risk Factors
Company Shareholders should carefully consider the following risk factors related to the Offer, the Offeror and the Offeror Shares. In addition to the risks related to the Offeror and the Offeror Shares set out in the documents incorporated by reference in this Offer to Purchase and Circular, the successful completion of the Offer and the acquisition by the Offeror of all of the Common Shares is subject to certain risks, including as set forth below. Such risks may not be the only risks applicable to the Offer, the Offeror and the Offeror Shares. Additional risks and uncertainties not presently known by the Offeror or that the Offeror currently believes are not material may also materially and adversely impact the successful completion of the Offer or the business, operations, financial condition, financial performance, cash flows, reputation or prospects of the Offeror.
Risk Factors Related to the Offer and the Offeror
The value of the Consideration will fluctuate based on the exchange rate prevailing at the applicable time.
All Consideration payable under the Offer, including any cash receivable by Non-Exempt Shareholders from the Depositary or its nominee pursuant to the arrangements described under “Notice to Shareholders in the United States”, and the Cap VWAP Price, will be denominated in United States dollars. Currency exchange rates may fluctuate and the prevailing exchange rate on the settlement date may be significantly different from the exchange rate on the date of this Offer to Purchase and Circular, the date that Company Shareholders deposit their Common Shares under the Offer and the date the Common Shares are taken up by the Offeror. These changes may significantly affect the value of the Consideration received for deposited Common Shares by Company Shareholders.
If the Offer is completed, the market for Common Shares may be adversely affected, Common Shares may be delisted and the Company may cease to be a reporting issuer.
The purpose of the Offer is to enable the Offeror to acquire all of the outstanding Common Shares. Depending on the number of Common Shares the Offeror acquires under the Offer, the Offeror intends to acquire any Common Shares not deposited under the Offer through a Compulsory Acquisition, if available, or to propose a Subsequent Acquisition Transaction; however, the Offeror may not be able to complete such a Compulsory Acquisition or Subsequent Acquisition Transaction quickly, or at all. The purchase of any Common Shares by the Offeror pursuant to the Offer will reduce the number of Common Shares that might otherwise trade publicly, as well as the number of Company Shareholders, and, depending on the number of Company Shareholders participating in the Offer and the number of Common Shares deposited by such Company Shareholders, successful completion of the Offer would likely adversely affect the liquidity and market value of the remaining Common Shares held by the public. After the purchase of the Common Shares under the Offer, the Offeror may be able to cause the Company to eliminate any public reporting obligations of the Company under applicable securities Laws in any province or territory of Canada or any other jurisdiction in which it has an insignificant number of Company Shareholders, including by deregistering the Common Shares under the U.S. Exchange Act and ceasing the Company’s SEC reporting obligations, to the extent permitted by applicable Law. The rules and regulations of the TSX and Nasdaq establish certain criteria that, if not met, could lead to the delisting of the Common Shares from the TSX and Nasdaq. Although it is possible that the Common Shares could be traded on other securities exchanges or in the over-the-counter market, and the price quotations would be reported by such exchanges or by other sources, there can be no assurance that any such trading or quotations will occur. In addition, the extent of the public market for the Common Shares and the availability of such quotations would depend upon the number of holders and/or the aggregate market value of the Common Shares remaining at such time and the interest in maintaining a market in the Common Shares on the part of securities firms. The Offeror intends to cause the Company to apply to delist the Common Shares from the TSX and Nasdaq as soon as practicable after the successful completion of the Offer and any Compulsory Acquisition or Subsequent Acquisition Transaction, if applicable.
If the Common Shares cease to be listed on the TSX and the Company ceases to be a “public corporation” for the purposes of the Tax Act, the Common Shares will not be qualified investments for trusts governed by a RRSP, RRIF, deferred profit sharing plan, RESP, RDSP, TFSA, or a FHSA. Delisting can also have adverse tax consequences to Non-Resident Holders, as described in Section 19 of the Circular, “Certain Canadian Federal Income Tax Considerations”.
The issuance of the Share Consideration under the Offer could adversely affect the market price of the Offeror Shares after the take up of Common Shares under the Offer.
If all of the outstanding Common Shares are deposited under the Offer, a significant number of additional Offeror Shares (assuming the Base Exchange Ratio applies to the take up), will be available for trading in the public market. The overall increase in the number of Offeror Shares may lead to sales of such Offeror Shares or the perception that such sales may occur, either of which may adversely affect the market for, and the market price of, Offeror Shares. The perceived risk of substantial sales of Offeror Shares, as well as any actual sales of such Offeror Shares in the public market, could adversely affect the market price of the Offeror Shares.
The Offer may not be completed for a variety of reasons.
In addition to various risks identified under the heading “Forward-Looking Statements and Information”, completion of the Offer is subject to satisfaction or waiver of a number of conditions, certain of which are outside the control of the Offeror, including, but not limited to Company Shareholders tendering a sufficient number of Common Shares to the Offer, and the Offeror obtaining the Regulatory Approvals, as needed. There is no certainty, nor can the Offeror provide any assurance, that the conditions of the Offer will be satisfied.
The acquisition of all of the outstanding Common Shares might not be completed successfully without the possibility of Company Shareholders exercising dissent rights in connection with a Compulsory Acquisition or a Subsequent Acquisition Transaction.
In order for the Offeror to acquire all of the issued and outstanding Common Shares, it will likely be necessary, following consummation of the Offer, to effect a Compulsory Acquisition or Subsequent Acquisition Transaction. A Compulsory Acquisition or Subsequent Acquisition Transaction may result in Company Shareholders having the right to dissent and demand payment of the fair value of their Common Shares. If the statutory procedures governing dissent rights are available and are complied with, this right could lead to judicial determination of the fair value required to be paid to such Non-Depositing Offerees for their Common Shares that is different from the consideration to be paid pursuant to the Offer. There is no assurance that a Compulsory Acquisition or Subsequent Acquisition Transaction can be completed without Company Shareholders exercising dissent rights in respect of a substantial number of Common Shares, which could result in the requirement to make a substantial cash payment that could have an adverse effect on the Offeror’s financial position and liquidity.
The tax consequences to a Company Shareholder under a Compulsory Acquisition or Subsequent Acquisition Transaction may differ materially from the tax consequences to a Company Shareholder under the Offer.

After consummation of the Offer, the Offeror’s interest could differ from that of the remaining minority Company Shareholders.
After the consummation of the Offer, the Offeror would have the power to elect the directors, appoint new management, approve certain actions requiring the approval of shareholders and certain corporate transactions with respect to the Company. In addition, the Offeror intends to exercise its statutory right, if available, to acquire all of the Common Shares not deposited under the Offer by way of a Compulsory Acquisition or, if such statutory right of acquisition is not available or the Offeror elects not to pursue such a Compulsory Acquisition, to integrate the Company and the Offeror by Subsequent Acquisition Transaction for the purpose of enabling the Offeror or an affiliate to acquire all Common Shares not acquired under the Offer. In any of these circumstances, the Offeror’s interests with respect to the Company may differ from, and conflict with, those of any remaining minority Company Shareholders.
Change of control provisions in the Company’s agreements triggered upon the acquisition of the Company may lead to adverse consequences.
The Company may be a party to agreements that contain change of control provisions that may be triggered following successful completion of the Offer, since the Offeror would then hold Common Shares representing a majority of the voting rights of the Company. The operation of these change of control provisions, if triggered, could result in unanticipated expenses and/or cash payments following the consummation of the Offer or adversely affect the Company’s results of operations and financial condition or, following the completion of any Compulsory Acquisition or Subsequent Acquisition Transaction, the results of operations and financial condition of the Company and the Offeror on a combined basis. Unless these change of control provisions are waived by the other party to any such agreements, or if the terms of such provisions are not triggered by or following the successful completion of the Offer, the operation of any of these provisions could adversely affect the results of operations and financial condition of the Company or, following the completion of any Compulsory Acquisition or Subsequent Acquisition Transaction, the results of operations and financial condition of the Company and the Offeror on a combined basis.
The Offeror has been unable to independently verify the accuracy and completeness of the Company’s information in this Offer to Purchase and Circular.
The Offeror has not had access to the Company’s detailed accounting records, reserves reports or data or other non-public books and records. The Offeror has not been able to independently assess or verify the information in the Company’s publicly filed documents, including its financial statements. As a result, all historical information regarding the Company contained herein, including all of the Company’s financial information and all pro forma financial and operational information reflecting the pro forma effects of a combination of the Offeror and the Company derived in part from the Company’s financial information, has been derived, by necessity, from the Company’s public reports and securities filings. Although the Offeror has no reason to doubt the accuracy of the Company’s publicly disclosed information, any inaccuracy or material omission in the Company’s publicly available information, including the information about or relating to the Company contained in the Offer, could result in unanticipated liabilities or expenses, increase the cost of integrating the two companies, or adversely affect the operational plans of the combined company and its results of operations and financial condition.
The combined information in this Offer to Purchase and Circular are presented for illustrative purposes only and may not be an indication of the Offeror’s financial condition, results of operations or performance following completion of the Offer.
The combined operational information contained in this Offer to Purchase and Circular are presented for illustrative purposes only and may not be an indication of the Offeror’s financial condition or results of operations following completion of the Offer for several reasons. For example, the combined operational information have been derived from the respective historical financial statements of the Offeror and the Company and certain adjustments and assumptions have been made. The information upon which these adjustments and assumptions have been made is historical, preliminary and subject to change and adjustments and assumptions of this nature are difficult to make with complete accuracy. Moreover, the pro forma information does not reflect all benefits that are expected to be realized, and all costs that are expected to be incurred, in connection with the Offer. In addition, the assumptions used in preparing the combined operational information may not prove to be accurate, and other factors may affect the Offeror’s financial condition, results of operations or performance following completion of the Offer. The price of Offeror Shares may be adversely affected if the actual results of the Offeror following completion of the Offer differ from the combined operational information contained in this Offer to Purchase and Circular. See “Information Contained in this Offer to Purchase and Circular” and “Forward-Looking Information”.
The Offeror may not realize all of the anticipated benefits and synergies from the completion of the transaction.
The Offer has been made with the expectation that its successful completion will result in certain synergies and costs savings. These anticipated benefits will depend in part on whether the operations of the Company and the Offeror can be integrated in an efficient and effective manner and the timing and manner of completion of a Compulsory Acquisition or Subsequent Acquisition Transaction, if any. The integration of the two companies may present challenges to management of the Offeror, and the Offeror may encounter unanticipated delays, liabilities and costs. If the Offeror does not acquire at least 66 2∕3% of the Common Shares and cannot or does not complete a Compulsory Acquisition or Subsequent Acquisition Transaction, it will not be able to fully and efficiently integrate the Company into its business. There can be no assurance that the operational or other synergies that the Offeror anticipates realizing in the combined entity will be ultimately realized, or that the integration of the two companies’ operations will be timely or effectively accomplished, or will ultimately result in cost reductions.
Actual operating results may differ significantly from the Offeror’s projections and expectations.
This Offer to Purchase and Circular contains, and the documents incorporated by reference herein and other documents the Offeror publishes may contain, projections (including estimates) and expectations regarding the Offeror’s future performance, the performance of the combined business of the Offeror and the Company as integrated and related synergies, among other things. These projections, which consist of forward-looking statements, are prepared by the Offeror’s management and is based on, qualified by, and subject to, a number of assumptions and risks, including those described under “Forward-Looking Information” in this Offer to Purchase and Circular, and similar and other disclosures in the Offeror’s reports filed with the Securities Regulatory Authorities. Although projections and expectations may be presented with numerical specificity, they are inherently subject to business, economic and competitive uncertainties and contingencies, many of which are beyond the Offeror’s control and are based upon specific assumptions with respect to future business decisions, some of which may change.
Projections and expectations are necessarily speculative in nature, and it can be expected that some or all of the underlying assumptions will not materialize or will vary significantly from actual results. Accordingly, these projections and expectations are only estimates of what the Offeror’s management believes was realizable as of the date the statements were made. Any failure to successfully implement the Offeror’s operating strategy or the occurrence of any of the risks or uncertainties set forth in this Offer to Purchase and Circular, or in the documents incorporated by reference herein, could result in actual results being different than the projections or expectations, and such differences may be adverse and material.
Boris Jordan will retain majority voting control of the Offeror if the transactions contemplated by the Offer are successful.
If the Offer is successful and a Compulsory Acquisition or a Subsequent Acquisition Transaction are completed, Boris Jordan is expected to own, or control or direct, all of the Offeror Multiple Voting Shares and approximately 6.6% of the issued and outstanding Offeror Shares, assuming 257,564,583 Offeror Shares are issued and outstanding on a pro forma basis and assuming the exercise, exchange or conversion of all Convertible Securities into Common Shares. The Offeror Multiple Voting Shares are entitled to fifteen votes per share and the Offeror Shares are entitled to one vote per share. As a result, Boris Jordan exercises a significant influence over the Offeror, and has the ability to control (or veto), directly or indirectly, certain matters submitted to the Offeror Shareholders for approval, including the election and removal of directors. In addition, Boris Jordan may have an interest in pursuing acquisitions, divestitures and other transactions that, in his judgment, could enhance his equity investment, even though such transactions might involve risks to the other shareholders of the Offeror and may ultimately affect the market price of the Offeror Shares. So long as Boris Jordan continues to own, directly or indirectly, a significant amount of the Offeror Multiple Voting Shares and Offeror Shares, he will continue to be able to strongly influence or effectively control the decisions of the Offeror Board.
Additional Risk Factors Related to the Offeror
Company Shareholders who deposit their Common Shares under the Offer will receive Share Consideration pursuant to the Offer. Accordingly, such Company Shareholders should carefully consider the risks and uncertainties associated with the Offeror described in the documents incorporated by reference herein that the Offeror has filed with the Securities Regulatory Authorities, including, in particular, the risk factors outlined under the heading “Risk Factors” in the AIF and in the Annual MD&A, as updated by the Offeror’s subsequently filed interim MD&A of financial condition and results of operations, including the Q2 MD&A.
24.   United States Regulatory Environment
Regulatory Frameworks Governing Cannabis-Related Activities in the U.S.
In response to the ongoing conflict between U.S. federal and U.S. state regulatory frameworks governing cannabis-related activities, the Canadian Securities Administrators issued Staff Notice 51-352, Issuers with U.S. Marijuana-Related Activities, which outlines industry-specific disclosure requirements for Canadian reporting issuers with operations or investments in the U.S. cannabis industry. Pursuant to Staff Notice 51‑352, the following disclosure is aimed at providing additional information regarding:
•
the Offeror’s involvement in the U.S. cannabis industry and quantifying its balance sheet and operating statement exposure to U.S. cannabis-related activities;

•
statements and other available guidance made by U.S. federal authorities or U.S. federal prosecutors regarding the risk of enforcement action as a result of the Offeror’s involvement with cannabis-related activities;

•
risks related to the Offeror’s involvement in cannabis-related activities, including, among others, (i) the risk that third party service providers could suspend or withdraw services and (ii) the risk that regulatory bodies could impose certain restrictions on the Offeror’s ability to operate in the U.S.;

•
the Offeror’s ability and its affiliates’ ability to access both public and private capital as well as the financing options that are and are not available to the Offeror and its affiliates to support continuing operations;

•
cannabis-related regulations and applicable licensing requirements of each U.S. state in which the Offeror and/or its affiliates operate as well as its program for monitoring compliance with these regulations and licensing requirements; and

•
the status of the Offeror’s compliance with the cannabis-related regulatory framework and applicable licensing requirements of each U.S. state in which the Offeror and its affiliates operate.

The Offeror’s Involvement in the U.S. Cannabis Industry
In the U.S., cannabis remains classified as a Schedule I controlled substance under U.S. federal law, except for certain state-licensed medical cannabis products and FDA-approved cannabis drug products that have been reclassified to Schedule III under the CSA pursuant to recent federal regulatory actions, as further discussed herein.
In the U.S., the Offeror and its affiliates are directly involved in the cannabis industry in certain U.S. states that have legalized the medical and/or adult-use of cannabis. Currently, the Offeror and its affiliates hold the requisite licenses to engage in the cultivation, manufacture, processing, distribution and sale of cannabis, as permitted, in the states of Arizona, Connecticut, Florida, Illinois, Maine, Maryland, Massachusetts, Missouri, Nevada, New Jersey, New York, North Dakota, Ohio, Pennsylvania and Utah. In addition, the Offeror has partnered with an accredited medical school and obtained a “clinical registrant” license in Pennsylvania, and on November 14, 2024, the Offeror was granted the license to operate the first Marijuana Research Facility in Massachusetts.

Overview of U.S. Federal Regulatory Framework
The Controlled Substances Act
The U.S. federal government regulates drugs, including cannabis, under the CSA, which classifies controlled substances into one of five schedules. Historically, cannabis, other than hemp containing less than 0.3% THC on a dry weight basis, was classified as a Schedule I controlled substance. However, pursuant to recent federal regulatory actions, as further discussed herein, certain state-licensed medical cannabis products and FDA-approved cannabis drug products have been reclassified to Schedule III. Notwithstanding these developments, cannabis remains federally illegal in most forms, and the possession, use, cultivation and distribution of cannabis continue to be subject to significant restrictions under U.S. federal law.
While most jurisdictions have a uniform national framework for regulation of cannabis-related activities, in the U.S., cannabis is separately regulated at the U.S. state and local jurisdictional levels. As a result, U.S. states that have legalized the medical and/or adult-use of cannabis have regulatory frameworks that are in conflict with that of the U.S. federal government.
The United States operates under a system of dual sovereignty, in which both state and federal governments possess independent authority to enact and enforce their own criminal laws. As a result, conduct that is lawful under state law may nonetheless constitute a federal crime, and the Offeror could be subject to federal prosecution for violations of the CSA notwithstanding full compliance with applicable state cannabis laws. The Supremacy Clause of the U.S. Constitution establishes that the U.S. Constitution and U.S. federal laws made pursuant to it are paramount and, in case of a direct conflict between U.S. federal and U.S. state law, U.S. federal law may pre-empt state law. Consequently, although the Offeror’s activities are compliant with applicable cannabis-related U.S. state and local regulations, strict compliance with these U.S. state and local regulations may neither absolve the Offeror of liability under U.S. federal law nor provide a defense to federal criminal charges that may be brought against the Offeror.
To address the conflicting treatment of cannabis under U.S. federal and state law, the DOJ has, from time to time, issued guidance regarding federal enforcement priorities. On August 29, 2013, then Deputy Attorney General James Cole issued a memorandum (the “Cole Memorandum”) outlining a framework for prioritizing enforcement of the CSA in jurisdictions that had legalized cannabis in some form. The Cole Memorandum indicated that cannabis-related activities conducted in compliance with robust state regulatory systems were less likely to be prioritized for federal enforcement, provided certain federal priorities — such as preventing distribution to minors, diversion across state lines and involvement of criminal enterprises — were not implicated.
On January 4, 2018, the Cole Memorandum was rescinded by then Attorney General Jeff Sessions, resulting in the restoration of prosecutorial discretion at the individual U.S. Attorney level. Since that time, federal enforcement of cannabis laws has generally been guided by broader DOJ priorities. During his confirmation hearing in 2021, Attorney General Merrick Garland indicated that the DOJ would focus its resources on violent crime and organized criminal activity and would not prioritize enforcement against individuals and businesses operating in compliance with state cannabis laws.
More recently, U.S. federal regulatory actions relating to the potential and partial rescheduling of cannabis under the CSA may further influence federal enforcement priorities. However, the extent to which such developments will affect DOJ enforcement practices remains uncertain, and there can be no assurance that U.S. federal authorities will not enforce applicable U.S. federal laws against U.S. state-licensed cannabis businesses.
On December 18, 2025, President Trump issued the “Executive Order on Expedited Cannabis Rescheduling” directing the Attorney General and the DEA to evaluate the classification of cannabis under the CSA and to advance the U.S. federal rulemaking process with respect to potential rescheduling. The executive order reflects evolving U.S. federal policy priorities; however, subsequent regulatory actions taken by the DOJ and the DEA in April 2026 are more directly relevant to the current regulatory framework. The executive order does not itself change the legal status of cannabis under U.S. federal law, nor does it legalize the cultivation, manufacture, distribution or sale of cannabis or authorize interstate commerce. As of the date of this Offer to Purchase and Circular, the timing, scope and ultimate outcome of the federal rulemaking process remain uncertain.

On April 23, 2026, the DOJ and the DEA issued the following orders related to the rescheduling of cannabis as a controlled substance under the CSA:
(i)
Rescheduling Order:   an order reclassifying certain marijuana-related products from Schedule I to Schedule III, specifically FDA-approved drug products containing marijuana and marijuana products produced in compliance with state-issued medical marijuana licenses (the “Rescheduling Order”);

(ii)
Proposed Rule:   an order cancelling the previously scheduled administrative law hearing related to the proposed rule issued in May 2024 to broadly reschedule marijuana (the “Proposed Rule”); and

(iii)
Hearing Order:   an order initiating a new administrative hearing on the Proposed Rule, which occurred from June 29, 2026 through July 15, 2026. The hearing concluded on July 15, 2026, and the Administrative Law Judge set a tight schedule for any post-hearing briefs (the “Hearing Order”).

Rescheduling Order
While the Rescheduling Order clearly reclassifies state-licensed medical cannabis to Schedule III under the CSA, additional guidance from the DEA and the U.S. Department of the Treasury (the “Treasury”) is expected regarding its interpretation and application. Key areas requiring further clarification include:
•
Mixed medical and adult-use operations:   For businesses that operate both medical and adult-use cannabis under state licenses, it remains unclear how “medical cannabis” will be defined and whether operational or structural separation will be required. Accordingly, the extent to which the Offeror may benefit from relief under Section 280E is uncertain.

•
Registration with the DEA:   The Rescheduling Order permits state-licensed cannabis operators to apply for registration with the DEA for the manufacture, distribution and dispensing of medical cannabis. If obtained, such registration would permit the Offeror’s U.S. state-licensed medical cannabis activities to be conducted in compliance with applicable provisions of the CSA; however, such products would not be approved by the FDA. The Offeror has timely submitted DEA registration applications for each of its licensed medical facilities within the 60-day expedited review window. Per the Rescheduling Order, such locations may continue operating under their state licenses during the pendency of their applications. If obtained, revenues generated from such operations would be expected to reduce or eliminate characterization as proceeds from trafficking in a controlled substance and the associated federal money laundering risk. While this development may have a favorable impact on the Offeror’s operations, the extent to which it may improve access to capital markets, financial services or commercial counterparties remains uncertain.

•
Interstate and International Commerce:   DEA registration may enable participation in the lawful transfer and sale of medical cannabis, including across state lines and potentially internationally. However, the DEA is expected to retain significant discretion over the scope of permitted activities, and it is not currently possible to determine the extent to which the Offeror’s medical cannabis operations may be able to engage in interstate or international commerce.

•
Retroactive Application of Section 280E Relief:   The Rescheduling Order acknowledges that the reclassification of state-licensed medical cannabis may affect the application of Section 280E and encourages the Secretary of the Treasury to consider retroactive relief. While such relief could potentially apply to prior tax years as well as to the tax year ending December 31, 2026, there can be no assurance that any retroactive application will be permitted.

It is important to note that the Rescheduling Order does not affect the classification of adult-use cannabis under the CSA, which remains a Schedule I controlled substance. In addition, the Rescheduling Order may be subject to legal challenges, which could delay, limit or eliminate its anticipated benefits. The Offeror has applied for DEA registration at each applicable site.
Proposed Rule and the Hearing Order
While the Rescheduling Order applies only to state-licensed medical cannabis and FDA-approved cannabis drug products, the Proposed Rule, if finalized, would result in the reclassification of cannabis to Schedule III more broadly, without regard to whether such cannabis is produced for medical or adult-use or under a state license.

The Offeror expects the Hearing Order to advance the rulemaking process, consistent with recent policy direction expressed by the Trump administration; however, the timing and outcome of the Proposed Rule remain uncertain. If adopted, the Proposed Rule would clarify that Section 280E does not apply to the Offeror’s operations more broadly, which could result in a material reduction in its uncertain tax positions. The magnitude and timing of such impact will depend on the scope of any related guidance issued by the Secretary of the Treasury, including with respect to retroactivity.
The Proposed Rule and the associated rulemaking process are expected to face legal challenges. If such challenges are successful, the anticipated benefits of broader rescheduling may be delayed or may not be realized.
Rohrabacher-Farr Amendment
Companies operating in the U.S. medical cannabis industry have historically benefited from a measure of protection from U.S. federal enforcement through a rider provision to federal appropriations legislation, commonly referred to as the “Rohrabacher-Farr Amendment.” This provision restricts the DOJ from using congressionally appropriated funds to interfere with the implementation of U.S. state laws authorizing the use, distribution, possession or cultivation of medical cannabis.
The Rohrabacher-Farr Amendment must be renewed annually as part of the U.S. federal appropriations process and does not provide immunity from prosecution or alter the underlying illegality of cannabis under U.S. federal law. While the Congress of the United States (“Congress”) has consistently renewed the provision since fiscal year 2015, there can be no assurance that it will be extended in future appropriations legislation.
In recent years, numerous bills have been introduced in Congress to address various aspects of U.S. federal cannabis policy, including the decriminalization of cannabis, the imposition of U.S. federal taxes, the establishment of national public health and safety standards and the promotion of social equity and economic opportunities in communities disproportionately impacted by the War on Drugs. Notable examples include the Cannabis Administration and Opportunity Act (the “CAOA”) and the MORE Act. While neither the CAOA nor the MORE Act has been enacted, the continued introduction of cannabis-related legislation reflects ongoing legislative interest in reforming the federal regulatory framework.
There can be no assurance that U.S. state laws legalizing and regulating cannabis-related activities will not be repealed, amended or otherwise restricted, including by local governmental authorities. In addition, there can be no assurance that comprehensive U.S. federal legislation to de-schedule or decriminalize cannabis will be enacted in the near term or at all, or that any such legislation would preserve existing state-based regulatory programs or otherwise be favorable to the Offeror’s U.S. state-licensed operations. Unless and until Congress amends the CSA and notwithstanding ongoing federal regulatory developments, including the potential broad rescheduling of cannabis, U.S. federal authorities may continue to enforce applicable U.S. federal law against U.S. state-licensed cannabis businesses.
Although the Cole Memorandum has been rescinded, the Offeror continues to adhere to operating policies and procedures that reflect industry best practices developed during the period in which such guidance was in effect. These policies and procedures are designed to ensure that the Offeror’s:
(i)
operations are conducted in compliance with applicable licensing requirements at the U.S. state and local levels;

(ii)
cannabis-related activities remain within the scope of the licenses held, including limiting sales to authorized patients or eligible adult consumers, as applicable;

(iii)
controls are designed to restrict the distribution of cannabis products to minors;

(iv)
controls are designed to prevent the diversion of funds to criminal enterprises, gangs or cartels;

(v)
U.S. state-mandated seed-to-sale inventory tracking systems and related procedures are effective in monitoring cannabis and cannabis-derived inventory and preventing diversion across state lines or into jurisdictions where such activities remain prohibited;

(vi)
the Offeror’s operations are not used to facilitate the trafficking of other illegal substances or other unlawful activities, including violations of applicable anti-money laundering laws; and

(vii)
cannabis and cannabis-derived products comply with applicable regulatory requirements, including labeling and disclosure requirements intended to mitigate public health risks.

In addition, the Offeror conducts background checks on principal officers and members of management and performs ongoing reviews of its cannabis-related operations, including the premises on which such operations occur and the policies and procedures governing the possession of cannabis and cannabis-derived products outside licensed premises.
Reform of Federal Legislation on Industrial Hemp
On December 20, 2018, the Agriculture Improvement Act of 2018, Pub. L. 115-334 (the “2018 Farm Bill”) was signed into law. The 2018 Farm Bill amended the definition of cannabis under the CSA to exclude hemp, defining hemp as the plant Cannabis sativa L. and any part of that plant — including seeds, derivatives, extracts, cannabinoids, isomers, acids, salts and salts of isomers — provided it contains no more than 0.3 percent Delta-9 THC (“Delta-9 THC”) on a dry weight basis. The legislation granted U.S. states the authority to license and regulate the cultivation, production, distribution and sale of hemp and hemp-derived products, such as cannabidiol (“CBD”). In contrast to cannabis, hemp and qualifying hemp-derived products may be distributed and sold across U.S. state lines, provided that the hemp from which such products are derived was cultivated pursuant to a license issued under a U.S. state program approved by the U.S. Department of Agriculture.
Despite the redefinition of hemp under the 2018 Farm Bill, the FDA continues to exercise jurisdiction over hemp-derived products under the FDCA. To date, the FDA (i) has approved only one prescription drug containing CBD, Epidiolex; (ii) prohibits the marketing of CBD as a dietary supplement, as CBD is the active ingredient in Epidiolex; and (iii) prohibits the addition of CBD, THC or other hemp-derived extracts to food or beverages sold in U.S. interstate commerce. The FDA does permit the use of CBD in cosmetic products, provided that such products otherwise comply with the FDCA and do not make therapeutic claims. In January 2023, the FDA announced that existing regulatory frameworks for food and dietary supplements are not appropriate for CBD and indicated its intention to work with Congress to establish a new regulatory pathway for CBD products.
On November 12, 2025, Congress enacted legislation that amended the federal definition of ‘hemp’ and established a revised federal regulatory framework governing hemp-derived cannabinoid products (collectively, the “Hemp Amendments”). The Hemp Amendments are scheduled to take effect on December 11, 2026 and represent the most significant federal change affecting hemp-derived cannabinoid products since the enactment of the 2018 Farm Bill. Among other things, the Hemp Amendments (i) replace the prior Delta-9-THC threshold with a “total THC” standard that includes Delta-9 THC, THCA and other specified cannabinoids; (ii) establish new federal limits on total THC permitted in consumable hemp-derived cannabinoid products; (iii) impose expanded compliance obligations on manufacturers, distributors and retailers of hemp-derived cannabinoid products; and (iv) increase federal oversight of the marketing and distribution of intoxicating hemp-derived products.
These developments may restrict or prohibit categories of hemp-derived cannabinoid products that previously were marketed as compliant with federal law and may increase regulatory uncertainty and potential enforcement risk with respect to hemp-derived cannabinoid products. As of the date of this Offer to Purchase and Circular, it remains unclear how federal agencies will implement and enforce the Hemp Amendments or how these changes will integrate with existing U.S. state regulatory frameworks for hemp and consumable cannabinoid products.
Anti-Money Laundering Laws and Access to Capital
The Bank Secrecy Act’s compliance obligations make most financial institutions unwilling to provide services to U.S. state-licensed cannabis businesses.. Accepting proceeds from the sale of cannabis — historically classified as a Schedule I controlled substance under the CSA — may be considered money laundering under U.S. federal law. Notwithstanding recent federal regulatory actions reclassifying certain state-licensed medical cannabis activities to Schedule III, significant uncertainty remains regarding the application of federal anti-money laundering laws to cannabis-related proceeds. Consequently, financial institutions that depend on the U.S. Federal Reserve’s money transfer system face significant legal, regulatory and compliance risks when servicing cannabis-related businesses, which has limited their willingness to accept cannabis-related deposits.
In 2014, the Department of the Treasury’s Financial Crimes Enforcement Network issued guidance (the “FinCEN Guidance”) to financial institutions and U.S. prosecutors. The FinCEN Guidance advised U.S. prosecutors not to prioritize enforcement against financial institutions that serve U.S. state-licensed cannabis businesses, provided those businesses comply with U.S. state law and do not violate U.S. federal enforcement priorities under the Cole Memorandum, such as preventing access to cannabis by minors or organized crime. The FinCEN Guidance also outlined how U.S. financial institutions can provide depository services while complying with their obligations under the Bank Secrecy Act, including enhanced customer due diligence and reporting requirements.
The FinCEN Guidance reduced some enforcement risk but did not provide immunity from prosecution. It also increased the cost and burden of compliance, which has discouraged most financial institutions from entering the cannabis sector. Only a limited number of U.S. state-chartered banks and credit unions currently service U.S. state-licensed cannabis businesses. These institutions typically cap cannabis-related deposits at a small portion of their balance sheets, maintain large cash reserves to cover such deposits on demand and charge higher fees to offset compliance costs. In practice, the FinCEN Guidance has not led to a broader willingness among financial institutions to serve U.S. state-licensed cannabis businesses, and most continue to refrain due to the compliance requirements.
Several bills have been introduced in Congress to expand access to banking services, including the Secure and Fair Enforcement Regulation (“SAFER”) Banking Act. In 2023, the Senate Banking Committee approved the SAFER Banking Act by a bipartisan vote of 14-9. The SAFER Banking Act is pending a full Senate vote, but passage remains uncertain. Despite growing support in Congress and among the public, there is no assurance such legislation will be enacted.
Because traditional bank financing is generally unavailable, the Offeror relies on equity and debt financing to support its operations, capital expenditures and acquisitions. Until U.S. federal law changes, there can be no assurance that financing will be available to the Offeror when needed or on acceptable terms. If additional financing is not available, the Offeror’s ability to fund operations, capital projects, and acquisitions could be limited. Raising funds through equity or convertible debt issuances may also cause significant dilution to existing shareholders, and new securities may carry rights, preferences or privileges senior to those of the Oferor Shares.
Continued restrictions on financial services available to U.S. cannabis-related businesses may materially and adversely affect the Offeror’s liquidity, growth strategy, and overall financial condition.
Federal Taxation of Cannabis Businesses
Section 280E disallows deductions for ordinary and necessary business expenses associated with the trafficking of controlled substances within the meaning of Schedule I and II of the CSA. The broad application of Section 280E by the IRS has historically resulted in state-licensed cannabis operators being subject to higher effective tax rates than businesses in other industries.
The Offeror has adopted a tax position, supported by legal interpretations, asserting that the restrictions of Section 280E do not apply to its cannabis operations (the “Section 280E Position”). While the Offeror believes the Section 280E Position is supported by sound legal interpretations, the cannabis industry operates in a complex and evolving regulatory environment. In the event the Section 280E Position is not sustained, the Offeror has established reserves for this contingency.
As of June 30, 2026, the Offeror carries an uncertain tax position liability of $468.5 million, representing management’s estimate of probable tax liabilities associated with the Section 280E Position and other uncertain tax positions. The Offeror’s total uncertain tax position liability, inclusive of interest and penalties, decreased by $63.0 million during the six months ended June 30, 2026. The decrease was primarily driven by a net release of $94.5 million liability, interest and penalties related to the Offeror’s Section 280E Position during the period ended March 31, 2026, partially offset by a $31.5 million liability and interest accrual for the three months ended June 30, 2026. However, the remaining $468.5 million balance is subject to significant uncertainty.

While the Rescheduling Order has provided a degree of relief from Section 280E for qualifying state-licensed medical cannabis operations, Section 280E may be found to continue to apply to adult-use cannabis operations. If the Proposed Rule is adopted and cannabis is reclassified to Schedule III more broadly, Section 280E would more clearly no longer apply to the Offeror’s operations, which could result in a material reduction in its uncertain tax positions. The magnitude and timing of such impact will depend on the scope of any related guidance issued by the Secretary of the Treasury, including with respect to retroactivity.
Service Providers
Adverse changes in the enforcement of U.S. cannabis laws, regulatory or political shifts, increased scrutiny by regulatory authorities or negative changes in public perception regarding cannabis use could cause the Offeror’s third-party service providers to suspend or withdraw their services, which may have a material adverse effect on the Offeror’s operations.
Heightened Scrutiny by Regulatory Authorities
As outlined above, the Offeror’s existing U.S. operations and any future operations or investments may be subject to heightened scrutiny by regulators, stock exchanges and other authorities. Such scrutiny could restrict the Offeror’s ability to operate or invest in certain jurisdictions and may also affect the Offeror’s listings on the TSX and OTCQX and the Offeror’s reporting obligations in Canada and the U.S.
Adverse changes in government policies or public opinion could significantly influence cannabis regulation in Canada, the U.S. and other jurisdictions. A negative shift in public perception of medical or adult-use cannabis could affect future legislation, regulation or enforcement and may result in the abandonment of initiatives or proposals to legalize medical or adult-use cannabis. Violations of U.S. federal laws and regulations could result in fines, penalties, administrative sanctions, civil settlements or criminal charges.
Following the TSX listing, Curaleaf became subject to guidance provided by the TSX on October 16, 2017 regarding the application of Sections 306 (Minimum Listing Requirements) and 325 (Management) and Part VII (Halting of Trading, Suspension and Delisting of Securities) of the TSX Company Manual (collectively, the “TSX Requirements”), which restrict direct or indirect ownership of, or investment in, entities engaged in the cultivation, distribution or possession of cannabis in the U.S. in a manner that may be considered in violation of U.S. federal law. In addition, Curaleaf is restricted from transferring funds to Curaleaf, Inc. or its operations engaged in such activities, and Curaleaf, Inc., together with its subsidiaries and controlled entities, is similarly restricted from transferring funds to Curaleaf, including through dividends or other distributions. Noncompliance with the TSX Requirements could result in regulatory action by the TSX, including the denial of certain approvals, such as the listing of additional securities, or the suspension or delisting of Curaleaf’s securities.
The clearing of Curaleaf’s outstanding Offeror Shares depends on the CDS for Offeror Shares quoted on the TSX and the DTC for Offeror Shares quoted on the OTCQX. If the CDS or the DTC imposed a ban on clearing securities of issuers with cannabis-related activities in the U.S., or if Curaleaf otherwise became ineligible with the CDS or the DTC, Curaleaf’s outstanding Offeror Shares could become highly illiquid and shareholders could be prevented from trading their Offeror Shares on the TSX or OTCQX.
Compliance and Monitoring
The Offeror uses reasonable commercial efforts to remain in material compliance with the cannabis regulatory environment in the U.S. In addition, the Offeror actively participates in the regulatory and legislative processes at the U.S. federal, state and local levels through its compliance and government relations departments, legal counsel, third-party consultants and engagement with cannabis industry groups. The Offeror holds all required licenses to cultivate, manufacture, possess and distribute cannabis in the U.S. states in which it operates and remains in good standing and in material compliance with the applicable cannabis regulatory programs in each such U.S. state.
While the Offeror may occasionally be cited or fined by U.S. state regulators for non-compliance with cannabis regulations, including those related to product labeling, testing, potency or the use of banned additives, the Offeror is not aware of any circumstances that would likely result in regulatory actions with a material adverse impact on the Offeror’s operations or financial condition.
Curaleaf’s Compliance Department, reporting to the Chief Legal Officer, oversees state-level compliance functions, monitors local regulatory processes, reports developments to the Chief Legal Officer and designs and implements strategies in response to regulatory changes, while also working with third-party legal counsel to ensure compliance with U.S. cannabis laws and regulations. Curaleaf’s Government Relations Department works with management to (i) develop and maintain relationships with U.S. state and local regulators, elected officials and cannabis industry groups and (ii) implement strategies that protect Curaleaf’s rights and those of Curaleaf’s U.S. affiliates to participate in the U.S. cannabis industry.
See the “Risk Factors” section of the AIF for further risk factors associated with Curaleaf’s U.S. operations and those of Curaleaf’s U.S. affiliates.
Overview of U.S. State Regulatory Frameworks
Despite the continued illegality of cannabis under U.S. federal law, 48 U.S. states, the District of Columbia and the territories of Puerto Rico, the U.S. Virgin Islands, Guam and the Northern Mariana Islands have legalized some form of cannabis for medical use. In addition, 24 states, the U.S. Virgin Islands, the Northern Mariana Island, Guam and the District of Columbia have legalized cannabis for adult-use.
Each U.S. state that has legalized medical or adult-use cannabis imposes unique licensing requirements, limits on the number of facilities a license holder may operate, caps on the number of license holders and other regulatory conditions. All of the U.S. states in which Curaleaf operates permit the use of cannabis for specific qualifying conditions when recommended by a medical doctor, and cannabis is sold in licensed dispensaries to adults aged 21 or older.
Curaleaf is, in all material respects, compliant with the laws and regulations governing its U.S. cannabis operations, including those of its affiliates.
The following summary outlines the regulatory frameworks of the U.S. states in which Curaleaf operates. Dispensary counts may include licensed locations that are temporarily closed or otherwise inactive.
Arizona
Arizona Licensing Scheme
In Arizona, the Arizona Department of Health Services (“AZ DHS”) licenses and regulates medical and adult-use cannabis. Licenses allow one dispensary, one processing site and one cultivation site per licensee. Vertical integration is not required, and off-site processing and cultivation can be shared by cannabis establishments. As of March 31, 2026, there were 181 operating adult-use dispensaries.
Arizona Medical Patient Requirements
Qualifying medical conditions in Arizona include, but are not limited to, Alzheimer’s; ALS; cancer; chronic pain; Crohn’s disease; glaucoma; HIV/AIDS; hepatitis C; PTSD; severe nausea and severe or persistent muscle spasms, such as those associated with MS and epilepsy.
For a comprehensive list of qualifying conditions, see the AZ DHS’ Medical Marijuana Program: https://www.azdhs.gov/ licensing/medical-marijuana/index.php#qualifying-home.
Connecticut
Connecticut Licensing Scheme
In Connecticut, the Connecticut Department of Consumer Protection (“CT DCP”) licenses and regulates medical and adult-use cannabis. Cannabis licensing is organized across several categories, including retail, cultivation, manufacturing, delivery and individual licenses and registrations, comprising multiple distinct license types. Medical dispensaries are required to have a licensed pharmacist on-site to dispense cannabis. As of March 31, 2026, Connecticut’s dispensary framework has largely transitioned to hybrid retailer licenses, which permit the sale of both medical and adult-use cannabis, with 43 such licenses approved or issued by the CT DCP.
Connecticut Medical Patient Requirements
Qualifying medical conditions include, but are not limited to,
•
For Individuals Aged 18 and Over:   cancer; glaucoma; HIV/AIDS; neurological disorders (e.g., Parkinson’s, MS, epilepsy, ALS); chronic pain; PTSD; autoimmune diseases; gastrointestinal conditions (e.g., Crohn’s disease, ulcerative colitis); sickle cell disease and fibromyalgia).

•
For Individuals Under 18:   cerebral palsy; cystic fibrosis; muscular dystrophy; severe epilepsy; terminal illnesses requiring end of life care and intractable neuropathic pain that is unresponsive to standard medical treatments.

For a comprehensive list of qualifying conditions, see the DCP’s Medical Marijuana Program: https://portal.ct.gov/dcp/ medical-marijuana-program/qualification-requirements.
Florida
Florida Licensing Scheme
In Florida, the Florida Department of Health Office of Medical Marijuana Use (“FL OMMU”) licenses and regulates medical cannabis. The FL OMMU oversees 28 Medical Marijuana Treatment Centers, which encompass all vertically integrated operations, including cultivation, processing, fulfillment/storage and dispensing. Licenses are not capped; however, local zoning approval is required for each dispensary. As of March 31, 2026, Florida had 748 dispensaries throughout the State.
Florida Ballot Initiative
A proposed constitutional amendment to legalize adult-use cannabis for individuals aged 21 and older faces significant uncertainty regarding its placement on Florida’s November 2026 general election ballot. On February 1, 2026, the Florida Department of State declared that the initiative failed to qualify after reporting only 783,592 verified signatures, falling short of the required 891,523 threshold. However, the sponsoring group, Smart & Safe Florida, has challenged this determination as premature, alleging that over 1.4 million signatures were submitted and that administrative delays or improper disqualifications at the county level have suppressed the verified total. While the Florida Supreme Court recently dismissed a review of the measure’s ballot language based on the state’s declaration, ongoing litigation and potential court-ordered recounts leave the amendment’s final status in flux. Should the measure overcome these legal hurdles to reach the ballot, it would still require a 60% supermajority vote to pass.
Florida Medical Patient Requirements
Qualifying medical conditions include, but are not limited to, cancer; epilepsy; glaucoma; HIV/AIDS; PTSD; ALS; Crohn’s disease; Parkinson’s disease; MS; chronic non-malignant pain and terminal conditions.
For a comprehensive list of qualifying conditions, see the FL OMMU’s Medical Marijuana Use Program: https:// knowthefactsmmj.com/patients/cards/.
Illinois
Illinois Licensing Scheme
In Illinois, the cannabis licensing framework is overseen by two departments: the Illinois Department of Financial and Professional Regulation for retail licenses and the Illinois Department of Agriculture for cultivation/processing licenses. License types include (i) retail, (ii) cultivation, (iii) craft growers, (iv) infusers and (v) transporters. Regulations limit each entity to a maximum of three cultivation licenses and 10 retail locations. As of March 31, 2026, Illinois had 274 adult-use operational dispensaries.

Illinois Medical Patient Requirements
Qualifying medical conditions include, but are not limited to, cancer; HIV/AIDS; ALS; Crohn’s disease; glaucoma; MS; PTSD; intractable pain; fibromyalgia; hepatitis C; Tourette’s syndrome and rheumatoid arthritis. Patients with valid opioid prescriptions may also qualify.
For a comprehensive list of qualifying conditions, see the Illinois Department of Public Health’s Medical Cannabis Program: https://www.dph.illinois.gov/topics-services/prevention-wellness/medical-cannabis.
Maine
Maine Licensing Scheme
In Maine, the Maine Department of Administrative and Financial Services Office of Cannabis Policy is responsible for licensing and regulating medical and adult-use cannabis. Licenses are not capped; however, (i) municipalities must opt-in for adult-use and (ii) medical dispensary owners must be residents of Maine. Medical licensees can be vertically integrated, with one license allowed per dispensary and one license per entity, subject to local approval and relevant licensing (e.g., tobacco or food licenses). Adult-use cannabis licensing is divided into four categories: retail, cultivation, testing and manufacturing, with licensees permitted to hold licenses in multiple categories. As of March 31, 2026, Maine had 186 operational adult-use and 89 medical use dispensaries.
Maine Medical Patient Requirements
Qualifying conditions are determined by a practitioner and include any condition where cannabis is deemed therapeutically or palliatively beneficial.
Maryland
Maryland Licensing Scheme
In Maryland, the MCA licenses and regulates medical and adult-use cannabis. Licenses are divided into five license types: (i) dispensary, (ii) grower/cultivator, (iii) processor, (iv) independent testing laboratory and (v) ancillary business. Each license is linked to a single facility. Regulations limit an individual or entity to holding an interest in, or control over, no more than one grower license, one processor license and four dispensary licenses. As of March 31, 2026, Maryland had 111 operational dispensaries.
Topicals and edible cannabis products are permitted, provided they are shelf-stable.
Maryland Medical Patient Requirements
Qualifying medical conditions include, but are not limited to, cachexia; chronic pain; severe nausea; severe or persistent muscle spasms; glaucoma; HIV/AIDS; Crohn’s disease; PTSD and other severe chronic conditions that are unresponsive to standard medical treatment. Additionally, all dispensaries must have a clinical director available electronically.
For a comprehensive list of qualifying conditions, see the MD MCC’s Medical Cannabis Program: https:// cannabis.maryland.gov/Pages/Medical_Cannabis.aspx.
Massachusetts
Massachusetts Licensing Scheme
In Massachusetts, the Massachusetts Cannabis Control Commission (“MA CCC”) licenses and regulates medical and adult-use cannabis. Medical licenses are granted to MTCs, which are vertically integrated businesses engaged in the cultivating, processing and retailing of their own cannabis and cannabis-derived products for medical use. Adult-use licenses are divided into a range of license types, including (i) retail, (ii) cultivation, (iii) product manufacturing, (iv) testing laboratories, (v) transporters, (vi) couriers, (vii) research facilities, (viii) social consumption establishments, (ix) microbusinesses and (x) delivery services. Licensees are permitted to hold no more than three licenses within a single license type. Additionally, canopy space is capped at 100,000 square feet, which must be distributed across no more than three cultivation licenses and three MTCs. As of March 31, 2026, Massachusetts had 89 operational MTCs.
Massachusetts Medical Patient Requirements
Qualifying conditions include, but are not limited to, cancer; glaucoma; HIV/AIDS; hepatitis C; ALS; Crohn’s disease; Parkinson’s disease and MS, when such diseases are debilitating. Other debilitating conditions require the attestation of a Qualifying Patient’s healthcare provider.
For a comprehensive list of qualifying conditions, see the MA CCC’s Medical Use of Marijuana Program: https:// www.mass.gov/info-details/massachusetts-law-about-medical-marijuana.
Massachusetts Ballot Initiative
In Massachusetts, recent legislative activity has focused on expanding, rather than repealing, adult-use cannabis, with the Senate in November 2025 passing a reform bill that would double the adult-use possession limit from one ounce to two ounces and restructure the MA CCC to modernize and strengthen the state’s regulatory framework.
Missouri
Missouri Licensing Scheme
In Missouri, the MD HSS licenses and regulates medical and adult-use cannabis (also known as “comprehensive licenses”). License types are divided into (i) cultivation, (ii) infused product manufacturing, (iii) dispensary, (iv) transportation, (v) testing and (vi) microbusiness. Missouri does not require vertical integration, and each license is tied to a single facility. Facilities are prohibited from being owned, in whole or in part, or managed by any individual with a disqualifying felony offense. Additionally, no owner may hold more than 10% of the total number of medical and adult-use licenses within each license type. As of March 31, 2026, Missouri had 223 operational dispensaries.
Missouri Medical Patient Requirements
Qualifying medical conditions include, but are not limited to, cancer; epilepsy; glaucoma; intractable migraines; persistent muscle spasms (e.g., MS and Parkinson’s); PTSD; Crohn’s disease; HIV/AIDS and terminal illnesses. Physicians may certify other chronic, debilitating conditions.
For a comprehensive list of qualifying conditions, see the MD HSS’ Medical Marijuana Regulation Program: https://health.mo.gov/citizens/cannabis-patient-services/qualifying-medical-conditions
Nevada
Nevada Licensing Scheme
In Nevada, the NV CCB licenses and regulates medical and adult-use cannabis. Cannabis licenses types include (i) cultivation, (ii) product manufacturing, (iii) distribution, (iv) dispensary/retail, (v) testing laboratory and (vi) consumption lounge. Licenses are not capped; however, they are issued only during designated licensing rounds, which are conducted only on an as needed, based on jurisdictional regulations. As of March 31, 2026, Nevada had one medical and 106 adult-use operational dispensaries.
Nevada Medical Patient Requirements
Qualifying medical conditions include, but are not limited to, HIV/AIDS; cancer; anorexia nervosa; epilepsy; glaucoma; autism spectrum disorders; opioid addiction; muscle spasms (including, without limitation, spasms caused by MS) and neuropathic conditions, whether or not such condition causes seizures.
For a comprehensive list of qualifying conditions, see the NV CCB’s Medical Marijuana Program: https://dpbh.nv.gov/ Reg/MM-Patient-Cardholder-Registry/.
New Jersey

New Jersey Licensing Scheme
In New Jersey, the NJ CRC licenses and regulates medical and adult-use cannabis. Medical licenses are granted to Alternative Treatment Centers, which are vertically integrated businesses engaged in the cultivating, manufacturing and dispensing of their own cannabis and cannabis-derived products for medical use. Adult-use licenses are divided into the following types: (i) cultivation, (ii) manufacturing, (iii) wholesale, (iv) distribution, (v) retail and (vi) delivery. Adult-use licensees may vertically integrate by holding any combination of the license types simultaneously or by holding wholesale and distributor licenses simultaneously. Licenses are generally not capped; however, adult-use licensees are generally limited to operating one business per license type. As of March 31, 2026, New Jersey had 41 medical and 408 adult-use dispensaries operational.
New Jersey Medical Patient Requirements
Qualifying medical conditions include, but are not limited to, ALS; anxiety; cancer; chronic pain; epilepsy; glaucoma; HIV/AIDS; Crohn’s disease; PTSD; MS and terminal illnesses with a prognosis of less than 12 months.
For a comprehensive list of qualifying conditions, see the NJ CRC’s Medicinal Cannabis Program: https://www.nj.gov/ cannabis/medicinalcannabis/medicinal/.
New Jersey Recent Legislation
New Jersey has authorized cannabis consumption lounges under N.J.S.A 24:6I-21, a provision enacted as part of the New Jersey Cannabis Regulatory, Enforcement Assistance, and Marketplace Modernization Act. The NJ CRC began accepting applications from social equity applicants in January 2025, diversely owned businesses and microbusinesses in April 2025 and all interested Class 5 cannabis retail operators in July 2025. The first four approvals were granted in August 2025.
New York
New York Licensing Scheme
In New York, the NY CCB, within the Office of Cannabis Management, licenses and regulates medical and adult-use cannabis. Medical licenses are granted to ‘registered organizations’, which are vertically integrated businesses permitted to manage one medical cultivation/processing facility and up to four medical dispensaries. Adult-use license types include (i) cultivation, (ii) processing, (iii) distribution, (iv) retail and (v) microbusiness operations. As of March 31, 2026, New York had 34 operational registered organization dispensary locations and 623 operational adult-use dispensaries.
New York Medical Patient Requirements
Under the OCM’s Medical Cannabis Program certification and registration system, practitioners are authorized to certify patients for medical cannabis use for any condition they believe can be effectively treated with medical cannabis.
For a comprehensive list of qualifying conditions, see the NY CCB’s Medical Cannabis Program: https://cannabis.ny.gov/ medical-cannabis.
New York Recent and Proposed Legislation
New York has implemented Metrc, a seed-to-sale tracking system intended to reduce the availability of illegal cannabis and cannabis-derived products in the state. The system went live in December 2025, and integration across cannabis licensees is ongoing.
North Dakota
North Dakota Licensing Scheme
In North Dakota, the ND HHS licenses and regulates medical cannabis. There are two categories of licenses: manufacturing facilities (which are subdivided into cultivation-only and manufacturing-only) and dispensaries. Each license permits the operation of one dispensary or manufacturing facility per licensee. Currently, the ND HHS is permitted to issue a maximum of two manufacturing facilities licenses and eight dispensary licenses. As of March 31, 2026, all available licenses have been awarded.
Manufacturing facilities are restricted to activities that fall under (i) producing, (ii) processing, (iii) acquiring, (iv) possessing, (v) storing, (vi) transferring and (vii) transporting medical cannabis or medical cannabis-derived products. Dispensaries are only permitted to purchase cannabis from licensed manufacturing facilities and engage in the storing, delivering, transferring and transporting of medical cannabis.
North Dakota Medical Patient Requirements
Qualifying medical conditions include, but are not limited to, cancer; HIV/AIDS; ALS; PTSD; epilepsy; MS; Crohn’s disease; neuropathies; Tourette’s syndrome; Ehlers-Danlos syndrome; autism spectrum disorders; brain injuries and terminal illnesses.
For a comprehensive list of qualifying conditions, please see the ND HHS’ Medical Marijuana Program: https:// www.health.nd.gov/mm.
Ohio
Ohio Licensing Scheme
As of January 1, 2024, regulatory oversight of Ohio’s cannabis program is shared between two departments. The OH DCC, within the Ohio Department of Commerce, oversees the registration of patients and caregivers and licenses medical cultivators, processors, dispensaries and testing laboratories. The OH DCC is also responsible for licensing and regulating the adult-use cannabis. The State Medical Board of Ohio certifies physicians to recommend medical cannabis and approve qualifying conditions.
The medical market is divided into the following license types: (i) cultivator (Level I and Level II), (ii) processor, (iii) dispensary and (iv) testing. Each license is tied to a single facility. As of March 31, 2026, Ohio had 207 dispensaries with a dual-use Certificate of Operation that are permitted to sell both medical and adult-use cannabis.
Ohio Medical Patient Requirements
Qualifying medical conditions include, but are not limited to, ALS; epilepsy; severe chronic or intractable pain; PTSD; MS; Parkinson’s disease; Crohn’s disease; glaucoma; HIV/AIDS; Tourette’s syndrome; traumatic brain injuries; ulcerative colitis and terminal illnesses.
For a comprehensive list of qualifying conditions, see the OH DCC’s Medical Marijuana Control Program Patient & Caregiver Registry: https://com.ohio.gov/divisions-and-programs/cannabis-control/patients-caregivers.
Pennsylvania
Pennsylvania Licensing Scheme
In Pennsylvania, the PA DOH licenses and regulates medical cannabis. There are three license types: (i) grower/processor, (ii) dispensary and (iii) clinical registrant. As of March 31, 2026, Pennsylvania had 192 operational dispensaries and 12 operational grower/processors. PA DOH also requires each licensed dispensary to have a pharmacist or physician on-site during operating hours.
Pennsylvania Medical Patient Requirements
Qualifying medical conditions include, but are not limited to, ALS; anxiety disorder; cancer; epilepsy; glaucoma; HIV/ AIDS; PTSD; MS; severe chronic or intractable pain; neurodegenerative diseases; Huntington’s disease; opioid use disorder (unresponsive to standard medical treatment) and terminal illnesses.
For a comprehensive list of qualifying conditions, see the PA DOH’s Medical Marijuana Program: https://www.pa.gov/ agencies/health/programs/medical-marijuana.html.

Utah
Utah Licensing Scheme
As of January 1, 2024, regulatory oversight of Utah’s medical-only cannabis program is shared between two departments: (i) the UDAF, which oversees the licensing of pharmacies, couriers, cultivation and processors of cannabis for medical use; and (ii) the UDHHS, which oversees regulation of recommending medical providers, pharmacists and patients. The recently established Cannabis Production Establishment Licensing Advisory Board is responsible for final approval of all medical cannabis licenses. As of the 2025 legislative session, pharmacy licenses are capped at 15 (plus one additional rural license in 2026 and one Closed-Door pharmacy). Standalone Tier 1 Processor licenses are capped at 18 (cap limit has already been reached); however, provisions have been made for cultivation licenses to acquire Tier 2 Processor licenses, which will allow for final packaging of flower. Cultivation licenses are capped at 8 (with regulator discretion to increase to 15; cap limit has not been reached). Licensees are allowed to hold multiple types of licenses, and licenses are non-transferable and non-assignable. Change in ownership of less than 50% are permitted without requiring a new license application. As of March 31, 2026, Utah had 15 operating medical dispensaries.
Utah Medical Patient Requirements
Qualifying medical conditions include, but are not limited to, Alzheimer’s disease; ALS; cancer; epilepsy; chronic pain; autism spectrum disorders; Crohn’s disease; ulcerative colitis; MS; HIV/AIDS; terminal illnesses with a life expectancy of less than six months and PTSD. PTSD qualifies if the patient is (i) treated and monitored by a licensed health therapist and either (ii) diagnosed by a Veterans Administration healthcare provider or diagnosed or confirmed by a licensed psychiatrist, psychologist, clinical social worker or psychiatric advanced practice registered nurse.
For a comprehensive list of qualifying conditions, see the UDHHS’ Center for Medical Cannabis: https:// medicalcannabis.utah.gov/.
Evolution of State Hemp-Derived THC Regulatory Frameworks
The market for hemp-derived intoxicating products is undergoing a fundamental transformation driven by the convergence of restrictive state-level frameworks and recent federal legislative amendments. Throughout 2025 and into early 2026, several states, including Connecticut, New Jersey and Massachusetts, implemented or advanced frameworks designed to migrate hemp-derived intoxicants into license-based distribution pathways — such as regulated cannabis dispensaries or liquor retail channels — while imposing strict age-gating, testing and additional THC limits. In Maryland, Nevada and New York, regulatory and judicial actions further narrowed the market by reclassifying delta-8, delta-10 and other conversion-based isomers as controlled substances or regulated cannabis, effectively banning their sale in general retail settings. Even historically permissive markets, such as Pennsylvania and Missouri, are seeing bipartisan momentum toward formal oversight, including mandatory product registration and restricted-access retail requirements. These state efforts were disrupted by the enactment of federal Hemp Amendments, which established a strict “total THC” standard and 0.4 mg-per-container limit that conflicts with existing state definitions. The Hemp Amendments are expected to necessitate significant legislative revisions across several states, further accelerating the trend toward heightened oversight and more restrictive distribution models. For cannabis operators, these unified regulatory developments signal a rapid contraction of general-market distribution pathways, elevated enforcement risks for non-licensed entities and a fundamental reshaping of competitive dynamics across the broader U.S. cannabinoid marketplace.
25.   Depositary and Information Agent
The Offeror has engaged Odyssey Trust Company as the Depositary to receive deposits of Common Shares and accompanying Letters of Transmittal deposited under the Offer at its office at one of the addresses specified in the Letter of Transmittal. In addition, the Depositary will receive deposits of Notices of Guaranteed Delivery at its office at one of the addresses specified in the Notice of Guaranteed Delivery. The Depositary will also be responsible for giving certain notices, if required by applicable Law, and for making payment for all Common Shares purchased by the Offeror under the Offer. The Depositary will also facilitate book-entry transfers of Common Shares.

The Offeror has retained Carson Proxy Advisors to act as Information Agent to provide information to Company Shareholders in connection with the Offer.
Odyssey Trust Company and Carson Proxy Advisors will receive reasonable and customary compensation from the Offeror for their services in connection with the services they provide as the Depositary and the Information Agent, respectively, will be reimbursed for certain out-of-pocket expenses and will be indemnified against certain liabilities.
The Information Agent can be contacted by North American toll free phone at 1-800-530-5189, local and text: 416-751-2066 or by email at info@carsonproxy.com.
26.   Financial Advisor, Dealer Manager and Soliciting Dealer Group
Canaccord Genuity has been retained by the Offeror to act as financial advisor to the Offeror with respect to the Offer.
The Offeror may, in its sole discretion, also retain the services of one or more dealer manager(s) as it determines, in its sole discretion, to form and manage a soliciting dealer group (the “Soliciting Dealer Group”) comprised of members of the Investment Industry Regulatory Organization of Canada and members of the TSX to solicit acceptances of the Offer from persons who are resident in Canada on terms and conditions, including the payment of fees and reimbursement of expenses, as are customary for such services. Each member of the Soliciting Dealer Group is referred to herein as a “Soliciting Dealer”.
The Offeror expects that if a dealer manager is engaged and/or a Soliciting Dealer Group is formed, then the Offeror will provide notice of such event by news release and/or such other means as the Offeror may determine. Investment advisors or registered representatives employed by Soliciting Dealers, if any, may solicit their clients to deposit or tender their Common Shares to the Offer. Soliciting Dealers may pay an investment advisor or registered representative a portion of the solicitation fee, if any, for each Common Share deposited under the Offer by clients of or served by the investment advisor or registered representative.
Company Shareholders will not be required to pay any fee or commission if they accept the Offer by depositing their Common Shares directly with the Depositary or if they make use of the services of a Soliciting Dealer, if any, to accept the Offer. However, an investment dealer, broker, bank, trust company or other intermediary through whom Company Shareholders own Common Shares may charge a fee to tender any such Common Shares on their behalf. Company Shareholders should contact the Information Agent or a broker or dealer for assistance in accepting the Offer and depositing their Common Shares under the Offer. Notwithstanding the foregoing, if a Company Shareholder is a Non-Exempt Shareholder, the proceeds resulting from any sale of Offeror Shares by a registered broker retained by the Depositary or its nominee on behalf of such Non-Exempt Shareholder may be subject to deductions in respect of brokerage commissions and other expenses. See “Notice to Shareholders in the United States”.
Except as set forth herein, the Offeror has not agreed to pay any fees or commissions to any stockbroker, dealer or other person for soliciting tenders of Common Shares under the Offer; provided that the Offeror may make other arrangements with Soliciting Dealers, dealer managers or information agents, either within or outside Canada, for customary compensation during the Offer period if it considers it appropriate to do so.
27.   Statutory Rights
Securities legislation in the provinces and territories of Canada provides security holders of the Company with, in addition to any other rights they may have at Law, one or more rights of rescission, price revision or to damages, if there is a misrepresentation in a circular or notice that is required to be delivered to those security holders. However, such rights must be exercised within prescribed time limits. Security holders of the Company should refer to the applicable provisions of the securities legislation of their province or territory for particulars of those rights or consult a lawyer.
28.   Legal Matters
The Offeror is being advised in respect of matters concerning the Offer by Dentons Canada LLP, in respect of Canadian legal matters, and Dentons US LLP, in respect of United States legal matters.

29.   Documents Filed as Part of the Registration Statement
The following documents have been filed with the SEC as part of the Registration Statement: (a) this Offer to Purchase and Circular; (b) the Letter of Transmittal; (c) the Notice of Guaranteed Delivery; (d) news releases and transcripts related to the Offer; (e) the documents listed in Section 22 of this Circular, “Documents Incorporated by Reference”; (f) powers of attorney; (g) consent of PKF; (h) consent of Dentons Canada LLP; and (i) consent of Dentons US LLP.
30.   Directors’ Approval
The contents of this Offer to Purchase and Circular have been approved, and the sending of this Offer to Purchase and Circular to the Company Shareholders have been authorized, by the Offeror Board.

CERTIFICATE OF CURALEAF HOLDINGS, INC.
The foregoing contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made.
DATED: August 18, 2026.
(signed) “Boris Jordan” Chief Executive Officer	(signed) “Ed Kremer” Chief Financial Officer
On behalf of the board of directors
(signed) “Joseph Lusardi” Director	(signed) “Karl Johansson” Director
C-1